UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RTI SURGICAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RTI SURGICAL HOLDINGS, INC.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

June 18, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of RTI Surgical Holdings, Inc. (“RTI” or the “Company”), to be held at 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015, at 9:00 a.m., local time, on July 15, 2020 (the “Annual Meeting”). Depending on the circumstances surrounding the COVID-19 novel coronavirus pandemic, we may hold a virtual meeting (the “virtual meeting”) instead of holding the meeting in person. If we determine to make any change, such as to the location or to hold the meeting by remote communication, the Company will publicly announce such determination in a press release available at http://www.rtix.com/en_us/news/press-releases as soon as practicable before the meeting. In that event, the Annual Meeting would be conducted solely virtually, on the above date and time, via live audio webcast. If the Company holds a virtual meeting, you or your proxyholder may participate, vote and examine a list of our shareholders of record at the virtual meeting by visiting the virtual meeting website at www.virtualshareholdermeeting.com/RTIX2020. Please monitor this website for current information on the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

The enclosed proxy statement is dated June 18, 2020, and, together with the enclosed form of proxy card, is first being mailed to the stockholders of RTI on or about June 22, 2020. The notice and proxy statement accompanying this letter contain details of the business to be conducted at the Annual Meeting.

You will be asked to consider and vote on a proposal to approve the transactions contemplated by the Equity Purchase Agreement, dated as of January 13, 2020, as amended by that certain First Amendment to Equity Purchase Agreement dated as of March 6, 2020, and that certain Second Amendment to Equity Purchase Agreement, dated as of April 27, 2020 (as amended, the “Purchase Agreement”), by and between RTI and Ardi Bidco Ltd. (“Ardi Bidco” or the “Buyer”), a recently formed entity owned and controlled by Montagu Private Equity LLP (“Montagu”), and each of the agreements ancillary to the Purchase Agreement (the “Contemplated Transactions”).

The Contemplated Transactions include the proposed sale (the “Sale”) of RTI’s OEM business and RTI’s business related to processing donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using BIOCLEANSE®, TUTOPLAST® and CANCELLE® SP sterilization processes (together, the “Business”) to the Buyer for a purchase price of $440 million of cash, subject to certain adjustments. More specifically, pursuant to the terms of the Purchase Agreement, RTI and its subsidiaries will sell to the Buyer all of the issued and outstanding shares (the “Securities”) of RTI OEM, LLC (which, prior to the Sale, is required to convert to a corporation and change its name to “RTI Surgical, Inc.”), Tutogen Medical (United States), Inc. and Tutogen Medical GmbH (the “Companies” and, together with a wholly-owned subsidiary, RTI Donor Services, Inc., the “Group Companies”).

The Purchase Agreement contemplates that, prior to the closing of the Contemplated Transactions (the “Closing”), RTI will undergo an internal reorganization.

Following consummation of the Contemplated Transactions, RTI will focus exclusively on spinal implants.

The Sale may constitute the sale of substantially all of the assets of RTI under Section 271 of the Delaware General Corporation Law (the “DGCL”). We are seeking the approval of RTI stockholders for the Contemplated Transactions because the question of whether the Sale constitutes the sale of substantially all of the assets of RTI under the DGCL is highly fact-specific, and because RTI’s Board of Directors (the “Board”) considered the action appropriate and strongly desire the input of RTI stockholders, given the financial significance of the Business. The approval by RTI stockholders of the Contemplated Transactions by: (a) the affirmative vote of the holders of a majority of the outstanding common stock and the preferred stock (on an as-converted basis) entitled to vote thereon, voting together as a single class; and (b) the written consent or affirmative vote of the holders of a majority of the outstanding shares of preferred stock, voting separately as a class (the “Required Stockholder Vote”) is a condition to the completion of the Contemplated Transactions. If the Contemplated Transactions are not approved by the Required Stockholder Vote, the Contemplated Transactions will not occur and either party will have the right to terminate the Purchase Agreement.

You will also be asked to consider and vote on a proposal to: (i) approve, on a non-binding, advisory basis, the compensation described in the enclosed proxy statement that may be paid or become payable to certain of RTI’s 2018 named executive officers as a result of the consummation of the Contemplated Transactions (the “Transaction-Related Compensation Proposal”); (ii) elect eight directors to serve for the ensuing year (the “Election of Directors Proposal”); (iii) approve (on an advisory basis) the compensation of our named executive officers for 2019, as disclosed in the proxy statement (the ““Say on Pay” Proposal”); and (iv) adjourn the Annual Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Contemplated Transactions at the time of the Annual Meeting (the “Adjournment Proposal”). Approval of the proposals to approve: (i) on a non-binding, advisory basis, the Transaction-Related Compensation Proposal; (ii) the Election of Directors Proposal; (iii) on a non-binding, advisory basis, the “Say on Pay” Proposal; and (iv) if necessary or appropriate, the Adjournment Proposal, are not conditions to the completion of the Contemplated Transactions.

The Board, after considering factors more fully described in the enclosed proxy statement, has unanimously determined that the terms of the Purchase Agreement and the Contemplated Transactions, are fair to and in the best interests of RTI and its stockholders, has declared advisable the Purchase Agreement and the Contemplated Transactions and has adopted and approved the Purchase Agreement and the Contemplated Transactions. The Board unanimously recommends that you vote “FOR” the approval of the Contemplated Transactions and “FOR” the Transaction-Related Compensation Proposal. The Board also unanimously recommends that you vote (i) “FOR” all of the eight nominees to the board of directors named in Proposal 1; (ii) “FOR” the compensation of our named executive officers; and (iii) “FOR” the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Contemplated Transactions at the time of the Annual Meeting.

The enclosed proxy statement provides detailed information about the Annual Meeting, the Purchase Agreement and the Contemplated Transactions. A copy of the Purchase Agreement, including the amendments, is attached as Annex A to this proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Purchase Agreement and the Contemplated Transactions. We encourage you to read the proxy statement and its annexes, including the Purchase Agreement, carefully and in their entirety. You may also obtain more information about RTI from documents we file with the U.S. Securities and Exchange Commission from time to time.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically through the internet or by telephone. If you attend the Annual Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee.

Your vote is very important regardless of the number of shares that you own. We cannot complete the Contemplated Transactions unless the proposal to approve the Contemplated Transactions is approved by: (a) the affirmative vote of the holders of at least a majority of the outstanding shares of RTI’s common stock and preferred stock (on an as-converted basis), voting together as a single class; and (b) the written consent or affirmative vote of the holders of a majority of the outstanding shares of RTI’s preferred stock, voting separately as a class. The failure of any stockholder to vote in person by ballot at the Annual

Meeting, to submit a signed proxy card or to grant a proxy electronically through the internet or by telephone will have the same effect as a vote “AGAINST” the proposal to approve the Contemplated Transactions. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Contemplated Transactions.

If you have any questions or need assistance voting your shares of RTI’s common stock or preferred stock, please contact Okapi Partners LLC, our proxy solicitor, by calling, toll-free at (877) 629-6357.

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Camille I. Farhat President and Chief Executive Officer	Curtis M. Selquist Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Contemplated Transactions, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

RTI SURGICAL HOLDINGS, INC.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 15, 2020

To the Stockholders of RTI Surgical Holdings, Inc. (“RTI”):

Unless RTI decides to hold a virtual meeting, RTI will hold the 2020 Annual Meeting (the “Annual Meeting”) of stockholders of RTI at 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015, on July 15, 2020, at 9:00 a.m., local time, for the following purposes:

(1)

To consider and vote on the proposal to approve the transactions contemplated by the Equity Purchase Agreement, dated as of January 13, 2020, as amended by that certain First Amendment to Equity Purchase Agreement dated as of March 6, 2020, and that certain Second Amendment to Equity Purchase Agreement, dated as of April 27, 2020 (as amended, the “Purchase Agreement”), by and between RTI and Ardi Bidco Ltd., a recently formed entity owned and controlled by Montagu Private Equity LLP (the “Buyer”) (a copy of the Purchase Agreement is attached as Annex A to the proxy statement accompanying this notice), and each of the agreements ancillary to the Purchase Agreement (the “Contemplated Transactions”) (the “Contemplated Transactions Proposal”);

(2)

To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of RTI’s named executive officers as a result of the consummation of the Contemplated Transactions (the “Transaction-Related Compensation Proposal”);

(3)

To elect eight directors, Camille I. Farhat, Jeffrey C. Lightcap, Thomas A. McEachin, Stuart F. Simpson, Mark D. Stolper, Paul G. Thomas, Nicholas J. Valeriani, and Shirley A. Weis, to serve on our Board and hold office until the next Annual Meeting of stockholders or until their respective successors have been duly elected and qualified (the “Election of Directors Proposal”);

(4)	To approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement (the ““Say on Pay” Proposal”);

(5)

To consider and vote on any proposal to adjourn the Annual Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Contemplated Transactions at the time of the Annual Meeting (the “Adjournment Proposal”); and

(6)	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The above items of business are more fully described in our proxy statement accompanying this notice. We have not received notice of other matters that may be properly presented at the Annual Meeting.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions in this proxy statement on how to vote your shares over the internet, by telephone, or by mailing the enclosed proxy card. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

Depending on the circumstances surrounding the COVID-19 novel coronavirus pandemic, we may hold a virtual meeting (the “virtual meeting”) instead of holding the meeting in person. If we determine to make any change, such as to the location or to hold the meeting by remote communication, the Company will publicly announce such determination in a press release available at http://www.rtix.com/en_us/news/press-releases as soon as practicable before the meeting. In that event, the Annual Meeting would be conducted solely virtually, on the above date and time, via live audio webcast. If the Company holds a virtual meeting, you or your proxyholder may participate, vote and examine a list of our shareholders of record at the virtual meeting by visiting the virtual meeting website at www.virtualshareholdermeeting.com/RTIX2020. Please monitor this website for current information on the Annual Meeting.

If your brokerage firm, bank or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted, and your broker, bank or similar organization is required to vote those shares in accordance with your instructions. If you do not give instructions to your brokerage firm, bank or similar organization, you will lose your vote with respect to all matters, which, for purposes of the Annual Meeting, are Proposals 1 (the Contemplated Transactions Proposal), 2 (the Transaction-Related Compensation Proposal), 3 (the Election of Directors Proposal), 4 (the “Say on Pay” Proposal) and 5 (the Adjournment Proposal). This means that if you do not give instructions to your brokerage firm, bank or similar organization with respect to the election of directors, and the “say on pay” vote, you will not be able to vote your shares. We urge you to instruct your brokerage firm, bank or other similar organization, to vote your shares as recommended by your Board on the proxy or voting instruction card.

The board of directors of RTI has fixed the close of business on June 4, 2020 as the record date for the determination of the stockholders of RTI entitled to receive notice of the Annual Meeting. Only RTI stockholders of record at the close of business on the record date for the Annual Meeting are entitled to notice of the Annual Meeting and any adjournment or postponements of the Annual Meeting. Only holders of record of RTI common stock and RTI preferred stock at the close of business on the record date for the Annual Meeting are entitled to vote at the Annual Meeting and any adjournment or postponements of the Annual Meeting. A complete list of RTI stockholders entitled to vote at the Annual Meeting will be available for review at the location of the Annual Meeting during the course of the meeting and at the executive offices of RTI during ordinary business hours for a period of ten days before the Annual Meeting.

The board of directors of RTI unanimously recommends that RTI stockholders vote (i) “FOR” all of the eight nominees to the board of directors named in the Election of Directors Proposal; and (ii) “FOR” the Contemplated Transactions Proposal, the Transaction-Related Compensation Proposal, the “Say on Pay” Proposal, and if necessary or appropriate, the Adjournment Proposal.

As holders of RTI stock, your vote is very important. Please vote your shares promptly. We cannot complete the Contemplated Transactions described in this proxy statement unless the Contemplated Transactions Proposal receives: (a) the affirmative vote of the holders of a majority of the outstanding shares of RTI common stock and RTI preferred stock (on a fully converted basis) entitled to vote, assuming a quorum is present; and (b) the written consent or affirmative vote of the holders of a majority of the outstanding shares of RTI preferred stock, voting separately as a class. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Contemplated Transactions Proposal.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions and Answers about the Annual Meeting and the Contemplated Transactions”.

This notice and the accompanying proxy statement are sent by order of the Board of Directors.

Joshua H. DeRienzis

Vice President, General Counsel and Corporate Secretary

Dated: June 18, 2020

ADDITIONAL INFORMATION

The accompanying proxy statement incorporates by reference important business and financial information about RTI from documents that are not included in or delivered with the accompanying proxy statement. You can obtain the documents that are incorporated by reference into the accompanying proxy statement (other than certain exhibits or schedules to those documents), without charge, by requesting them in writing or by telephone from RTI at the following addresses and telephone numbers, or through the SEC website at www.sec.gov:

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

Attn: Chief Financial and Administrative Officer, Jonathon M. Singer

Telephone: 877-343-6832

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Annual Meeting. Therefore, if you would like to request documents from RTI, please do so by July 8, 2020 in order to receive them before the Annual Meeting.

The accompanying proxy statement includes and contains calculations based upon shares of RTI common stock outstanding and entitled to vote and holders of record as of the record date, June 4, 2020.

In addition, if you have questions about the proposed transaction or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need to obtain proxy cards or other information related to the proxy statement, please contact Okapi Partners LLC, the proxy solicitor for RTI, toll-free at (877) 629-6357. You will not be charged for any of these documents that you request.

For more information, see the section entitled “Where You Can Find Additional Information”, beginning on page 160 of the accompanying proxy statement.

i

ii

ANNEX A: PURCHASE AGREEMENT	Annex A-1
ANNEX B: OPINION OF PIPER SANDLER & CO.	Annex B-1
ANNEX C: CALCULATION OF ADJUSTED FREE CASH FLOW	Annex C-1

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SUMMARY TERM SHEET

The following is a summary that highlights information contained in this proxy statement. This summary does not contain all of the information that might be important to you. For a more complete description of the Purchase Agreement and the Contemplated Transactions, we encourage you to read carefully this proxy statement, including the attached Annexes. In addition, we encourage you to read carefully the information incorporated by reference into this proxy statement, which includes important business and financial information about RTI that has been filed with the U.S. Securities and Exchange Commission (the “SEC”). You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information”, beginning on page 160. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.

This summary and the balance of this proxy statement contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Concerning Forward-Looking Information”, beginning on page 16.

Information about the Parties to the Contemplated Transactions (see page 80)

RTI Surgical Holdings, Inc.

RTI is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, plastic surgery, spine, orthopedic and trauma procedures and are distributed in over 50 countries. RTI has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of the Advanced Medical Technology Association.

The shares of our common stock are currently listed on the Nasdaq Stock Market, which we refer to as “Nasdaq,” under the symbol “RTIX.” Additional information about RTI and its subsidiaries is included in documents incorporated by reference in this proxy statement. See the section entitled “Where You Can Find Additional Information”, beginning on page 160.

Ardi Bidco Ltd. and Montagu Private Equity LLP

Ardi Bidco Ltd. (“Ardi Bidco” or the “Buyer”) is a recently formed Delaware corporation affiliated with Montagu Private Equity LLP (“Montagu”). Montagu is one of Europe’s leading private equity firms and has been investing in businesses for over fifty years. Montagu’s investment strategy is focused on partnership with management in buyouts of high-quality companies operating in stable and growing sectors, providing needed products and services to their customers. Montagu develops a shared strategic vision with management and then provides the necessary financial, strategic and operational resources to help realize that vision and support growth. Montagu currently has assets under management of approximately €4.3 billion. Montagu partners with companies with enterprise values between €200 million and €1 billion and has made over 400 investments over the last fifty years.

The Equity Purchase Agreement (see page 62)

The Contemplated Transactions (see page 62)

RTI and Ardi Bidco entered into an Equity Purchase Agreement, dated as of January 13, 2020 (the “Original Purchase Agreement”), as amended by that certain First Amendment to Equity Purchase Agreement, dated as of March 6, 2020 (the “First Amendment”), and that certain Second Amendment to Equity Purchase Agreement, dated as of April 27, 2020 (the “Second Amendment”; the Original Purchase Agreement, as so amended, the “Purchase Agreement”), in connection with the proposed sale (the “Sale”) of RTI’s business of (a) providing original equipment manufacturing (“OEM”), including the design, development and manufacture, of private label and custom biological-, metal- and polymer-based implants and instruments that are used in spine, sport medicine, plastic and reconstructive, urology, gynecology and trauma surgical procedures, and (b) processing donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using BIOCLEANSE®, TUTOPLAST® and CANCELLE® SP sterilization processes (i) as represented by RTI’s “Sports” line of business and (ii) as otherwise described in RTI Surgical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 5, 2019, in each case for clauses (a) and (b), as currently produced at RTI’s facilities in Alachua, Florida; Marquette, Michigan; Greenville, North Carolina; and Tutogen Medical GmbH’s facility in Neunkirchen, Germany (together, the “Business”; provided that the “Business” shall not be deemed to include the marketing, sale or direct distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine (x) as represented by RTI’s “Spine” or “International” lines of business and (y) as otherwise described in RTI Surgical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 5, 2019) to the Buyer for a purchase price of $440 million of cash, subject to certain adjustments. More specifically, pursuant to the terms of the Purchase Agreement, RTI and its subsidiaries will sell to the Buyer all of the issued and outstanding shares (the “Securities”) of RTI OEM, LLC (which, prior to the Sale, is required to convert to a corporation and change its name to “RTI Surgical, Inc.”), Tutogen Medical (United States), Inc. and Tutogen Medical GmbH (the “Companies” and, together with a wholly-owned subsidiary, RTI Donor Services, Inc., the “Group Companies”).

The Purchase Agreement contemplates that, prior to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), RTI will undergo an internal reorganization, pursuant to which, in addition to certain inter-company transfers and mergers, RTI and its subsidiaries will transfer to the Group Companies the assets primarily used in the operation of the Business (“Contribution Assets”) and the Group Companies will assume certain liabilities that are related to the Business (collectively, the “Reorganization”). In addition to the Reorganization, RTI is required to use reasonable best efforts to separate the assets and liabilities, and the operating mechanisms, of the U.S. “metals” business and the U.S. “biologics” business into two separate companies prior to the Closing. As part of such separation, another subsidiary of RTI, established to hold the assets and liabilities of the U.S. “metals” business, will be sold as part of the transactions contemplated by the Purchase Agreement and each of the agreements ancillary to the Purchase Agreement (the “Contemplated Transactions”) to an affiliate of the Buyer. The affiliate of the Buyer established for this purpose would be an additional “Buyer” under the Purchase Agreement.

Following consummation of the Contemplated Transactions, RTI will focus exclusively on spinal implants.

The Contemplated Transactions—Purchase Price (see page 63)

The purchase price for the Business is $440 million (the “Base Purchase Price”), adjusted as follows: (i) increased dollar for dollar based on the amount of cash and cash equivalents of the Group Companies at the Closing; (ii) decreased dollar for dollar based on the amount of outstanding indebtedness of the Group Companies at the Closing, (iii) increased or decreased dollar for dollar based on the Group Companies’ working capital level at the Closing compared to the working capital target of $93 million; (iv) decreased dollar for dollar based on the amount of unpaid transaction expenses of the Group Companies at the Closing; and (v) increased dollar for dollar (up to $3.5 million) based upon the amount of capital expenditures made by RTI prior to the Closing with respect to the Business’s acquisition of certain new business opportunities.

Representations and Warranties (see page 64)

RTI has agreed to customary representations and warranties in the Purchase Agreement.

Covenants and Agreements (see page 66)

The Purchase Agreement includes various covenants and agreements by the parties, including the following, among others: (a) covenants by RTI to continue to operate in the ordinary course during the period between the execution of the Purchase Agreement and the Closing, subject to certain exceptions; (b) procedures for making the necessary Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and Committee on Foreign Investment in the U.S. (“CFIUS”) filings and obtaining other requisite approvals; and (c) filing of a proxy statement with the SEC. On January 29, 2020, RTI and the Buyer filed the required forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”). On February 28, 2020, the waiting period under the HSR Act expired. On February 27, 2020, RTI and the Buyer filed a notice with CFIUS. CFIUS accepted the notice and initiated its review on March 10, 2020. On April 23, 2020, CFIUS informed the parties that it had determined that there are no unresolved national security concerns with respect to the Contemplated Transactions and concluded action under Section 721 of the Defense Production Act of 1950, as amended (the “DPA”).

Certain funds affiliated with Montagu and the Buyer (the “Investors”) entered into an Equity Commitment Letter, dated as of January 13, 2020, as amended by that certain First Amendment to Equity Commitment Letter, dated as of March 6, 2020, and that certain Second Amendment to Equity Commitment Letter, dated April 27, 2020 (as amended, the “Equity Commitment Letter”), with the Buyer, pursuant to which the Investors, subject to the terms and conditions of the Equity Commitment Letter, agreed to contribute to the Buyer, at or prior to the Closing, an aggregate amount of up to $235 million. RTI is a third party beneficiary of the Equity Commitment Letter and is entitled to specifically enforce the Equity Commitment Letter in accordance with its terms. Buyer entered into a Senior Facilities Agreement, dated as of February 28, 2020, by and among, inter alios, the Buyer, certain of the Buyer’s affiliates, the lenders party thereto and Ares Capital Corporation, in its capacity as agent for such lenders and as security agent, as amended by the Amendment Agreement, dated as of March 2, 2020, and the Second Amendment Agreement, dated as of April 27, 2020 (the “Facilities Agreement”), with a committed term loan financing of $205 million (the “Committed Financing”). Pursuant to the Purchase Agreement, RTI is required to use reasonable best efforts to provide cooperation with respect to the Buyer’s efforts to obtain the Committed Financing, subject to the Buyer: (a) reimbursing RTI for all out-of-pocket expenses incurred in connection with the foregoing; and (b) indemnifying RTI and its subsidiaries and its representatives from and against all losses or expenses suffered or incurred in connection with the arrangement of such financing. The Buyer agreed to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or proper to obtain the Committed Financing on or prior to the Closing, and to take all actions against the lenders party to the Facilities Agreement, to cause such lenders to honor their obligation to fund to the Buyer under the Facilities Agreement at the Closing.

Termination (see page 76)

The Purchase Agreement contains customary termination provisions for a transaction of this type, including provisions allowing for termination by: (a) mutual consent of RTI and the Buyer; (b) either party if there is a non-appealable order restraining the consummation of the Sale; (c) either party if the Sale have not closed prior to August 31, 2020 (the “Outside Date”); (d) either party if there is a breach by the other party that is uncured and would give rise to the failure of any of the conditions to the Closing; (e) the Buyer if CFIUS notifies the parties that it intends to recommend a suspension or prohibition of the Sale or the parties have determined in good faith that clearance by CFIUS is unlikely to be obtained; (f) either party if RTI’s stockholders do not approve the Sale at the RTI stockholders meeting; (g) the Buyer if prior to the approval of the Sale by RTI’s stockholders, the Board changes its recommendation to RTI’s stockholders regarding the Sale (an “Adverse Recommendation Change”); and (h) RTI, prior to the vote of RTI’s stockholders, if RTI has complied with its non-solicitation obligations, enters into a new acquisition agreement concurrently with such termination and pay the Termination Fee (as defined below).

If: (a) the Buyer terminates the Purchase Agreement because of (i) a material breach by RTI of its non-solicitation obligations that is uncured and would give rise to a failure of any of the conditions to the Closing or (ii) an Adverse Recommendation Change; or (b) RTI terminates the Purchase Agreement in accordance with its non-solicitation restrictions, RTI will be required to pay the Buyer a termination fee in an amount equal to $14.7 million (the “Termination Fee”).

If either party terminates the Purchase Agreement because: (a) the Closing has not occurred by the Outside Date and, at the time of such termination, RTI’s stockholders have not approved the Sale; or (b) the approval by RTI’s stockholders of the Contemplated Transactions Proposal by (i) the affirmative vote of the holders of a majority of the outstanding common stock and the preferred stock (on an as-converted basis) entitled to vote thereon, voting together as a single class and (ii) the written consent or affirmative vote of the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class (the “Required Stockholder Vote”) has not been obtained at the meeting of RTI’s stockholders and (x) at or prior to the time of termination a bona fide Acquisition Proposal has been publicly made and not publicly withdrawn and (y) on or before the twelve-month anniversary of the date of termination of the Purchase Agreement, RTI enters into a new definitive acquisition agreement with any third-party other than the Buyer or its affiliates in respect of an Acquisition Proposal (with certain adjustments considered to the definition thereof to increase the applicable thresholds from 20% to 50%), RTI will be required to pay the Buyer the Termination Fee.

Indemnification / Allocation of Liability (see page 77)

The Purchase Agreement also provides that, subject to certain limitations (including applicable maximum dollar amounts and limited time periods): (a) RTI is obligated to indemnify the Buyer and its affiliates for the excluded liabilities; (b) certain covenants required to be performed by RTI prior to the Closing survive the Closing for twelve months; and (c) the Buyer is obligated to indemnify RTI and its affiliates for the Assumed Liabilities (as defined below), in each case as specified in the Purchase Agreement.

RTI After the Completion of the Contemplated Transactions

Following consummation of the Contemplated Transactions, RTI will focus exclusively on spinal implants.

Recommendation of the Board and Its Reasons for the Contemplated Transactions (see page 39)

The Board unanimously approved and adopted the Purchase Agreement and the Contemplated Transactions, on the terms and subject to the conditions set forth therein, determined and declared that the terms of the Purchase Agreement and the Contemplated Transactions, are advisable and in the best interests of RTI and its stockholders, and recommended that RTI stockholders approve the Contemplated Transactions.

Opinion of RTI’s Financial Advisor (see page 41)

On April 26, 2020, Piper Sandler & Co. (formerly known as “Piper Jaffray & Co.”), which is referred to as “Piper Sandler”, rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion, dated the same date) to the effect that, as of April 26, 2020, and based upon and subject to the various assumptions and limitations set forth therein, the Base Purchase Price was fair, from a financial point of view, to RTI.

Piper Sandler’s opinion was directed to the Board, and only addressed the fairness, from a financial point of view, to RTI of the Base Purchase Price and did not address any other aspect or implication of the Contemplated Transactions. The summary of Piper Sandler’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in preparing its opinion. However, neither Piper Sandler’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any stockholder of RTI as to how such stockholder should vote or act with respect to the Contemplated Transactions or any other matter.

See Annex B to this proxy statement and the section of this proxy statement entitled “The Contemplated Transactions—Opinion of RTI’s Financial Advisor,” beginning on page 41.

Material U.S. Federal Income Tax Consequences of the Contemplated Transactions (see page 56)

The Contemplated Transactions will not result in any immediate U.S. federal income tax consequences to RTI’s stockholders. RTI generally expects to recognize income and gain for U.S. federal income tax purposes as a result of the Contemplated Transactions, and such income or gain will generally be taxable to RTI for U.S. federal income tax purposes. RTI currently anticipates that its U.S. federal income tax liability from the Contemplated Transactions will not exceed $70 million, although the actual amount of RTI’s U.S. federal income tax liability from the Contemplated Transactions will not be known until after Closing.

Risk Factors (see page 18)

In evaluating the proposals described herein, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors”, beginning on page 18.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE CONTEMPLATED TRANSACTIONS

The following questions and answers are intended to address some commonly asked questions regarding the Contemplated Transactions and the Annual Meeting. These questions and answers may not address all questions that may be important to you as a RTI stockholder. Please refer to the section entitled “Summary Term Sheet” beginning on page 1 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information” beginning on page 160 of this proxy statement.

Although we currently intend to hold the Annual Meeting in person, we are actively monitoring the evolving COVID-19 novel coronavirus pandemic. We are focused on the safety and well-being of our stockholders and employees as well as the protocols of local, state and federal governments. If we determine to make any change, such as to the location or to hold the meeting by remote communication, we will announce the change in advance and provide instructions on how stockholders can participate at http://www.rtix.com/en_us/investors/news-events. Please monitor this website for current information on the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

About the Contemplated Transactions

Q:	What is the proposed transaction on which RTI stockholders are being asked to vote?

A:	At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve the Contemplated Transactions.

The Contemplated Transactions include the Sale. More specifically, pursuant to the terms of the Purchase Agreement, RTI and its subsidiaries will sell to the Buyer the Securities of the Group Companies.

The Purchase Agreement contemplates that, prior to the Closing, RTI will undergo the Reorganization. In addition to the Reorganization, RTI is required to use reasonable best efforts to separate the assets and liabilities, and the operating mechanisms, of the U.S. “metals” business and the U.S. “biologics” business into two separate companies prior to the Closing. As part of such separation, another subsidiary of RTI, established to hold the assets and liabilities of the U.S. “metals” business, will constitute a Company and be sold as part of the Contemplated Transactions to an affiliate of the Buyer. The affiliate of the Buyer established for this purpose would be an additional “Buyer” under the Purchase Agreement.

Following consummation of the Contemplated Transactions, RTI will focus exclusively on spinal implants.

Q:	Why am I receiving this proxy statement?

A:

If you are an RTI stockholder, you are receiving this proxy statement because you were a holder of record of RTI shares as of the close of business on June 4, 2020 (the “record date”). RTI common stock and RTI preferred stock are collectively referred to as “RTI shares” or “RTI stock.”

RTI is holding an annual meeting of its stockholders in order to obtain the stockholder approval necessary to approve the Contemplated Transactions Proposal. RTI stockholders will also be asked to approve Proposals 2 (the Transaction-Related Compensation Proposal), 3 (the Election of Directors Proposal), 4 (the “Say on Pay” Proposal) and 5 (the Adjournment Proposal).

The Sale may constitute the sale of substantially all of the assets of RTI under Section 271 of the Delaware General Corporation Law (the “DGCL”). We are seeking the approval of RTI stockholders for the Contemplated Transactions because the question of whether the Sale constitutes the sale of substantially all of the assets of RTI under the DGCL is highly fact-specific, and because the Board considered the action appropriate and strongly desires the input of RTI stockholders, given the financial significance of the Business.

The Required Stockholder Vote is a condition to the completion of the Contemplated Transactions. If the Contemplated Transactions are not approved by the Required Stockholder Vote, the Contemplated Transactions will not occur and either party will have the right to terminate the Purchase Agreement. Approval of the Transaction-Related Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Contemplated Transactions.

The Board is furnishing this proxy statement and form of proxy card to the holders of our common stock and preferred stock in connection with the solicitation of proxies to be voted at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. This proxy statement contains important information about the Contemplated Transactions and the Annual Meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow RTI stockholders to vote RTI shares without attending the Annual Meeting.

Q:	What will RTI receive in the Contemplated Transactions?

A:

The Base Purchase Price is $440 million, adjusted as follows: (i) increased dollar for dollar based on the amount of cash and cash equivalents of the Group Companies at the Closing; (ii) decreased dollar for dollar based on the amount of outstanding indebtedness of the Group Companies at the Closing; (iii) increased or decreased dollar for dollar based on the Group Companies’ working capital level at the Closing compared to the working capital target of $93 million; (iv) decreased dollar for dollar based on the amount of unpaid transaction expenses of the Group Companies at the Closing; and (v) increased dollar for dollar (up to $3.5 million) based upon the amount of capital expenditures made by RTI prior to the Closing with respect to the Business’s acquisition of certain new business opportunities.

Q:	Will any of the proceeds from the Contemplated Transactions be distributed to me as a stockholder?

A:

All of the proceeds from the Contemplated Transactions will be paid to RTI. Our Board will evaluate different alternatives for the use of the proceeds from the Contemplated Transactions. RTI intends to use substantially all of the proceeds to repay indebtedness and to capitalize RTI for continued investment in its global spine portfolio. The Board does not currently expect to declare a special dividend of any such proceeds to our stockholders, but such a dividend may be paid in the future.

WSHP Biologics Holdings, LLC (“WSHP”), an affiliate of Water Street Healthcare Partners, LLC (“Water Street”) is the record owner of 50,000 shares of RTI’s preferred stock, which is 100% of the issued and outstanding preferred stock. Pursuant to the terms of the Certificate of Designation of RTI’s preferred stock, effective as of March 8, 2019 (the “Certificate of Designation”), WSHP is entitled to certain liquidation, redemption and conversion rights upon a change in control of RTI. As discussed in the section of this proxy statement entitled “Proposal 1: Contemplated Transactions Proposal—Vote Required for Approval”, the Sale may constitute the sale of substantially all of the assets of RTI, which would result in a change of control pursuant to the Certificate of Designation. As a result, there is a risk that the Sale will trigger such liquidation, redemption and conversion rights and WSHP may exercise these rights. WSHP has not informed the Company whether it would exercise any of these liquidation, redemption or conversion rights, if they are triggered as a result of the Contemplated Transactions. If WSHP were to opt to exercise its liquidation, redemption or conversion rights, and the Company determines they have been triggered, then approximately $67 million of the proceeds from the Contemplated Transactions would be utilized for that purpose.

Q:	When do you expect the Contemplated Transactions to be completed?

A:

We are currently targeting completion of the Contemplated Transactions in the third quarter of 2020, subject to the Required Stockholder Vote, certain regulatory approvals and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of RTI could result in the Contemplated Transactions being completed at a later time, or not at all.

Q:	Will RTI cease to exist if the Contemplated Transactions are completed?

A:

No. Following the completion of the Contemplated Transactions, RTI will continue to exist and be a publicly traded company, but it will no longer own or operate the Business or own the rights to the RTI name and expects to operate under a new name. Following the completion of the Contemplated Transactions, the Business will be owned and operated by the Buyer, and RTI will have no interest in, and receive no income from, the Business.

Q:	What will happen to my shares in RTI if the Contemplated Transactions are completed?

A:

Nothing. The completion of the Contemplated Transactions will not affect your shares of either common stock or preferred stock, which will continue to represent shares of common stock or preferred stock of RTI. You will continue to hold those shares you held immediately prior to Contemplated Transactions. They will continue to trade on Nasdaq, although the ticker symbol may change following the Closing of the Contemplated Transactions.

Q:	What happens if the Contemplated Transactions are not approved by RTI’s stockholders?

A:

Pursuant to the terms of the Purchase Agreement, if we fail to obtain a stockholder vote in favor of the Contemplated Transactions or any other conditions to the Closing as set forth in the Purchase Agreement are not satisfied or waived, the Contemplated Transactions will not occur, and, under certain circumstances, we may be required to pay the Termination Fee ($14.7 million) to the Buyer, depending on the circumstances surrounding the termination.

Q:	Are there any risks to the Contemplated Transactions that I should consider?

A:	Yes. Please read carefully the section of this proxy statement entitled “Risk Factors.”

Q:	What is householding and how does it affect RTI stockholders?

A:

The SEC permits RTI to deliver a single copy of its proxy statements and annual reports to RTI stockholders who have the same address and last name, unless RTI has received contrary instructions from such RTI stockholders. Each RTI stockholder will continue to receive a separate proxy card. This procedure, called “householding”, will reduce the volume of duplicate information RTI stockholders receive and reduce RTI’s printing and postage costs. RTI will promptly deliver a separate copy of this proxy statement to any such RTI stockholder upon written or oral request. A stockholder wishing to receive a separate proxy statement can notify RTI at RTI Surgical Holdings, Inc., 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015, Attention: Chief Financial and Administrative Officer, Jonathon M. Singer, telephone: 877-343-6832. Similarly, RTI stockholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting RTI as described above.

Q:	Will I owe any federal income taxes as a result of the Contemplated Transaction?

A:

The Contemplated Transactions will not result in any immediate U.S. federal income tax consequences to RTI’s stockholders. You are urged to read the discussions in the sections entitled “Material U.S. Federal Income Tax Consequences of the Contemplated Transactions” for a summary of certain material U.S. federal income tax consequences to RTI of the Contemplated Transactions, and to consult your tax advisor as to the U.S. federal income tax consequences of the Contemplated Transactions, as well as the effects of state, local and foreign tax laws, to you upon the Closing.

About the Annual Meeting

Q:	When and where will the Annual Meeting be held?

A:	The Annual Meeting will be held at 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015, on July 15, 2020, at 9:00 a.m., local time.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Only holders of record of RTI common stock and RTI preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

Q:	How can I, as an RTI stockholder, attend the Annual Meeting?

A:

All RTI stockholders are invited to attend the Annual Meeting. You may be asked to present a valid photo identification, such as a driver’s license or passport, before being admitted to the Annual Meeting. If you hold your RTI shares in “street name”, you also may be asked to present proof of ownership to be admitted to the Annual Meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on the record date are examples of proof of ownership. To help RTI plan for the Annual Meeting, please indicate whether you expect to attend by responding affirmatively when prompted during Internet or telephone proxy submission or by following the instructions included on your proxy card.

For the safety of our stockholders and employees, we are working closely with public health officials and will be following official guidance regarding the COVID-19 novel coronavirus pandemic from the U.S. Centers for Disease Control and Prevention and any RTI policies or procedures adopted to implement such guidance and will take any necessary and appropriate precautions with respect to attendance at and admission to the Annual Meeting.

If we determine that it is necessary or appropriate to hold the Annual Meeting virtually due to developments regarding the COVID-19 novel coronavirus pandemic, stockholders or their proxy holders would need to log into the virtual meeting website at www.virtualshareholdermeeting.com/RTIX2020 in order to attend the virtual annual meeting. Further information about attending the virtual annual meeting, including how to demonstrate your ownership of our common or preferred stock as of the record date for the annual meeting, will be announced and instructions provided in advance of the meeting. Please note that you will only be able to access this website if we decide to hold a virtual annual meeting.

Q:	What proposals will be considered at the Annual Meeting?

A:	At the Annual Meeting, RTI stockholders will be asked:

•

to consider and vote on a proposal to approve the Contemplated Transactions (the “Contemplated Transactions Proposal”) (see the section of this proxy statement entitled “Proposal 1: Contemplated Transactions Proposal”);

•

to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of RTI’s named executive officers as a result of the consummation of the Contemplated Transactions (the “Transaction-Related Compensation Proposal”) (see the section of this proxy statement entitled “Proposal 2: Transaction-Related Compensation Proposal”);

•

to elect eight directors, Camille I. Farhat, Jeffrey C. Lightcap, Thomas A. McEachin, Stuart F. Simpson, Mark D. Stolper, Paul G. Thomas, Nicholas J. Valeriani, and Shirley A. Weis, to serve on our Board and hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified (see the section of this proxy statement entitled “Proposal 3: Election of Directors”);

•

to approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay” vote) (see the section of this proxy statement entitled “Proposal 4: Advisory Vote on Executive Compensation (the “Say on Pay” Vote)”); and

•

to consider and vote on a proposal to adjourn the Annual Meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of the Contemplated Transactions Proposal if there are insufficient votes at the time of the Annual Meeting to approve the Contemplated Transactions Proposal (the “Adjournment Proposal”) (see the section of this proxy statement entitled “Proposal 5: Adjournment Proposal”).

RTI will not transact other business at its Annual Meeting, except such other business as may properly be brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Q:	How does the RTI board of directors recommend that I vote?

A:

RTI’s Board of Directors (the “Board”), on April 26, 2020, unanimously approved and adopted the Purchase Agreement and the Contemplated Transactions, on the terms and subject to the conditions set forth therein, determined and declared that the terms of the Purchase Agreement and the Contemplated Transactions, are advisable and in the best interests of RTI and its stockholders, and recommended that RTI stockholders approve the Contemplated Transactions. The RTI board unanimously recommends that RTI stockholders vote “FOR” each of the Contemplated Transactions Proposal, the Transaction-Related Compensation Proposal and the Adjournment Proposal. The Board also unanimously recommends that you vote (i) “FOR” all of the eight nominees to the board of directors named in the Election of Directors Proposal; and (ii) “FOR” the “Say on Pay” Proposal.

Q:	How many shares of RTI common stock and RTI preferred stock are eligible to be voted?

A:

As of the record date, there were 74,603,157 shares of RTI common stock outstanding and entitled to vote at the Annual Meeting (including 1,725,211 unvested restricted shares of RTI common stock), held by approximately 295 holders of record. Each holder of RTI common stock is entitled to one vote for each share of RTI common stock owned as of the record date.

As of the record date, there were 50,000 shares of RTI preferred stock outstanding, held by one holder of record. The holder of RTI preferred stock is entitled to vote at the Annual Meeting together with holders of RTI common stock on an as-converted basis at a conversion price of $4.39 per share. As of the record date, our outstanding preferred stock, including any accrued and unpaid dividends was convertible into 15,152,761 shares of RTI common stock, of which 11,990,407 shares of common stock are entitled to be voted at the Annual Meeting.

Q: What are my voting choices and what is the voting requirement to approve each of the proposals?

1.    What are my voting choices when voting to approve the Contemplated Transaction Proposal and what vote is needed to approve this proposal?

In connection with the Contemplated Transaction Proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The Contemplated Transaction Proposal requires (a) assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of RTI common stock and RTI preferred stock (on a fully converted basis) entitled to vote, voting together as a single class and (b) the written consent or affirmative vote of the holders of a majority of the outstanding shares of RTI preferred stock, voting separately as a class. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Contemplated Transactions Proposal.

The Board recommends a vote “FOR” the approval of the Contemplated Transaction Proposal.

2.    What are my voting choices when voting to approve the Transaction-Related Compensation Proposal and what vote is needed to approve this proposal?

In connection with the Transaction-Related Compensation Proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

Assuming a quorum is present, the Transaction-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the Transaction-Related Compensation Proposal, and broker non-votes will not affect the outcome of the vote on the Transaction-Related Compensation Proposal.

The Transaction-Related Compensation Proposal vote is an advisory vote and is not binding upon the Company. However, our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote “FOR” the approval of the Transaction-Related Compensation Proposal.

3.    What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of the eight director nominees identified in this proxy statement to hold office until the next Annual Meeting of stockholders or until their respective successors have been elected and qualified, stockholders may:

•	vote in favor of all nominees;

•	withhold votes with respect to all nominees; or

•	withhold votes with respect to specific nominees.

Directors will be elected by a plurality of the votes cast by the holders of shares of voting stock, voting in person or by proxy at the meeting, meaning that the eight nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The Board recommends a vote “FOR” all nominees as listed in “Proposal 3—Election of Directors,” beginning on page 104 of this proxy statement.

4.    What are my voting choices when voting to approve (on an advisory basis) the compensation of our named executive officers (the “say on pay” vote) and what vote is needed to approve this proposal?

In connection with the “Say on Pay” Proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

Assuming a quorum is present, this proposal requires the affirmative vote of holders of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the “Say on Pay” Proposal, and broker non-votes will not affect the outcome of the vote on the “Say on Pay” Proposal.

The “say on pay” vote is an advisory vote on the compensation of our named executive officers, this proposal is not binding upon the Company. However, our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

5.    What are my voting choices when voting to approve the Adjournment Proposal and what vote is needed to approve this proposal?

In connection with the Adjournment Proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

Assuming a quorum is present, the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, and broker non-votes will not affect the outcome of the vote on the Adjournment Proposal.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

Other than the five items of business described in this proxy statement, we are not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies on the enclosed proxy card intend to vote in accordance with their best judgment on these matters. If for any reason any of the nominees is not available as a candidate for director, the persons designated as proxies on the enclosed proxy card will have the discretion to vote for such other candidate or candidates as may be nominated by the Board.

Q:	How do I, as an RTI stockholder, vote?

A:

If you are a holder of record of RTI shares as of the record date, you may vote in person by attending the Annual Meeting. If we determine that it is necessary or appropriate to hold a virtual annual meeting due to developments regarding the COVID-19 novel coronavirus pandemic, further information about voting at the virtual annual meeting would be announced and instructions would be provided in advance of the meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, RTI recommends that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are an RTI stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

•

By Internet- RTI stockholders of record with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m., eastern time, on July 14, 2020. Most RTI stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees.

•

By Telephone- RTI stockholders of record who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m., eastern time, on July 14, 2020. Most RTI stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees.

•

By Mail- RTI stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. RTI stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	What constitutes a quorum?

A:

The holders of a majority of the outstanding shares of RTI common stock and RTI preferred stock (on an as-converted basis) entitled to vote at the Annual Meeting, either present in person or represented by proxy, will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:

No. If your brokerage firm, bank or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you may instruct the holder of record to vote your RTI shares by following the instructions that the holder of record provides you with these materials. You must follow these instructions in order for your shares to be voted, and your broker, bank or similar organization is required to vote those shares in accordance with your instructions.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regularity Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Broker non-votes, if any, are counted for the purpose of determining the presence of a quorum. Broker non-votes will have no effect on the outcome of the proposals, assuming a quorum is present, except with respect to the Contemplated Transactions Proposal. Broker-non votes with respect to the Contemplated Transactions Proposal will have the same effect as a vote “AGAINST” such proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If a signed proxy card is returned without an indication as to how the RTI shares represented are to be voted with regard to a particular proposal, the RTI shares represented by the proxy card will be voted “FOR” each such proposal.

Q:	Can I change my vote after I have returned a proxy card or voting instruction card?

A:

Any holder of RTI common stock or RTI preferred stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by: (1) filing a written revocation with RTI’s Secretary prior to the voting of such proxy; (2) giving a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. Attendance by an RTI stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Q:	What should RTI stockholders do if they receive more than one set of voting materials?

A:

You may receive more than one set of voting materials with respect to the proposals described in this proxy statement, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your RTI shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record of RTI shares and your RTI shares are registered in more than one name, you will receive more than one proxy card. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Are there any support agreements entered into by holders of RTI stock that I should be aware of?

A:

Yes. Each of Camille I. Farhat, Jonathon M. Singer and WSHP Biologics Holdings, LLC entered into Voting and Support Agreements on the date of the Original Purchase Agreement to vote in favor of each of the proposals related to the Contemplated Transactions (the “Voting and Support Agreements”). As of the close of business on the record date, Mr. Farhat owned approximately 1.5% of the outstanding shares of RTI common stock representing 1.3% of the voting power of the outstanding shares of RTI stock. As of the close of business on the record date, Mr. Singer owned approximately 0.8% of the outstanding shares of RTI common stock representing 0.7% of the voting power of the outstanding shares of RTI stock. As of the close of business on the record date, WSHP Biologics Holdings, LLC owned 100% of the outstanding shares of RTI preferred stock representing 13.8% of the voting power of the outstanding shares of RTI stock.

Q:	How will the votes be tabulated?

A:	The inspector of elections appointed for the Annual Meeting will tabulate the votes cast, in person or by proxy, at the Annual Meeting and will determine whether a quorum is present.

Q:	Do I, as an RTI stockholder, have appraisal rights if I dissent from voting on a matter at the Annual Meeting?

A:	There are no statutory or contractual rights of appraisal or similar remedies available to those RTI stockholders who dissent from any matter to be acted on at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	Voting results will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting and will be available on RTI’s website.

Q:	What will happen if all of the proposals to be considered at the Annual Meeting are not approved?

A:	As a condition to the completion of Contemplated Transactions, RTI stockholders must approve the Contemplated Transactions Proposal.

Q:	What do I, as an RTI stockholder, need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes.

If you are a holder of record of RTI shares as of the close of business on the record date, in order for your RTI shares to be represented at the Annual Meeting, you must:

•	vote in person by attending the Annual Meeting; or

•	mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope so that it is received by the Corporate Secretary of RTI prior to the Annual Meeting; or

•	submit your proxy by following the “Vote by Internet” instructions on your proxy card; or

•	submit your proxy by following the “Vote by Phone” instructions on your proxy card.

If you hold RTI shares through a broker or other nominee, you may instruct your broker or other nominee to vote your RTI shares by following the instructions that the broker or other nominee provides to you with these materials.

Q:	Who can help answer my questions?

A:

RTI stockholders who have questions about the Contemplated Transactions or the other matters to be voted upon at the Annual Meeting or who desire additional copies of this proxy statement or additional proxy cards or election forms should contact RTI’s proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 629-6357

Email: info@okapipartners.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents that are incorporated into this proxy statement by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations, estimates and projections of RTI about its industry, the respective beliefs of the management of RTI and certain assumptions made by the management of RTI. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “seeks,” “targets,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this proxy statement or any of the documents that are incorporated into this proxy statement by reference about the financial condition of RTI or expected financial results of the Contemplated Transactions, including any projections or pro forma financial statements also are forward-looking statements. Many factors could affect the actual financial results of RTI and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in, or incorporated by reference into, this proxy statement. These statements are not guarantees of future performance and are subject to risks and uncertainties. In addition to the risk factors described under the section entitled “Risk Factors,” beginning on page 18, these risks and uncertainties include, among other things:

•	those identified and disclosed in Part I, Item 1.A, Risk Factors, of RTI’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on June 8, 2020;

•	the failure to obtain RTI stockholder approval of the Contemplated Transactions;

•

the possibility that the closing conditions to the Contemplated Transactions may not be satisfied or may be waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval and any conditions imposed in connection with consummation of the Contemplated Transactions;

•	delay in closing the Contemplated Transactions or the possibility of non-consummation of the Contemplated Transactions;

•	the occurrence of any event that could give rise to termination of the Purchase Agreement;

•

the risk that litigation in connection with the Contemplated Transactions may affect the timing or occurrence of the Contemplated Transactions or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the Contemplated Transactions to RTI and its management;

•

the effect of the announcement of the Contemplated Transactions on the ability of RTI to retain and hire key personnel and maintain relationships with customers, suppliers, third-party distributors and other third parties;

•

RTI’s inability to pursue alternative business opportunities or make appropriate changes to the Business because of requirements in the Purchase Agreement that it conducts the Business in all material respects in the ordinary course of business consistent with past practice and not engage in certain activities prior to the completion of the Contemplated Transactions;

•	the incurrence of significant costs, expenses and fees for professional services and other transaction costs associated with the Contemplated Transactions;

•	the risk that RTI’s share price may fluctuate prior to the completion of the Contemplated Transactions;

•	the risk that certain RTI directors and executive officers may have interests in the Contemplated Transactions different from the interests of RTI stockholders;

•	the effect and timing of changes in laws or in governmental regulations;

•

with respect to the SEC’s investigation (the “SEC Investigation”) and RTI’s internal investigation (the “Internal Investigation”, together with the SEC Investigation, the “Investigations”) of current and prior period matters relating to RTI’s revenue recognition practices previously disclosed in RTI’s Current Report on Form 8-K filed with the SEC on March 16, 2019, the costs and expenses related to the Investigations, the impact of the Investigations on the Company, its management and operations, including potential impact on the Company, the risk of potential litigation or regulatory action arising from the Investigations and their findings, the potential identification of control deficiencies, including potential material weaknesses in internal control over financial report and the impact of the same and the potential reputational damage that the Company may suffer as a result of the matters under investigation, which, among other things, could limit the Company’s ability to obtain new customers and enter into new agreements with our existing customers;

•

the Company’s ability to develop a plan to regain compliance with the continued listing criteria of the Nasdaq Stock Market, Nasdaq’s acceptance of such plan, and the Company’s ability to execute such plan and to continue to comply with the applicable listing standards within the available cure period;

•	the length and severity of the recent COVID-19 novel coronavirus pandemic, including its impacts across our businesses on demand, operations and our global supply chains;

•	the length and impact of our decision to furlough or reduce the hours of over 500 of our U.S.-based employees in response to the recent COVID-19 novel coronavirus pandemic;

•

the Company’s access to adequate operating cash flow, trade credit, borrowed funds and capital to fund its operations and pay its obligations as they become due, including the impact of adverse trends or disruption in the global credit and equity markets; and

•	general worldwide economic conditions and related uncertainties.

The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made by RTI or anyone acting for RTI. Except for its ongoing obligations to disclose material information under the U.S. federal securities laws, RTI does not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this proxy statement or to report the occurrence of unanticipated events or actual outcomes.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the note regarding forward-looking statements in Item 7 of RTI’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on June 8, 2020, and incorporated by reference in this proxy statement. See the sections entitled “Additional Information” and “Where You Can Find Additional Information.”

RTI also cautions you that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this proxy statement. Actual results may differ materially from the expected results reflected in forward-looking statements. Copies of RTI’s SEC filings may be obtained by contacting RTI or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors in determining whether to vote for the approval of the Contemplated Transactions Proposal and the other proposal described in this proxy statement. You should also read and consider the risk factors associated with the business of RTI because these risk factors may affect the operations and financial results of RTI regardless of whether the Contemplated Transactions are consummated. These risk factors may be found under Part I, Item 1A, “Risk Factors” in RTI’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by RTI’s Quarterly Reports on Form 10-Q and future filings with the SEC, each of which is on file or will be filed with the SEC. See the section entitled “Where You Can Find Additional Information” beginning on page 160 for information on where you can find the documents filed by RTI with the SEC.

The pendency of the Contemplated Transactions may adversely affect the business, financial condition and results of operations of RTI.

Uncertainty about the effect of the Contemplated Transactions on employees, customers, suppliers, third-party distributors and other parties, may have an adverse effect on each of the business, financial condition and results of operations of RTI, regardless of whether the Contemplated Transactions are completed, and may have an adverse effect on the business, financial condition and results of operations of RTI if the Contemplated Transactions are completed. These risks include the following, all of which could be exacerbated by a delay in the completion of the Contemplated Transactions:

•	the impairment of RTI’s ability to attract, retain and motivate current and prospective employees, including key personnel;

•	the diversion of significant time and resources of RTI’s management;

•	difficulties maintaining relationships with RTI’s customers, suppliers, third-party distributors and other business partners;

•	delays or deferments of certain business decisions by RTI’s customers, suppliers, third-party distributors and other business partners;

•

RTI’s inability to pursue alternative business opportunities or make appropriate changes to the Business because of requirements in the Purchase Agreement that it conduct the Business in all material respects in the ordinary course of business consistent with past practice and not engage in certain activities prior to the completion of the Contemplated Transactions;

•	any litigation concerning the Contemplated Transactions and related costs; and

•	the incurrence of significant costs, expenses and fees for professional services and other transaction costs in connection with the Contemplated Transactions.

A disruption in the relationship with the OEM business after the Closing could have a material adverse impact on RTI’s business and operating results.

Following the Closing of the Contemplated Transaction, the OEM business will manufacture certain metal and synthetic implants and associated instrumentation and process certain sterilized allograft and xenograft implants for RTI pursuant to the Distribution Agreements with one or more Group Companies. During portions of the term of the Distribution Agreements, the OEM business will also provide certain supply chain services (including warehousing and drop-shipment services) and design and development services to RTI. The Distribution Agreements will have an initial term of five years with a possibility of renewal. Any disruption in supply or a significant change in RTI’s relationship with the OEM business after the Closing could have a material adverse impact on RTI’s business and operating results. While the Company believes that there are alternate sources of supply that can satisfy its commercial requirements, it cannot be certain that identifying and establishing relationships with such sources, if necessary, would not result in significant delay or material additional costs.

Failure to consummate the Contemplated Transactions within the expected timeframe or at all could have a material adverse impact on the business, financial condition and results of operations of RTI.

There can be no assurance that the Contemplated Transactions will occur within the expected timeframe or at all. Consummation of the Contemplated Transactions are subject to specified conditions, including:

•

the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Purchase Agreement, in each case subject to certain materiality qualifiers;

•	the receipt of RTI stockholder approval;

•	the absence of any law or order in effect that prevents, makes unlawful or prohibits the consummation of the Contemplated Transactions; and

•	the absence of any material adverse effect on the Group Companies, taken as a whole, or the Business, in each case subject to certain exceptions, since December 31, 2018.

For additional information regarding the specified conditions to the Closing, see the section entitled “The Equity Purchase Agreement—Closing Conditions.”

We cannot provide any assurances that these conditions will be satisfied in a timely manner or at all or that the Contemplated Transactions will occur.

In addition, the Purchase Agreement contains certain termination rights. For additional information regarding the circumstances under which RTI and the Buyer are able to terminate the Purchase Agreement, see the section entitled “The Equity Purchase Agreement—Termination Rights; Termination Fee.” The occurrence of any event that could give rise to termination of the Purchase Agreement could delay or prevent the Contemplated Transactions from occurring at all.

The Purchase Agreement limits our ability to pursue alternatives to the Contemplated Transactions.

The Purchase Agreement contains provisions that make it more difficult for us to sell our assets or engage in another type of acquisition transaction with a party other than the Buyer. These provisions include a non-solicitation provision, which generally prohibits RTI’s solicitation of third-party proposals relating to the acquisition of more than 20% of the consolidated assets of RTI and its subsidiaries or 20% of any class of the issued and outstanding equity securities of RTI or its subsidiaries (an “Acquisition Proposal”) (provided that any third-party inquiries, offers or proposals relating solely to the Spine Business shall not be considered an Acquisition Proposal) and restricts RTI’s ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any Acquisition Proposal, subject to certain limited exceptions. In addition, the Buyer has an opportunity to modify the terms of the Contemplated Transactions in response to any competing acquisition proposals before the Board may withdraw or change its recommendation with respect to the Contemplated Transactions. Upon the termination of the Purchase Agreement to pursue an alternative transaction, including in connection with a “superior proposal”, we will be required to pay $14.7 million as a termination fee. These provisions could discourage a potential third-party acquirer from considering or proposing an acquisition transaction, even if such potential third party acquirer would be prepared to pay a higher price than what would be received in the Contemplated Transactions, or propose to acquire our entire company. These provisions might also result in a potential third-party acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable. If the Purchase Agreement is terminated and we determine to seek another purchaser, we may not be able to negotiate a transaction with another party on terms at least comparable to the terms of the Contemplated Transactions.

Our executive officers and directors may have interests in the Contemplated Transactions other than, or in addition to, the interests of certain of our stockholders generally.

Certain members of the Board and certain of our executive officers may have interests in the Contemplated Transactions that are different from, or are in addition to, the interests of our stockholders generally, including as discussed under the section entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions.” The Board was aware of these interests and considered them, among other matters, in approving the Purchase Agreement and the Contemplated Transactions.

The amount of the net proceeds that RTI will receive is subject to uncertainties.

Pursuant to the Purchase Agreement, the amount of net proceeds that RTI will receive from the Buyer is subject to uncertainties by virtue of the purchase price adjustments set forth in the Purchase Agreement. The Buyer will pay or cause to be paid to RTI, in exchange for the issued and outstanding equity in the Group Companies, an aggregate Base Purchase Price equal to $440 million. The Base Purchase Price will be subject to an adjustment based on the amount of cash and cash equivalents of the Group Companies at the Closing, certain capital expenditures made prior to the Closing, outstanding indebtedness and unpaid transaction expenses of the Group Companies at the Closing, RTI’s working capital for the Group Companies. See the section of this proxy statement entitled “The Equity Purchase Agreement—Purchase Price.”

Our stockholders may not receive any of the proceeds of the Contemplated Transactions.

The proceeds from the Contemplated Transactions will be paid directly to RTI and not our stockholders. As discussed elsewhere in this proxy statement, our Board will evaluate different alternatives for the use of the proceeds from the Contemplated Transactions. RTI intends to use substantially all of the proceeds to repay indebtedness and capitalize RTI for continued investment in its global spine portfolio. The Board does not currently expect to declare a special dividend of any such proceeds to our stockholders, but such a dividend may be paid in the future. If the Contemplated Transactions are consummated, the purchase price for the Business will be paid directly to RTI. Our management will have discretion in the application of the net proceeds from the Contemplated Transactions. Although our Board will evaluate various alternatives regarding the use of the proceeds from the Contemplated Transactions, it has made no decision with respect to the specific use of proceeds other than as described above and has not committed to making any such decision by a particular date.

WSHP is the record owner of 50,000 shares of RTI’s preferred stock, which is 100% of the issued and outstanding preferred stock. Pursuant to the terms of the Certificate of Designation, WSHP is entitled to certain liquidation, redemption and conversion rights upon a change in control of RTI. As discussed in the section of this proxy statement entitled “Proposal 1: Contemplated Transactions Proposal—Vote Required for Approval”, the Sale may constitute the sale of substantially all of the assets of RTI, which would result in a change of control pursuant to the Certificate of Designation. As a result, there is a risk that the Sale will trigger such liquidation, redemption and conversion rights and WSHP may exercise these rights. WSHP has not informed the Company whether it would exercise any of these liquidation, redemption or conversion rights, if they are triggered as a result of the Contemplated Transactions. If WSHP were to opt to exercise its liquidation, redemption or conversion rights, and the Company determines they have been triggered, then approximately $67 million of the proceeds from the Contemplated Transactions would be utilized for that purpose.

We may be unable to attract and retain key personnel and management, which could adversely impact our ability to successfully implement and execute our growth strategy.

The successful implementation of our growth strategy post-closing of the Contemplated Transactions will depend in large part upon the ability and experience of members of our senior management and other personnel. In addition, our performance will be dependent on our ability to identify, hire, train, motivate and retain qualified management and personnel with experience in the medical technology industry. We may be unable to attract and retain such personnel on acceptable terms, or at all. If we lose the service of qualified management or other personnel or are unable to attract and retain the necessary members of senior management or personnel post-closing of the Contemplated Transactions, we may not be able to successfully execute on our business strategy, which could have an adverse effect on our business. Further, in response to the COVID-19 novel coronavirus pandemic and the resulting federal and local guidelines, RTI furloughed or reduced the hours of over 500 of its U.S.-based employees, beginning on April 6, 2020. RTI cannot predict when it will be able to resume normal operations and will continue to carefully monitor the situation.

RTI may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Contemplated Transactions from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into agreements similar to the Contemplated Transactions involving a sale of a line of business or other business combinations. In addition, we may be subject to private actions, collective actions, investigations, and various other legal proceedings by stockholders, customers, employees, suppliers, competitors, government agencies, or others. Even if the lawsuits are without merit, defending against these claims can result in substantial costs, damage to our reputation, and divert significant amounts of management time and resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, liquidity financial condition, and operating results. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the Closing, then that injunction may delay or prevent the Contemplated Transactions from being consummated, which may adversely affect RTI’s business, financial position and results of operation. As of the date of this proxy statement, RTI is not aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Contemplated Transactions. On March 23, 2020, a stockholder class action lawsuit was filed in the United States District Court for the Northern District of Illinois against RTI and certain current and former executive officers of RTI (the “Class Action”) demanding a jury trial and asserting claims related to the matters that are the subject of the Investigation. On June 5, 2020, a shareholder derivative lawsuit was filed by David Summers on behalf of the Company against certain current and former directors and officers of the Company in the United States District Court for the Northern District of Illinois demanding a jury trial (the “Summers Derivative Lawsuit”). On June 12, 2020, a shareholder derivative lawsuit was filed by Niall Campbell on behalf of the Company against certain current and former directors and officers of the Company in the United States District Court for the Northern District of Illinois demanding a jury trial (the “Campbell Derivative Lawsuit”, together with the Summers Derivative Lawsuit, the “Derivative Lawsuits”). Given the uncertain nature of legal proceedings generally, we are not able to estimate the amount or range of loss that could result from an unfavorable outcome of the Class Action or the Derivative Lawsuits.

We have incurred and will continue to incur significant expenses in connection with the Contemplated Transactions, regardless of whether the Contemplated Transactions are completed.

We have incurred and will continue to incur significant expenses related to the Contemplated Transactions. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, consulting fees, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Contemplated Transactions are completed.

The opinion of RTI’s financial advisor will not be updated to reflect changes in circumstances between the signing of the Second Amendment and the completion of the Contemplated Transactions.

RTI has obtained an opinion from Piper Sandler dated April 26, 2020, and RTI does not expect to ask Piper Sandler to update its opinion. Changes in the operations and prospects of RTI, general market and economic conditions, and other factors that may be beyond RTI’s control, and on which Piper Sandler’s opinion was, in part, based, may significantly differ from the information underlying such opinion by the time the Contemplated Transactions are completed. In particular, such opinion was delivered on April 26, 2020 and, accordingly, the information on which such opinion was based did not reflect the impact the COVID-19 novel coronavirus pandemic on the operations and prospects of RTI, and on general market and economic conditions. The opinion does not speak as of the time the Contemplated Transactions will be completed or as of any date other than the date of such opinion. The Board’s recommendations, however, are as of the date of this proxy statement. For a description of the opinion that the Board received from Piper Sandler, see the sections of this proxy statement entitled “The Contemplated Transactions—Opinion of RTI’s Financial Advisor.”

The unaudited pro forma financial information is presented for illustrative purposes only and may not be an indication of RTI’s financial condition or results of operations following the completion of the Contemplated Transactions.

The unaudited pro forma financial information contained elsewhere in this proxy statement is presented for illustrative purposes only and may not be an indication of RTI’s financial condition or results of operations following the completion of the Contemplated Transactions for several reasons. The unaudited pro forma financial information has been derived from the historical financial statements of RTI and adjustments and assumptions have been made regarding RTI after giving effect to the Contemplated Transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. As a result, the actual financial condition and results of operations of RTI following the completion of the Contemplated Transactions may not be consistent with, or evident from, the unaudited pro forma financial information. The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect RTI’s financial condition or results of operations following the Contemplated Transactions. Any decline or potential decline in RTI’s financial condition or results of operations may cause significant variations in the market price of RTI’s stock.

The unaudited prospective financial information included in this proxy statement may not prove to be accurate and is not necessarily indicative of current values or future performance.

The unaudited prospective financial information of RTI and the Business contained in this proxy statement involves risks, uncertainties and assumptions and is not a guarantee of future performance. The assumptions used in preparing the unaudited prospective financial information may not prove to be accurate, and other factors may affect the Business’s financial condition or results of operations following the Contemplated Transactions. RTI cannot provide any assurance that the results indicated in RTI or the Business’s unaudited prospective financial information will be realized or that the Business’s future financial results will not materially vary from the unaudited prospective financial information. The financial projections were also prepared prior to the COVID-19 novel coronavirus pandemic and do not take into account any adverse effects that may impact RTI or the Business as a result. See “Certain Unaudited Prospective Financial Information.”

Holders of our voting stock will not have appraisal or dissenters’ rights in connection with the Contemplated Transactions.

Neither Delaware law nor RTI’s Certificate of Incorporation provides RTI stockholders with appraisal or dissenters’ rights in connection with the Contemplated Transactions.

Failure to complete the Contemplated Transactions could cause RTI’s stock price to decline.

The failure to complete the Contemplated Transactions may create doubt as to the value of the Business and about RTI’s ability to effectively implement its current business strategies and/or a strategic transaction, which may result in a decline in RTI’s stock price.

COVID-19 has had and may continue to have a material, adverse impact on us.

A novel strain of coronavirus, COVID-19 has spread to multiple countries, including the United States, and several European countries, including Germany where we have significant operations. The COVID-19 pandemic has directly and indirectly materially adversely impacted the Company’s business, financial condition and operating results. The extent to which these adverse impacts will continue will depend on numerous evolving factors that are highly uncertain, rapidly changing and cannot be predicted with precision or certainty at this time.

The spread of COVID-19 has caused many hospitals and other healthcare providers to refocus their care on the surge of the COVID-19 cases and to postpone elective and non-emergent procedures, restrict access to these facilities, and in some cases re-allocate scarce resources to their critically ill patients. These efforts have impacted and could continue to impact our business activities, including our product sales, as many of our products are used in connection with elective surgeries. Further, disruptions in the manufacture and/or distribution of our products or in our supply chain may occur as a result of the pandemic or other events that result in staffing shortages, production slowdowns, stoppages, or disruptions in delivery systems, any of which could materially and adversely affect our ability to manufacture and/or distribute our products, or to obtain the raw materials and supplies necessary to manufacture and/or distribute our products, in a timely manner, or at all.

Many of our employees have been furloughed and although our operations are beginning to increase towards normal levels, we continue to have many employees working remotely. COVID-19 has had an adverse effect on the overall productivity of our workforce, and we may be required to continue to take extraordinary measures to ensure the safety of our employees and those of our business partners. In addition, our employees may be required to take time off for extended periods of time due to illness or as a result of government-imposed changes to daily routines, including school closures. Additionally, these measures are hindering our ability to recruit, vet and hire personnel for key positions. It is unknown how long these disruptions could continue.

As the global outbreak of COVID-19 continues to rapidly evolve, it could continue to materially and adversely affect our revenues, financial condition, profitability, and cash flows for an indeterminate period of time. We are unable to accurately predict the full impact that the ongoing COVID-19 pandemic will have due to numerous factors that are not within our control, including the duration and severity of the pandemic. Stay-at-home/shelter-in-place orders, business closures, travel restrictions, supply chain disruptions, employee illness or quarantines, and other extended periods of interruption to our business have resulted and could continue to result in disruptions to our operations, which have had and could continue to have adverse impacts on the growth of our business, have and could continue to cause us to cease or delay operations, and could prevent our customers from receiving shipments or processing payments. Some experts expect a second, more severe phase of the pandemic in the Fall of 2020 and Winter of 2021. Such a second phase would result in additional material adverse impacts upon the Company.

If our essential employees who are unable to telework become ill or otherwise incapacitated, our operations may be adversely impacted.

As a medical device manufacturer, we fall generally within a “critical essential infrastructure” sector, and we are considered exempt under most stay at home/shelter in place orders. Accordingly, our employees may continue to work because of the importance of our operations to the health and well-being of citizens in the states in which we operate. Consistent with these stay at home/shelter in place orders, we have implemented telework policies wherever possible for appropriate categories of “nonessential” employees. “Essential” employees that are unable to telework continue to work at our facilities, and we have implemented appropriate safety measures, including social distancing, face covering, temperature checking and increased sanitation standards. We are following guidance from the Center for Disease Control and the Occupational Safety and Health Administration regarding suspension of nonessential travel, self-isolation recommendations for employees returning from certain geographic areas, confirmed reports of any COVID-19 diagnosis among our employees, and the return of such employees to our workplace. Pursuant to updated guidance from the Equal Employment Opportunity

Commission, we are engaging in limited and appropriate inquiries of employees regarding potential COVID-19 exposure, based on the direct threat that such exposure may present to our workforce. We continue to address other unique situations that arise among its workforce due to the COVID-19 pandemic on a case-by-case basis. While we believe that we have taken appropriate measures to ensure the health and wellbeing of our “essential” employees, there can be no assurances that our measures will be sufficient to protect our employees in our workplace or that they may otherwise be exposed to COVID-19 outside of our workplace. If a number of our essential employees become ill, incapacitated or are otherwise unable to continue working during the current or any future epidemic, our operations may be adversely impacted.

We are involved in an ongoing government investigation by the United States Securities and Exchange Commission, and subject to a related Class Action and Derivative Lawsuits, the results of which may have a material adverse effect on our financial condition and business.

The Audit Committee of the Board, with the assistance of independent legal and forensic accounting advisors, conducted an internal investigation of matters relating to the Company’s revenue recognition practices for certain contractual arrangements, primarily with OEM customers, including the accounting treatment, financial reporting and internal controls related to such arrangements (the “Investigation”). The Investigation also examined transactions to understand the practices related to manual journal entries for accrual and reserve accounts. The Investigation was precipitated by an investigation that the SEC is currently conducting of current and prior period matters relating to RTI’s revenue recognition practices (the “SEC Investigation”). The SEC has subpoenaed certain documents in connection with its investigation. We are cooperating with the SEC in connection with its investigation. Investigations of this nature are inherently uncertain and their results cannot be predicted. Regardless of the outcome, the SEC Investigation can have an adverse impact on us because of legal costs, diversion of management resources, and other factors. The SEC Investigation could also result in reputational harm to RTI, which, among other things, may limit the Company’s ability to obtain new customers and enter into new agreements with our existing customers and have a material adverse effect on RTI’s current and future business. On March 23, 2020, the Class Action was filed in the United States District Court for the Northern District of Illinois against RTI and certain current and former executive officers of RTI demanding a jury trial and asserting claims related to the matters that are the subject of the Investigation. On June 5, 2020, the Summers Derivative Lawsuit was filed by David Summers on behalf of the Company against certain current and former directors and officers of the Company in the United States District Court for the Northern District of Illinois demanding a jury trial. On June 12, 2020, the Campbell Derivative Lawsuit was filed by Niall Campbell on behalf of the Company against certain current and former directors and officers of the Company in the United States District Court for the Northern District of Illinois demanding a jury trial. Given the uncertain nature of legal proceedings generally, we are not able to estimate the amount or range of loss that could result from an unfavorable outcome of the Class Action or the Derivative Lawsuits.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated in their report on our financial statements for the years ended December 31, 2018 and December 31, 2019 that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

The SEC Investigation and the restatement of our previously issued financial statements, the errors that resulted in such restatement, the material weakness that was identified in our internal control over financial reporting and the determination that our internal control over financial reporting and disclosure controls and procedures were not effective, could result in loss of investor confidence, and additional litigation or governmental proceedings or investigations, any of which could cause an adverse effect on our business, results of operations and financial condition.

In connection with the filing of RTI’s Form 10-K/A for fiscal year end December 31, 2018, we corrected certain historical errors related to the timing of its revenue recognition for certain contractual arrangements, primarily with OEM customers, including the accounting treatment, financial reporting and internal controls related to such arrangements. As a result, we have determined that revenue for certain invoices should have been recognized at a later date than when originally recognized. In response to binding purchase orders from certain OEM customers, goods were shipped and received by the customers before requested delivery dates and agreed-upon delivery windows. In many instances the OEM customers requested or approved the early shipments, but the Company has determined that on other occasions the goods were delivered early without obtaining the customers’ affirmative approval. Some of those unapproved shipments were shipped by employees in order to generate additional revenue and resulted in shipments being pulled from a future quarter into an earlier quarter. In addition, the Company has concluded that in July 2017 an adjustment was improperly made to a product return provision in the Direct Division. The revenue for those shipments is being restated, as well as for other orders that shipped earlier than the purchase order due date in the system for which the Company could not locate evidence that the OEM customers had requested or approved the shipments. In addition, the Company has concluded that in the periods from 2015 through the first quarter of 2019, certain adjustments were improperly or erroneously made via manual journal entries to accrual/reserve accounts, including a July 2017 adjustment to a product return provision in the Direct Division, among others. Due to these determinations, we concluded that our previously issued consolidated financial statements for fiscal years ended December 31, 2016, 2017 and 2018, and selected financial data for the years ended December 31, 2014 and 2015, and each of our unaudited condensed consolidated financial statements and related disclosures for the quarterly and year-to-date periods during such years, should be restated. As a result of these errors and restatement, we are subject to additional risks and uncertainties, including litigation and loss of investor confidence. There is currently ongoing stockholder litigation related to the Investigation. The Class Action complaint was filed on March 23, 2020 demanding a jury trial and asserting claims related to the matters that are the subject of the Investigation. On June 5, 2020, the Summers Derivative Lawsuit was filed by David Summers on behalf of the Company against certain current and former directors and officers of the Company in the United States District Court for the Northern District of Illinois demanding a jury trial. On June 12, 2020, the Campbell Derivative Lawsuit was filed by Niall Campbell on behalf of the Company against certain current and former directors and officers of the Company in the United States District Court for the Northern District of Illinois demanding a jury trial. In the future, we may become subject to additional litigation or governmental proceedings or investigations that could result in additional unanticipated legal costs regardless of the outcome of the litigation. If we are not successful in any such litigation, we may be required to pay substantial damages or settlement costs.

In connection with this restatement of our prior consolidated financial statements, we have also identified material weaknesses in our internal control over financial reporting, and management has concluded that our internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2018. Remediation efforts place a significant burden on management and add increased pressure to our financial resources and processes.

If we are unable to successfully remediate our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or disclosure controls and procedures, investors may lose confidence in our financial reporting and the accuracy and timing of our financial reporting and disclosures and our business, reputation, results of operations, financial condition, market value of our debt securities, and ability to access the capital markets through debt issuances could be adversely affected.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit our ability to operate our business.

We are currently involved in stockholder litigation and have in the past and may in the future become involved in other class actions, derivative actions, private actions, collective actions, investigations, and various other legal proceedings by stockholders, customers, employees, suppliers, competitors, government agencies, or others. The results of any such litigation, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, financial condition, and operating results.

The Sale may trigger the liquidation, redemption and conversion rights of WSHP, and WSHP may exercise those rights.

WSHP is the record owner of 50,000 shares of RTI’s preferred stock, which is 100% of the issued and outstanding preferred stock. WSHP has agreed to vote “FOR” the approval of the Contemplated Transactions. Pursuant to the terms of the Certificate of Designation, WSHP is entitled to the following liquidation, redemption and conversion rights upon a change in control of RTI:

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Liquidation. The occurrence of a change of control of RTI is deemed a liquidation, dissolution and winding up of RTI and the holders of preferred stock are entitled to receive from RTI the liquidation preference with respect to the shares of preferred stock upon such occurrence. The “liquidation preference” is an amount in cash equal to the greater of: (i) the sum of $50 million ($1,000 for each share of preferred stock), plus all accrued and accumulated, but unpaid dividends on the shares of preferred stock (approximately $16.5 million as of December 31, 2019); and (ii) the amount WSHP would be entitled to receive upon a liquidation of RTI after a conversion of the shares of preferred stock issuable upon conversion (at the current ratio of approximately 228 shares of common stock).

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Redemption. Beginning immediately prior to a change of control of RTI, WSHP may, at any time, request redemption of all or any portion of the shares of preferred stock. While the redemption price changes over time, RTI would currently be required to redeem the shares of preferred stock for an amount equal to the sum of $50 million ($1,000 for each share of preferred stock), plus all accrued and accumulated, but unpaid dividends on the shares of preferred stock (approximately $16.5 million as of December 31, 2019).

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Conversion. Immediately prior to a change of control of RTI, the shares of preferred stock may be converted in full or in part, at any time, by WSHP into a number of shares of common stock of RTI equal to the quotient determined by dividing (i) $50 million, plus all accrued and accumulated, but unpaid dividends on the shares of the preferred stock (approximately $16.5 million as of December 31, 2019) by (ii) the conversion price then in effect. Immediately prior to the Closing, the conversion price of the preferred stock is expected to be $4.39 per share.

As discussed in the section of this proxy statement entitled “Proposal 1: Contemplated Transactions Proposal—Vote Required for Approval”, the Sale may constitute the sale of substantially all of the assets of RTI, which would result in a change of control pursuant to the Certificate of Designation. As a result, there is a risk that the Sale will trigger such liquidation, redemption and conversion rights and WSHP may exercise these rights. WSHP has not informed the Company whether it would exercise any of these liquidation, redemption or conversion rights, if they are triggered as a result of the Contemplated Transactions. If WSHP were to opt to exercise its liquidation, redemption or conversion rights, and the Company determines they have been triggered, then approximately $67 million of the proceeds from the Contemplated Transactions would be utilized for that purpose.

THE ANNUAL MEETING

General

This proxy statement is being provided to RTI stockholders as of the record date as part of a solicitation of proxies by RTI’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment or postponement thereof. This proxy statement provides RTI stockholders with important information they need to know to be able to vote, or instruct their bank, broker, trust or other nominee to vote, at the Annual Meeting or any adjournment or postponement thereof.

Date, Time and Place

The Annual Meeting will be held on July 15, 2020, starting at 9:00 a.m., local time, at 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015. Depending on the circumstances surrounding the COVID-19 novel coronavirus pandemic, we may hold a virtual meeting (the “virtual meeting”) instead of holding the meeting in person. If we determine to make any change, such as to the location or to hold the meeting by remote communication, the Company will publicly announce such determination in a press release available at http://www.rtix.com/en_us/news/press-releases as soon as practicable before the meeting. In that event, the Annual Meeting would be conducted solely virtually, on the above date and time, via live audio webcast. Please monitor this website for current information on the Annual Meeting.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 22, 2020.

Purpose of the Annual Meeting

The Sale may constitute the sale of substantially all of the assets of RTI under Section 271 of the DGCL. We are seeking the approval of RTI stockholders for the Sale because the question of whether the Sale constitutes the sale of substantially all of the assets of RTI under the DGCL is highly fact-specific, and because the Board considered the action appropriate and strongly desires the input of RTI stockholders, given the historical significance of the Business.

At the Annual Meeting, RTI’s stockholders will be asked to consider and vote upon:

•	the Contemplated Transactions Proposal;

•	the Transaction-Related Compensation Proposal;

•	the Election of Directors Proposal;

•	the “Say on Pay” Proposal; and

•	the Adjournment Proposal.

The Required Stockholder Vote is a condition to the completion of the Contemplated Transactions. If the Required Stockholder Vote is not obtained, the Contemplated Transactions will not occur and either party will have the right to terminate the Purchase Agreement. Approval of the Transaction-Related Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Contemplated Transactions contemplated by the Purchase Agreement.

Recommendation of the RTI Board

After careful consideration, the Board, on April 26, 2020, unanimously approved and adopted the Purchase Agreement and the Contemplated Transactions, on the terms and subject to the conditions set forth therein, determined and declared that the terms of the Purchase Agreement and the Contemplated Transactions, are advisable and in the best interests of RTI and its stockholders, and recommended that RTI stockholders approve the Contemplated Transactions.

For a summary of the factors considered by the Board in reaching its decision to approve the Purchase Agreement as well as the Board’s reasons for approving, and certain risks related to, the Contemplated Transactions, see “The Contemplated Transactions—Recommendation of the Board and Its Reasons for the Contemplated Transactions,” beginning on page 39.

The Board unanimously recommends that RTI stockholders vote “FOR” the Contemplated Transactions Proposal, “FOR” the Transaction-Related Compensation Proposal and “FOR” the Adjournment Proposal. The Board also unanimously recommends that you vote (i) “FOR” all of the eight nominees to the board of directors named in the Election of Directors Proposal; and (ii) “FOR” the “Say on Pay” Proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of RTI common stock and RTI preferred stock at the close of business on the RTI record date, June 4, 2020, are entitled to notice of and to vote at the Annual Meeting. As of June 4, 2020, there were 74,603,157 shares of RTI common stock outstanding and entitled to vote at the Annual Meeting (including 1,725,211 unvested restricted shares of RTI common stock), held by approximately 295 holders of record. Each holder of RTI common stock is entitled to one vote for each share of RTI common stock owned as of the record date.

As of the record date, there were 50,000 shares of RTI preferred stock outstanding, held by one holder of record. The holder of RTI preferred stock is entitled to vote at the Annual Meeting together with holders of RTI common stock on an as-converted basis at a conversion price of $4.39 per share. As of the record date, our outstanding preferred stock, including any accrued and unpaid dividends was convertible into 15,152,761 shares of RTI common stock, of which 11,990,407 shares of common stock are entitled to be voted at the Annual Meeting.

A complete list of RTI stockholders entitled to vote at the Annual Meeting will be available for review at the location of the Annual Meeting during the course of the meeting and at the executive offices of RTI during ordinary business hours for a period of ten days before the Annual Meeting.

Quorum Required

A quorum is necessary to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of RTI common stock and RTI preferred stock (on an as-converted basis) entitled to vote at the Annual Meeting, either present in person or represented by proxy, will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Voting by RTI’s Directors and Executive Officers

As of June 4, 2020, RTI’s directors and executive officers beneficially owned and were entitled to vote an aggregate of 3,243,043 shares of RTI common stock, or the right to vote approximately 3.7% of the total RTI voting stock outstanding on June 4, 2020. Camille I. Farhat, who has entered into a Voting and Support Agreement, as of June 4, 2020, beneficially owned and was entitled to vote an aggregate of 1,110,619 shares of RTI common stock, or the right to vote approximately 1.3% of the total RTI voting stock outstanding on June 4, 2020. Jonathon M. Singer, who has entered into a Voting and Support Agreement, as of June 4, 2020, beneficially owned and was entitled to vote an aggregate of 620,827 shares of RTI common stock, or the right to vote approximately 0.7% of the total RTI voting stock outstanding on June 4, 2020. Pursuant to the Voting and Support Agreements, Mr. Farhat and Mr. Singer will be casting their votes in favor of the Contemplated Transactions Proposal. For more information about the Voting and Support Agreements, see the section entitled “The Contemplated Transactions—Voting and Support Agreements,” beginning on page 59.

Voting; Proxies; Revocation

Voting in Person

RTI shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. RTI shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, RTI recommends that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting by Proxy

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

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By Internet—Stockholders of record with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m., eastern time, on July 14, 2020. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

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By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m., eastern time, on July 14, 2020. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

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By Mail—Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If a proxy card is signed and returned without an indication as to how the shares represented by the proxy are to be voted with regard to a particular proposal, the shares represented by the proxy will be voted “FOR” each such proposal.

Votes cast by proxy or in person at the Annual Meeting will be tabulated and certified by the inspector elections appointed for the Annual Meeting.

If any matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocation of Proxy

Any holder of RTI common stock or RTI preferred stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by: (1) filing a written revocation with the Secretary of RTI prior to the voting of such proxy; (2) giving a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Proxy Solicitation; Expenses

RTI will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, RTI will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of RTI shares and secure their voting instructions, if necessary. RTI will reimburse the record holders for their reasonable expenses in taking those actions.

RTI has also made arrangements with Okapi Partners LLC (“Okapi”) to assist in soliciting proxies and in communicating with RTI stockholders. RTI will pay Okapi a base fee of $11,500 for these services, plus its related costs and expenses, and a $5,000 performance fee to be payable only upon successful completion of the solicitation of proxies. If necessary, RTI may also use several of its employees, who will not be specially compensated, to solicit proxies from RTI stockholders, either personally or by telephone, the Internet, facsimile or letter.

Adjournments

If a quorum is not present, the Annual Meeting may be adjourned for such periods as the holders of a majority of the shares of RTI common stock and RTI preferred stock (on an as-converted basis) entitled to vote, voting together as a single class, shall direct. If a quorum is present at the Annual Meeting but there are not sufficient votes at the time of the Annual Meeting to approve the Contemplated Transactions Proposal, then RTI stockholders may be asked to vote on the Adjournment Proposal. Notice need not be given of the adjourned meeting if the date, hour and place are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days thereafter or the Board sets a new record date for such meeting, in which case a notice of the adjourned meeting will be given to each RTI stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact Okapi Partners LLC, the proxy solicitation agent for RTI, toll-free at (877) 629-6357.

PROPOSAL 1: CONTEMPLATED TRANSACTIONS PROPOSAL

RTI is asking its stockholders to approve the Contemplated Transactions (the “Contemplated Transactions Proposal”). RTI stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Contemplated Transactions and the Purchase Agreement, which is attached as Annex A to this proxy statement.

See the section entitled “The Contemplated Transactions,” beginning on page 33 of this proxy statement for additional information and a summary of certain terms of the Contemplated Transactions, and please see the section entitled “The Equity Purchase Agreement,” beginning on page 62 of this proxy statement for additional information and a summary of certain terms of the Purchase Agreement. You are urged to read carefully this proxy statement and the Purchase Agreement in their entirety before voting on this proposal.

Vote Required for Approval

The Contemplated Transactions Proposal requires (a) assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of RTI common stock and RTI preferred stock (on a fully converted basis) entitled to vote, voting together as a single class and (b) the written consent or affirmative vote of the holders of a majority of the outstanding shares of RTI preferred stock, voting separately as a class. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Contemplated Transactions Proposal.

The Sale may constitute the sale of substantially all of the assets of RTI under Section 271 of the DGCL. We are seeking the approval of RTI stockholders for the Contemplated Transactions because the question of whether the Sale constitutes the sale of substantially all of the assets of RTI under the DGCL is highly fact-specific, and because the Board considered the action appropriate and strongly desires the input of RTI stockholders, given the historical significance of the Business.

The approval by RTI’s stockholders of the Contemplated Transactions Proposal by the Required Stockholder Vote is a condition to the completion of the Contemplated Transactions. If the Contemplated Transactions are not approved by the Required Stockholder Vote, the Contemplated Transactions will not occur and either party may terminate the Purchase Agreement.

Each of Camille I. Farhat, Jonathon M. Singer and WSHP entered into Voting and Support Agreements on the date of the Original Purchase Agreement to vote in favor of each of the proposals related to the Contemplated Transactions. As of the close of business on the record date, Mr. Farhat owned approximately 1.5% of the outstanding shares of RTI common stock representing 1.3% of the voting power of the outstanding shares of RTI stock. As of the close of business on the record date, Mr. Singer owned approximately 0.8% of the outstanding shares of RTI common stock representing 0.7% of the voting power of the outstanding shares of RTI stock. As of the close of business on the record date, WSHP owned 100% of the outstanding shares of RTI preferred stock representing 13.8% of the voting power of the outstanding shares of RTI stock.

THE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE CONTEMPLATED TRANSACTIONS PROPOSAL.

PROPOSAL 2: TRANSACTION-RELATED COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of RTI’s named executive officers as identified in RTI’s 2019 annual meeting proxy statement, as a result of the consummation of the Contemplated Transactions, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in this proxy statement in the section entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions”.

Accordingly, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders of RTI Surgical Holdings, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to certain of RTI Surgical Holdings, Inc.’s named executive officers as a result of the consummation of the Contemplated Transactions as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation” in the section entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions,” including the associated narrative discussion and footnotes, this proxy statement, is hereby APPROVED.”

Stockholders should note that this non-binding proposal regarding certain executive compensation arrangements related to the Contemplated Transactions is merely an advisory vote which will not be binding on RTI or the Board. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Contemplated Transactions are completed and other conditions are satisfied, certain of our named executive officers will be eligible to receive the various payments in accordance with the terms or conditions applicable to those payments.

Vote Required for Approval

Assuming a quorum is present, the Transaction-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the Transaction-Related Compensation Proposal, and broker non-votes will not affect the outcome of the vote on the Transaction-Related Compensation Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE TRANSACTION-RELATED COMPENSATION PROPOSAL.

THE CONTEMPLATED TRANSACTIONS

The following is a description of the material aspects of the Contemplated Transactions. While we believe that the following description covers the material terms of the Contemplated Transactions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the Purchase Agreement attached as Annex A to this proxy statement, for a more complete understanding of the Contemplated Transactions.

General

On January 13, 2020, RTI and Ardi Bidco, an affiliated company of Montagu, entered into the Original Purchase Agreement for the proposed sale of the Business. The Original Purchase Agreement was amended on March 6, 2020 by the First Amendment and on April 27, 2020, by the Second Amendment. More specifically, pursuant to the terms of the Purchase Agreement, RTI and its subsidiaries will sell to the Buyer all of the Securities of the Group Companies.

The Purchase Agreement contemplates that, prior to the Closing, RTI will undergo an internal reorganization, pursuant to which, in addition to certain inter-company transfers and mergers, RTI and its subsidiaries will transfer to the Group Companies the Contribution Assets and the Group Companies will assume certain liabilities that are related to the Business. In addition to the reorganization, RTI is required to use reasonable best efforts to separate the assets and liabilities, and the operating mechanisms, of the U.S. “metals” business and the U.S. “biologics” business into two separate companies prior to the Closing. As part of such separation, another subsidiary of RTI, established to hold the assets and liabilities of the U.S. “metals” business, will constitute a Company and be sold as part of the Contemplated Transactions to an affiliate of the Buyer. The affiliate of the Buyer established for this purpose would be an additional “Buyer” under the Purchase Agreement.

The Sale may constitute the sale of substantially all of the assets of RTI under Section 271 of the DGCL. The question of whether the Sale constitutes the sale of substantially all of the assets of RTI under the DGCL is highly fact-specific. The Sale, however, will constitute the sale of substantially all of the assets of RTI Surgical, Inc., a Delaware corporation and a wholly-owned subsidiary of RTI.

Following consummation of the Contemplated Transactions, RTI will focus exclusively on spinal implants.

At the Closing, RTI and one or more of the Group Companies will enter into: (a) a Manufacture and Distribution Agreement pursuant to which a Group Company will manufacture and RTI will distribute certain metal and synthetic implants and associated instrumentation (the “Manufacture and Distribution Agreement”); and (b) a Processing and Distribution Agreement pursuant to which a Group Company will process and RTI will distribute certain sterilized allograft and xenograft implants (the “Processing and Distribution Agreement”, together, the “Distribution Agreements”).

Background of the Contemplated Transactions

The following chronology summarizes certain key events and contacts that led to the execution of the Purchase Agreement. It does not purport to catalogue every conversation among the Board, the Transaction Committee of the Board (the “Transaction Committee”), members of RTI’s management team or their respective representatives, and other parties.

The Board began to reassess RTI’s business in 2017, in order to develop a simplified business model and better focused organization. Mr. Farhat was charged with driving this process. Since that time, the Board and senior management of RTI have regularly reviewed and assessed RTI’s long-term business plan and strategic alternatives available to enhance stockholder value, including potential acquisitions and divestitures. During the period from 2017 to 2019, RTI made a divestiture, two acquisitions and restructured a number of its operations. The Board and senior management of RTI also met periodically with outside advisors regarding its ongoing efforts.

On April 18, 2019, representatives of UBS Financial Services Inc. (“UBS”) delivered an assessment of strategic alternatives to the Board and members of management. Among the alternatives discussed was the separation of the two businesses and the potential sale of either of the Business or RTI’s spine business (the “Spine Business”).

On April 28, 2019, a representative of Montagu contacted Mr. Farhat, seeking an introductory meeting. On May 14, 2019, Mr. Farhat met with Antoine de Peguilhan, director of Montagu. During this meeting, Mr. Farhat discussed RTI and its strategy and the Montagu representatives discussed Montagu’s investment strategy. A sale of the Business was not discussed.

On July 11, 2019, the Board had a special meeting with certain members of management and representatives of Holland & Knight LLP (“Holland & Knight”), corporate governance counsel to the Board, where RTI’s efforts to move to segment reporting for the Spine Business and the Business were discussed.

On August 16, 2019, certain members of the Board and RTI’s management team and representatives of each of McKinsey & Company (“McKinsey”) and Piper Sandler met to evaluate the feasibility of separating the Business and Spine Business and the possibility of the sale of the Business. On August 23, 2019, the subject was discussed with the Transaction Committee.

On September 4, 2019, at a Board meeting with certain members of RTI’s management team present, the Board participated in a discussion with certain representatives of McKinsey, Piper Sandler and Holland & Knight. The Board reviewed Piper Sandler’s presentation regarding various strategic alternatives, including a potential sale of the Business. A representative of Piper Sandler outlined the rationale, the potential universe of buyers, the proposed timeline, and the potential valuation range of such a sale based on precedent transactions. The Board discussed the material provided, during which certain members of RTI’s management team and Piper Sandler representatives answered questions posed by the directors regarding the potential transaction and other strategic alternatives.

Following this discussion with representatives of Piper Sandler, the Board continued discussions with McKinsey regarding the strategic and financial rationale for divesting the Business, including recent valuations of comparable transactions and the expected effects of such a transaction on the Spine Business. McKinsey also outlined transaction-related considerations for the Board, including transition services agreements between the Business and the Spine Business, ownership of various assets and intellectual property, research and development matters, the timing and announcement of the potential transaction, and other issues regarding the separation of the two businesses. The Board reviewed these considerations.

At the conclusion of the meeting, the Board authorized RTI’s management team to pursue the potential sale of the Business.

On September 8, 2019, Mr. Farhat met with a representative of Montagu. During this meeting, Mr. Farhat and the representative from Montagu discussed a potential sale. After this meeting, Piper Sandler was selected as RTI’s financial advisor in connection with a potential sale.

On October 10, 2019, the Transaction Committee held a meeting to discuss the status of the potential sale. The Transaction Committee discussed the guiding principles for the potential sale that resulted from the September Board meeting, which included: (i) the separation should be set up to optimize the Spine Business for growth and the Business for EBITDA growth; (ii) the process must be kept confidential; and (iii) RTI’s focus should be on business continuity in evaluating its future business model. Representatives of Piper Sandler then gave a presentation to the Transaction Committee regarding their preliminary valuation of the Business and the timeline of the divestiture process, which included launching buyer outreach, hosting phase one meetings with select buyers, distributing the confidential information memorandum, establishing a deadline for indications of interest, assisting with the potential buyer’s detailed diligence of the Business, assessing final bids, negotiating a definitive agreement, signing the definitive agreement and announcing the sale, obtaining HSR clearance, and closing the sale. Representatives of Piper Sandler also informed the Transaction Committee that Piper Sandler had preliminarily identified 24 potential strategic buyers and 39 potential private equity buyers.

On October 14, 2019, the Transaction Committee held another meeting with certain members of RTI’s management team, and representatives of each of Piper Sandler and Holland & Knight, in which representatives of Piper Sandler presented Piper Sandler’s updated preliminary valuation of the potential sale.

On October 22, 2019, the Audit Committee reviewed the progress towards segment reporting and the separation of the Business and the Spine Business at a meeting with members of RTI’s management team, representatives of each of Deloitte & Touche LLP and Holland & Knight. They discussed potential issues regarding the sale related to information technology systems, financial personnel, and financial-related processes, including the continuation of public company reporting.

On October 23, 2019, the Board held another meeting in which certain representatives of Piper Sandler joined telephonically to review and discuss the proposed timeline of the separation and status of outreach efforts to potential buyers, and review certain illustrative valuation scenarios that Piper Sandler representatives prepared. After discussing with Piper Sandler representatives, certain representatives of McKinsey joined the meeting to review and discuss the timeline of the potential separation of the Business and the Spine Business, the separation process, and an overview of key findings and issues. After engaging representatives of each of Piper Sandler and McKinsey, the Board directed Piper Sandler to begin reaching out to potential interested parties to evaluate their interest in a potential transaction involving the Business.

To facilitate the separation of the Business and the Spine Business, the Compensation Committee of the Board (the “Compensation Committee”) held several meetings during the months of October and November to discuss proposed compensation-related actions to facilitate the potential sale of the Business. The proposed actions discussed included potential recognition awards for employees undertaking significant work in connection with the potential sale of the Business, potential promotions of executives to the Business, and potential continuity bonuses to ensure the smooth transition and functioning of the Business. For a more complete discussion of executive compensation matters, see the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions.”

During the course of late October and November, representatives of Piper Sandler conducted an outreach to 81 potential buyers, consisting of 26 strategic buyers and 55 financial sponsors (including Montagu). Representatives of Piper Sandler held introductory calls with each potential buyer. Of the 81 contacted parties, 13 held meetings or conference calls with RTI’s management (including Montagu). A total of 51 parties (including Montagu) signed non-disclosure agreements and received a confidential information memorandum. On November 19, 2019, representatives of Piper Sandler sent a Confidential Information Presentation to Montagu and other potential buyers who had signed non-disclosure agreements. On December 2, 2019, Montagu submitted an indication of interest at a value of $480 million, conditioned upon an acceleration of the process.

Between November 19, 2019 and December 16, 2019, several parties engaged representatives of Piper Sandler in preliminary due diligence questions and requests.

Between November 26, 2019 and December 11, 2019, representatives of Piper Sandler sent letters to 44 potential buyers inviting them to submit a non-binding indication of interest for the Business on December 17, 2019.

On December 3, 2019, the Board held a meeting with representatives of Sidley Austin LLP (“Sidley Austin”), transaction counsel to RTI, and representatives of Piper Sandler present, in which representatives of Piper Sandler updated the Board on Piper Sandler’s progress and discussed the indications of interest received, including the Montagu indication of interest received on December 2, 2019. In the course of the discussion, the Board discussed with representatives of Piper Sandler how to move forward with Montagu. Montagu received access to a data room on December 7, 2019 and visited RTI’s facilities during the weeks of December 9, 2019 and December 16, 2019. No other bidders received data room access.

On December 17, 2019 Piper Sandler received non-binding indications of interest for the Business from eight other potential buyers ranging from $300 million to $440 million.

On December 20, 2019, the Transaction Committee had another meeting in which representatives of Piper Sandler updated the Transaction Committee, certain members of RTI’s management team, and representatives of each of Holland & Knight and Sidley Austin, on its status of finding potential buyers for the Contemplated Transactions of the Business. RTI management indicated PriceWaterhouseCoopers LLP (“PWC”) had completed a quality of earnings report related to the Business. Representatives of Piper Sandler discussed the RTI bid received on December 2, 2019 from Montagu for a proposed purchase price of $480 million and the eight other indications of interest ranging from $300 million to $440 million.

The Transaction Committee reviewed and discussed at that meeting the indications of interest and authorized Piper Sandler to respond to Montagu’s offer with a counter-offer of $500 million to allow Montagu to conduct an expedited process, with the goal of a signing of a definitive agreement by January 15, 2020. The Transaction Committee also authorized seven other potential buyers to begin additional due diligence on January 16, 2020, if a definitive agreement with Montagu was not signed by such time. During late December 2019, Montagu conducted due diligence on the Business and the Company kept Montagu apprised of any material developments related to the Company, including with respect to investigations by certain governmental agencies, including the Investigation.

On December 23, 2019, Montagu agreed, and confirmed via email, to a proposed purchase price of $500 million and the proposed transaction timeline, based on an increase in the Business’s 2019 EBITDA to $42.4 million in accordance with PWC’s quality of earnings report and subject to due diligence confirmation by Montagu.

On December 31, 2019, the initial drafts of the Original Purchase Agreement and the transition services agreement to be entered into between RTI and RTI OEM, LLC at the Closing (the “Transition Services Agreement”), were uploaded to the data room for Montagu’s review and on January 5, 2020, the initial draft of the disclosure schedules to the Original Purchase Agreement and the Distribution Agreements, were uploaded to the data room for Montagu’s review. On January 6, 2020, Weil, Gotshal and Manges LLP, counsel to Montagu (“Weil”), distributed a revised version of the Original Purchase Agreement back to Sidley Austin, along with the initial draft of the Voting and Support Agreements and revised ancillary agreements to the Original Purchase Agreement.

On January 5, 2020, Montagu reduced its proposed purchase price to $455 million based on its view of the Business’s 2019 EBITDA being $38 million, and not $42.4 million.

On January 6, 2020, RTI countered at $480 million to be paid at the Closing, plus a $20 million earn-out to be paid 12 months after closing. As part of the counteroffer, RTI also agreed to certain business points, most notably related to transaction structure and the economics of the Manufacture and Distribution Agreement, requested by Montagu.

On January 7, 2020 Piper Sandler received an indication of interest from another potential buyer with a proposed purchase price range of $325 million to $375 million.

On January 8, 2020, RTI and Montagu discussed a potential deal of $480 million to be paid at the Closing, plus retained equity ownership by RTI after the transaction. On January 12, 2020, RTI and Montagu agreed to a proposed purchase price of $490 million to be paid at the Closing, inclusive of $10 million of equity in an entity to be formed by Montagu that would own the Business subsequent to the Contemplated Transactions (equal to approximately 2.0% equity interest based on assumed transaction expenses and leverage) (the “Original Base Purchase Price”).

From January 8, 2020 until January 10, 2020, representatives of Montagu, Weil, RTI, Sidley Austin, Piper Sandler and PWC met in Sidley Austin’s offices in Chicago, Illinois. On January 9, 2010, a draft of the nonexclusive patent cross license agreement to be entered into between RTI and RTI OEM, LLC at the Closing (the “License”), was uploaded to the data room for Montagu’s review. During the course of such meetings, the parties negotiated and revised drafts of the Original Purchase Agreement and other transaction documentation. After those meetings concluded on January 10, 2020, the Board held a meeting that day with certain members of management and certain representatives of each of Piper Sandler, Sidley Austin and Holland & Knight during which those members of management and representatives of Sidley Austin provided an update on the status and progress of negotiations. Over the course of January 11, 12 and 13, 2020, Sidley Austin, Weil, RTI and Montagu continued to negotiate and finalize the Original Purchase Agreement, the ancillary agreements and other transaction documentation.

On January 12, 2020, the Board held a meeting with certain members of management and certain representatives of each of Piper Sandler, Sidley Austin and Holland & Knight to discuss the proposed sale. Prior to the meeting, the directors were provided with, among other things, a summary of the material terms of the proposed sale, a copy of the then current draft of the Original Purchase Agreement and draft resolutions approving the Original Purchase Agreement, the Contemplated Transactions and certain related matters. Representatives of Holland & Knight then reviewed with the Board its fiduciary duties under Delaware law. At the Board’s request, representatives of Piper Sandler then reviewed and discussed with the Board Piper Sandler’s financial analysis of the Original Base Purchase Price, how the Original Base Purchase Price compared to the consideration in similar transactions in the medical technology sector, its views of the likelihood that RTI could receive a superior bid, and its assessment of the extent of the negotiations between the parties regarding the Original Base Purchase Price.

At the same January 12, 2020 meeting, representatives of Sidley Austin then summarized the material terms of the draft Original Purchase Agreement and members of RTI’s management team summarized terms of the ancillary agreements. The terms discussed included, but were not limited to: (i) the non-solicitation and termination provisions of the draft agreement, including the effect that these provisions could have on potential buyers in the future and the circumstances under which RTI would be required to pay a termination fee and reimburse the buyer for its expenses; (ii) the purchase price and working capital adjustment mechanisms; (iii) the Equity Commitment Letter; (iv) the conditions to the Closing; (v) survival period of the representations and warranties of RTI; (vi) the excluded liabilities; (vii) interim covenants regarding RTI’s operation of the Business; (viii) the non-compete covenant; and (ix) the material terms of the ancillary agreements, including the Transition Services Agreement, the Distribution Agreements, the License, and the Voting and Support Agreements. The Board discussed the material and summaries provided, during which certain members of RTI’s management team and Piper Sandler representatives answered the questions posed by the directors regarding the proposed sale, other bids received by RTI from potential buyers, the process followed by RTI in evaluating and negotiating Montagu’s offer, and provisions in the Original Purchase Agreement. Thereafter, at the Board’s request, representatives of Piper Sandler indicated that Piper Sandler was prepared to issue its opinion to the Board on the subsequent day, subject to finalization of the Original Purchase Agreement.

The Board held a meeting on January 13, 2020 with certain members of management and certain representatives of each of Piper Sandler, Sidley Austin and Holland & Knight. At such meeting, at the Board’s request, Piper Sandler verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of the written opinion by Piper Sandler to the Board on January 13, 2020) that, as of such date and based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Piper Sandler in connection with its preparation of the opinion, the Original Base Purchase Price was fair to RTI from a financial point of view. Thereafter, following further deliberation, the Board: (i) approved the Original Purchase Agreement and the Contemplated Transactions; and (ii) voted to recommend that the stockholders of RTI approve the Original Purchase Agreement. Immediately after this Board meeting, RTI and the Buyer, an affiliate of Montagu, executed the Original Purchase Agreement and RTI issued a press release announcing the execution of the Original Purchase Agreement.

The Board held a meeting on February 26, 2020 with certain members of management and certain representatives of each of Piper Sandler, Sidley Austin and Holland & Knight. At such meeting, the Board reviewed and approved the First Amendment. On March 6, 2020, the Company and the Buyer entered into the First Amendment.

As previously disclosed in the Current Report on Form 8-K filed by RTI with the SEC on March 30, 2020, on March 28, 2020, Weil, on behalf of Buyer, delivered a letter stating, among other things, that RTI was then in breach of Section 7.5(a) of the Original Purchase Agreement, as amended by the First Amendment, as a result of RTI’s failure to file within the time required under the Original Purchase Agreement, as amended by the First Amendment, a proxy statement with the SEC in connection with obtaining the Required Stockholder Vote. Pursuant to Section 11.1(b) of the Purchase Agreement, RTI had thirty days to cure such alleged breach. Weil, on behalf of the Buyer, subsequently asserted on April 14, 2020, that it believed RTI would remain in breach of Section 7.5(a) by filing a proxy statement combining its annual meeting and the special meeting to obtain the Required Stockholder Vote. In the April 14 letter referenced above, Weil also asserted that RTI had failed to provide certain requested financial information requested by the Buyer, and that RTI may be in breach of the representation and warranty in Section 5.4 of the Original Purchase Agreement, as amended by the First Amendment, by restating certain of its financial statements. RTI disputed these additional claims.

On April 22 and 23, 2020, representatives of RTI and Montagu discussed potential additional amendments to the terms of the Original Purchase Agreement, as amended by the First Amendment, including, among other things, (i) a reduction of the purchase price from $490 million to $440 million in cash, (ii) an elimination of RTI’s right to exchange a portion of the securities in one of the Group Companies for $10 million of partnership interests in an affiliate of Buyer, (iii) an extension of the time by which RTI would be required to file a proxy statement with the SEC in connection with obtaining the Required Stockholder Vote until after it had filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and an Amendment on Form 10-K/A to RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, (iv) an extension of the Outside Date from July 13, 2020 (subject to extension under certain circumstances), to August 31, 2020 and (v) a clarification that any impact of COVID-19 will not constitute a Material Adverse Effect. Sidley Austin distributed an initial draft of the Second Amendment to Weil during the evening on April 23, 2020. Between April 24 and April 26, 2020, representatives of Sidley Austin and Weil negotiated the specific terms of the Second Amendment.

On April 26, 2020, the Board held a meeting with certain members of management and certain representatives of each of Piper Sandler, Sidley Austin and Holland & Knight to discuss the Second Amendment. Prior to the meeting, the directors were provided with, among other things, a summary of the material terms of the Second Amendment, a copy of the then current draft of the Second Amendment and draft resolutions approving the Second Amendment, the Contemplated Transactions and certain related matters. At the Board’s request, representatives of Piper Sandler reviewed and discussed with the Board Piper Sandler’s financial analysis of the $440 million Base Purchase Price, how the Base Purchase Price compared to the consideration in similar transactions in the medical technology sector, its assessment of the likelihood that RTI could receive a superior bid, and its view of the reduction of the Original Base Purchase Price to the Base Purchase Price in light of the increased likelihood of the consummation of the Contemplated Transactions.

At the same April 26, 2020 meeting, representatives of Sidley Austin then summarized the material terms of the draft Second Amendment. The Board discussed the materials and summaries provided and certain provisions included in the Second Amendment. Representatives of Holland & Knight then reviewed with the Board its fiduciary duties under Delaware law. At the Board’s request, Piper Sandler verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of the written opinion by Piper Sandler to the Board on April 26, 2020) that, as of such date and based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Piper Sandler in connection with its preparation of the opinion, the $440 million Base Purchase Price was fair to RTI from a financial point of view. Thereafter, following further deliberation, the Board: (i) approved the Second Amendment and the Contemplated Transactions; and (ii) voted to recommend that the stockholders of RTI approve the Purchase Agreement, as amended by the Second Amendment. On April 27, 2020, RTI and the Buyer executed the Second Amendment.

Recommendation of the Board and Its Reasons for the Contemplated Transactions

The Board, after considering the factors described below has unanimously determined that the terms of the Purchase Agreement and the Contemplated Transactions are fair to and in the best interests of RTI and its stockholders, has declared advisable the Purchase Agreement and has adopted and approved the Purchase Agreement and the Contemplated Transactions. The Board recommends that you vote “FOR” the approval of the Contemplated Transactions.

In evaluating the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Contemplated Transactions, the Board consulted with RTI’s senior management, outside legal counsel and the financial advisor and, in recommending that RTI’s stockholders vote “FOR” the approval of the Contemplated Transactions, considered numerous positive factors relating to the Contemplated Transactions. Such positive factors include the following material factors (which are not necessarily in the order of relative importance):

•	the Board’s understanding of RTI’s businesses, operations, financial condition, earnings, strategy and prospects;

•

the Board’s understanding of RTI’s business plan and historical and projected financial performance and the risks and uncertainties in executing on the business plan and achieving such financial projections, general macroeconomic challenges and market risks;

•	historical trading ranges of our common stock on Nasdaq;

•	the purchase price consideration;

•

the Board’s belief that it conducted a thorough review of a potential sale of the Business, including conducting a competitive sale process in which Montagu emerged as the bidder offering the highest purchase price consideration and an accelerated transaction timeline, as illustrated by the following factors:

•	Piper Sandler contacted 81 potential parties and had an introductory call with each party to discuss the potential acquisition opportunity;

•	13 parties had meetings or calls with members of RTI’s management team and management also hosted one of the parties in Alachua, Florida for a facility visit;

•	RTI’s confidential information memorandum was distributed to 51 parties who signed non-disclosure agreements;

•	several parties engaged Piper Sandler in preliminary diligence questions and requests; and

•	RTI received a pre-emptive bid on December 2, 2019 from Montagu for a purchase price of $480 million and nine indications of interest ranging from $300 million to $440 million.

•	the Purchase Agreement permits RTI’s review of unsolicited proposals that could potentially top Montagu’s bid;

•

the Board’s belief that the $440 million offer from Montagu will provide greater value to RTI than any other alternative reasonably available to RTI (including retaining the Business), taking into account execution, business, competitive, industry and market risks;

•	the financial analyses reviewed and discussed with the Board by representatives of the financial advisor;

•

the opinion of Piper Sandler, delivered to the Board on April 26, 2020, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler, as described in its written opinion, the Base Purchase Price was fair, from a financial point of view, to RTI, as more fully described below under “The Contemplated Transactions—Opinion of RTI’s Financial Advisor” beginning on page 41;

•	the Board’s belief that the purchase price to be paid to RTI in connection with the Contemplated Transactions represents a compelling valuation of the Business;

•

the Board’s view, at the time of its evaluation of the Purchase Agreement and the Contemplated Transactions, that the Contemplated Transactions had a high likelihood of being completed in a timely manner given the commitment of both parties to complete the Contemplated Transactions pursuant to their respective obligations under the Purchase Agreement, the limited nature of the closing conditions under the Purchase Agreement, and the fact that Montagu’s obligation to complete the Contemplated Transactions are not conditioned on Montagu obtaining financing; and

•

the resolutions approving the Purchase Agreement and the Contemplated Transactions were unanimously approved by the Board, which is comprised of a majority of independent directors not employees of RTI or any of its subsidiaries, and which retained and received advice from RTI’s outside legal counsel and the financial advisor with respect to the terms of the Purchase Agreement and the Contemplated Transactions.

In evaluating the Purchase Agreement and the Contemplated Transactions, the Board consulted with RTI’s senior management, outside counsel and the financial advisor and, in recommending that RTI’s stockholders vote “FOR” the approval of the Contemplated Transactions, considered the risks and potentially negative factors relating to the Purchase Agreement and the Contemplated Transactions. Such risks and potentially negative factors include the following material risks and factors (which are not necessarily in the order of relative importance):

•	RTI will not have a continuing interest in the “metals” business or the “biologics” business sold in the Contemplated Transactions;

•

the risk that the Contemplated Transactions will be delayed or will not be completed and the potential loss of value to RTI and the potential negative impact on the financial position, operations and prospects of RTI if the Contemplated Transactions are delayed or are not completed for any reason;

•

the risk of incurring substantial expenses related to the Contemplated Transactions, including in connection with the pursuit of the required regulatory approvals and also in connection with potential litigation that may arise in the future;

•

the significant costs involved in connection with negotiating the Purchase Agreement and completing the Contemplated Transactions, the substantial management time and effort required to close the Contemplated Transactions and the related disruption to RTI’s day-to-day operations during the interim period between execution of the Purchase Agreement and the Closing and the resultant risk of the Contemplated Transactions are not consummated;

•

the risk, if the Contemplated Transactions are not consummated, that the pendency of the Contemplated Transactions could affect adversely the relationship of RTI and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings;

•

the terms of the Purchase Agreement that place restrictions on the conduct of RTI’s businesses prior to completion of the Contemplated Transactions, which may delay or prevent RTI from undertaking business opportunities that may arise prior to completion of the Contemplated Transactions and the resultant risk if the Contemplated Transactions are not consummated;

•	the covenant in the Purchase Agreement prohibiting RTI from soliciting competing proposals and restricting our ability to entertain competing proposals unless certain conditions are satisfied;

•

the fact that we are obligated to provide Montagu with notice of any acquisition proposal and an opportunity to match any competing proposal, although the Board believed that this would not preclude a potential acquirer from submitting a competing proposal;

•

the fact that, under the terms of the Purchase Agreement, RTI must pay Montagu a termination fee if the Purchase Agreement is terminated in certain circumstances, although the Board was of the view that the amount of the termination fee ($14.7 million) was reasonable in the context of termination and similar fees payable in other transactions and in light of the overall terms of the Purchase Agreement and that the termination fee would not preclude another party from making a competing acquisition proposal;

•

certain of RTI’s executive officers and directors may have interests in the Contemplated Transactions that are different from, or in addition to, the interests of RTI’s stockholders (see the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions”); and

•	the other factors described in the section of this proxy statement entitled “Risk Factors.”

The Board believed that, overall, the potential benefits of the Contemplated Transactions to RTI’s stockholders outweighed the risks and uncertainties of the Contemplated Transactions.

The above discussion of factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the Contemplated Transactions, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Each member of the Board based its recommendation on the totality of the information presented.

This explanation of the Board’s reasons for the Contemplated Transactions and other information presented in this section is forward-looking in nature and should be read in light of the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of RTI’s Financial Advisor

RTI retained Piper Sandler to act as financial advisor to the Board, and, if requested, to render to the Board an opinion as to the fairness, from a financial point of view, to RTI of the Base Purchase Price.

The full text of the Piper Sandler written opinion dated April 26, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex B to this proxy statement. The Piper Sandler opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Base Purchase Price. Piper Sandler’s opinion was directed to the Board in connection with its consideration of the Contemplated Transactions and was not intended to be, and does not constitute, a recommendation to any stockholder of RTI as to how such stockholder should vote or act with respect to the Contemplated Transactions or any other matter. Piper Sandler’s opinion was approved for issuance by the Piper Sandler opinion committee.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Sandler, among other things:

•	reviewed and analyzed the financial terms of the Original Purchase Agreement together with the First Amendment;

•	reviewed and analyzed financial terms of the draft dated April 26, 2020 of the Second Amendment;

•	reviewed and analyzed certain financial and other data with respect to the Business which was publicly available;

•

reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Business that were furnished to Piper Sandler by RTI;

•

conducted discussions with members of senior management and representatives of RTI concerning the two immediately preceding matters described above, as well as the business and prospects of the Business before and after giving effect to the Contemplated Transactions;

•	compared the financial performance of the Business with that of certain publicly traded companies that Piper Sandler deemed relevant; and

•	reviewed the financial terms of certain business combination transactions that Piper Sandler deemed relevant.

In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Sandler deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Sandler in connection with the preparation of its fairness opinion and reviewed with the Board at a meeting held on April 26, 2020.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Sandler. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Sandler or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 24, 2020, and is not necessarily indicative of current market conditions.

Unless the context indicates otherwise, for purposes of the financial analyses described below, Piper Sandler calculated (i) enterprise value (“EV”) for each company (defined as the relevant company’s common equity value, plus book value of preferred stock, plus, debt less cash and cash equivalents (“net debt”), plus, where applicable, book value of non-controlling interests), including (a) EV for each publicly traded company, based on (I) the market value of the relevant company’s diluted common equity, using closing stock prices on April 24, 2020, and (II) the relevant company’s net debt as of such company’s most recently reported quarter end, and (b) EV for each target business included in the merger and acquisition (“M&A”) transactions, based on (I) the implied value of the relevant target company’s common equity using the implied purchase price paid for such target company’s common equity in the relevant M&A transaction and the relevant target company’s net debt as of such target company’s most recently reported quarter end immediately prior to announcement of the relevant M&A transaction (in the case of M&A transactions involving the acquisition of public companies), or otherwise (II) the publicly announced EV for the target business at the time of announcement of the relevant M&A transaction, and (ii) diluted equity using the treasury stock method.

Also for purposes of its financial analyses described below, Piper Sandler (i) assumed a value of the Base Purchase Price of $440 million in cash, and (ii) conducted its analyses on the Business pro forma for the

Contemplated Transactions, which included the estimated impact of (a) the financial terms of the agreements ancillary to the Purchase Agreement, including RTI becoming a customer of the Business and the estimated RTI reimbursement to the Business of certain research and development expenses, and (b) costs of the Business associated with operating as a stand-alone entity.

In addition, a number of metrics described below are based on financial results for the last twelve month period for which financial information was publicly available (“LTM”), which (i) in the case of the publicly traded companies analysis, was based on LTM data as of December 31, 2019, (ii) in the case of the M&A transactions analyses, was based on LTM data available immediately prior to announcement of the relevant M&A transaction, and (iii) in the case of the Business, was based on historical financial information for the twelve month period ended December 31, 2019. Reference to “FTM” refer to the applicable 12 month period immediately following the applicable LTM period. References to “EBITDA” are references to earnings before interest, taxes and depreciation and amortization, adjusted for certain non-cash and one-time or non-recurring items where applicable.

Selected Public Companies Analysis

Medical Technology Companies—OEM Business Profile

Piper Sandler reviewed, among other things, historical LTM information for the Business, as described above, as well as projected financial data for the Business prepared by RTI’s management for the year ending December 31, 2020, and compared such data to corresponding Wall Street consensus research estimates for public companies in the medical technology industry that Piper Sandler believed were comparable to the Business’ financial profile. Piper Sandler selected the only U.S. public company that it considered to be solely focused on medical manufacturing similar to the Business: Integer Holdings Corporation.

For the selected medical technology public companies analysis, Piper Sandler compared, among other things, the implied EV/LTM EBITDA multiple for the Business, based on the value of the Base Purchase Price, to the corresponding multiple for the selected medical technology public company, as well as the projected implied EV/2020 EBITDA multiple for the Business, based on the value of the Base Purchase Price, to the corresponding multiple for the selected medical technology public company, in each case, as derived from the medical technology public company’s closing price per share on April 24, 2020. The projected 2020 EBITDA for the Business was based on estimates provided by RTI’s management. Projected 2020 EBITDA for the selected medical technology public company was based on Wall Street consensus research estimates and public filings.

The analysis indicated the following multiples:

	The Business	Selected Public Company
EV to LTM EBITDA	10.1x	11.1x
EV to estimated 2020 EBITDA	13.5x	13.1x

Based on this analysis, Piper Sandler noted that, with respect to the Business, the implied EV/LTM EBITDA multiple was below the implied EV/LTM EBITDA multiple for the selected public company, and the implied EV/2020 EBITDA multiple was above the implied EV/2020 EBITDA multiple for the selected public company. In addition, Piper Sandler observed that the implied EVs for the Business based on the corresponding multiples for the selected company for each analysis yielded the following, as compared to the value of the Base Purchase Price:

Implied Enterprise Value of the Business (in millions)
2019 EBITDA	$486
2020 EBITDA	$428
Base Purchase Price	$440

Selected M&A Transaction Analysis

Medical Technology Companies—OEM Business Profile

Piper Sandler reviewed M&A transactions involving target companies in the medical technology industry that were announced after January 1, 2014 involving medical manufacturing targets that operated a business to business sales model.

Based on these criteria, the following 24 transactions were selected:

Target	Acquiror	Date of Transaction Announcement
IWG High Performance Conductors, Inc (Trenton)	Teleflex Medical OEM LLC	February 20, 2020

Providien LLC	Carlisle Companies Incorporated	October 21, 2019

Collagen Matrix, Inc.	Linden Capital Partners	August 1, 2019

Science Care Parent Inc.	Levine Leichtman Capital Partners VI, L.P.	April 5, 2019

Orchid Orthopedic Solutions LLC	Nordic Capital Fund IX	January 22, 2019

Avalign Technologies, Inc.	Linden Capital Partners	December 28, 2018

Integer Holdings Corporation (Adv. Surg. & Ortho.)	MedPlast, LLC	May 3, 2018

Cadence Inc.	Kohlberg & Company	April 18, 2018

Paragon Medical, Inc.	NN, Inc.	April 3, 2018

Cirtech Medical Corp.	3i Group plc	July 5, 2017

Tecomet Inc.	Charlesbank Capital Partners, LLC	May 1, 2017

Vention Medical, Inc. (Adv. Technologies)	Nordson Corporation	February 20, 2017

Vention Medical, Inc. (Device Mfg. Serv.)	MedPlast Inc. (backed by JLL Partners & Water Street Healthcare Partners)	February 20, 2017

Specialty Silicon Fabricators Inc.	Trelleborg Sealing Solutions	June 13, 2016

Marle International SAS	IK Investment Partners	May 25, 2016

Alcoa Remmele Medical Operations	Lisi Medical SAS	April 12, 2016

Creganna Medical Group	TE Connectivity Ltd.	February 2, 2016

Lake Region Medical Ltd.	Greatbatch, Inc.	August 27, 2015

Avalign Technologies Holdings Inc.	Arlington Capital Partners	July 15, 2015

AdvancedCath Technologies Inc.	TE Connectivity Ltd.	February 18, 2015

Precision Wire Components, LLC	Creganna-Tactx Medical	October 29, 2014

Avalon Laboratories Holding Corp.	Nordson Corporation	August 4, 2014

Target	Acquiror	Date of Transaction Announcement
Symmetry Medical Inc. (OEM Solutions)(1)	Tecomet Inc. (Genstar Capital portfolio company)	August 4, 2014

Lake Region Medical Ltd.	Accellent Inc.	February 3, 2014

(1)	EV/FTM EBITDA data was not available.

For this selected M&A transactions analysis, Piper Sandler compared, among other things, the implied EV/LTM EBITDA multiple for the Business, based on the value of the Base Purchase Price, to the corresponding multiple for each selected transaction, as well as the implied EV/FTM EBITDA multiple for the Business, based on the value of the Base Purchase Price, to the corresponding multiple for each selected transaction. FTM EBITDA for the Business was based on estimates of RTI’s management. FTM EBITDA for the selected transactions was based on selected Wall Street research estimates or disclosure by the companies involved in the transactions available at the time of the announcement of the relevant transaction.

This analysis indicated the following multiples:

Selected M&A Transactions
	The Business	High	75th%	Mean	Median	25th%	Low
EV to LTM EBITDA	10.1x	16.0x	14.7x	12.7x	13.0x	11.0x	7.4x
EV to FTM EBITDA	13.5x	14.5x	12.3x	10.9x	10.8x	9.4x	7.1x

Based on this analysis, Piper Sandler noted that, with respect to the Business, the implied EV/LTM EBITDA multiple fell between the 25th percentile and the “Low” of implied EV/LTM EBITDA multiples for the selected M&A transactions and the implied EV/FTM EBITDA multiple fell between the “High” and the 75th percentile of implied EV/FTM EBITDA multiples for the selected M&A transactions. In addition, Piper Sandler observed that the range of implied EVs for the Business based on the mean and median for each analysis, yielded the following, as compared to the value of the Base Purchase Price:

Implied Median/Mean Enterprise Value of the Business (in millions)
LTM EBITDA	$555 - $569
FTM EBITDA	$352 - $354
Base Purchase Price	$440

Medical Technology Companies—Financial Profile

Piper Sandler also reviewed M&A transactions involving target businesses in the medical technology industry that Piper Sandler believed were comparable to the Business’ financial profile. Piper Sandler selected transactions that were announced after January 1, 2014, involving U.S. public or private medical technology businesses as targets that had: (i) LTM revenue greater than $10 million and less than $500 million, (ii) LTM EBITDA margins greater than 15% and (iii) FTM revenue growth less than or equal to 10%.

Based on these criteria, the following 21 transactions were selected:

Target	Acquiror	Date of Transaction Announcement
Hill-Rom Holdings, Inc. - Aspen Surgical Products, Inc.	Audax Management Company, LLC, Audax Private Equity	July 10, 2019

Science Care Parent Inc.	Levine Leichtman Capital Partners VI, L.P.	April 5, 2019

Avalign Technologies, Inc.	Linden Capital Partners Symmetry Surgical, Inc.	December 28, 2018 July 9, 2018

Bovie Medical Corporation (Core Business)	Kohlberg & Company	April 18, 2018

Cadence Inc.	Jordan Company, LP/Linden Capital Partners	October 30, 2017

Young Innovations, Inc.	TPG Capital, L.P.	October 23, 2017

Exactech, Inc.	EQT Partners Inc.	October 18, 2017

Clinical Innovations, LLC

G&H Wire Company, Inc. (DBA G&H Orthodontics)	Altaris Capital Partners, LLC	September 12, 2017

Tecomet Inc.	Charlesbank Capital Partners, LLC	May 1, 2017

Fotona Holdings, LLC	AGIC Capital	April 20, 2017

Johnson & Johnson Services, Inc. (Codman Neurosurgery business)(1)	Integra LifeSciences Holding Corporation	February 15, 2017

Surgical Specialties Corp.	Vivo Capital	December 19, 2016

Beaver-Visitec International	TPG Capital, L.P.	July 18, 2016

Marle International SAS	IK Investment Partners	May 25, 2016

Alcoa Remmele Medical Operations	Lisi Medical SAS	April 12, 2016

Creganna Medical Group	TE Connectivity Ltd.	February 2, 2016

Avalign Technologies Holdings Inc.	Arlington Capital Partners	August 7, 2015

American Medical Systems, Inc.—Urology Business	Boston Scientific Corporation	March 2, 2015

Precision Wire Components, LLC	Creganna-Tactx Medical	October 29, 2014

ArthroCare Corporation	Smith & Nephew plc	February 3, 2014

(1)	EV/FTM EBITDA data was not available.

For this selected M&A transactions analysis, Piper Sandler compared, among other things, the implied EV/LTM EBITDA multiple for the Business, based on the value of the Base Purchase Price, to the corresponding multiple for each selected transaction, as well as the implied EV/FTM EBITDA multiple for the Business, based on the value of the Base Purchase Price, to the corresponding multiple for each selected transaction. FTM EBITDA for the Business was based on estimates of RTI’s management. FTM EBITDA for the selected transactions was based on selected Wall Street research estimates or disclosure by the companies involved in the transactions available at the time of the announcement of the relevant transaction.

This analysis indicated the following multiples:

Selected M&A Transactions
	The Business	High	75th%	Mean	Median	25th%	Low
EV to LTM EBITDA	10.1x	16.3x	13.1x	11.6x	11.1x	9.8x	7.4x
EV to FTM EBITDA	13.5x	15.6x	11.8x	10.4x	9.9x	8.8x	6.5x

Based on this analysis, Piper Sandler noted that, with respect to the Business, the implied EV/LTM EBITDA multiple fell between the median range and the 25th percentile of implied EV/LTM EBITDA multiples for the selected M&A transactions and the implied EV/FTM EBITDA multiple fell between the “High” and the 75th percentile of implied EV/FTM EBITDA multiples for the selected M&A transactions. In addition, Piper Sandler observed that the range of implied EVs for the Business based on the mean and median for each analysis, yielded the following, as compared to the value of the Base Purchase Price:

Implied Median/Mean Enterprise Value of the Business (in millions)
LTM EBITDA	$485 - $508
FTM EBITDA	$321 - $338
Base Purchase Price	$440

Medical Technology Companies—Divestitures

In addition, Piper Sandler reviewed M&A transactions involving target businesses in the medical technology industry that were divested from larger, public companies. Piper Sandler selected divestiture transactions that were announced after January 1, 2014 involving U.S. medical technology businesses as targets with FTM revenue growth less than or equal to 10%.

Based on these criteria, the following 17 transactions were selected:

Target	Acquiror	Date of Transaction Announcement
Hologic, Inc.—Cynosure, LLC	Clayton, Dubilier &Rice, LLC	November 19, 2019

Hill-Rom Holdings, Inc.—Aspen Surgical Products, Inc.	Audax Management Company, LLC, Audax Private Equity	July 10, 2019

Bovie Medical Corporation (Core Business)	Symmetry Surgical, Inc.	July 9, 2018

Integer Holdings Corporation — Advanced Surgical & Ortho Business	MedPlast, LLC	May 3, 2018

Becton, Dickinson and Company — Needle Biopsy & Drainage Business	Merit Medical Systems, Inc.	November 16, 2017

Halyard Health, Inc.—Surgical & Infection Prevention Business	Owens & Minor, Inc.	November 1, 2017

Medtronic Inc.—Medical Supplies Business	Cardinal Health Inc	April 18, 2017

Johnson & Johnson—Codman Neurosurgery Business(1)	Integra LifeSciences Holdings Corporation	February 15, 2017

Target	Acquiror	Date of Transaction Announcement
Acelity L.P. Inc.—Lifecell Business	Allergan plc	December 20, 2016

Hologic, Inc.—Blood Screening Business(1)	Grifols, S.A.	December 14, 2016

Patterson Medical Supply Inc.	Madison Dearborn Partners, LLC	May 18, 2016

Johnson & Johnson—Cordis Corp Business	Cardinal Health Inc	July 1, 2015

Endo—AMS Urology Business	Boston Scientific Corporation	March 2, 2015

Siemens Audiology Solutions Business(1)	EQT VI L.P.& Santo Holding AG	March 2, 2015

Wright Medical Group, Inc.—OrthoRecon Business	MicroPort Medical B.V.	November 6, 2014

GE—Thomas Medical Products, Inc. Business	Merit Medical Systems, Inc.	November 26, 2012

Orthofix—Breg, Inc. Business	Water Street Healthcare Partners, LLC.	April 24, 2012

(1)	EV/FTM EBITDA data was not available.

For this selected M&A transactions analysis, Piper Sandler compared, among other things, the implied EV/LTM EBITDA multiple for the Business, based on the value of the Base Purchase Price, to the corresponding multiple for each selected transaction, as well as the implied EV/FTM EBITDA multiple for the Business, based on the value of the Base Purchase Price, to the corresponding multiple for each selected transaction. FTM EBITDA for the Business was based on estimates of RTI’s management. FTM EBITDA for the selected transactions was based on selected Wall Street research estimates or disclosure by the companies involved in the transactions available at the time of the announcement of the relevant transaction.

This analysis indicated the following multiples:

Selected M&A Transactions
	The Business	High	75th%	Mean	Median	25th%	Low
EV to LTM EBITDA	10.1x	29.3x	12.8x	11.4x	11.0x	7.8x	4.6x
EV to FTM EBITDA	13.5x	18.6x	11.7x	9.8x	9.1x	7.1x	4.6x

Based on this analysis, Piper Sandler noted that, with respect to the Business, the implied EV/LTM EBITDA multiple fell between the median range and the 25th percentile of implied EV/LTM EBITDA multiples for the selected M&A transactions, and the implied EV/FTM EBITDA multiple fell between the “High” and the 75th percentile of implied EV/FTM EBITDA multiples for the selected M&A transactions. In addition, Piper Sandler observed that the range of implied EVs for the Business based on the mean and median for each analysis, yielded the following, as compared to the value of the Base Purchase Price:

Implied Median/Mean Enterprise Value of the Business (in millions)
LTM EBITDA	$481 - $499
FTM EBITDA	$296 - $320
Base Purchase Price	$440

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Sandler calculated an estimated range of theoretical enterprise values for the Business based on the net present value of (i) projected unlevered after tax free cash flows (see the section of this proxy statement entitled “The Contemplated Transactions—Certain Unaudited Prospective Financial Information,” beginning on page 52) from March 31, 2020 to December 31, 2024, discounted back to March 31, 2020 and (ii) a projected terminal value at December 31, 2024 calculated using perpetuity growth rates ranging from 3.5% to 4.5% based on Piper Sandler’s judgement of long term growth rates for a company such as the Business, discounted back to March 31, 2020. The after tax free cash flows for each year were calculated from operating financial projections for such periods provided to Piper Sandler by RTI. Piper Sandler calculated the range of net present values for unlevered free cash flows for such periods based on a range of discount rates ranging from 9.9% to 11.9%, based on its estimation of RTI’s weighted average cost of capital (“WACC”) using the capital asset pricing model, together with a size premium. Piper Sandler used RTI’s estimated WACC as a proxy for the estimated WACC for the Business in light of (i) the Business not being a stand-alone company, and (ii) the relative size of the Business as compared to that of RTI.

This analysis resulted in implied enterprise values of the Business ranging from approximately $361 million to $560 million. Piper Sandler observed that the value of the Base Purchase Price was within the range of implied enterprise values derived from this analysis.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Sandler and reviewed with the Board. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Sandler believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Sandler opinion. In arriving at its opinion, Piper Sandler considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Sandler made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Sandler’s view of the actual value of the Business.

None of the selected companies or transactions used in the analyses above is directly comparable to the Business or the Contemplated Transactions. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Sandler performed its analyses for purposes of providing its opinion to the Board. Certain of the analyses performed by Piper Sandler were based upon financial projections of future results furnished to Piper Sandler by RTI’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Sandler does not assume responsibility if future results are materially different from projected financial results.

Piper Sandler’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the Purchase Agreement and the Contemplated Transactions. While Piper Sandler provided advice to the Board during RTI’s negotiations with Montagu, Piper Sandler did not recommend any specific amount or type of consideration.

Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler, including that the historical unaudited financial information provided to Piper Sandler with respect to the year ended December 31, 2019 would not differ from the corresponding historical audited financial information to be included in, or underlying, RTI’s to-be-issued audited financial statements with respect to such period in any respect that would materially affect Piper Sandler’s analyses or opinion. Piper Sandler further relied upon the assurances of the management of RTI that the financial information provided to Piper Sandler was prepared on a reasonable basis in accordance with industry practice, and that the management of RTI was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading, including that the assets and liabilities of the Group Companies upon consummation of the Contemplated Transactions would not include any assets or liabilities unrelated to the operations of the Business. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Sandler assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Sandler, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of RTI as to the expected future results of operations and financial condition of the Business, pro forma for the Contemplated Transactions, including the impact of the COVID-19 novel coronavirus pandemic on the operations and prospects of the Business directly, as well as the impact of such pandemic on the Business through its effects on general market and economic conditions. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. In particular, Piper Sandler assumed that (i) any net revenues (or expenses) resulting from the performance of the Transition Services Agreement would be de minimis, or otherwise not material to its analysis, and (ii) the financial terms of each of (a) the Manufacture and Distribution Agreement, (b) the design and development agreement, and (c) the Processing and Distribution Agreement entered into between RTI and/or its affiliates and the Buyer and/or its affiliates in connection with the Contemplated Transactions were fully reflected, in all respects material to Piper Sandler’s analysis, in the financial forecasts, estimates and forward-looking information referred to above.

Piper Sandler relied, with consent of the Board, on advice of the outside counsel and the independent accountants to RTI, and on the assumptions of the management of RTI, as to all accounting, legal, tax and financial reporting matters with respect to RTI, the Group Companies, the Business, the Contemplated Transactions and the Purchase Agreement.

In arriving at its opinion, Piper Sandler assumed that the executed Purchase Agreement would be in all material respects identical to the last draft reviewed by Piper Sandler. Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of the parties to the Purchase Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Contemplated Transactions will be consummated pursuant to the terms of the Purchase Agreement without amendments thereto, and (iv) all conditions to the consummation of the Contemplated Transactions will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the Contemplated Transactions will be obtained in a manner that would not adversely affect RTI, the Group Companies, the Business or the contemplated benefits of the Contemplated Transactions.

In arriving at its opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of RTI, the Group Companies or the Business, and Piper Sandler was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of RTI, the Group Companies or the Business under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with its opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of RTI, the Group Companies, the Business or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which RTI or any of its affiliates is a party or may be subject, and at the direction of RTI and with its consent, Piper Sandler’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to RTI of the Base Purchase Price set forth in the Purchase Agreement and did not address any other terms or agreement relating to the Contemplated Transactions or any other terms of the Purchase Agreement. In particular, its opinion did not address any term or terms of (i)(a) the Transition Services Agreement, (b) the Manufacture and Distribution Agreement, (c) the License, (d) the Processing and Distribution Agreement, (e) the design and development agreement, (f) any quality agreement(s) (the “Quality Agreements”), in each case, to be entered into on or before the consummation of the Contemplated Transactions between RTI and/or its affiliates and the Buyer and/or its affiliates, or (ii) the Voting and Support Agreements entered into between certain stockholders of RTI and the Buyer. Piper Sandler was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect any of the Contemplated Transactions, the merits of any of the Contemplated Transactions relative to any alternative transaction or business strategy that may be available to RTI, the Buyer’s ability to fund the consideration to be paid in the Sale, any other terms contemplated by the Purchase Agreement or the fairness of any of the Contemplated Transactions to any other class of securities, creditor or other constituency of RTI. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to any of the Contemplated Transactions, or any class of such persons, relative to the compensation to be received by RTI in the Sale or with respect to the fairness of any such compensation.

Information about Piper Sandler

As a part of its investment banking business, Piper Sandler is regularly engaged in the valuation of businesses in the medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Piper Sandler to be its financial advisor and render its fairness opinion in connection with the Contemplated Transactions on the basis of such experience and its familiarity with RTI and the Business.

Piper Sandler acted as a financial advisor to RTI in connection with the Contemplated Transactions and will receive a fee, currently estimated to be approximately $5.625 million, from RTI, which is contingent upon the consummation of the Sale, except for $500,000 of such fee which has been paid to Piper Sandler for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of any of the Contemplated Transactions or the conclusions reached in Piper Sandler’s opinion. RTI has also agreed to indemnify Piper Sandler against certain liabilities and reimburse Piper Sandler for certain expenses in connection with its services. Piper Sandler has in the past provided financial advisory and financing services to RTI, including acting as RTI’s exclusive financial advisor for its acquisition of Paradigm Spine, LLC in 2019, for which Piper Sandler received a fee of approximately $3.8 million. In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of RTI or affiliates of the Buyer for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Sandler may also, in the future, provide investment banking and financial advisory services to RTI, the Group Companies, the Buyer or the entities that are affiliated with RTI or the Buyer, for which Piper Sandler would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s Research Department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to RTI, the Group Companies, the Business and the Contemplated Transactions and other participants in the Contemplated Transactions that differ from the opinions of Piper Sandler’s investment banking personnel.

Certain Unaudited Prospective Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, RTI does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, guidance with respect to the then-current fiscal year for certain expected financial results in its regular earnings press releases and communications and other investor materials. However, in connection with the evaluation of a possible sale of the Business, in the fall of 2019 RTI’s management prepared, based on information available at that time, financial projections for the Business, consisting of revenue, gross profits, operating expenses and EBITDA for fiscal years 2019 through 2024. These projections were provided to Montagu and other potential buyers of the Business as part of the confidential information memorandum, as well as to the Board and to Piper Sandler. In December 2019, these same projections were available in the data room, to which Montagu had access during the course of its due diligence process. In January 2020, RTI’s management provided, based on information available at that time, updated projections for the Business, consisting of total revenue, gross profits, operating expenses, EBITDA and additional items to calculate free cash flow, including depreciation and amortization, capital expenditures and changes in working capital, for fiscal years 2019 through 2024 (the “January 2020 Update”), to the Board and to Piper Sandler, for use and reliance in connection with its analysis and opinion. These updated projections in the January 2020 Update were not provided to Montagu or any other potential buyer of the Business and included projections of additional financial measures, including additional projected financial information which Piper Sandler used to calculate estimated free cash flows. In April 2020, RTI’s management provided, based on information available at that time, updated projections for the Business, consisting of total revenue, gross profits, operating expenses, EBITDA, and additional items to calculate free cash flow, including depreciation and amortization, capital expenditures, changes in working capital, and additional projected financial information including additional projected financial information which Piper Sandler used to calculate estimated free cash flows, for fiscal years 2019 through 2024 (the “April 2020 Update”), to the Board and to Piper Sandler, for use and reliance in connection with its analysis and opinion. These updated projections in the April 2020 Update were not provided to Montagu or any other potential buyer of the Business.

Summaries of the financial projections are included in this proxy statement only because certain of the financial projections were made available to RTI, the Board, Montagu and representatives of Piper Sandler, as applicable. RTI has included below a summary of these financial projections to provide its stockholders access to certain non-public information that was furnished to the above-listed parties and considered by Piper Sandler in connection with its financial analysis. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by RTI that the financial projections or the information contained in such financial projections is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with GAAP, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither of RTI’s independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections or expressed any opinion or any other form of assurance on the financial projections or their achievability, and RTI’s independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the financial projections. The financial projections were also prepared prior to the COVID-19 novel coronavirus pandemic and do not take into account any adverse effects that may impact RTI or its Business as a result. Please read the information set forth in the section below entitled “Important Information About the Financial Projections.”

Business Financial Projections

The following projections, comprised of revenue, gross profits, operating expenses and EBITDA for fiscal years 2019 through 2024 for the Business, were prepared by RTI’s management and were provided to potential buyers of the Business in RTI’s confidential information memorandum, including Montagu, on November 19, 2019, as well as to the Board and Piper Sandler. These same projections were also provided to Montagu in the data room:

	Fiscal Year Ending December 31,
	2019	2020	2021	2022	2023	2024
($ in millions)	(estimated)
Total Revenue	$216	$229	$243	$258	$274	$289
Gross Profit	$95	$105	$111	$118	$124	$132
Operating Expenses	$65	$70	$73	$75	$74	$75
EBITDA	$40	$45	$48	$53	$60	$66

January 2020 Update to Business Financial Projections

The following updated projections, comprised of total revenue, gross profits, operating expenses, EBITDA for fiscal years 2019 through 2024 for the Business, were prepared by RTI management and provided to Piper Sandler. RTI management also provided additional projected financial information, including depreciation and amortization, capital expenditures and changes in working capital, which Piper Sandler used to calculate the estimated free cash flows in the table below. The following updated projections were also provided to the Board:

	Fiscal Year Ending December 31,
	2019		2020	2021	2022	2023	2024
($ in millions)	(estimated)
Total Revenue	$218		$231	$245	$261	$279	$294
Gross Profit	$97		$108	$113	$120	$130	$137
Operating Expenses	$64		$71	$74	$75	$75	$76
EBITDA	$43		$47	$49	$55	$64	$71
Free Cash Flow		(1)	$24	$25	$28	$33	$39

[1]	Estimated 2019 free cash flow was not provided

April 2020 Update to Business Financial Projections

The following updated projections, comprised of total revenue, gross profits, operating expenses, EBITDA for fiscal years 2019 through 2024 for the Business, were prepared by RTI management and provided to Piper Sandler. RTI management also provided additional projected financial information, including depreciation and amortization, capital expenditures and changes in working capital, which Piper Sandler used to calculate the estimated free cash flows in the table below. The following updated projections were also provided to the Board:

	Fiscal Year Ending December 31,
	2019[2]		2020		2021	2022	2023	2024
($ in millions)	(estimated)
Total Revenue	$219		$197		$245	$261	$279	$294
Gross Profit	$97		$78		$113	$120	$130	$137
Operating Expenses	$63		$56		$74	$75	$75	$76
EBITDA	$44		$33		$49	$55	$64	$71
Free Cash Flow		(3)	$8	(4)	$26	$27	$32	$37

Important Information About the Business Financial Projections

In the view of RTI’s management, the financial projections were prepared on a reasonable basis reflecting RTI’s management’s best available estimates and judgments regarding the Business’s future financial performance on the dates they were prepared. The financial projections were pro forma for the Contemplated Transactions, which include the estimated impact of (a) the financial terms of the agreements ancillary to the Purchase Agreement, including RTI becoming a customer of the Business and the estimated RTI reimbursement to the Business of certain research and development expenses, and (b) costs of the Business associated with operating as a stand-alone entity. RTI has not updated these financial projections and does not intend to do so. The financial projections are not facts and should not be relied upon as necessarily predictive of actual future results. You are cautioned not to place undue reliance upon the financial projections. In addition, certain information above provides summaries of the key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the financial projections. The ultimate performance of the Business could be materially different than the applicable financial projections. Neither RTI nor any of its affiliates, advisors or other representatives assumes any responsibility for or makes any representation as to the ultimate performance of the Business relative to the financial projections or otherwise. Except as required by applicable law, neither RTI nor any of its affiliates, advisors or other representatives intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the financial projections if any or all of them have changed or change or otherwise are or become inaccurate, even in the event that any or all assumptions are shown to be in error (even in the short term). These considerations should be taken into account if reviewing or evaluating the financial projections, which were prepared as of an earlier date.

The financial projections do not necessarily reflect changes in general business or economic conditions, including the effect of the Contemplated Transactions, changes in RTI’s businesses or prospects or any other transactions or events that have occurred or that may occur, including any failure of the Contemplated Transactions to be consummated, that were not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or predictive of future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved. Further, the length and severity of the COVID-19 novel coronavirus pandemic, including its impacts

[2]

In connection with the finalization of the Company’s 2019 audited financial information, pro forma Total Revenue and EBITDA increased to approximately $220 million and $47 million, respectively, and pro forma Gross Profit and Operating Expenses decreased to approximately $92 million and $56 million, respectively.

[3]	Actual 2019 free cash flow was not provided
[4]	Q2-Q4 2020 projections are based on 70% of management’s CY 2020 projections across our businesses on demand, operations and our global supply chains could have an impact on and change these projections.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to materially differ from the projected results, including, without limitation, the risks and uncertainties described in “Risk Factors” beginning on page 18, the risks and uncertainties described in Part I, Item 1.A, Risk Factors, of RTI’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on June 8, 2020, and in RTI’s other public filings with the SEC. For additional information on factors that may cause RTI’s future financial results to materially vary from the projected results summarized below, see “Cautionary Statement Concerning Forward-Looking Information” beginning on page 16. Accordingly, there can be no assurance that the projected results summarized above will be realized or that actual results will not differ materially from the projected results summarized above, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such.

RTI has not made any representation to the Buyer in the Purchase Agreement or otherwise concerning the financial projections. The financial projections are not included in this proxy statement in order to induce any RTI stockholder to vote in favor of the Contemplated Transactions Proposal or any other proposal to be voted on at the Annual Meeting or to influence any RTI stockholder to make any investment decision.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding RTI, as applicable, contained in RTI’s public filings with the SEC and herein. See “Where You Can Find Additional Information” beginning on page 160. In addition, stockholders of RTI are urged to review “Risk Factors” beginning on page 18. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including any failure of the Contemplated Transactions to be consummated and related matters, and should not be viewed in any manner in that context.

NEITHER RTI NOR ANY OF ITS AFFILIATES INTENDS TO, AND EACH OF THEM DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR EVENTS OCCURRING AFTER THE RESPECTIVE DATES WHEN THE FINANCIAL PROJECTIONS WERE PREPARED OR TO REFLECT THE EXISTENCE OF FUTURE CIRCUMSTANCES OR THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE INACCURATE OR NO LONGER APPROPRIATE.

Regulatory Approvals

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Contemplated Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On January 29, 2020, RTI and the Buyer filed the required forms under the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act expired on February 28, 2020.

At any time before or after consummation of the Contemplated Transactions, notwithstanding the termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Contemplated Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RTI cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Contemplated Transactions on antitrust grounds, and, if such a challenge is made, RTI cannot assure you as to its result.

Under the terms of the Purchase Agreement, consummation of the Contemplated Transactions is subject to the condition that: (i) CFIUS has determined that none of the Contemplated Transactions is a “covered transaction” under the DPA; (ii) CFIUS has concluded its review and determined that there are no unresolved national security concerns with respect to the Contemplated Transactions; or (iii) following the investigation period, CFIUS reports the Contemplated Transactions to the President of the United States and the President of the United States has either made a decision not to suspend or prohibit the transactions contemplated by the Purchase Agreement or has taken no action within 15 days after the earlier of the date that CFIUS completed its investigation or the date the President of the United States received such report from CFIUS. The parties submitted a joint notice to CFIUS on February 27, 2020, and CFIUS accepted the notice and initiated its review on March 10, 2020. On April 23, 2020, CFIUS informed the parties that it had determined that there are no unresolved national security concerns with respect to the Contemplated Transactions and concluded action under Section 721 of the DPA.

RTI is not aware of any other material regulatory approvals or actions that are required for completion of the Contemplated Transactions that have not been obtained. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material U.S. Federal Income Tax Consequences of the Contemplated Transactions

The following discussion is a summary of certain U.S. federal income tax consequences of the Contemplated Transactions. This discussion is based on current provisions of the Code, applicable U.S. Department of the Treasury regulations promulgated thereunder, judicial opinions, and published positions of the Internal Revenue Service, all as in effect as of the date of this document. Such authorities are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements in this information statement. This discussion does not address any U.S. federal tax considerations other than those relating to income tax (e.g., estate and gift taxes), nor does it address any state, local, or foreign tax considerations or any tax reporting requirements.

The Contemplated Transactions will not result in any immediate U.S. federal income tax consequences to RTI’s stockholders. RTI generally expects to recognize income and gain for U.S. federal income tax purposes as a result of the Contemplated Transactions, and such income or gain will generally be taxable to RTI for U.S. federal income tax purposes. RTI currently anticipates that its U.S. federal income tax liability from the Contemplated Transactions will not exceed $70 million, although the actual amount of RTI’s U.S. federal income tax liability from the Contemplated Transactions will not be known until after Closing.

Accounting Treatment of the Contemplated Transactions

Under generally accepted accounting principles, upon completion of the Contemplated Transactions, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet. We will record a gain, net of any applicable taxes, on the Contemplated Transactions equal to the difference between the consideration received and the net book value of the assets sold when the transaction is completed. We also expect to reflect the results of operations of the Business as discontinued operations beginning on the closing date of the Contemplated Transactions.

No Appraisal Rights

RTI’s stockholders are not entitled to appraisal or dissenters’ rights in connection with the Contemplated Transactions or any of the other transactions contemplated by the Purchase Agreement.

Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions

In considering the recommendation of the Board that you vote to approve the Contemplated Transactions, you should be aware that, aside from their interests as stockholders of RTI, certain of RTI’s 2019 directors and executive officers have interests in the Contemplated Transactions that are different from, or in addition to, the interests of other stockholders of RTI generally. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Purchase Agreement and the Contemplated Transactions, and when making its recommendation to the stockholders of RTI that the Contemplated Transactions be approved. See “The Contemplated Transactions—Recommendation of the Board and Its Reasons for the Contemplated Transactions” beginning on page 39.

RTI’s stockholders should take these interests into account in deciding whether to vote “FOR” the Contemplated Transactions Proposal. These interests for RTI’s directors and executive officers are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Promotion of Jonathon M. Singer to Chief Operating Officer

On January 10, 2020, contingent upon the successful completion of the Contemplated Transactions, RTI promoted Jonathon M. Singer to Chief Operating Officer of RTI. He will also continue to serve as Chief Financial Officer. Prior to this appointment, Mr. Singer previously served as the Chief Financial and Administrative Officer of RTI.

In connection with Mr. Singer’s promotion, the Compensation Committee of the Board (the “Compensation Committee”) approved a promotion award of the number of restricted shares of the RTI’s common stock (the “Restricted Shares”), pursuant to RTI’s 2018 Incentive Compensation Plan (the “Plan”), equal to (x) $950,000 divided by (y) $4.08, which is equal to the volume weighted average price per share of RTI’s common stock on the Nasdaq Stock Market for the fifteen trading days beginning on the closing of the market on January 10, 2020 (the “Average Stock Price”), one-half of which shall vest on the first anniversary of the grant date and one-half of which shall vest quarterly commencing on the fifteenth month following the grant date and ending on the second anniversary of the grant date.

Executive Bonuses

On November 4, 2019, the Compensation Committee approved a special recognition bonus for Messrs. Varela and Visa, taking into account recent extraordinary services performed by such executives. For Mr. Varela, the special recognition bonus will be equal to 50% of his base salary as in effect when the bonus is paid. For Mr. Visa, the special recognition bonus will be equal to 75% of his base salary as in effect when the bonus is paid. The special recognition bonuses were paid to the executives on April 30, 2020. For purposes of calculating the special recognition bonuses, the decision of each of Mr. Varela and Mr. Visa to forgo 30% of their respective base salaries until such time as the Company determines in its discretion that business conditions related to, among other things, the COVID-19 novel coronavirus pandemic have improved was not taken into account. See “Compensation Discussion and Analysis”, beginning on page 126.

The Compensation Committee also approved the award of a special recognition bonus to Johannes W. Louw. However, Mr. Louw’s last day as an employee of the Company was on April 8, 2020. Because Mr. Louw was not employed by the Company on April 30, 2020, Mr. Louw was no longer entitled to receive such special recognition bonus.

On January 10, 2020, the Compensation Committee approved the award of a transaction bonus to Mr. Singer, which includes: (a) $225,000 in cash; and (b) the number of Restricted Shares, pursuant to the Plan, equal to (x) $225,000 divided by (y) Average Stock Price, one-half of which shall vest on the first anniversary of the grant date and one-half of which shall vest quarterly commencing on the fifteenth month following the grant date and ending on the second anniversary of the grant date. The transaction bonus will be issued to Mr. Singer upon the consummation of the Contemplated Transactions.

Involuntary Termination Agreements with Executive Officers

On January 13, 2020, RTI entered into involuntary termination agreements with Mr. Varela and Mr. Visa. Pursuant to the terms of these agreements, if the executive’s employment is terminated without cause or he resigns for good reason (both terms as defined in the involuntary termination agreements) during the period beginning on and ending six months following the Contemplated Transactions, the executive is entitled to a severance payment equal to twelve times the executive’s monthly base salary. Each executive’s severance payment is conditioned upon execution of a general release agreement provided by RTI. All of the executive’s outstanding and unvested equity awards will be accelerated upon RTI’s successful completion of the Contemplated Transactions. After RTI’s successful completion of the Contemplated Transactions, it is currently contemplated that Messrs. Varela and Visa will transition to OEM.

RTI also entered into an involuntary termination agreement with Mr. Louw on January 13, 2020, however, such agreement became void upon termination of his employment on April 8, 2020.

Employment Agreement and Equity Award Agreements with Terry M. Rich

On November 29, 2019, RTI entered into an employment agreement with Terry M. Rich. Pursuant to the terms of this agreement, if Mr. Rich is terminated by RTI without cause, or Mr. Rich leaves RTI for good reason (as defined in his employment agreement), in each case, after a change of control, he will be entitled to receive an amount equal to: (i) his base salary to be paid in equal monthly installments over the 18 month period following such termination; (ii) a prorated target bonus for the year of termination, based on the number of full months completed from the beginning of the fiscal year of termination through the date of termination to be paid within 30 days of such termination; (iii) reimbursement for outplacement services (not to exceed $30,000 in the aggregate) incurred for the one-year period following the termination of Mr. Rich’s employment following a change of control; and (iv) up to 18 months of reimbursement for COBRA continuation coverage for the year in which Mr. Rich’s employment terminates. Mr. Rich’s current annual base salary is $450,000 and his target bonus for 2020 is $450,000. As a material condition to employment with RTI, on November 29, 2019, RTI also entered into a restricted stock award agreement and a stock option agreement with Mr. Rich.

Liquidation, Redemption and Conversion Rights

WSHP, an affiliate of Water Street, is the record owner of 50,000 shares of RTI’s preferred stock, which is 100% of the issued and outstanding preferred stock. Curtis M. Selquist and Christopher R. Sweeney, each current members of the Board, are affiliated with Water Street. Mr. Selquist is an Operating Partner of Water Street and Mr. Sweeney is an Investment Partner of Water Street and serves on the Investment Committee of Water Street.

Pursuant to the terms of the Certificate of Designation, WSHP is entitled to the following liquidation, redemption and conversion rights upon a change in control of RTI:

•

Liquidation. The occurrence of a change of control of RTI is deemed a liquidation, dissolution and winding up of RTI and the holders of preferred stock are entitled to receive from RTI the liquidation preference with respect to the shares of preferred stock upon such occurrence. The “liquidation preference” is an amount in cash equal to the greater of: (i) the sum of $50 million ($1,000 for each share of preferred stock), plus all accrued and accumulated, but unpaid dividends on the shares of preferred stock (approximately $16.5 million as of December 31, 2019); and (ii) the amount WSHP would be entitled to receive upon a liquidation of RTI after a conversion of the shares of preferred stock issuable upon conversion (at the current ratio of approximately 228 shares of common stock).

•

Redemption. Beginning immediately prior to a change of control of RTI, WSHP may, at any time, request redemption of all or any portion of the shares of preferred stock. While the redemption price changes over time, RTI would currently be required to redeem the shares of preferred stock for an amount equal to the sum of $50 million ($1,000 for each share of preferred stock), plus all accrued and accumulated, but unpaid dividends on the shares of preferred stock (approximately $16.5 million as of December 31, 2019).

•

Conversion. Immediately prior to a change of control of RTI, the shares of preferred stock may be converted in full or in part, at any time, by WSHP into a number of shares of common stock of RTI equal to the quotient determined by dividing (i) $50 million, plus all accrued and accumulated, but unpaid dividends on the shares of the preferred stock (approximately $16.5 million as of December 31, 2019) by (ii) the conversion price then in effect. Immediately prior to the Closing, the conversion price of the preferred stock is expected to be $4.39 per share.

As discussed in the section of this proxy statement entitled “Proposal 1: Contemplated Transactions Proposal—Vote Required for Approval”, the Sale may constitute the sale of substantially all of the assets of RTI, which would result in a change of control pursuant to the Certificate of Designation. WSHP has not informed the Company whether it would exercise any of these liquidation, redemption or conversion rights, if they are triggered as a result of the Contemplated Transactions. If WSHP were to opt to exercise its liquidation, redemption or conversion rights, and the Company determines that they have been triggered, then approximately $67 million of the proceeds from the Contemplated Transactions would be utilized for that purpose.

Indemnification and Insurance

RTI’s articles of incorporation provide for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the Purchase Agreement, RTI’s directors and executive officers will be entitled to certain ongoing indemnification from RTI and coverage under directors’ and officers’ liability insurance policies for at least six years following the Contemplated Transactions. The indemnification and insurance provisions in the Purchase Agreement are further described in the section entitled “The Purchase Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

Management Equity Binding Term Sheet

On January 13, 2020, Mr. Visa entered into a Management Equity Binding Term Sheet (the “Term Sheet”) with the Buyer, which summarizes the material terms of the management equity arrangements to be put in place relating to grants of profit interests of an affiliate of the Buyer in connection with the Contemplated Transactions. Pursuant to the Term Sheet, Mr. Visa agreed to: (i) purchase common units of an affiliate of the Buyer with a minimum fair market value as of the Closing of $100,000 (with the right to up to an additional $50,000 of common units based on the fair market value as of the Closing); and (ii) enter into mutually acceptable agreements to document the terms and conditions contained in the Term Sheet.

Voting and Support Agreements

On January 13, 2020, the Buyer entered into the Voting and Support Agreements with WSHP, Mr. Singer and Mr. Camille Farhat, each stockholders of RTI. Pursuant to the Voting and Support Agreements, such stockholders of RTI have agreed, among other things and subject to the terms thereof, to cause each of its shares to be present, in person or by proxy, at the Annual Meeting and to vote all of the stock of RTI owned by them (the “Subject Shares”) in favor of the Contemplated Transactions and against any action that would interfere with the consummation of the Contemplated Transactions. The Voting and Support Agreements also prohibit the sale or transfer of the Subject Shares without the Buyer’s written approval. The Voting and Support Agreements will terminate upon the earliest of: (a) the mutual consent of the parties; (b) Required Stockholder Vote; or (c) the termination of the Purchase Agreement in accordance with its terms.

Quantification of Potential Payments

For an estimate of the value of the payments and benefits described above that would be payable to RTI’s named executive officers in connection with the Contemplated Transactions, see the section entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Golden Parachute Compensation” below.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of RTI’s named executive officers for the 2019 annual meeting proxy statement that is based on or otherwise becomes payable immediately prior to, or upon the effectiveness of, the Contemplated Transactions, assuming that the Contemplated Transactions were consummated on June 4, 2020 and that all performance criteria were achieved at target-level. The table also assumes a share price of $4.29 which is the average closing price over the first five business days following our first announcement of the transaction on January 15, 2020. The Sale may constitute the sale of substantially all of the assets of RTI, which may be deemed to be a change of control pursuant to certain employment agreements and other agreements with RTI’s named executive officers, resulting in severance payments in the event of termination upon or after a change in control.

In addition, certain executives have involuntary termination agreements which provide for the accelerated vesting of all equity awards upon consummation of the Contemplated Transactions. Certain executives related to the Spine Business have waived their rights to receive the amounts in the table below in connection with the Contemplated Transactions pursuant to such executive’s involuntary termination agreement, described more fully above in the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Involuntary Termination Agreements with Executive Officers.”

For purposes of calculating the amounts included in the table below, the decision of Mr. Farhat to forgo 50% of his base salary and the decision of each of Jonathon M. Singer, John Varela, and Olivier Visa to forgo 30% of their respective base salaries until such time as the Company determines in its discretion that business conditions related to, among other things, the COVID-19 novel coronavirus pandemic have improved will not be taken into account. See “Compensation Discussion and Analysis”, beginning on page 126.

GOLDEN PARACHUTE COMPENSATION

Name	Cash ($)		Equity ($)		Pension/ NQDC ($)	Perquisites/ Benefits ($)		Tax Reimbursement ($)	Other ($)		Total ($)
Camille I. Farhat	—		—		—	—		—	—		—
Jonathon M. Singer	$853,612.50	(1)	$1,780,126.92	(2)	—	$66,037.98	(3)	—	$225,000	(4)	$2,924,777.40
John N. Varela	$365,137	(5)	$163,573.41	(6)	—	—		—			$528,710.41
Olivier M. Visa	$375,000	(7)	$326,082.90	(8)	—	—		—			$701,082.90
Johannes W. Louw (9)	—		—		—	—		—	—		—

(1)

Mr. Singer has an employment agreement, pursuant to which, if Mr. Singer is terminated by RTI without cause, or Mr. Singer leaves RTI for good reason (as defined in his employment agreement), in each case, after a change of control, he will be entitled to receive an amount equal to his base salary to be paid in equal monthly installments over the 18 month period following such termination, plus a prorated target incentive opportunity for the year of termination, based on the number of full months completed from the beginning of the fiscal year of termination through the date of termination to be paid within 30 days of such termination. Mr. Singer’s current annual base salary is $482,040 and Mr. Singer’s current target incentive opportunity is $313,326.

(2)

Pursuant to the terms of Mr. Singer’s employment agreement, all of the unvested portion of restricted stock shall vest as of the date of a change of control. As of June 4, 2020, Mr. Singer had 360,065 unvested time-based restricted stock awards and 54,883 unvested performance-based restricted stock unit awards.

(3)

Pursuant to the terms of Mr. Singer’s employment agreement, Mr. Singer is entitled to receive reimbursement for outplacement services (not to exceed $30,000 in the aggregate) incurred for the one-year period following the termination of Mr. Singer’s employment following a change of control. RTI shall also pay to Mr. Singer up to 18 months of reimbursement for COBRA continuation coverage for the year in which Mr. Singer’s employment terminates.

(4)

On January 10, 2020, the Compensation Committee granted a transaction bonus to Mr. Singer which consists of a combination of $225,000 in cash and restricted shares (which will not begin vesting until the first anniversary of the date of grant and are not subject to accelerated vesting as a result of the Contemplated Transactions). See the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Executive Bonuses” for a more detailed discussion of this grant.

(5)

On January 13, 2020, Mr. Varela entered into an involuntary termination agreement with RTI, which provides that if Mr. Varela’s employment is terminated without cause or if he resigns for good reason (as defined in the involuntary termination agreement) during the six-month period following the Contemplated Transactions, he is entitled to a severance payment equal to 12 times his monthly base salary. For a more detailed discussion of the involuntary termination agreements, see the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Involuntary Termination Agreements with Executive Officers.”

(6)

On January 13, 2020, Mr. Varela entered into an involuntary termination agreement with RTI, which provides that all of Mr. Varela’s outstanding and unvested equity awards will be accelerated upon RTI’s successful completion of the Contemplated Transactions. As of June 4, 2020, Mr. Varela had 19,232 unvested time-based restricted stock awards and 18,897 unvested performance-based restricted stock unit awards. For a more detailed discussion of the involuntary termination agreements, see the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Involuntary Termination Agreements with Executive Officers.”

(7)

On January 13, 2020, Mr. Visa entered into an involuntary termination agreement with RTI, which provides that if Mr. Visa’s employment is terminated without cause or if he resigns for good reason (as defined in the involuntary termination agreement) during the six-month period following the Contemplated Transactions, he is entitled to a severance payment equal to 12 times his monthly base salary. For a more detailed discussion of the involuntary termination agreements, see the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Involuntary Termination Agreements with Executive Officers.”

(8)

On January 13, 2020, Mr. Visa entered into an involuntary termination agreement with RTI, which provides that all of Mr. Visa’s outstanding and unvested equity awards will be accelerated upon RTI’s successful completion of the Contemplated Transactions. As of June 4, 2020, Mr. Visa had 50,584 unvested time-based restricted stock awards and 25,426 unvested performance-based restricted stock unit awards. For a more detailed discussion of the involuntary termination agreements, see the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Involuntary Termination Agreements with Executive Officers.”

(9)	Mr. Louw’s last day as an employee of the Company was on April 8, 2020.

THE EQUITY PURCHASE AGREEMENT

The following describes the material terms of the Purchase Agreement. The description of the Purchase Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Purchase Agreement that is important to you. We encourage you to read the Purchase Agreement and the First Amendment and Second Amendment to the Purchase Agreement carefully and in its entirety.

Explanatory Note Regarding the Purchase Agreement

The Purchase Agreement, a copy of which is attached as Annex A to this proxy statement, and this summary of its terms are included to provide you with information regarding its terms. The representations, warranties and covenants made in the Purchase Agreement by RTI and Buyer were made solely to the parties to, and solely for the purposes of, the Purchase Agreement and as of specific dates and were qualified and subject to important limitations agreed to by RTI and Buyer in connection with negotiating the terms of the Purchase Agreement. In particular, in your review of the representations and warranties contained in the Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Purchase Agreement may have the right not to effect the Contemplated Transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Purchase Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the RTI disclosure letter that RTI provided to the Buyer in connection with the Purchase Agreement (the “RTI disclosure letter”), which disclosures were not reflected in the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement. Stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of RTI, the Group Companies or any of their respective subsidiaries or affiliates.

The Contemplated Transactions

Sale of Securities

The transaction contemplates selling the Business to the Buyer, a recently formed entity owned and controlled by Montagu. More specifically, pursuant to the terms of the Purchase Agreement, RTI and its subsidiaries will sell to the Buyer all of the Securities of the Group Companies.

Reorganization / Shared Contracts / Non-Assignable Assets

The Purchase Agreement contemplates that, prior to the Closing, RTI will undergo the Reorganization. In addition to the Reorganization, RTI is required to use reasonable best efforts to separate the assets and liabilities, and the operating mechanisms, of the U.S. “metals” business and the U.S. “biologics” business into two separate companies prior to the Closing. As part of such separation, another subsidiary of RTI, established to hold the assets and liabilities of the U.S. “metals” business, will constitute a Company and be sold as part of the Contemplated Transactions to an affiliate of the Buyer. The affiliate of the Buyer established for this purpose would be an additional “Buyer” under the Purchase Agreement.

The Purchase Agreement requires that for certain contracts that relate to the operation of the conduct of the business of RTI or its affiliates (excluding the Group Companies) and the Business but that will with remain with

RTI or its affiliates (excluding the Group Companies) after the Closing, each party will cooperate to use reasonable best efforts to obtain the agreement with the counterparty to each shared contract to enter into a new contract effective as of the Closing.

The parties established a steering committee comprised of representatives of (i) the Business, (ii) the Buyer and its affiliates and (iii) RTI and its subsidiaries’ spine business. The steering committee will use reasonable best efforts to meet on a weekly basis or on such other schedule mutually agreed by its members. The purpose of the steering committee is to discuss the following activities and such other activities as may be agreed by its members: (a) coordination and oversight of matters pertaining to the transition of the Business following the Closing and (b) the conduct of strategic planning in respect of the Business following the Closing. The Buyer additionally appointed a finance transformation manager to lead the planning of the separation of the finance components of the Business from those of the other businesses of RTI.

The parties established a separate steering committee comprised of representatives of (i) the Business, (ii) the Buyer and its affiliates and (iii) Parent. This steering committee will use reasonable best efforts to meet on a weekly basis or on such other schedule mutually agreed by its members. The purpose of this steering committee is to discuss the separation of the U.S. “metals” business and the U.S. “biologics” business.

At the Closing, RTI is required to deliver to the Buyer a Reorganization Certificate, which will evidence that the Reorganization was completed as contemplated by the Purchase Agreement (the “Reorganization Certificate”).

RTI is not required to sell, contribute or assign any contract or governmental permit as part of the Reorganization or Contemplated Transactions that would violate, constitute a default under or breach of such asset or would violate any applicable requirements of law (each a “Non-Assignable Asset”), in each case, without first obtaining all such necessary approvals, consents and waivers of such third parties. To the extent permitted by applicable requirements of law and under such contract, in the event such consent is not obtained prior to the Closing, RTI or its subsidiaries will hold, or cause to be held, each such Non-Assignable Asset, as of and from the Closing, in trust for the applicable Group Company and the covenants and liabilities (except for any excluded liabilities) thereunder will be performed by the applicable Group Company. RTI has an obligation for a period of up to three (3) years following the date of the Closing to, and to cause its subsidiaries to, use commercially reasonable efforts to, with the Buyer’s participation, effect the assignment and transfer of each such Non-Assignable Asset, in each case, for no additional consideration. For a period of three (3) years following the date of the Closing, if the Buyer, on the one hand, or RTI, on the other hand, discovers that it received an asset that was not a Contribution Asset or should have transferred a Contribution Asset, respectively, each party will hold such asset in trust for the other party and exercise reasonable best efforts to promptly assign such asset.

Purchase Price

The Base Purchase Price is $440 million, adjusted as follows: (i) increased dollar for dollar based on the amount of cash and cash equivalents of the Group Companies at the Closing; (ii) decreased dollar for dollar based on the amount of outstanding indebtedness of the Group Companies at the Closing; (iii) increased or decreased dollar for dollar based on the Group Companies’ working capital level at the Closing compared to the working capital target of $93 million; (iv) decreased dollar for dollar based on the amount of unpaid transaction expenses of the Group Companies at the Closing; and (v) increased dollar for dollar (up to $3.5 million) based upon the amount of capital expenditures made by RTI prior to the Closing with respect to the Business’s acquisition of certain new business opportunities.

The parties also agreed to reasonably cooperate in determining the portion of the Base Purchase Price allocable to Tutogen Medical GmbH for purposes of executing a German transfer deed at the Closing (the “German Transfer Deed”).

Post-Closing Adjustment

Within ninety (90) days following the date of the Closing, RTI will prepare a report (the “Adjustment Report”) setting forth RTI’s computation of (i) cash and cash equivalents of the Group Companies at the Closing, (ii) the outstanding indebtedness of the Group Companies at the Closing, (iii) the Group Companies’ working capital level at the Closing compared to the working capital target of $93 million, (iv) unpaid transaction expenses of the Group Companies at the Closing and (v) capital expenditures made by RTI prior to the Closing with respect to the Business’s acquisition of certain new business opportunities. The Buyer will also assist RTI in the preparation of such report and provide RTI with reasonable access to the personnel, properties, books and records as reasonably required for such purposes. Within five (5) business days after the Adjustment Report is finalized, (x) if the estimated adjustment amount as of Closing exceeds the adjustment amount set forth on the Adjustment Report, RTI will pay to the Buyer the difference thereof, by wire transfer of immediately available funds to an account specified in writing to RTI by Buyer or (y) if the adjustment amount as set forth on Adjustment Report exceeds the estimated adjustment amount as of Closing, the Buyer will pay to RTI the difference thereof, by wire transfer of immediately available funds to an account or accounts specified in writing to the Buyer by RTI. No payment will be due if the estimated adjustment amount as of the Closing equals the adjustment amount set forth on the Adjustment Report.

Intercompany Accounts

RTI has an obligation to terminate or otherwise settle all intercompany accounts and intercompany agreements between RTI or its affiliates (other than the Group Companies), on the one hand, and any of the Group Companies, on the other hand. RTI also has an obligation to release, cancel, terminate, repay, capitalize or otherwise eliminate an existing intercompany receivable between Tutogen Medical GmbH and RTI.

Representations and Warranties

The Purchase Agreement contains representations and warranties made by RTI to the Buyer and the Buyer to RTI. The representations and warranties and other provisions of the Purchase Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The representations and warranties made by the Buyer relate to, among other matters:

•	organization; capital structure; power and authority;

•

due execution, delivery and enforceability of the Purchase Agreement, required consents, approvals, orders and authorizations of governmental entities relating to, the Purchase Agreement and related matters and stockholder votes required to approve the Contemplated Transactions and board approval of the Contemplated Transactions;

•	financial statements;

•	operations and absence of a material adverse effect;

•	taxes;

•	governmental permits;

•	owned and leased real property;

•	intellectual property;

•	sufficiency of assets and condition of assets;

•	litigation; regulatory compliance and privacy matters;

•	regulatory and Food and Drug Administration compliance;

•	certain material contracts and the status thereof;

•	employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	absence of undisclosed liabilities;

•	insurance;

•	affiliate transactions;

•	broker’s fees;

•	compliance with anti-bribery, anti-corruption and anti-money laundering laws;

•	compliance with sanctions, import and export control laws;

•	solvency;

•	opinion of financial advisor; and

•	anti-takeover statutes.

The Purchase Agreement also contains certain representations and warranties made by the Buyer to RTI. These representations and warranties relate to, among other matters:

•	organization; authority;

•

due execution, delivery and enforceability of the Purchase Agreement, required consents, approvals, orders and authorizations of governmental entities relating to, the Purchase Agreement and related matters;

•	litigation and proceedings;

•	financing;

•	solvency;

•	broker’s fees; and

•	beneficial ownership.

Many of the representations and warranties of RTI are qualified by, among other things, exceptions relating to the absence of a “Material Adverse Effect”, which means any change, development, condition, event, occurrence or effect that, individually or in the aggregate: (i) has had, or would reasonably be expect to have, in either case, a material adverse effect on the assets, Assumed Liabilities (as defined below), results of operations or financial condition of the Group Companies, taken as a whole, or the Business; or (ii) materially impairs the ability of RTI to consummate the Contemplated Transactions. Changes or events caused by or resulting from the following will not be deemed to have a “Material Adverse Effect”:

•

economic conditions in the Group Companies’ industry or industry sector that do not disproportionately affect the Group Companies, taken as a whole, or the Business, relative to other industry participants;

•

political conditions generally of the United States or any other foreign jurisdictions in which the Group Companies operate, that does not disproportionately affect the Group Companies, taken as a whole, or the Business relative to other industry participants;

•

the securities markets, credit markets, currency markets or other financial markets that does not disproportionately affect the Group Companies, taken as a whole, or the Business, relative to other industry participants;

•	the disclosure of the Contemplated Transactions, the negotiation or execution of the Purchase Agreement or the consummation of the Contemplated Transactions;

•

changes after the date of the Purchase Agreement in requirements of law, GAAP or the enforcement or interpretation thereof that does not disproportionately affect the Group Companies, taken as a whole, or the Business, relative to other industry participants;

•

actions specifically permitted to be taken or omitted pursuant to the Purchase Agreement or taken with the written consent of the Buyer or any of its affiliates (to the extent granted in accordance with the terms hereof);

•	any action taken by (or at the express request of) the Buyer or its affiliates;

•

any acts of God (including COVID-19 or other pandemics or epidemics) or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions that does not disproportionately affect the Group Companies, taken as a whole, or the Business, relative to other industry participants; and

•

any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of the definition) will not be excluded).

Representation and Warranty Insurance

Pursuant to the Purchase Agreement, the Buyer will promptly make available to RTI the final form of the representations and warranties insurance policy with respect to the representations and warranties of RTI set forth above. All costs and expenses related to the representation and insurance policy will be borne by the Buyer.

Covenants and Agreements

Conduct of the Business Pending the Contemplated Transactions

Under the Purchase Agreement, unless the Buyer otherwise agrees in writing, and except in respect of the excluded liabilities, requested by any governmental body, required by law, as a result of COVID-19, expressly contemplated by the Purchase Agreement or required by any Contract to which the Business is a party, RTI is obligated to: (a) cause the Business to operate and carry on its business in all material respects in the ordinary course of business and substantially as operated immediately prior to the date of the Purchase Agreement; and (b) use its reasonable best efforts to preserve the goodwill of the Business, maintain the assets and properties of the Business in good repair, and maintain satisfactory relationships with suppliers, customers, the Business Employees and other persons having business relationships with the Business.

Under the Purchase Agreement, unless the Buyer otherwise agrees in writing, and except in respect of the excluded liabilities, requested by any governmental body, required by law, expressly contemplated by the Purchase Agreement or required by any Contract to which the Business is a party, RTI will cause the Group Companies not to:

(a)    acquire any corporation, partnership or other business organization or division for total consideration in excess of $1 million;

(b)    make any capital expenditure or enter into any contract providing for capital expenditures, in any such case in excess of 120% (excluding in connection with certain new business opportunities) of the aggregate amount set forth in the most recent capital budget for the Business provided to the Buyer prior to the date of the Purchase Agreement;

(c)    make, or agree to make, any payment or distribution of assets of the Business (other than cash) to RTI or any of its affiliates, other than in the ordinary course of business;

(d)     other than changes made (x) pursuant to any existing employee benefit plan, (y) pursuant to the Purchase Agreement, or (z) as required by law, (i) increase or grant any increase in the compensation or benefits payable to any current or former employee, director or individual service provider of any of the Group Companies whose annual base compensation is in excess of $100,000, other than annual increases in base pay and target bonus opportunities for 2020 of not more than 3% in the aggregate and increases in compensation in the ordinary course of business consistent with past practices in connection with promotions to fill vacancies, (ii) increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or any other incentive compensation plan or arrangement for any current or former employee, director or individual service provider of any of the Group Companies, (iii) accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits previously granted to any current or former employee, director or individual service provider of any of the Group Companies under any employee benefit plan or otherwise, (iv) enter into, adopt, amend or terminate any employee benefit plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee benefit plan if it were in existence as of the date of the Purchase Agreement, other than immaterial or administrative amendments to broad-based employee benefit plans covering similarly situated employees of RTI and its subsidiaries, or (v) other than in the ordinary course of business, (A) hire or engage any individual to be employed by or provide services to primarily to any of the Group Companies (other than for direct replacement hires or to fill open positions) or (B) terminate the employment or service of any Business Employee (other than for cause or performance), in each of (A) and (B), whose annual base compensation is in excess of $200,000;

(e)    make any material change in the accounting policies applied in the preparation of those certain historical financial statements provided by RTI to the Buyer in connection with the Purchase Agreement, unless such change is required by GAAP;

(f)    settle any material proceeding, except to the extent such settlement does not obligate the Business to (i) pay money following the Closing, (ii) make any admission or finding of wrongdoing, or (iii) restrict the conduct of the Business following the Closing;

(g)    forgive, cancel, compromise, waive or release any debts, claims or rights in excess of $50,000 (other than, for the avoidance of doubt, “write-offs” of receivables for accounting purposes in the ordinary course of business);

(h)    make any material loans or advances to, material guarantees for the benefit of, or any material investments in any persons;

(i)    enter into, amend or terminate any material contracts, other than renewals of any such contracts on substantially the same terms as in effect prior to the expiration thereof;

(j)    make or change any material tax election inconsistent with past practice or change any method of accounting or accounting period for tax purposes; or file any amended tax returns or file any tax return in a manner inconsistent with past practice, except, in each case, in respect of a consolidated tax group to the extent it does not affect any Group Company after the date of the Closing;

(k)    other than with respect to the Reorganization, authorize or grant to any person (other than to RTI or any of its subsidiaries) (i) any equity of any of the Group Companies, or (ii) any debt or securities or interests convertible into securities of any of the Group Companies;

(l)    adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization of any Group Company;

(m)    acquire or sell any real property, or grant or accept or terminate any real property leases, subleases, licenses or other agreements allowing use of real property; or

(n)    agree to enter into any of the transactions set forth in the foregoing clauses.

Efforts to Consummate the Contemplated Transactions; Consents of Third Parties; Governmental Approvals

Upon the terms and subject to the conditions set forth in the Purchase Agreement, prior to the Closing, each of the parties agreed to use reasonable best efforts to do all things necessary, proper or advisable, consistent with the Purchase Agreement, to consummate, in the most expeditious manner practicable, the transactions contemplated by the Purchase Agreement.

Subject to certain limitations, RTI and Buyer agreed to exercise commercially reasonable efforts to obtain the consent, approval or waiver required to be obtained from any party to any material contract to consummate the Reorganization and the transactions contemplated by Purchase Agreement. RTI will, upon the request of the Buyer, use its commercially reasonable efforts to provide required notices to any governmental body and cooperate with the Buyer, in attempting to secure any consents and approvals of any governmental body required to be obtained by the Buyer in order to permit the consummation of the Contemplated Transactions (including certain governmental permits).

Antitrust Filings and Related Actions

RTI and Buyer agreed to:

•	make an appropriate filing of a notification and report form pursuant to the HSR Act within 15 business days after the date of the Purchase Agreement;

•	file any information requested by any governmental body under the HSR Act or any competition laws as promptly as practicable after receipt of such request; and

•

upon the terms and subject to the conditions of the Purchase Agreement, in respect of the Buyer, take all actions necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act.

In connection with the efforts referenced above, the Buyer agreed to take all steps as may be necessary to obtain an approval or waiver from, or to avoid a proceeding by, any governmental body, and to defend any lawsuits or other proceedings challenging the Purchase Agreement, any of the ancillary agreements or any of the Contemplated Transactions, including opposing any motion or action for a temporary, preliminary or permanent injunction against the Contemplated Transactions and seeking to have any stay or temporary restraining order entered into by any court or other governmental body vacated or reversed; provided, however, the parties agreed that nothing in the Purchase Agreement will require the Buyer and its affiliates to agree, commit to, take any steps, make any undertaking, or defend, through litigation or otherwise, any divestitures, licenses or other dispositions of particular equity, production lines, assets or properties of the Buyer, its affiliates and/or the Group Companies and to hold separate such equity, production lines, assets or properties pending such sale or other disposition, in order to avoid the entry of, to seek to have lifted or to effect the dissolution of, any court order (including any temporary restraining order) or injunction entered into by any court or other governmental body, which would have the effect of preventing or delaying the Closing.

On January 29, 2020, RTI and the Buyer filed the required forms under the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act expired on February 28, 2020.

CFIUS

The Purchase Agreement requires the parties to file a joint notice with CFIUS under the DPA. The DPA provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business (a “covered transaction”). Under the terms of the Purchase Agreement, consummation of the Contemplated Transactions is subject to the condition that: (i) CFIUS has determined that none of the Contemplated Transactions is a “covered transaction” under the DPA; (ii) CFIUS has concluded its review and determined that there are no unresolved national security concerns with respect to the Contemplated Transactions; or (iii) following the investigation period, CFIUS reports the Contemplated Transactions to the President of the United States and the President of the United States has either made a decision not to suspend or prohibit the transactions contemplated by the Purchase Agreement or has taken no action within 15 days after the earlier of the date that CFIUS completed its investigation or the date the President of the United States received such report from CFIUS. The parties submitted a joint notice to CFIUS on February 27, 2020, and CFIUS accepted the notice and initiated its review on March 10, 2020. On April 23, 2020, CFIUS informed the parties that it had determined that there are no unresolved national security concerns with respect to the Contemplated Transactions and concluded action under Section 721 of the DPA.

Financing

There is no condition to the Closing associated with the Buyer’s receipt of third party financing.

The Investors entered into the Equity Commitment Letter, pursuant to which the Investors, subject to the terms and conditions of the Equity Commitment Letter, agreed to contribute to the Buyer, at or prior to the Closing, a Commitment of an aggregate amount of up to $235 million. RTI is a third party beneficiary of the Equity Commitment Letter and is entitled to specifically enforce the Equity Commitment Letter in accordance with its terms. In addition, the amount of the Committed Financing under the Facilities Agreement is $205 million. Pursuant to the Purchase Agreement, RTI is required to use reasonable best efforts to provide cooperation with respect to the Buyer’s efforts to obtain the Committed Financing, subject to the Buyer: (a) reimbursing RTI for all out-of-pocket expenses incurred in connection with the foregoing; and (b) indemnifying RTI and its subsidiaries and its representatives from and against all losses or expenses suffered or incurred in connection with the arrangement of such financing. The Buyer agreed to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or proper to obtain the Committed Financing on or prior to the Closing, and to take all actions against the lenders party to the Facilities Agreement, to cause such lenders to honor their obligation to fund to the Buyer under the Facilities Agreement at the Closing.

Obligations with Respect to the RTI’s Stockholder’s Meeting

Unless the Purchase Agreement has been terminated, RTI agreed to, in accordance with the DGCL and RTI’s certificate of incorporation and bylaws, establish a record date for, duly call, give notice of, convene and hold the RTI Stockholder Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement or advises RTI that it is not reviewing this proxy statement, for the purpose of obtaining the Required Stockholder Vote. RTI also agreed to use reasonable best efforts to solicit from the stockholders of RTI proxies for the purposes of obtaining the Required Stockholder Vote.

RTI agreed to cause a preliminary proxy statement to be filed as promptly as reasonably practicable after the filing of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on June 8, 2020, and the filing of an Amendment on Form 10-K/A to RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on June 8, 2020. RTI also agreed to cause the definitive proxy statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that RTI may commence mailing of the proxy statement (or if the SEC has not reviewed the proxy statement, as promptly as reasonably practicable).

Unless the Purchase Agreement is terminated in accordance with its terms, RTI agreed to, through the Board, recommend to its stockholders that they vote in favor of the Contemplated Transactions and include such recommendation in this proxy statement. Once the RTI Stockholder Meeting has been called and noticed, RTI agreed not adjourn or postpone the RTI Stockholder Meeting without the consent of the Buyer, other than (a) to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement is provided to its stockholders in advance of a vote on the adoption of the Contemplated Transactions, (b) if, as of the time for which the RTI Stockholder Meeting is originally scheduled, there are insufficient shares of RTI common stock or RTI preferred stock represented to constitute a quorum or (c) in order to solicit additional votes in order to obtain the Required Stockholder Vote if RTI reasonably believes it will not receive the necessary votes to obtain the Required Stockholder Vote, provided, that, the RTI Stockholder Meeting will only be adjourned or postponed for a minimum period of time reasonable under the circumstances and in any event not more than 15 business days.

Restrictions on Solicitation of Acquisition Proposals

Under the terms of the Purchase Agreement, RTI is prohibited from, and will cause its subsidiaries, directors and officers not to, and will use its reasonable best efforts to cause its outside representatives not to directly or indirectly:

•

solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal; or

•

engage in, or continue, any discussions or negotiations with respect thereto (including, in each case, with respect to any person that has previously been invited into a process to make, or participate in any discussions regarding, an Acquisition Proposal).

An “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving RTI or any of its subsidiaries which would result in any person owning, directly or indirectly, twenty percent (20%) or more of any class of equity securities of the RTI or any of its subsidiaries, (b) any acquisition by any person resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of any class of equity securities of the RTI or any of its subsidiaries, or twenty percent (20%) or more of the consolidated total assets, measured either by book value or fair market value (including equity securities of its subsidiaries) of RTI or (c) any combination of the foregoing having a similar effect to those described in clauses (a) and (b). For the avoidance of doubt, an “Acquisition Proposal” does not include any inquiry, offer or proposal, or any indication of interest solely with respect to the sale or other disposition or acquisition of any subsidiary of RTI or business unit not included in the Business.

RTI is further required to provide the Buyer with, as promptly as practicable and in any event within 24 hours after receipt of an Acquisition Proposal, a written summary of such “Acquisition Proposal” (including the identity of the party making such proposal, the purchase price and a description of the assets to be purchased pursuant to such proposal) and a copy of any draft of a definitive agreement with respect to such Acquisition Proposal provided to RTI related to such Acquisition Proposal. In addition, RTI is required to, as promptly as reasonably practicable (and in any event within forty-eight (48) hours), keep the Buyer reasonably currently informed of all material modifications regarding, and the status of, any such Acquisition Proposal and any related discussions or negotiations (including, for the avoidance of doubt, copies of all draft definitive agreements proposed to be entered into by RTI to effect such Acquisition Proposal delivered to or by RTI).

If at any time prior to obtaining the Required Stockholder Vote, (i) RTI has received a bona fide written Acquisition Proposal from a third party that was not solicited in breach of the solicitation provisions and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), then RTI may (A) furnish information with respect to RTI and its subsidiaries to the person making such Acquisition Proposal and (B) engage in discussions or negotiations with the person making such Acquisition Proposal; provided that RTI (x) will not, and will not allow its subsidiaries, directors or officers to, and will use its reasonable best efforts not to allow any of its or their outside representatives to, disclose any non-public information to such person without RTI first entering into a customary confidentiality agreement, and (y) will provide, in accordance with the terms of the confidentiality agreement and on a contemporaneous basis, to the

Buyer any non-public information concerning RTI or its subsidiaries provided to such other person which was not previously provided to the Buyer.

Neither the Board nor any committee thereof will (i) (A) withhold or withdraw (or qualify or modify in a manner adverse to the Buyer), the adoption, recommendation or declaration of advisability by the Board or any such committee of the Purchase Agreement, (B) recommend the approval or adoption of, or approve or adopt any Acquisition Proposal or (C) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, subject to certain exceptions, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or cause or permit RTI or any of its subsidiaries to execute or enter into, any agreement of any nature, which requires RTI to abandon or terminate the Purchase Agreement or the Contemplated Transactions, or other agreement with respect to any Acquisition Proposal, other than any confidentiality agreement referenced above (an “Acquisition Agreement”). At any time prior to obtaining the Required Stockholder Vote, if and to the extent the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable requirements of law, the Board may: (x) solely in response to an Intervening Event or a Superior Proposal that did not result from a breach of the solicitation covenants, make an Adverse Recommendation Change and/or (y) solely in response to a Superior Proposal that did not result from a breach of the solicitation covenants, make an Adverse Recommendation Change and cause RTI to terminate this Agreement and concurrently with or immediately after such termination, cause RTI to enter into an Acquisition Agreement; provided, that in the case of either clause (x) or (y), as applicable, the following condition is met: RTI has (A) provided to the Buyer four (4) business days’ prior written notice (the “Notice Period”) which will state expressly (1) that it has received a Superior Proposal or that there has been an Intervening Event, (2) in the case of a Superior Proposal, the material terms and conditions of the Superior Proposal, and will have contemporaneously provided to the Buyer a copy of the relevant proposed transaction agreements with the person or group of persons making such Superior Proposal and other material documents and (3) that it intends to make an Adverse Recommendation Change or, solely in response to a Superior Proposal, terminate this Agreement and enter into an Acquisition Agreement, and specifying, in reasonable detail, the reasons therefor, and (B) prior to making an Adverse Recommendation Change or terminating this Agreement, as applicable, to the extent requested by the Buyer, engaged in good faith negotiations with the Buyer during the Notice Period to amend this Agreement, and, after such negotiations, RTI again makes the determination described in this sentence.

The Purchase Agreement does not prohibit RTI from (i) talking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable requirements of law, it being understood, however, that for the avoidance of doubt, the parties agree that the issuance by RTI or the Board or any committee thereof of a “stop, look and listen” statement which does not take a position with respect thereto (or similar communication pending disclosure of its position, as contemplated by Rules 14d-9(f) and 14e-2(a) promulgated under the Exchange Act), will not constitute an Adverse Recommendation Change and, except for such “stop, look and listen” statement, these clauses (i) and (ii) will not be deemed to permit the Board to make an Adverse Recommendation Change or take any of the actions prohibited by the foregoing solicitation and recommendation restrictions.

“Superior Proposal” means a bona fide written Acquisition Proposal (except that for purposes of this definition of “Superior Proposal” references in the definition of “Acquisition Proposal” to “twenty per cent (20%)” will be replaced with “fifty percent (50%)”), that the Board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the person making the proposal (a) is reasonably likely to be consummated in accordance with its terms and (b) is more favorable from a financial point of view to RTI than the terms of the Contemplated Transactions as determined in good faith (after such consultation as aforesaid and after giving effect to any modifications to the Contemplated Transactions) by the Board.

“Intervening Event” means a material event, development, occurrence, state of facts or change (or the magnitude thereof) that was not known to the Board and was not reasonably foreseeable by the Board as of or prior to the date of the execution and delivery of the Purchase Agreement, which event, development, occurrence, state of facts or change (or the magnitude thereof) becomes known to the Board before the receipt of the Required Stockholder Vote; provided that in no event will the following events, changes or developments constitute an Intervening Event: (a) the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof, or (b) any change in the price or trading volume of RTI equity securities (provided that the underlying cause of such change may be taken into account in determining whether there has been an Intervening Event).

Restrictive Covenants

Among other trademarks, RTI conveyed to the Buyer the rights to the “RTI” name. Accordingly, RTI will be required to change its name within twelve months after Closing and is granted a transitional period to sell various inventory and instrumentation sets bearing the RTI name, in each case used in RTI’s spine business.

After Closing, RTI will be prohibited from engaging in the Business, or acquiring any company engaged in the Business, for a period of two years within the United States. The non-compete covenant terminates in the event of a sale of RTI.

The foregoing does not limit or otherwise affect the ability of RTI or any of its subsidiaries to (i) invest in publicly traded debt or equity securities of companies engaged in a Business, so long as such ownership is a passive investment and represents less than 5% of such outstanding debt or equity securities, (ii) engage in any of the actions contemplated by the ancillary agreements, (iii) acquire or own any person or business; provided, however, that if more than ten percent (10%) of the total gross revenues of such person or business is from a Business, then RTI or such subsidiary will be required to divest such portion of the person or business, (iv) engage in any research and development activities with respect to RTI’s “Spine” or “International” lines of business, or (v) the direct or indirect distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine (x) as represented by RTI’s “Spine” or “International” lines of business and (y) as otherwise described in RTI’s Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 5, 2019.

Licensed Marks

RTI agreed to grant to the Buyer and its subsidiaries a limited license for a term of five years after the Closing to use, and permit its third party manufacturers to use, certain trademarks and service marks relating to the “Pioneer” name solely for the purpose of displaying such marks on labels and registrations of products manufactured by or on behalf of the Buyer in respect of the Business.

Employee Benefits

The Buyer has agreed to provide, for at least one year after the Closing, each Business Employee who continues employment with the Buyer (each a “Continuing Employee”) with: (i) at least the same base salary or wages provided to the Continuing Employee immediately prior to the Closing; (ii) a target cash bonus opportunity and target long-term incentive opportunity, payable either in cash or equity, with a combined value no less than the combined value of (x) the target cash bonus opportunity provided by RTI to the Continuing Employee for the 2020 fiscal year and (y) the target long-term incentive opportunity granted by RTI to the Continuing Employee for the 2019 fiscal year; and (iii) employee benefits (excluding equity-based compensation, pension benefits, nonqualified deferred compensation, and post-service or retiree health or welfare benefits) that are at least as favorable in the aggregate as those provided by RTI to the Continuing Employee immediately prior to the Closing.

Additionally, the Buyer has agreed to use commercially reasonable efforts to: (i) waive certain eligibility, insurability, and similar requirements under the Buyer’s health insurance, life insurance, and disability benefit plans with respect to each Continuing Employee who has, prior to the Closing, satisfied such eligibility, insurability, or other requirements under comparable RTI plans; (ii) recognize the amount of all co-insurance, deductibles, and similar expenses incurred by each Continuing Employee (and eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Buyer welfare benefit plans; (iii) provide each Continuing Employee with paid time off equal to the unused paid time off accrued by the Continuing Employee as of the Closing; and (iv) cause a tax-qualified retirement plan maintained by the Buyer to accept direct rollovers of each Continuing Employee’s accounts from any tax-qualified retirement plan maintained by RTI, to the extent elected by the Continuing Employee. The Buyer has also agreed to credit each Continuing Employee with service accrued under RTI’s benefit plans for purposes of determining eligibility, vesting, and benefit accrual for paid time off and severance under the Buyer’s benefit plans.

Furthermore, the Buyer has agreed to use commercially reasonable efforts to provide, for at least one year after the Closing, each Continuing Employee with severance payments and benefits equal to the greater of (i) what the Continuing Employee would have been entitled to under RTI’s severance plan had the Continuing Employee continued to participate in RTI’s plan until his or her termination date; and (ii) what is provided by the Buyer to its similarly situated employees on such termination date after taking into account the Continuing Employee’s combined length of service with RTI and the Buyer.

Tax Matters

The Purchase Agreement provides that Buyer and RTI will each be liable for and pay 50% of any transfer, documentary, sales, use, stamp, registration and other similar taxes (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by the Purchase Agreement, except that the Buyer will be responsible for any such taxes that arise out of the separation of U.S. “metals” business and the U.S. “biologics” business into two separate companies pursuant to the Reorganization. Each party will file all necessary tax returns with respect to such taxes.

RTI has agreed to timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (i) all tax returns that are required to be filed by or with respect to any Group Company on a combined, consolidated or unitary basis with RTI, (ii) all other tax returns that are required to be filed by or with respect to any Group Company (taking into account all extensions properly obtained) that are due on or before the closing date and (iii) all other income tax returns that are required to be filed by or with respect to any Group Company (taking into account all extensions properly obtained) with respect to taxable periods ending on or prior to the closing date. RTI has agreed to remit taxes due in respect of such tax returns. The Buyer has agreed to timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other tax returns with respect to any taxable periods ending on or prior to the date of the Closing that are required to be filed by or with respect to any Group Company after the closing date or with respect to a straddle period. The Buyer has agreed to remit any taxes due in respect of such tax returns, provided that RTI has agreed to reimburse the Buyer for certain of such taxes. RTI and the Buyer have also agreed to certain restrictions relating to the manner in which they will prepare certain of the tax returns that they are required to prepare under the Purchase Agreement and to provide certain of such tax returns to the other party for such other party’s approval. The Buyer and its affiliates have also agreed to refrain from making certain tax elections and from amending, modifying and taking certain other actions with respect to tax returns relating in whole or in party to any Group Company with respect to taxable years or periods ending on or before the closing date or with respect to any straddle period without RTI’s consent, which may not be unnecessarily withheld, conditioned or delayed.

Subject to limited exceptions, RTI will be entitled to receive from the Buyer or its affiliates all refunds (or credits in lieu of refunds) for taxes for which the Buyer is responsible under the Purchase Agreement or for taxes taken into account as a liability in closing date working capital.

Under the Purchase Agreement, RTI will have the sole right to represent each Group Company in any tax contests relating to certain tax returns filed by RTI pursuant to the Purchase Agreement, except that, subject to a limited exception, the Buyer will be permitted to participate in any such tax contest. The Buyer will have the sole right to represent each Group Company in any tax contest relating to a straddle period, except that that RTI will be permitted, at its expense, to be present at and participate in any such tax contest. Neither the Buyer nor any of its affiliates will be entitled to settle, either administratively or after the commencement of litigation, any claim for taxes relating to any taxable period ending on or before the closing date or to any straddle period or relating to taxes for which RTI is liable under the Purchase Agreement without the prior written consent of RTI, which consent may not be unreasonably withheld, conditioned or delayed.

At the option of the Buyer and upon its written request, RTI will join in making an election under Section 338(h)(10) of the Code for RTI Donor Services, Inc. and Tutogen Medical (United States), Inc., with respect to the deemed purchase of the stock of such entities under the Purchase Agreement, and RTI has acknowledged that the Buyer will make an election under Section 338(g) of the Code for Tutogen Medical GmbH in connection with the purchase of the securities of such entity under the Purchase Agreement.

Under the Purchase Agreement, the Buyer will prepare a schedule allocating the purchase price and other applicable amounts among the assets of RTI OEM and the assets of certain of the Group Companies. RTI may notify the Buyer that it disagrees with such schedule, in which case RTI and Buyer will endeavor to resolve such disagreement. If such disagreement cannot be resolved within a specified period of time, the Buyer has agreed to promptly cause an independent appraiser selected by the Buyer and reasonably acceptable to RTI to deliver to the Buyer and RTI an appraisal of the fair market value as of the closing date with respect to the relevant assets. The cost of the appraisal will be paid by Buyer and RTI in inverse proportion as they may prevail on the disputed items resolved by the appraiser.

Insurance

RTI agreed to cause the Group Companies to keep insurance policies or self-insured retentions currently maintained by the Group Companies in effect through the close of business on the date of the Closing.

At the sole cost and expense of the Buyer or the Group Companies, RTI and its affiliates agreed to use commercially reasonable efforts to ensure that the Group Companies will, to the extent permissible under RTI’s and its affiliates’ insurance policies or their respective self-insurance programs (other than (x) insurance policies relating to employee benefit plans, and (y) with respect to excluded liabilities), (i) with respect to events, acts, omissions or circumstances that occurred or existed prior to the Closing and that are covered by any such occurrence-based insurance policy or program, be entitled after Closing to the benefit of a claim under such insurance policy or program, and (ii) with respect to any open claims with the relevant insurer prior to the Closing under any of such insurance policy or program, continue to have the benefit of such claim. RTI or its affiliates, as applicable, will pay the Group Companies promptly on receipt an amount equal to any net proceeds received or realized from such claims, and the Group Companies will reimburse RTI or its affiliates for any reasonable out-of-pocket expenses incurred by it in respect of any such claim.

RTI agreed to maintain in full force and effect officers’ and directors’ liability insurance, employment practices liability and fiduciary liability insurance for the officers and directors (or equivalent positions) of any Group Company for a period ending the earlier of six years after the Closing, and a sale of RTI. In the event of a sale of RTI, RTI is required to obtain and fully pay for “tail” insurance policies with respect to the foregoing insurance policies.

Other Covenants and Agreements

RTI agreed to afford to the officers, employees and authorized representatives of the Buyer reasonable access, upon reasonable advance notice, to the offices, properties, employees and business and financial records of the Business to the extent the Buyer will reasonably deem necessary and will furnish to the Buyer or its authorized representatives such additional information concerning the Business as will be reasonably requested. RTI also agreed to provide to Buyer certain financial statements and other financial information concerning the Business.

RTI is also required to provide the Buyer with customary payoff letter or similar documentation with respect to the debt facilities under RTI’s credit agreements, which will provide for a release of encumbrances upon payoff at the Closing of all outstanding indebtedness under RTI’s credit agreements in form and substance reasonably acceptable to the Buyer.

In the interim period if any material tangible personal property or material owned real property of the Business is destroyed other than in the ordinary course of business, then any proceeds paid with respect thereto will be conveyed to the Group Companies. Except to the extent taken into account in the closing date working capital, to the extent such proceeds are held by the Group Companies as cash or cash equivalents at the Closing, such proceeds will be excluded from the calculations of the closing date cash, and any related payables will be excluded from the calculations of the closing date working capital.

The Buyer also agreed to cause the Chief Financial Officer of the Business to assist RTI with any reporting obligations of RTI following the Closing.

Following Closing, in connection with a future sale of RTI (if such a sale were to occur), RTI agreed to use reasonable best efforts to cause the acquirer of RTI to negotiate in good faith with the Buyer to cause RTI to sell certain trademarks and service marks to the Buyer, if the acquirer determined that it does not expect to use such marks.

Conditions to Completion of the Contemplated Transactions; Approvals

Each party’s obligation to effect the Contemplated Transactions is subject to the satisfaction or waiver of various conditions, which include the following:

•

the condition that the representations and warranties of the other party are true and correct, other than breaches which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in the case of RTI’s representations and warranties, or a material and adverse effect on the Buyer’s ability to consummate the transactions contemplated by the Purchase Agreement, in the case of the Buyer’s representations and warranties (in each case, other than certain fundamental representations, which must be true and correct in all material respects, and capitalization representations, which must be true and correct other than de minimis inaccuracies);

•

the waiting period under the HSR Act will have expired or been terminated, and no injunction or restraining order will have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits the purchase and sale of the Securities;

•	approval by the requisite vote of RTI stockholders;

•

the Buyer’s condition that RTI shall have performed (i) all of its covenants (other than certain specified covenants), other than breaches which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (ii) certain specified covenants in all material respects; and RTI’s condition that Buyer shall have performed all of its covenants in all material respects; and

•

delivery of various closing documents and certificates, including the German Transfer Deed, the License, the Transition Services Agreement, the Distribution Agreements, and the Quality Agreements, and in respect of the Buyer’s closing conditions, delivery by RTI of written resignations of the officers and directors of the Group Companies, non-foreign status tax certification, the Reorganization

Certificate, evidence that title to all owned real property has been transferred by special warranty deed, evidence that all transferred contracts (other than certain contracts that cannot be assigned) have been transferred to a Group Company and customary payoff letters in respect of the debt facilities under RTI’s credit agreements.

The Purchase Agreement also includes a Buyer closing condition that CFIUS clearance be obtained and that no Material Adverse Effect has occurred since December 31, 2018.

The Purchase Agreement also provides that any or all of the additional conditions described above may be waived by either party. Neither RTI nor the Buyer currently expects to waive any material condition to the completion of the Contemplated Transactions.

Termination

Termination Rights

The Purchase Agreement contains termination provisions, including provisions allowing for termination by:

•	mutual consent of RTI and the Buyer;

•

either party if there is a final and non-appealable order restraining the consummation of the Contemplated Transactions; provided, however, such right is not available to any party whose failure to take any action required by the Purchase Agreement was a significant contributing factor to such order;

•	either party if the Contemplated Transactions have not closed prior to August 31, 2020 (the “Outside Date”);

•

either party if there is a breach by the other party that is uncured and would give rise to the failure of any of the conditions to the Closing; provided, however, such right is not available to a party then in material breach of the provisions of Purchase Agreement;

•

the Buyer if CFIUS notifies the parties that it intends to recommend a suspension or prohibition of the Contemplated Transactions or the parties have determined in good faith that clearance by CFIUS is unlikely to be obtained;

•	either party if RTI’s stockholders do not approve the Contemplated Transactions at RTI’s stockholders meeting;

•	the Buyer if prior to the approval of the Contemplated Transactions by RTI’s stockholders, there is an Adverse Recommendation Change; and

•

RTI, prior to the vote of RTI’s stockholders, to enter into a Superior Proposal, if RTI has complied with its non-solicitation obligations, enters into a new acquisition agreement concurrently with such termination and pay the Termination Fee (as defined below).

Effect of Termination and Termination Fee

If: (a) the Buyer terminates the Purchase Agreement because of (i) a material breach by RTI of its non-solicitation obligations that is uncured and would give rise to a failure of any of the conditions to the Closing or (ii) an Adverse Recommendation Change; or (b) RTI terminates the Purchase Agreement in accordance with its non-solicitation obligations, RTI will be required to pay the Buyer a termination fee in an amount equal to $14.7 million (the “Termination Fee”).

If either party terminates the Purchase Agreement because: (a) the Closing has not occurred by the Outside Date and, at the time of such termination, RTI’s stockholders have not approved the Contemplated Transactions; or (b) the Required Company Vote has not been obtained at the meeting of RTI’s stockholders and (i) at or prior to the time of termination a bona fide Acquisition Proposal has been publicly made and not publicly withdrawn and (ii) on or before the twelve-month anniversary of the date of termination of the Purchase Agreement, RTI enters into a new definitive acquisition agreement with any third-party other than the Buyer or its affiliates in respect of an Acquisition Proposal (with certain adjustments considered to the definition thereof to increase the applicable thresholds from 20% to 50%), RTI will be required to pay the Buyer the Termination Fee.

Other than in respect of the Termination Fee, willful breach or fraud, in the event the Purchase Agreement is terminated, no party will have any further liability. Other than in respect of willful breach or actual fraud, (i) in the event the Termination Fee is paid, the payment of such Termination Fee will be the sole and exclusive remedy of the Buyer, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against RTI or any of its representatives or affiliates for, and (ii) in no event will the Buyer or any such other persons seek to recover any other monetary damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clauses (i) and (ii); (A) any loss suffered, directly or indirectly, as a result of the failure of the Contemplated Transactions to be consummated, (B) the termination of the Purchase Agreement, (C) any liabilities or obligations arising under the Purchase Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under the Purchase Agreement.

Indemnification / Allocation of Liability

None of the representations or warranties contained in the Purchase Agreement survive the Closing; provided that there are no limits as to RTI’s liability for actual fraud.

Following the Closing, RTI is required to indemnify the Buyer against all losses arising out of the following matters, up to the Base Purchase Price:

•

Liabilities under retained employee benefit plans or any claims made by or with respect to any Business Employee in respect of their employment against the Group Companies asserted within six (6) months after the date of the Closing to the extent related to the period prior to the Closing;

•

All retention, change in control, transaction or incentive payments, or any other similar payments, in each case, payable to any current or former employees, directors or individual service providers of any of the Group Companies which become payable or due upon and solely as a result of the consummation of the Contemplated Transactions, including (x) 2019 bonuses to certain Business Employees who participated in RTI’s Corporate Incentive Plan, notwithstanding the failure to attain the applicable performance goals, and/or (y) any payments made or to be made pursuant to the special recognition bonus letters entered into between certain Business Employees and RTI, and the amount of the employer’s portion of any employment, payroll or social security Taxes with respect to the amounts set forth directly below;

•

Liabilities of RTI and its subsidiaries for Taxes, and, including (A) with respect to any straddle period, the portion of such straddle period ending on the date of the Closing, in each case including Taxes related to or arising as a result of the Reorganization, (B) that result from any election under Section 338 of the Code or any similar provisions of state, local or foreign law made pursuant to Section 8.2(g) and (C) imposed on a Group Company pursuant to Treas. Reg. § 1.1502-6 solely as a result of such Group Company having been a member of a consolidated tax group;

•	Liabilities under RTI’s credit agreements;

•	Liabilities from any claims arising from the conduct underlying the SEC Investigation; and

•

Liabilities or costs arising out of or resulting from certain legal proceedings and matters, including: (i) attorney’s fees and fees relating to forensic and expert assistance and costs associated with cooperating with the applicable governmental body; (ii) advancement and indemnification of legal and other expenses to officers and/or directors; (iii) any penalties, disgorgement, or other liability incurred as a result of litigating or settling with such governmental body in connection with such proceeding or matter; and (iv) any costs, including attorney’s fees relating to forensic and expert assistance, or liability incurred as a result of litigation by stockholders or other stakeholders.

Following the Closing, the Buyer is required to indemnify RTI against all losses arising out of all liabilities of RTI or its subsidiaries to the extent related to the Business, equity interests transferred in connection with the Reorganization or the Contribution Assets (the “Assumed Liabilities”) up to the Base Purchase Price.

The Buyer will also use commercially reasonable efforts to provide RTI, its affiliates and its representatives with access reasonably necessary to pursue the excluded liabilities, at normal business hours and upon reasonable notice, to the Group Company’s books and records and the Group Company’s facilities and to current employees and representatives of the Group Companies, including in connection with testimony in litigation and factual investigation, and generally provide support, and make its and its subsidiaries’ current employees and representatives reasonably available to provide assistance and expertise at such times and in such places as reasonably necessary, to pursue the excluded liabilities. Reasonable and documented out-of-pocket expenses incurred by current employees or representatives of the Group Companies or their subsidiaries in connection with RTI’s access to them will be reimbursed by RTI promptly following RTI’s receipt of an invoice specifying in reasonable detail the expenses incurred.

The following covenants of RTI, which require performance prior to the Closing, survive the Closing, and therefore the Buyer will be entitled to assert breach of contract claims against RTI with respect to such matters: (i) covenants requiring RTI to make available to the Buyer certain information and access; (ii) covenants requiring RTI to cooperate with Buyer to obtain the Committed Financing, (iii) covenants requiring RTI to operate the Business in the ordinary course of business and preserve the goodwill and assets of the business; (iv) covenants requiring RTI to terminate intercompany accounts, agreements and a certain intercompany receivable; and (v) covenants relating to use of proceeds and payables with respect to destruction of property, in each case as further described in the section entitled “Covenants and Agreements”; provided, that with respect to the covenants described in clauses (i), (ii) and (iii), Buyer is not entitled to recover until its aggregate losses exceed $10,000,000, at which point one half of such losses up to $10,000,000, and all losses in excess of $10,000,000, are recoverable by Buyer.

Miscellaneous

Amendment

The Purchase Agreement may be amended only in writing by Buyer and RTI.

Specific Performance

Each party to the Purchase Agreement agreed that irreparable damage would occur in the event that any of the provisions of the Purchase Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages may not be readily ascertainable or fully compensatory. Therefore, each of the parties agreed that each will be entitled to an injunction or injunctions to prevent breaches of the Purchase Agreement, and to enforce specifically the terms and provisions thereof, and to compel specific performance of the breaching party in any court of the United States or any state having jurisdiction.

Governing Law

The Purchase Agreement and the rights and duties of the parties are governed by and will be construed in accordance with the Delaware General Corporation Law and the laws of the State of Delaware. With respect to Tutogen Medical GmbH, the transfer of such shares is governed by and will be construed in accordance with the laws of the Federal Republic of Germany.

Transition Services Agreement

At the Closing, RTI and one or more of the Group Companies will enter into the Transition Services Agreement, pursuant to which such Group Company or Group Companies will provide various services (including information technology, customer and vendor management and procurement services) and sublease space to RTI, and RTI will provide certain more limited services (including cash reconciliation and payments processing services) and sublease space to one or more of the Group Companies.

Distribution Agreements

At the Closing, RTI and one or more of the Group Companies will enter into: (a) a Manufacture and Distribution Agreement pursuant to which a Group Company will manufacture and RTI will distribute certain metal and synthetic implants and associated instrumentation; and (b) a Processing and Distribution Agreement pursuant to which a Group Company will process and RTI will distribute certain sterilized allograft and xenograft implants (together, the “Distribution Agreements”). During portions of the term of the Distribution Agreements, a Group Company will provide certain supply chain services (including warehousing and drop-shipment services) and design and development services. The Distribution Agreements will have an initial term of five years with a possibility of renewal.

Nonexclusive Patent License Agreement

At the Closing, RTI and one or more Group Companies will enter into the License. The terms of the License allow each of the parties to access certain intellectual property of the other without interruption, regardless of which party owns potentially relevant patents under the terms of the Purchase Agreement. The License covers existing products and specified upcoming products for the life of the patents.

INFORMATION ABOUT THE PARTIES TO THE CONTEMPLATED TRANSACTIONS

RTI Surgical Holdings, Inc.

RTI is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, plastic surgery, spine, orthopedic and trauma procedures and are distributed in over 50 countries. RTI has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of the Advanced Medical Technology Association.

The shares of our common stock are currently listed on the Nasdaq Stock Market, which we refer to as “Nasdaq,” under the symbol “RTIX.”

Ardi Bidco Ltd. and Montagu Private Equity LLP

Ardi Bidco is recently formed Delaware corporation affiliated with Montagu. Montagu is one of Europe’s leading private equity firms and has been investing in businesses for over fifty years. Montagu’s investment strategy is focused on partnership with management in buyouts of high-quality companies operating in stable and growing sectors, providing needed products and services to their customers. It develops a shared strategic vision with management and then provides the necessary financial, strategic and operational resources to help realize that vision and support growth. Montagu currently has assets under management of approximately €4.3 billion. Montagu partners with companies with enterprise values between €200 million and €1 billion and has made over 400 investments over the last fifty years.

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

We are providing the following unaudited pro forma condensed consolidated financial information to aid you in your financial analysis of RTI Surgical Holdings, Inc. and Subsidiaries’ (the “Company” or “RTI”) proposed sale of the OEM business (the “OEM Business”) (“Contemplated Transactions”). The following unaudited pro forma condensed consolidated financial information presents the historical unaudited condensed consolidated financial statements of the Company after giving effect to the sale of the OEM Business and adjustments described in the following footnotes. In addition, the unaudited pro forma financial information for 2019 gives effect to the prior acquisition of Paradigm Spine LLC (“Paradigm”), which occurred on March 8, 2019.

The underlying historical condensed consolidated financial information of the Company has been derived from the audited consolidated financial statements of the Company for the years ended December 31, 2019, December 31, 2018 and December 31, 2017.

Information in the unaudited pro forma condensed consolidated financial statements is presented as follows:

•	The unaudited pro forma condensed consolidated balance sheet as of December 31, 2019 was prepared assuming the sale of the OEM Business was consummated as of that date.

•

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2019 was prepared assuming (i) the acquisition of Paradigm occurred on January 1, 2019, the first day of the annual year of the acquisition, and (ii) the sale of the OEM Business occurred as of January 1, 2017, the first day of the first year presented.

•

The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2018 and December 31, 2017 were prepared assuming the sale of the OEM Business occurred as of January 1, 2017, the first day of the first year presented.

Following the completion of the sale of the OEM Business, the historical unaudited condensed consolidated financial statements of the Company will be recast to reflect the sale of the OEM Business as discontinued operations for each period presented.

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with the SEC’s pro forma rules under S-X Article 11. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and do not purport to project the future financial position or operating results of the Company after the completion of the Contemplated Transactions. The unaudited pro forma condensed consolidated financial data is not necessarily indicative of the results of future operations or future financial position of the Company or the actual results of operations or financial position that would have occurred had the acquisition of Paradigm or the sale of the OEM Business been consummated as of the dates indicated above.

The pro forma adjustments were based upon available information at the date of this filing and upon certain assumptions as described in the notes to the unaudited pro forma condensed consolidated financial statements that our management believes (1) are reasonable under the circumstances, (2) reflect the impacts of events directly attributable to the separation and are factually supportable, and (3) with respect to the condensed consolidated statements of operations, are expected to have a continuing impact on the Company’s financial position or operating results.

You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed consolidated financial statements contained in this Schedule 14A;

•	audited consolidated financial statements of RTI as of and for the years ended December 31, 2019, December 31, 2018 and December 31, 2017; and

•	the proxy statement dated March 8, 2019 related to the acquisition of Paradigm by RTI.

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2019

(In thousands)

	As Reported	Carve-Out OEM Business [A]	Pro Forma Adjustments	Note Ref.	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$5,608	$—	$172,513	[C]	$178,121
Accounts receivable—net	59,288	(35,895)	—		23,393
Inventories—net	124,149	(96,635)	—		27,514
Prepaid and other current assets	6,769	(2,931)	—		3,838

Total current assets	195,814	(135,461)	172,513		232,866
Non-current inventories—net	6,637	—	—		6,637
Property, plant and equipment—net	69,890	(69,101)	1,470	[C], [E]	2,259
Deferred tax assets—net	—	(9,466)	9,466	[D], [H]	—
Goodwill	55,384	(55,384)	—		—
Other intangible assets—net	10,492	(10,492)	—		—
Other assets—net	6,292	(914)	—		5,378

Total assets	$344,509	$(280,818)	$183,449		$247,140

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$30,126	$(23,387)	$4,338	[D], [J]	$11,077
Accrued expenses	33,337	(38,523)	16,932	[D], [H]	11,746
Current portion of deferred revenue	2,748	(2,748)	—		—
Current portion of long-term obligations	174,177	—	(174,177)	[C], [G]	—

Total current liabilities	240,388	(64,658)	(152,907)		22,823
Acquisition contingencies	1,130	—	—		1,130
Other long-term liabilities	2,017	(411)	—		1,606

Total liabilities	243,535	(65,069)	(152,907)		25,559

Preferred stock Series A	66,410	—	—		66,410

Stockholders’ equity:
Common stock	75	—	—		75
Additional paid-in capital	498,438	—	—		498,438
Accumulated other comprehensive loss	(7,629)	—	—		(7,629)
Accumulated deficit	(451,179)	(215,749)	336,356	[D]	(330,572)
Less treasury stock	(5,141)	—	—		(5,141)

Total stockholders’ equity	34,564	(215,749)	336,356		155,171

Total liabilities and stockholders’ equity	$344,509	$(280,818)	$183,449		$247,140

See accompanying notes to unaudited pro forma financial information.

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2019

(In thousands, except share and per share data)

	As Reported	Historical Paradigm (January 1, 2019— March 8, 2019)	Paradigm Purchase Accounting Adjustments [B]	Total Paradigm Adjustments	Carve-Out OEM Business [A]	Pro Forma Adjustments	Note Ref.	Pro Forma
Revenues	$308,384	$6,978	$—	$6,978	$(189,397)	$—		$125,965
Costs of processing and distribution	137,259	1,163	—	1,163	(103,602)	4,338	[D], [J]	39,158

Gross profit	171,125	5,815	—	5,815	(85,795)	(4,338)		86,807

Expenses (income):
Marketing, general and administrative	157,675	8,262	—	8,262	(53,384)	163	[D], [E]	112,716
Research and development	16,836	147	—	147	(5,258)	—		11,725
Gain on acquisition contingency	(76,033)	—	—	—	—	—		(76,033)
Asset impairment and abandonments	97,341	—	—	—	—	—		97,341
Goodwill impairment	140,003	—	—	—	—	—		140,003
Acquisition and integration expenses	17,159	—	—	—	(3,877)	—		13,282

Total operating expenses (income)	352,981	8,409	—	8,409	(62,519)	163		299,034

Operating (loss) income	(181,856)	(2,594)	—	(2,594)	(23,276)	(4,501)		(212,227)

Other (expense) income:
Interest expense	(12,571)	(4,998)	2,900	(2,098)	—	14,669	[G]	—
Interest income	161	—	—	—	—	—		161
Foreign exchange loss	(139)	14	—	14	—	—		(125)

Total other (expense) income—net	(12,549)	(4,984)	2,900	(2,084)	—	14,669		36

(Loss) income before income tax (provision) benefit	(194,405)	(7,578)	2,900	(4,678)	(23,276)	10,168		(212,191)

Income tax (provision) benefit	(17,237)	149	(928)	(779)	5,393	(2,593)	[H]	(15,216)

Net (loss) income	(211,642)	(7,429)	1,972	(5,457)	(17,883)	7,575		(227,407)

Net (loss) income applicable to common shares	$(211,642)	$(7,429)	$1,972	$(5,457)	$(17,883)	$7,575		$(227,407)

Other comprehensive (loss) income:
Unrealized foreign currency translation loss	(351)	—	—	—	—	—		(351)

Comprehensive (loss) income	$(211,993)	$(7,429)	$1,972	$(5,457)	$(17,883)	$7,575		$(227,758)

Net loss per common share—basic	$(2.91)							$(3.03)

Net loss per common share—diluted	$(2.91)							$(3.03)

Weighted average shares outstanding—basic	72,824,308						[I]	75,150,716

Weighted average shares outstanding—diluted	72,824,308						[I]	75,150,716

See accompanying notes to unaudited pro forma financial information.

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2018

(In thousands, except share and per share data)

	As Reported	Carve-Out OEM Business [A]	Pro Forma Adjustments	Note Ref.	Pro Forma
Revenues	$280,362	$(185,926)	$—		$94,436
Costs of processing and distribution	140,719	(103,292)	4,168	[J]	41,595

Gross profit	139,643	(82,634)	(4,168)		52,841

Expenses (income):
Marketing, general and administrative	119,724	(51,315)	119	[E]	68,528
Research and development	14,410	(5,207)	—		9,203
Severance and restructuring costs	2,808	(2,415)	—		393
Asset impairment and abandonments	5,070	—	—		5,070
Acquisition and integration expenses	4,943	—	—		4,943
Cardiothoracic closure business divestiture contingency consideration	(3,000)	—	—		(3,000)

Total operating expenses (income)	143,955	(58,937)	119		85,137

Operating (loss) income	(4,312)	(23,697)	(4,287)		(32,296)

Other (expense) income:
Interest expense	(2,771)	—	—		(2,771)
Interest income	35	—	—		35
Loss on extinguishment of debt	(309)	—	—		(309)
Foreign exchange gain	(34)	(1)	—		(35)

Total other (expense) income—net	(3,079)	(1)	—		(3,080)

(Loss) income before income tax (provision) benefit	(7,391)	(23,698)	(4,287)		(35,376)

Income tax (provision) benefit	4,268	3,421	1,093	[H]	8,782

Net (loss) income	(3,123)	(20,277)	(3,194)		(26,594)

Convertible preferred dividend	(2,120)	—	—		(2,120)

Net (loss) income applicable to common shares	$(5,243)	$(20,277)	$(3,194)		$(28,714)

Other comprehensive (loss) income:
Unrealized foreign currency translation loss	(941)	—	—		(941)

Comprehensive (loss) income	$(6,184)	$(20,277)	$(3,194)		$(29,655)

Net loss per common share—basic	$(0.08)				$(0.45)

Net loss per common share—diluted	$(0.08)				$(0.45)

Weighted average shares outstanding—basic	63,521,703				63,521,703

Weighted average shares outstanding—diluted	63,521,703				63,521,703

See accompanying notes to unaudited pro forma financial information.

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2017

(In thousands, except share and per share data)

	As Reported	Carve-Out OEM Business [A]	Pro Forma Adjustments	Note Ref.	Pro Forma
Revenues	$280,349	$(187,637)	$—		$92,712
Costs of processing and distribution	137,277	(106,051)	4,548	[J]	35,774

Gross profit	143,072	(81,586)	(4,548)		56,938

Expenses (income):
Marketing, general and administrative	115,009	(52,508)	154	[E]	62,655
Research and development	13,315	(4,833)	—		8,482
Severance and restructuring costs	12,016	(9,214)	—		2,802
Executive transition costs	2,818	(29)	—		2,789
Asset impairment and abandonments	4,034	(3,828)	—		206
Acquisition and integration expenses	630	—	—		630
Gain on cardiothoracic closure business divestiture	(34,090)	—	—		(34,090)

Total operating expenses (income)	113,732	(70,412)	154		43,474

Operating (loss) income	29,340	(11,174)	(4,702)		13,464

Other (expense) income:
Interest expense	(3,180)	—	—		(3,180)
Interest income	8	—	—		8
Foreign exchange gain	87	—	—		87

Total other (expense) income—net	(3,085)	—	—		(3,085)

(Loss) income before income tax (provision) benefit	26,255	(11,174)	(4,702)		10,379

Income tax (provision) benefit	(19,349)	8,118	1,810	[H]	(9,421)

Net (loss) income	6,906	(3,056)	(2,892)		958

Convertible preferred dividend	(3,723)	—	—		(3,723)

Net (loss) income applicable to common shares	$3,183	$(3,056)	$(2,892)		$(2,765)

Other comprehensive income (loss):
Unrealized foreign currency translation gain	1,987	—	—		1,987

Comprehensive (loss) income	$5,170	$(3,056)	$(2,892)		$(778)

Net loss per common share—basic	$0.05				$(0.05)

Net loss per common share—diluted	$0.05				$(0.05)

Weighted average shares outstanding—basic	59,684,289				59,684,289

Weighted average shares outstanding—diluted	60,599,952				60,599,952

See accompanying notes to unaudited pro forma financial information.

RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1.	Basis of Pro Forma Presentation

The unaudited pro forma financial information has been prepared to give effect to the proposed sale of the OEM Business by the Company as well as the prior acquisition of Paradigm on March 8, 2019. The unaudited pro forma financial information has been derived from historical financial statements of the Company.

The Company expects to present the OEM Business of RTI Surgical Holdings, Inc. as discontinued operations upon completion of the sale based on the guidance in ASC 205-20. Discontinued operations presentation involves removing the results of the discontinued business from the financial statements on a line-by-line basis and presenting the net results as “Income (Loss) from discontinued operations, net of tax”.

Because the sale of the OEM Business has not yet been reflected in the historical consolidated financial statements, pro forma combined statements of operation have been provided within this Note for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, consistent with the requirements of ASC 205-20.

The unaudited pro forma balance sheet as of December 31, 2019 has been prepared assuming the sale of the OEM Business was consummated as of that date. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, have been prepared in accordance with the SEC’s pro forma rules under S-X Article 11 assuming that the sale of the OEM Business occurred as of January 1, 2017, the first day of the first year presented, and do not include the impact of any events that occurred subsequent to December 31, 2019, including those events described in Note 29 (Subsequent Events) to the audited financial statements for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on June 8, 2020.

All material adjustments required to reflect the consummation of the sale of the OEM Business are set forth in the columns labeled ‘Pro Forma Adjustments’. Because the sale of the OEM Business is not reflected in the historical consolidated financial statements of the Company, those transactions have been reflected for the purpose of the pro forma condensed consolidated financial statements in the columns labeled as ‘Carve-Out OEM Business’. The data contained in the columns labeled ‘As Reported’, is derived from the Company’s audited consolidated financial statements as of December 31, 2019, 2018 and 2017.

The unaudited proforma condensed consolidated statement of operations for the year ended December 31, 2019 has been adjusted to reflect the stub period of the Paradigm acquisition from January 1, 2019 to March 8, 2019 in the column ‘Historical Paradigm (January 1, 2019—March 8, 2019)’ and related purchase price allocation adjustments in the column ‘Paradigm Purchase Accounting Adjustments’ explained in Note 2.

One-time transaction-related costs incurred prior to, or concurrent with, the closing of the expected sale of the OEM Business are not included in the pro forma statements of operations. The pro forma financial statements do not reflect other costs following the sale of the OEM Business. The Company will also incur certain nonrecurring third-party costs related to the sale of the OEM Business. Such nonrecurring amounts include advisory, legal, accounting, consulting and other professional services fees and other transaction-related costs that will not be capitalized. The pro forma statements of operations do not reflect these nonrecurring expenses.

The presentation of the sale of the OEM Business represents management’s best estimate of the Company’s retrospectively adjusted historical financial statements. These estimates are preliminary and actual results could differ from these estimates.

NOTE 2.	Pro Forma Adjustments

[A] Reflects the elimination of the unaudited historical carve-out results of the OEM Business as included in the unaudited condensed consolidated financial statements presented elsewhere in this Proxy Statement. Those historical unaudited condensed consolidated financial statements are based on management’s best estimate of the costs related to the OEM Business but are subject to change.

[B] Represents purchase accounting adjustments for the acquisition of Paradigm on March 8, 2019.

[C] To record the receipt of cash consideration of $440,000 at closing for the sale of the OEM Business adjusted for the repayment of long-term obligations, transaction expenses, estimated taxes on the expected net gain on the sale of the OEM Business and the instrument purchase associated with the Manufacture and Distribution Agreement and Processing and Distribution Agreement.

	2019
Cash consideration received from sale of assets	$440,000
Less: Long-term obligations paid off at closing	(174,177)	[G]
Less: Transaction expenses	(23,000)
Less: Taxes	(68,677)
Less: Instrument purchase	(1,633)	[E]

Cash and cash equivalents	$172,513

The expected net gain on the sale of the OEM Business presented below is not reflected in the pro forma condensed consolidated statements of operations as it is nonrecurring in nature. Income tax expense is calculated from our estimate of taxes associated with the expected net gain on the sale of the OEM Business.

[D] To record the preliminary allocation of the consideration received disclosed in [C].

	2019
Consideration Received	$440,000
Adjusted for:
Estimated closing and transaction costs	(23,000)
Income tax expense	(68,677)
Depreciation of instrument purchases	(163)	[E]
Inventory purchases	(4,338)	[J]
Impact on deferred tax assets	9,466	[H]
Income tax accrued expenses	(16,932)	[H]

Accumulated deficit	$336,356

[E] Following the consummation of the Contemplated Transactions, RTI and one or more of the Group Companies will enter into a Manufacture and Distribution Agreement and a Processing and Distribution Agreement. This adjustment reflects the intercompany purchase of instruments at a 25% markup ($1.6 million, $1.2 million, and $1.5 million as of December 31, 2019, December 31, 2018, and December 31, 2017, respectively) less amortization of the instruments ($0.2 million, $0.1 million, and $0.2 million for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, respectively) associated with the Transaction Manufacture and Distribution and Processing and Distribution Agreements. The instruments are included within ‘Property, plant and equipment – net’.

[F] Intentionally omitted.

[G] To reflect the ‘Long-term obligations paid off at closing’ as required by the Contemplated Transactions for the sale of the OEM Business as reflected in [C] and to record the related interest expense of $14.7 million for the year ended December 31, 2019.

[H] To record the income tax provision, deferred tax assets and accrued tax liabilities of the OEM Business.

[I] Represents the weighted average shares outstanding, basic and diluted, adjusted for the Paradigm acquisition.

[J] Following the consummation of the Contemplated Transactions, RTI and one or more of the Group Companies will enter into a Manufacture and Distribution Agreement and a Processing and Distribution Agreement. This adjustment reflects the intercompany purchase of inventory (Alachua, Marquette and Neunkirchen) at a 25% markup associated with the Transaction Manufacture and Distribution and Processing and Distribution Agreements. On the condensed consolidated balance sheet, this is reflected in ‘Accounts payable’ ($4.3 million as of December 31, 2019) and is recorded on the condensed consolidated statement of operations within ‘Costs of processing and distribution’ ($4.3 million, $4.2 million and $4.5 million for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, respectively).

THE OEM BUSINESS OF RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following unaudited condensed financial statements of the OEM Business (the “OEM Business”) of RTI Surgical Holdings, Inc. and its subsidiaries (the “Company”) are included below:

•	The OEM Business of RTI Surgical Holdings, Inc. and Subsidiaries Condensed Balance Sheets as of December 31, 2019, December 31, 2018 and December 31, 2017 (Unaudited);

•

The OEM Business of RTI Surgical Holdings, Inc. and Subsidiaries Condensed Statements of Operations for the year ended December 31, 2019, the year ended December 31, 2018 and the year ended December 31, 2017 (Unaudited);

•

The OEM Business of RTI Surgical Holdings, Inc. and Subsidiaries Condensed Statement of Changes in Net Parent Investment Equity for the year ended December 31, 2019, the year ended December 31, 2018 and the year ended December 31, 2017 (Unaudited); and

•	Notes to the Condensed Financial Statements of the OEM Business of RTI Surgical Holdings, Inc. and Subsidiaries (Unaudited).

The unaudited condensed financial information has been derived from historical financial statements of the Company. The historical unaudited condensed financial statements have been derived from the audited consolidated financial statements of the Company for the years ended December 31, 2019, December 31, 2018 and December 31, 2017.

The historical unaudited condensed financial statements reflect management’s best estimates of the results for the periods presented.

THE OEM BUSINESS OF RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Condensed Balance Sheets

(In thousands, Unaudited)

	As of December 31,
	2019	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$—
Accounts receivable—net	35,895	31,632	20,756
Inventories—net	96,635	88,606	91,720
Prepaid and other current assets	2,931	3,575	2,060

Total current assets	135,461	123,813	114,536
Property, plant and equipment—net	69,101	66,679	69,280
Deferred tax assets—net	9,466	6,305	4,002
Goodwill	55,384	59,798	46,242
Other intangible assets—net	10,492	12,200	13,562
Other assets—net	914	455	444

Total assets	$280,818	$269,250	$248,066

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$23,387	$21,399	$15,155
Accrued expenses	33,040	21,868	21,710
Current portion of deferred revenue	2,748	4,908	4,868

Total current liabilities	59,175	48,175	41,733
Other long-term liabilities	411	190	234
Deferred revenue	—	744	3,741

Total liabilities	59,586	49,109	45,708

Net parent investment	221,232	220,141	202,358

Total net parent investment	221,232	220,141	202,358

Total liabilities and net parent investment	$280,818	$269,250	$248,066

See accompanying notes to unaudited financial information.

THE OEM BUSINESS OF RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Condensed Statements of Operations

(In thousands, Unaudited)

	For the Years Ended December 31,
	2019	2018	2017
Revenues	$189,397	$185,926	$187,637
Costs of processing and distribution	103,602	103,292	106,051

Gross profit	85,795	82,634	81,586

Expenses:
Marketing, general and administrative	58,207	58,751	58,631
Research and development	5,258	5,207	4,833
Severance and restructuring costs	—	2,415	9,214
Executive transition costs	—	—	29
Asset impairment and abandonments	—	—	3,828
Acquisition and integration expenses	3,877	—	—

Total expenses	67,342	66,373	76,535

Operating income	18,453	16,261	5,051

Other (expense) income:
Foreign exchange gain	—	1	—

Total other expense—net	—	1	—

Income before income tax provision	18,453	16,262	5,051
Income tax provision	(4,163)	(1,525)	(5,761)

Net income	$14,290	$14,737	$(710)

See accompanying notes to unaudited financial information.

THE OEM BUSINESS OF RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Condensed Statements of Net Parent Investment

(In thousands, Unaudited)

Balance at January 1, 2017	$244,027
The OEM Business net loss	(710)
Stock-based compensation	3,659
Net transfers to Parent	(44,618)

Balance at December 31, 2017	202,358
The OEM Business net income	14,737
Stock-based compensation	3,058
Net transfers to Parent	(12)

Balance at December 31, 2018	220,141
The OEM Business net income	14,290
Stock-based compensation	2,901
Net transfers to Parent	(16,100)

Balance at December 31, 2019	$221,232

See accompanying notes to unaudited financial information.

THE OEM BUSINESS OF RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

Condensed Statements of Cash Flows

(In thousands, Unaudited)

	For the Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income	$14,290	$14,737	$(710)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	9,896	9,887	10,764
Provision for bad debts and product returns	385	625	660
Provision for inventory write-downs	6,340	7,142	4,155
Amortization of deferred revenue	(4,904)	(4,957)	(4,745)
Deferred income tax provision	(3,161)	(2,303)	10,672
Stock-based compensation	2,901	3,058	3,659
Change in assets and liabilities:
Accounts receivable	(4,648)	(11,501)	2,495
Inventories	(14,369)	(4,028)	10,458
Accounts payable	(59)	7,574	(4,152)
Accrued expenses	11,172	158	7,619
Deferred revenue	2,000	2,000	2,000
Other operating assets and liabilities	406	(1,570)	(498)

Net cash provided by operating activities	20,249	20,822	42,377

Cash flows from investing activities:
Purchases of property, plant and equipment	(7,896)	(6,280)	(6,161)
Patent and acquired intangible asset costs	(667)	(974)	(244)

Net cash used in investing activities	(8,563)	(7,254)	(6,405)

Cash flows from financing activities:
Net transfers to Parent	(11,686)	(13,568)	(35,972)

Net cash used in financing activities	(11,686)	(13,568)	(35,972)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

See accompanying notes to unaudited financial information.

THE OEM BUSINESS OF RTI SURGICAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED FINANCIAL INFORMATION

Basis of Presentation

These unaudited condensed financial statements of the OEM Business reflect the historical financial position, results of operations and cash flows of the OEM Business for the periods presented. The unaudited condensed financial statements may not be indicative of the OEM Business’ future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.

The unaudited condensed financial statements include the assets, liabilities, revenues and expenses that are specifically identifiable to the OEM Business. The unaudited condensed financial statements include expense allocations for certain functions provided by the Company, including, general corporate expenses related to corporate administration, executives, communication, finance, legal and information technology. These allocations were either based on direct usage when identifiable or generally based on the proportionate percentage of the OEM Business revenues. Such allocations totaled $4,824, $7,435, and $6,123 for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, respectively.

Parent company investment represents the Company’s historical investment in the OEM Business, cumulative net earnings or losses and the net effect of transfers to and from, transactions between, and cost allocations from the Company.

Company’s external debt and the related interest expense have not been allocated to the OEM Business as the OEM Business is not the legal obligor of the debt and the Company’s borrowings were not directly attributable to the OEM Business.

All intercompany balances and transactions have been eliminated.

Income taxes for the OEM Business are calculated as if the OEM Business filed tax returns on a stand-alone basis separate from the Company.

The unaudited condensed financial statements of the OEM Business do not reflect RTI Surgical Holdings, Inc.’s acquisition of Paradigm Spine, LLC. This acquisition was completed for RTI’s spine portfolio.

NOTE 1.    Description of Business

RTI Surgical Holdings, Inc. and its subsidiaries (the “Company”) is a global surgical implant company that designs, develops, manufactures and distributes biologic, metal and synthetic implants. The Company’s implants are used in orthopedic, spine, sports medicine, plastic surgery, trauma and other surgical procedures to repair and promote the natural healing of human bone and other human tissues and improve surgical outcomes. The Company manufactures metal and synthetic implants and processes donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using our proprietary BIOCLEANSE®, TUTOPLAST® and CANCELLE® SP sterilization processes. The Company processes tissue at its facilities in Alachua, Florida and Neunkirchen, Germany and manufacture metal and synthetic implants in Marquette, Michigan and Greenville, North Carolina, respectively, and the Company has a distribution and research center in Wurmlingen, Germany. The Company is accredited in the U.S. by the American Association of Tissue Banks and the Company is a member of the Advanced Medical Technology Association. The Company’s implants are distributed directly to hospitals and free-standing surgery centers throughout the U.S. and in over 50 countries worldwide with the support of both its and third-party representatives as well as through larger purchasing companies.

The OEM Business markets and distributes implants through relationships with distributors. The OEM Business’ spine interbody allograft implants are marketed and distributed domestically through its non-exclusive relationships with Aesculap Implant Systems, Inc., Integra Life Sciences Corporation, Medtronic, PLC (“Medtronic”), Orthofix International NV, Stryker Spine, a division of Stryker Corporation, and Zimmer Biomet Holdings, Inc. (“Zimmer”). The OEM Business’ allograft paste implants are marketed and distributed under Puros® DBM by Zimmer Biomet Holdings, Inc. and BIO DBM™ by Stryker. The OEM Business’ surgical specialty implants are marketed and distributed through distributors including; Integra Life Sciences Corporation for dural repair applications; Davol, Inc., a subsidiary of C. R. Bard, Inc. (“Davol”) for hernia repair and breast reconstruction; Katena Products, Inc. for ophthalmology and Coloplast A/S of Denmark for urology. The OEM Business’ allograft dental implants including cancellous and cortical bone and human and bovine membranes primarily for dental procedures related to augmenting ridge restoration are distributed exclusively by Zimmer. The OEM Business’ trauma implants are distributed through Zimmer and DePuy Synthes, a Johnson & Johnson Inc. subsidiary (“Synthes”).

On January 13, 2020, the Company entered into an Equity Purchase Agreement as amended by that certain First Amendment to Equity Purchase Agreement dated as of March 6, 2020 and that certain Second Amendment to Equity Purchase Agreement dated as of April 27, 2020 (as amended, the “OEM Purchase Agreement”) with Ardi Bidco Ltd., a Delaware corporation and an entity affiliated with Montagu Private Equity LLP (the “Buyer”), pursuant to which the Buyer will acquire the OEM Business of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the SEC . The unaudited condensed financial information has been derived from historical financial statements of the Company. The historical financial statements reflect management’s best estimates of the results for the periods presented.

Management believes that the assumptions in the unaudited condensed financial statements of the OEM Business are reasonable. The results of operations for the OEM Business for the periods presented are not necessarily indicative of operating results that may be achieved if the OEM Business were a standalone company.

NOTE 2.    Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions relating to inventories, receivables, long-lived assets and litigation are made at the end of each financial reporting period by management. Actual results could differ from those estimates.

Foreign Currency Translation—The functional currency of the OEM Business’s foreign subsidiaries is the Euro. Assets and liabilities of the foreign subsidiaries are translated at the period end exchange rate while revenues and expenses are translated at the average exchange rate for the period. The resulting translation adjustments, representing unrealized, noncash gains and losses are recorded and presented as a component of comprehensive (loss) income. Gains and losses resulting from transactions of the OEM Business and its subsidiaries, which are made in currencies different from their own, are included in income or loss as they occur and are included in other expense in the statements of comprehensive (loss) income.

Fair Value of Financial Instruments—The estimated fair value of financial instruments disclosed in the financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The carrying value of the long-term debt obligations approximates fair value.

Cash and Cash Equivalents—The OEM Business considers all funds in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash equivalents comprise overnight repurchase agreements. Cash balances are held at a few financial institutions and usually exceed insurable amounts. The OEM Business mitigates this risk by depositing its uninsured cash in major well capitalized financial institutions. At December 31, 2019, December 31, 2018 and December 31, 2017, the OEM Business had no cash equivalents.

Accounts Receivable Allowances—The OEM Business maintains allowances for doubtful accounts based on the OEM Business’s review and assessment of payment history and its estimate of the ability of each customer to make payments on amounts invoiced. If the financial condition of any of its customers were to deteriorate, additional allowances might be required. From time to time the OEM Business must adjust its estimates. Changes in estimates of the collection risk related to accounts receivable can result in decreases and increases to current period net income.

Inventories—Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out method. Inventory write-downs for unprocessed donor tissue are recorded based on the estimated amount of inventory that will not pass the quality control process based on historical data, and the amount of inventory that is not readily distributable or is unusable. In addition, provisions for inventory write-downs are estimated for tissue in process inventory that is not readily distributable or is unusable. Any implantable donor tissue deemed to be obsolete is included in the write-down at the time the determination is made. Non-tissue inventory is evaluated for obsolescence and excess quantities by analyzing inventory levels, historical loss trends, expected product lives, product at risk of expiration, sales levels by product and projections of future sales demand.

Property, Plant and Equipment—Property, plant and equipment are stated at cost less accumulated depreciation. The cost of leasehold improvements is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets:

Buildings	25 to 40 years
Building improvements and leasehold improvements	8 to 40 years
Processing equipment	7 to 10 years
Office equipment, furniture and fixtures	5 to 7 years
Computer hardware and software	3 to 7 years

Software Costs—Included in property, plant and equipment are costs related to purchased software that are capitalized.

Long-Lived Assets—The OEM Business reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the net undiscounted cash flows expected to be generated by the asset. An impairment loss would be recorded for the excess of net carrying value over the fair value of the asset impaired. The fair value is estimated based on expected discounted future cash flows. The results of impairment tests are subject to management’s estimates and assumptions of projected cash flows and operating results. Changes in assumptions or market conditions could result in a change in estimated future cash flows and the likelihood of materially different reported results.

Goodwill—The OEM business performs impairment testing following Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Goodwill and Other Intangible Assets (“FASB ASC 350”) that requires companies to test goodwill for impairment on an annual basis at the reporting unit level (or an interim basis if an event occurs that might reduce the fair value of a reporting unit below its carrying value). The annual impairment test is performed at each year-end unless indicators of impairment are present and require more frequent testing.

Other Intangible Assets —Other intangible assets, which constitutes finite lived assets, generally consist of patents, acquired exclusivity rights, licensing rights, distribution agreements, and procurement contracts. Patents are amortized on the straight-line method over the shorter of the remaining protection period or estimated useful lives of between 8 and 16 years. The acquired exclusivity rights are being amortized over eight years, the remaining term of the amended distribution agreement. Licensing rights, distribution agreements, and procurement contracts are amortized over estimated useful lives of between 5 to 25 years.

Other intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The recoverability test is described in the Company’s accounting policy for long-lived assets set forth above.

Revenue Recognition—The OEM Business recognizes revenue upon shipping, or receipt by the OEM Business’ customers of its products and implants, depending on the OEM Business’ distribution agreements with its customers or distributors. The OEM Business’ performance obligations consist mainly of transferring control of implants identified in the contracts. The OEM Business typically transfers control at a point in time upon shipment or delivery of the implants for direct sales, or upon implantation for sales of consigned inventory. The customer is able to direct the use of, and obtain substantially all of the benefits from, the implant at the time the implant is shipped, delivered, or implanted, respectively based on the terms of the contract. For performance obligations related to the OEM Business’ contracts with exclusively built inventory clauses, the OEM Business typically satisfies its performance obligations evenly over the contract term as inventory is built. Such exclusively manufactured inventory has no alternative use and the OEM Business has an enforceable right to payment for performance to date. The OEM Business uses the input method to measure the manufacturing activities completed to date, which depicts the progress of the OEM Business’ performance obligation of transferring control of exclusively built inventory. For the contracts with upfront and annual exclusivity fees, revenue related to those fees is recognized over the contract term following a consistent method of measuring progress towards satisfaction of the performance obligation. The OEM Business uses the method and measure of progress that best depicts the transfer of control to the customer of the goods or services to date relative to the remaining goods or services promised under the contract.

The OEM Business permits returns of implants in accordance with the terms of contractual agreements with customers if the implant is returned in a timely manner, in unopened packaging, and from the normal channels of distribution. Allowances for returns are provided based upon analysis of the OEM Business’ historical patterns of returns matched against the revenues from which they originated.

The OEM Business records estimated implant returns, discounts, rebates and other distribution incentives as a reduction of revenue in the same period revenue is recognized. Estimates of implant returns are recorded for anticipated implant returns based on historical distributions and returns information. Estimates of discounts, rebates and other distribution incentives are recorded based on contractual terms, historical experience and trend analysis.

Other revenues consist of service processing, tissue recovery fees, biomedical laboratory fees, recognition of previously deferred revenues, shipping fees, distribution of reproductions of our allografts to distributors for demonstration purposes and restocking fees which is included in revenues.

Research and Development Costs—Research and development costs, including the cost of research and development conducted for others and the cost of contracted research and development, are expensed as incurred.

Income Taxes—Income taxes are calculated as if the OEM Business files tax returns on a stand-alone basis separate from the Company. The OEM Business uses the asset and liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

NOTE 3.    Recently Issued and Adopted Accounting Standards.

Leases—In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in “Leases (Topic 840).” ASU 2016-02 establishes a right-of-use (“ROU”) model that requires operating leases be recorded on the balance sheet through recognition of a liability for the discounted present value of future lease payments and a corresponding ROU asset. The ROU asset recorded at commencement of the lease represents the right to use the underlying asset over the lease term in exchange for the lease payments. Leases with an initial term of 12 months or less and that do not have an option to purchase the underlying asset that is deemed reasonably certain to exercise are not recorded on the balance sheet; rather, rent expense for these leases is recognized on a straight-line basis over the lease term. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

NOTE 4.    Leases

The OEM Business’ leases are classified as operating leases and include office space, automobiles, and copiers. The OEM Business does not have any finance leases, and the OEM Business’ operating leases do not have any residual value guarantees, restrictions or covenants. The OEM Business does not have any leases that have not yet commenced as of December 31, 2019. The majority of our leases have remaining lease terms of 1 to 14 years, some of which include options to extend or terminate the leases. The option to extend is only included in the lease term if the OEM Business is reasonably certain of exercising that option. Operating lease ROU assets are presented within other assets-net on the consolidated balance sheet. The current portion of operating lease liabilities are presented within accrued expenses, and the non-current portion of operating lease liabilities are presented within other long-term liabilities on the consolidated balance sheet.

A subset of the OEM Business’ automobile and copier leases contain variable payments. The variable lease payments for such automobile leases are based on actual mileage incurred at the standard contractual rate. The variable lease payments for such copier leases are based on actual copies incurred at the standard contractual rate. The variable lease costs for all leases are immaterial.

The components of operating lease expense were as follows:

For the Year Ended
December 31, 2019
Operating lease cost	$555
Short-term operating lease cost	36

Total operating lease cost	$591

Supplemental cash flow information related to operating leases was as follows:

For the Year Ended
December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities	$499
ROU assets obtained in exchange for lease obligations	—

Supplemental balance sheet information related to operating leases was as follows:

		As of
		December 31,
	Balance Sheet Classification	2019
Assets:
Right-of-use assets	Other assets - net	$258

Liabilities:
Current	Accrued expenses	$191
Noncurrent	Other long-term liabilities	61

Total operating lease liabilities		$252

As of December 31, 2019, the weighted-average remaining lease term was 1.2 years. The OEM Business’ lease agreements do not provide a readily determinable implicit rate nor is it available to the OEM Business from its lessors. Instead, the OEM Business estimates its incremental borrowing rate based on information available at lease commencement in order to discount lease payments to present value. The weighted-average discount rate of the OEM Business’ operating leases was 4.25%, as of December 31, 2019.

As of December 31, 2019, maturities of operating lease liabilities were as follows:

As of
December 31,
Maturity of Operating Lease Liabilities	2019
2020	$196
2021	53
2022	10

Total future minimum lease payments	259
Less imputed interest	(7)

Total	$252

NOTE 5.    Revenue from Contracts with Customers

The following table presents revenues recognized at a point in time and over time for the year ended December 31, 2019 and for the year ended December 31, 2018:

	For the Year	For the Year
	Ended	Ended
	December 31, 2019	December 31, 2018
Revenue recognized at a point in time	$121,733	$145,183
Revenue recognized over time	67,664	40,743

Total revenues from contracts with customers	$189,397	$185,926

The OEM Business’ performance obligations consist mainly of transferring control of implants identified in the contracts. Some of the OEM Business’ contracts offer assurance-type warranties in connection with the sale of a product to a customer. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation and are not material to the financial statements.

The opening and closing balances of the OEM Business’ accounts receivable, contract asset and current and long-term contract liability for the year ended December 31, 2019 and for the year ended December 31, 2018 are as follows:

			Contract
		Contract	Liability
	Accounts	Liability	(Long-
	Receivable	(Current)	Term)
Opening Balance, January 1, 2019	$31,632	$5,566	$744
Closing Balance, December 31, 2019	35,895	3,273	—

Increase/(decrease)	$4,263	$(2,293)	$(744)

			Contract
		Contract	Liability
	Accounts	Liability	(Long-
	Receivable	(Current)	Term)
Opening Balance, January 1, 2018	$20,756	$5,525	$3,741
Closing Balance, December 31, 2018	31,632	5,566	744

Increase/(decrease)	$10,876	$41	$(2,997)

As of December 31, 2019, December 31, 2018 and January 1, 2018, $10,663, $6,577 and $2,133, respectively, of unbilled receivables in connection with our exclusively built inventory contracts are included in accounts receivable.

NOTE 6.    Inventories

Inventories by stage of completion are as follows:

	For the Years Ended December 31,
	2019	2018	2017
Unprocessed tissue, raw materials and supplies	$29,552	$24,211	$22,071
Tissue and work in process	35,740	31,796	40,481
Implantable tissue and finished goods	31,343	32,599	29,168

Total	$96,635	$88,606	$91,720

For the years ended December 31, 2019, December 31, 2018 and December 31, 2017, the OEM Business had inventory write-downs of $6,340, $7,142 and $4,154, respectively, relating primarily to excess quantities and obsolescence of inventories.

NOTE 7.    Property, Plant and Equipment

Property, plant and equipment are as follows:

	For the Years Ended December 31,
	2019	2018	2017
Land	$2,005	$2,020	$2,020
Buildings and improvements	58,207	58,093	57,954
Processing equipment	45,651	42,599	44,137
Office equipment, furniture and fixtures	1,609	1,518	1,352
Computer equipment and software	20,505	18,873	19,332
Construction in process	11,717	8,934	5,980

	139,694	132,037	130,775
Less accumulated depreciation	(70,593)	(65,358)	(61,495)

	$69,101	$66,679	$69,280

For the years ended December 31, 2019, December 31, 2018 and December 31, 2017, the OEM Business had depreciation expense in connection with property, plant and equipment of $6,097, $6,185, and $7,370, respectively.

NOTE 8.    Other Intangible Assets

Other intangible assets are as follows:

	For the Year Ended			For the Year Ended			For the Year Ended
	December 31, 2019			December 31, 2018			December 31, 2017
	Gross		Net	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount	Amount	Amortization	Amount
Patents	$5,095	$2,768	$2,327	$5,128	$2,154	$2,974	$6,687	$2,843	$3,844
Acquired licensing rights	1,413	64	1,349	616	27	589	—	—	—
Marketing and procurement and other intangible assets	16,488	9,672	6,816	16,769	8,132	8,637	16,837	7,119	9,718

Total	$22,996	$12,504	$10,492	$22,513	$10,313	$12,200	$23,524	$9,962	$13,562

For the years ended December 31, 2019, December 31, 2018 and December 31, 2017, the OEM Business had amortization expense of other intangible assets of $3,799, $3,702 and $3,394, respectively.

At December 31, 2019, management’s estimates of future amortization expense for the next five years are as follows:

Amortization
Expense
2020	$1,200
2021	1,200
2022	1,200
2023	1,200
2024	1,200

NOTE 9.    Accrued Expenses

Accrued expenses are as follows:

	For the Years Ended December 31,
	2019	2018	2017
Accrued compensation	$3,629	$6,942	$6,606
Accrued severance and restructuring costs	(16)	1,227	2,418
Accrued distributor commissions	1,229	1,067	1,060
Accrued donor recovery fees	10,188	4,088	4,144
Accrued leases	191	—	—
Accrued income tax	11,448	7,286	5,761
Accrued acquisition and integration expenses	2,355	—	—
Other	4,016	1,258	1,721

	$33,040	$21,868	$21,710

NOTE 10.    Concentrations of Risk

Distribution—The OEM Business’ principal concentration of risk is related to its limited distribution channels. The OEM Business’ revenues include the distribution efforts of fourteen independent companies with significant revenues coming from three of the distribution companies, Zimmer, Medtronic and Synthes. The following table presents percentage of total revenues derived from the OEM Business’ largest distributors:

	For the Years Ended December 31,
	2019	2018	2017
Percent of revenues derived from:
Distributor
Zimmer Biomet Holdings, Inc.	29%	31%	25%
Medtronic, PLC	12%	12%	13%
DePuy Synthes	7%	7%	6%

The OEM Business’ distribution agreements are subject to termination by either party for a variety of causes. No assurance can be given that such distribution agreements will be renewed beyond their expiration dates, continue in their current form or at similar rate structures. Any termination or interruption in the distribution of the OEM Business’ implants through one of its major distributors could have a material adverse effect on the OEM Business’ operations.

Tissue Supply—The OEM Business’ operations are dependent on the availability of tissue from human donors. For all of the tissue recoveries, the OEM Business relies on the efforts of independent procurement agencies to educate the public and increase the willingness to donate bone tissue. These procurement agencies may not be able to obtain sufficient tissue to meet present or future demands. Any interruption in the supply of tissue from these procurement agencies could have a material adverse effect on the OEM Business’ operations.

NOTE 11.    Commitments and Contingencies

Distribution Agreement with A&E—On August 3, 2017, the OEM Business completed the sale of substantially all of the assets related to its CT Business to A&E pursuant to an Asset Purchase Agreement between the OEM Business and A&E (the “Asset Purchase Agreement”). The total cash consideration received by the Company under the Asset Purchase Agreement was composed of $54,000. $3,000 of which was held in escrow (the “Escrow Amount”) to satisfy possible indemnification obligations, of which there were none. As such, the OEM Business earned and received the $3,000 cash consideration in the third quarter of 2018. An additional $5,000 in contingent cash consideration is earned if A&E reaches certain revenue milestones (the “Contingent Consideration”). The OEM Business also earned and received an additional $1,000 in consideration for successfully obtaining certain FDA regulatory clearance. As a part of the transaction, the OEM Business also entered into a multi-year Contract Manufacturing Agreement with A&E (the “Contract Manufacturing Agreement”). Under the Contract Manufacturing Agreement, the OEM Business agreed to continue to support the CT Business by manufacturing existing products and engineering, developing, and manufacturing potential future products for A&E. The OEM Business elected to account for the Contingent Consideration arrangement including the Escrow Amount, as a gain contingency in accordance with ASC 450 Contingencies. As such, the Contingent Consideration and Escrow Amount were excluded in measuring the fair value of the consideration to be received in connection with the transaction.

Distribution Agreement with Medtronic—On October 12, 2013, the OEM Business entered into a replacement distribution agreement with Medtronic, as amended January 1, 2019, pursuant to which Medtronic will distribute certain allograft implants for use in spinal, general orthopedic and trauma surgery. Under the terms of this distribution agreement, Medtronic is a non-exclusive distributor except for certain specified implants for which Medtronic is the exclusive distributor. Medtronic will maintain its exclusivity with respect to these specified implants unless the cumulative fees received by the OEM Business from Medtronic for these specified implants decline by a certain amount during any trailing 12-month period. The initial term of this distribution agreement was to have been through December 31, 2017. The term automatically renews for successive five-year periods, unless either party provides written notice of its intent not to renew at least one year prior to the expiration of the applicable renewal period. The distribution agreement will continue at least through December 31, 2022.

Distribution Agreement with Zimmer Dental Inc.—On September 3, 2010, the OEM Business entered into an exclusive distribution agreement with Zimmer Dental, Inc. (“Zimmer Dental”), a subsidiary of Zimmer, with an effective date of September 30, 2010, as amended from time to time. The Agreement was assigned to Biomet 3i, LLC, an affiliate of Zimmer Dental, on January 1, 2016. The Agreement has an initial term of ten years. Under the terms of this distribution agreement, the OEM Business agreed to supply sterilized allograft and xenograft implants at an agreed upon transfer price, and Biomet agreed to be the exclusive distributor of the implants for dental and oral applications worldwide (except Ukraine), subject to certain OEM Business obligations under an existing distribution agreement with a third party with respect to certain implants for the dental market. In consideration for Biomet’s exclusive distribution rights, Biomet agreed to the following: 1) payment to the OEM Business of $13,000 within ten days of the effective date (the “Upfront Payment”); 2) annual exclusivity fees (“Annual Exclusivity Fees”) paid annually as long as Biomet maintains exclusivity for the term of the contract to be paid at the beginning of each calendar year; and 3) annual purchase minimums to maintain exclusivity. Upon occurrence of an event that materially and adversely affects Biomet’s ability to distribute the implants, Biomet may be entitled to certain refund rights with respect to the then current Annual Exclusivity Fee, where such refund would be in an amount limited by a formula specified in this agreement that is based substantially on the occurrence’s effect on Biomet’s revenues. The Upfront Payment, the Annual Exclusivity Fees and the fees associated with distributions of processed tissue are considered to be a single performance obligation. Accordingly, the Upfront Payment and the Annual Exclusivity Fees are deferred as received and are being recognized as other revenues over the term of this distribution agreement based on the expected contractual annual purchase minimums relative to the total contractual minimum purchase requirements in this distribution agreement. Additionally, the OEM Business considered the potential impact of this distribution agreement’s contractual refund provisions and does not expect these provisions to impact future expected revenue related to this distribution agreement.

Distribution Agreement with Davol—On July 13, 2009, the OEM Business and Davol amended their previous distribution agreement with TMI for human dermis implants. Under the amended agreement: 1) Davol paid the OEM Business $8,000 in non-refundable fees for exclusive distribution rights for the distribution to the breast reconstruction market until July 13, 2019; 2) the exclusive worldwide distribution agreement related to the hernia market was extended to July 13, 2019; and 3) Davol agreed to pay the OEM Business certain additional exclusive distribution rights fees contingent upon the achievement of certain revenue milestones by Davol during the duration of the contract. In the fourth quarter of 2010, Davol paid the first revenue milestone payment of $3,500. The non-refundable fees and the fees associated with distributions of processed tissue are considered to be a single performance obligation. Accordingly, the $8,000 and $3,500 exclusivity payments were deferred and were being recognized as other revenues on a straight-line basis over the initial term of the amended contract of ten years, and the remaining term of the amended contract, respectively. Davol did not achieve certain revenue growth milestones which resulted in Davol relinquishing its exclusive distribution rights in the hernia market effective January 1, 2013 and in the breast reconstruction market effective January 1, 2015. As a result, the OEM Business recognized additional deferred revenue as other revenues during the three months ended March 31, 2013 and 2015, of $1,715 and $1,500, respectively, due to the acceleration of deferred revenue recognition relating to Davol relinquishing its exclusive distribution rights in the hernia and the breast reconstruction markets. The remaining balance was recognized as other revenues on a straight-line basis over the remaining term of the amended contract.

The OEM Business’ aforementioned revenue recognition methods related to the Zimmer and Davol distribution agreements do not result in the deferral of revenue less than amounts that would be refundable in the event the agreements were to be terminated in future periods. Additionally, the OEM Business evaluates the appropriateness of the aforementioned revenue recognition methods on an ongoing basis.

PROPOSAL 3: ELECTION OF DIRECTORS

Composition of the Board

Our Board currently consists of nine directors. After the Annual Meeting, the Board will consist of ten directors. Pursuant to the terms of our Preferred Stock, two directors have been appointed by Water Street Healthcare Partners (“Water Street”), our largest stockholder. The remaining eight directors are elected by holders of our common stock and preferred stock voting together as a single class.

At this year’s Annual Meeting, you will be asked to elect all directors (other than the directors appointed by Water Street, if any) for one-year terms.

Director Nominees for Election

Based on the recommendation of the Nominating and Governance Committee, the Board’s nominees for election by the stockholders are as follows: Mr. Farhat; Mr. Lightcap; Mr. McEachin; Mr. Simpson; Mr. Stolper; Mr. Thomas; Mr. Valeriani; and Ms. Weis.

If elected at the Annual Meeting, the nominees will serve a one-year term until the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to their earlier resignation or removal. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and to vote such proxy for the election of Mr. Farhat; Mr. Lightcap; Mr. McEachin; Mr. Simpson; Mr. Stolper; Mr. Thomas; Mr. Valeriani; and Ms. Weis. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate as a substitute.

Director Qualifications and Biographical Information

The Nominating and Governance Committee seeks directors with established strong professional reputations and experience in businesses and other organizations of comparable size and complexity to our Company and in areas relevant to the strategy and operations of our Company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our Company serves and who have experience serving on boards of directors of other companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends. The Nominating and Governance Committee has adopted criteria for the selection of directors, seeking to address both the needs of the Company and certain regulatory requirements.

The Nominating and Governance Committee believes that each of the nominees has other key attributes that are important to an effective board: personal and professional integrity; exceptional ability and judgment; candor; analytical skills; the willingness to engage management and each other in a constructive and collaborative fashion; and the ability and commitment to devote significant time and energy to service on the Board and its Committees. The Nominating and Governance Committee takes into account diversity considerations in determining the Company’s slate and planning for director succession and believes that, as a group, the nominees and other remaining directors bring a diverse range of perspectives to the deliberations of the Board. Except for Mr. Farhat, each of the current year nominees is also independent of the Company and management. We believe the atmosphere of our Board is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board and other corporate governance matters, see the sections captioned “Corporate Governance—Board of Directors” and “—Director Nomination Process” beginning on page 118 of this proxy statement.

In addition to the above, the Nominating and Governance Committee considered the specific experience described in the biographical details of the nominees that follow in determining to nominate these individuals for election as directors.

Director	Age	Year First Became Director	Business Experience
NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Camille I. Farhat	51	2017	Mr. Farhat joined RTI as President and Chief Executive Officer in March 2017. Mr. Farhat’s experience is built from extensive work across multiple companies in ten countries and nine industries, including experience in the healthcare industry globally spanning pharmaceuticals, implantable devices, capital equipment, consumables and services. During 2016 and until he became our President and Chief Executive Officer in March 2017, Mr. Farhat provided certain consulting services and fulfilled his board obligations. Prior to that, Mr. Farhat was President and Chief Executive Officer of American Medical Systems (“AMS”) from 2012 to 2015. Prior to AMS, Mr. Farhat advanced several business segments for Baxter International, serving as Global General Manager of Baxter Pharmaceuticals & Technologies from 2008 to 2011 and Global General Manager of Global Infusion Systems from 2006 to 2008. Prior to Baxter Pharmaceuticals & Technologies, Mr. Farhat was Vice President of Business Development at Medtronic, and previously Global General Manager of Medtronic’s gastroenterology and urology divisions from 2003 to 2006. Earlier in his career, Mr. Farhat gained executive and leadership experience during his thirteen years at General Electric. Mr. Farhat earned a Master of Business Administration from Harvard University, a degree in European Union Studies from Institut National d’Etudes Politiques de Paris and graduated summa cum laude from Northeastern University with a bachelor’s degree in international finance and accounting. Mr. Farhat serves on the Board of ADVAMED (the Advanced Medical Technology Association), the Board of CMR Surgical and Northwestern University’s Cerebrovascular Neurosurgery Advisory Council. Mr. Farhat brings to the Board significant experience revitalizing and profitably growing global businesses within the health care industry. It is also customary for the Chief Executive Officer to be a member of the Board of Directors.

Director	Age	Year First Became Director	Business Experience

Jeffrey C. Lightcap	61	2019	Mr. Lightcap joined the Board on March 8, 2019. Since mid-2006, Mr. Lightcap has served as a Senior Managing Director at HealthCor Partners Management, LP, a growth equity investor focused on late stage venture and early commercial stage healthcare companies in the diagnostic, therapeutic and med tech, sectors. From 1997 to mid-2006, Mr. Lightcap served as a Senior Managing Director at JLL Partners, a leading middle-market private equity firm. Prior to JLL Partners, from 1993 to 1997, Mr. Lightcap served as a Managing Director at Merrill Lynch & Co., Inc. Prior to joining Merrill Lynch, Mr. Lightcap was a Senior Vice President in the mergers and acquisitions group at Kidder, Peabody & Co. and briefly at Salomon Brothers. Mr. Lightcap received a B.E. in Mechanical Engineering from the State University of New York at Stony Brook in 1981 and in 1985 received an MBA from the University of Chicago. Mr. Lightcap previously served as Chairman of the Board at Corindus Vascular Robotics, Inc. (NYSE: CVRS), a precision vascular robotics company prior to the company being acquired by Siemens Healthineers and serves as a director of the following companies: Heartflow Inc., a medical technology company redefining the way heart disease is diagnosed and treated; CareView Communications, Inc. (OTCQB: CRVW), a healthcare technology company; KellBenx, Inc., a prenatal diagnostic technology company and Paige.AI, a machine learning driven pathology diagnostic company. Mr. Lightcap’s experience navigating the reimbursement landscape and advancing access to medical devices with substantial clinical data and high-growth potential and his leadership skills exhibited throughout his career make him well-qualified to serve as one of the Company’s directors.

Director	Age	Year First Became Director	Business Experience

Thomas A. McEachin	67	2015	Mr. McEachin joined the Board in December 2015. He has been retired since 2012. Prior to his retirement, he served in executive capacities with Covidien Surgical Solutions, a division of Covidien plc, from 2008 to 2012, first as Vice President, Finance from 2008 to 2011, and then as Vice President and Group Chief Financial Officer from 2011 to 2012. From 1997 to 2008, Mr. McEachin served United Technologies and its subsidiaries in various finance capacities. Prior to joining United Technologies, Mr. McEachin served in various executive capacities with Digital Equipment Corporation from 1986 to 1997 and Xerox Corporation from 1975 to 1986. Mr. McEachin holds a B.S. from New York University and an MBA from Stanford University. Mr. McEachin’s finance and executive management experience provides our Board with valuable financial reporting, compliance, accounting and controls, and corporate governance experience. Mr. McEachin also qualifies as an “Audit Committee Financial Expert.”

Director	Age	Year First Became Director	Business Experience

Stuart F. Simpson	53	2020	Mr. Simpson joined our Board on June 1, 2020, filling a newly created directorship. Based on the recommendation of the Nominating and Governance Committee, Mr. Simpson is one of the Board’s nominees for election at the 2020 annual meeting of our stockholders. Mr. Simpson most recently served as the President of the Joint Replacement Division of Stryker Corporation, a medical technology company that provides products and services in orthopedics, medical and surgical, and neurotechnology and spine (“Stryker”), from 2017 until his departure from Stryker in 2019. Mr. Simpson held various roles at Stryker from 1997 until 2019, including VP & General Manager of the Commercial Division from 2015 until 2017 and VP & General Manager of the Global Knee & Mako BUs Division from 2014 until 2015. During his tenure at Stryker, Mr. Simpson led transformative, industry-leading strategy to establish robotics as a standard of care for orthopedics industry, led efforts in new product development, provided both strategic counsel and financial discipline to the organization, and helped improve HR leadership, organizational capabilities and customer satisfaction within the organization. Mr. Simpson also helped Stryker complete three significant business development deals, including one with a publicly traded company. Prior to joining Stryker, Mr. Simpson gained diverse experience in sales and marketing in the pharmaceutical and medical technology industry, such as Howmedica International (acquired by Stryker in 1998), Knoll AG and Gold Cross Limited. Mr. Simpson received a Bachelor of Science in Technology and Business Studies from the University of Strathclyde in Glasgow, United Kingdom. He also received a CIM Diploma in Marketing from the Central College of Commerce in Glasgow, United Kingdom. Mr. Simpson is a director of Breg Inc., a provider of orthopedic and sports medicine products and services. Our Board believes Mr. Simpson’s extensive background in the sports medicine, spine, orthopedic, and surgical device industry, particularly as a President of the Joint Replacement Division of Stryker, complements our Board with valuable industry expertise especially in digital surgery, an area that the Company believes will be important to its ongoing strategy in addition to his experience in new product development and acquisitions.

Director	Age	Year First Became Director	Business Experience

Mark D. Stolper	48	2017	Mr. Stolper joined the Board in March 2017. He has served as Executive Vice President and Chief Financial Officer of RadNet, Inc., the largest owner and operator of freestanding medical diagnostic imaging centers, since July 2004, and he previously served as a member of the Board of RadNet, Inc. from March 2004 to July 2004. He has had diverse experiences in investment banking, private equity, venture capital investing and operations as follows: from 1993 to 1995, Mr. Stolper was a member of the corporate finance group at Dillon, Read & Co., Inc.; from 1995 to 1997, Mr. Stolper was a member of Archon Capital Partners; from 1997 to 1999, Mr. Stolper worked in business development for Eastman Kodak; and in 1999, Mr. Stolper co-founded Broadstream Capital Partners. Mr. Stolper has served on the Board, Compensation Committee and Audit Committee of Rotech Healthcare since February 2016. Mr. Stolper has also served on the Board, Audit Committee, Transaction Committee and Compliance Committee of 21st Century Oncology Holdings, Inc. since January 2018. Previously, Mr. Stolper served as a member of the Board of the following companies: On Track Innovations, Ltd. from 2012 until 2016; Surgical Solutions LLC from 2015 to February 2017; Alco Stores, Inc. from 2014 to 2015; Compumed, Inc. from 2008 to 2014; and Physiotherapy Associates from 2013 to 2016. Mr. Stolper graduated with a liberal arts degree from the University of Pennsylvania and a finance degree from the Wharton School. Additionally, Mr. Stolper earned a postgraduate Award in Accounting from the University of California, Los Angeles. Mr. Stolper’s financial background in life sciences (particularly as a sitting Chief Financial Officer of a publicly-traded company), extensive experience in serving on boards of directors of both public and private companies, and broad mergers and acquisitions experience qualify him to serve on our Board.

Director	Age	Year First Became Director	Business Experience

Paul G. Thomas	64	2016	Mr. Thomas joined the Board in June 2016. He has served as the Founder and Chief Executive Officer of Prominex, a point-of-care molecular diagnostic company focused on infectious diseases since January 2018. Prior to Prominex, he served as Founder, Chief Executive Officer and President of Roka Bioscience, a molecular diagnostics company focused on food safety applications, from September 2009 until January 2017. Mr. Thomas previously served as Chairman, Chief Executive Officer and President of LifeCell Corporation, a publicly traded regenerative medicine company, from 1998 until it was acquired by KCI in 2008 in a transaction valued at $1.8 billion. Mr. Thomas previously held various senior positions, including President of the Pharmaceutical Products Division, during his tenure of 15 years with Ohmeda, a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas currently serves on the Board of Abiomed. Mr. Thomas formerly served on the Board of Roka Bioscience and Aegerion Pharmaceuticals. Mr. Thomas received his M.B.A. degree from Columbia University Graduate School of Business and completed his postgraduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree in Chemistry from St. Michael’s College in Vermont. Mr. Thomas’s extensive leadership experience with companies in the life science industry qualifies him to serve as a member of our Board. In addition, we regard Mr. Thomas’s experience as a Chief Executive Officer to be of great importance to the Company in providing a broad perspective of the industry, as well as management issues.

Director	Age	Year First Became Director	Business Experience

Nicholas J. Valeriani	63	2016	Mr. Valeriani joined the Board in June 2016. He retired as the Chief Executive Officer of West Health, The Gary and Mary West Health Institute, an independent nonprofit medical research organization that works to create new and more effective ways of delivering healthcare at lower costs, a position he held until 2015. Previously, Mr. Valeriani served 34 years in key positions at Johnson & Johnson, including Company Group Chairman of Johnson & Johnson Ortho-Clinical Diagnostics from 2009 to 2012; Vice President, Office of Strategy and Growth from 2007 to 2009; Worldwide Chairman, Medical Devices and Diagnostics from 2005 to 2007; and Corporate Vice President, Human Resources from 2003 to 2005. Mr. Valeriani also served on the Executive Committee of Johnston & Johnson during his tenure. Mr. Valeriani currently serves on the Board of Edwards Lifesciences Corp., SPR Therapeutics, Inc., and AgNovos Healthcare, LLC. Mr. Valeriani received a Bachelor’s Degree in Industrial Engineering and a Master of Business Administration from Rutgers University. Mr. Valeriani’s experience in the global medical device industry and his leadership in the areas of strategy, growth and human resources qualifies him to serve on our Board.

Director	Age	Year First Became Director	Business Experience

Shirley A. Weis	66	2014	Ms. Weis joined the Board in October 2014. She is president of Weis Associates, LLC, a consulting firm focused on healthcare management, strategic planning and leadership development, and emerita Vice President and Chief Administrative Officer of Mayo Clinic. Ms. Weis worked at Mayo Clinic in many different capacities since 1995, but, most recently, she was charged with overseeing the operations of 87 corporations that make up the Mayo Clinic system, including a 57,000 member staff. Ms. Weis was a member of the Mayo Clinic Board of Trustees and served as the secretary for the Mayo Clinic Board of Governors. Ms. Weis held a position until April 2019 on the Board of Sentry Insurance Company where she was a member of the Audit, Finance and Compensation Committees. She is a member of the board of The Medical Memory, LLC (now called Obex) and serves on the Compensation Committee. Ms. Weis is Professor of Practice in the W.P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University. Ms. Weis graduated with a master’s degree in management from Aquinas College and received an honorary doctor of science degree from Michigan State University. Ms. Weis’s background at the Mayo Clinic provides our Board with valuable healthcare and business strategy from the perspective of a purchaser of medical products. In addition, she has significant consulting and management experience, which has enabled her to provide valuable insight to our Board.

Director	Age	Year First Became Director	Business Experience

PREFERRED DIRECTORS (APPOINTED BY HOLDERS OF PREFERRED STOCK)

Curtis M. Selquist	75	2013	Mr. Selquist joined the Board pursuant to the Investment Agreement by and between the Company and WSHP Biologics Holdings, LLC, an affiliate of Water Street Healthcare Partners, in July 2013 (the “Investment Agreement”). He has served as the Chairman of the Board since February 2016. Mr. Selquist has been an Operating Partner at Water Street, a strategic investor focused exclusively on the healthcare industry, since April 2007. Mr. Selquist has led and grown a number of global healthcare businesses during a distinguished 35-year career at Johnson & Johnson. Prior to joining Water Street, he was the Company Group Chairman of Johnson & Johnson Medical and Johnson & Johnson Healthcare Systems. Mr. Selquist also served as President of Johnson & Johnson Latin America. He was subsequently appointed Worldwide President of Johnson & Johnson, Merck Consumer Pharmaceuticals and Company Group Chairman, responsible for Johnson & Johnson Medical. Mr. Selquist was the founding Chairman of the Global Healthcare Exchange. He also served as Chairman of the National Alliance for Health Information Technology, and as a board member of the National Quality Forum. Mr. Selquist also chaired the National Quality Forum Leadership Network. Mr. Selquist serves as the Lead Director of Breg, Inc. (a manufacturer of medical braces and splints). He is also a Director of Temp Time, Inc. (a cold chain temperature monitoring business) where he serves as Chair of the Board, Chair of the Compensation Committee and a member of the Audit Committee. He was a Director of Health Fitness Corporation (a provider of health management and corporate fitness solutions) from 2007-2010, where he served on the Compensation Committee and Strategy Committee as Chair. He received a bachelor’s degree in Finance and Management from Bradley University. We believe that Mr. Selquist’s experience in the healthcare industry and numerous leadership positions qualifies him to be the Chairman of our company.

Director	Age	Year First Became Director	Business Experience

Christopher R. Sweeney	45	2015	Mr. Sweeney joined the Board in October 2015 pursuant to the Investment Agreement. Mr. Sweeney has been employed by Water Street, a strategic investor focused exclusively on the healthcare industry, since 2005, serving initially as a principal and, since 2010, as a partner. Prior to joining Water Street, Mr. Sweeney was employed in various capacities with Cleary & Oxford, a middle market healthcare investment firm, from 1997-2005, ultimately serving as a principal. Mr. Sweeney holds a degree from Williams College. We believe that his investment banking experience as an investor in healthcare companies qualifies him to provide valuable insight to our Board.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the highest number of votes cast shall be elected as directors. If you do not vote “FOR” a nominee, or you indicate “withholding authority,” your vote will not count either “FOR” or “AGAINST” the nominee.

THE BOARD DEEMS THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS DIRECTORS TO BE IN THE BEST INTERESTS OF RTI SURGICAL HOLDINGS, INC. AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES.

CORPORATE GOVERNANCE

Our Board believes that corporate governance and corporate social responsibility should each play a significant role in maximizing stockholder value in a manner consistent with legal requirements and high standards of integrity. Our Board adheres to certain corporate governance practices and corporate social responsibility practices that the Board and management believe promote this purpose and reflect our values. The Company’s Corporate Governance Guidelines are available on our website at http://www.rtix.com/en_us/investors/governance and the Company’s Corporate Social Responsibility Policy and Supply Chain Policy are each available on our website at https://www.rtix.com/en_us/about/corporate-social-responsibility.

Board of Directors

Members and Director Independence

Our current Board of Directors currently consists of nine members: Camille I. Farhat, Jeffrey C. Lightcap, Thomas A. McEachin, Curtis M. Selquist, Mark D. Stolper, Christopher R. Sweeney, Paul G. Thomas, Nicholas J. Valeriani and Shirley A. Weis. Our Board has determined that each of our current directors and each of our nominees, except for Mr. Farhat, is an “independent director” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. Accordingly, if the eight nominees to serve as directors are elected at the Annual Meeting, our Board will consist of ten members, nine of whom qualify as an “independent director.”

The Board’s Role in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession planning and compensation, compliance, and other risks. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as appropriate.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with our business strategy, management succession planning, policy matters, significant litigation and regulatory exposures, the direction, appropriateness of investment, and adequacy of progress of the Company’s science and technology programs and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, mergers and acquisition activities and related integration matters, and divestitures.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial infrastructure, investment guidelines and credit and liquidity matters. In addition, our programs and policies relating to legal and ethical compliance insofar as it relates to financial reporting and related matters, quality, safety, environmental assurance, cyber security and information technology security programs.

Nominating and Governance Committee	Risks and exposures associated with director succession planning, corporate healthcare compliance and ethics, corporate governance, and overall board effectiveness, including appropriate allocation of responsibility for risk oversight among the committees of the Board.

Board/Committee	Primary Areas of Risk Oversight

Compensation Committee	Risks and exposures related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including incentive plans. We have determined that it is not reasonably likely that compensation and benefit plans would have a material adverse effect on the Company.

Board Leadership Structure

We operate under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer have been separated, such that each position is held by a different person. Mr. Selquist currently serves as our Chairman and Mr. Farhat serves as our President, Chief Executive Officer and a member of the Board. While we believe this structure is currently the most effective for our company at this time, the Board has no mandatory policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that, in our circumstances, there are advantages to having an independent director serve as Chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management. In particular, the Board believes that the current structure enhances the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities.

The Chairman oversees the planning of the annual Board calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussion at such meetings. The Chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, oversees the process pursuant to which directors receive appropriate and timely information, assists the Chairpersons of the Board committees in preparing agendas for the respective committee meetings, chairs the Company’s Annual Meeting of Stockholders, is available in appropriate circumstances to speak on behalf of the Board, and performs such other functions and responsibilities as set forth in our Bylaws or as requested by the Board from time to time.

Board Meetings

During 2019, the Board held six meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Nominating and Governance Committee held three meetings. The Science and Technology Committee was terminated in 2019. All directors attended at least 75% of the aggregate of all Board of Directors and applicable Committee meetings. Directors are expected to attend the Company’s annual meeting of stockholders. The Board also holds executive sessions of the non-management members of the Board at least once per quarter. All members of the Board attended last year’s Annual Meeting of Stockholders.

Outside Advisors

Our Board and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors.

Committees of the Board

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee which assist our Board in discharging its responsibilities. The Science and Technology Committee terminated in 2019. The members of the Board on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Nominating
Name	Audit	Compensation	and Governance
Camille I. Farhat	—	—	—

Jeffrey C. Lightcap (I)		—	—

Thomas A. McEachin (I)		—	—

Curtis M. Selquist (I)	—	—

Stuart F. Simpson (I)	—	—	—

Mark D. Stolper (I)			—

Christopher R. Sweeney (I)	—	—	—

Paul G. Thomas (I)	—

Nicholas J. Valeriani (I)	—

Shirley A. Weis (I)	—		—

Committee Chair

Member

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent registered public accounting firm, as well as discussing and reviewing with the independent registered public accounting firm the scope and the results of the annual audit, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews financial statements and related documents filed with the Securities and Exchange Commission. The Board has determined that each member of the Audit Committee is independent within the meaning of the director independence standards of the Nasdaq Listing Rules as well as the heightened director independence standards of the SEC for Audit Committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of the members of the Audit Committee is financially literate and is able to read and understand consolidated financial statements and that Mr. McEachin qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. During 2019, our Audit Committee met eight times. The charter of the Audit Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. The Board has determined that each member of the Compensation Committee is independent within the meaning of the director independence standards of the Nasdaq Listing Rules. In addition, each member of the Compensation Committee is a “non-employee” director as defined under Section 16 of the Exchange Act. Our Compensation Committee met six times during 2019. The charter of the Compensation Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board in its selection of nominees for election to the Board at Annual Meetings of the Stockholders and to fill any vacancies or newly created directorships and assisting the Board in its oversight of the corporate governance of the Company, including the Company’s Corporate Compliance and Ethics Program. The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the director independence standards of the Nasdaq Listing Rules. Our Nominating and Governance Committee met three times in 2019. The charter of the Nominating and Governance Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Director Nomination Process

Director Qualifications

The Nominating and Governance Committee has adopted broad, general criteria for the selection of directors, seeking to address both the needs of the Company and certain regulatory requirements, but has not formally established any specific qualifications, qualities or skills that must be met by each candidate for the Board. We seek board members who are highly qualified individuals with diverse backgrounds, have an understanding of the Company’s business and industry on a technical level, have good judgment and skills and have depth and breadth of professional experience or other background characteristics.

Identifying Nominees

The Nominating and Governance Committee, on a periodic basis, solicits ideas for possible candidates from members of the Board, executive officers and individuals personally known to members of the Board. In addition, the Nominating and Governance Committee is authorized to use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). Prospective candidates recommended by stockholders are also considered (as discussed below).

Stockholder Nominations

Our Nominating and Governance Committee will consider director nominees recommended by stockholders. Pursuant to the charter of our Nominating and Governance Committee, any qualified candidates recommended by stockholders will be reviewed and evaluated against the same criteria applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources. To submit recommendations, stockholders must follow the procedures set out in the section captioned “Future Stockholder Proposals” beginning on page 160 of this proxy statement.

Review of Director Nominees

In evaluating proposed director candidates, the Nominating and Governance Committee may consider, in addition to any minimum qualifications and other criteria for Board of Directors’ membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the Company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the Board. Our Nominating and Governance Committee takes into account diversity in professional experience, skills and background in considering prospective director nominees and committee appointments and planning for director succession. The Nominating and Governance Committee considers at least annually, and recommends to the Board suggested changes to, if any, the size, composition, organization and governance of the Board and its committees.

Board and Committee Self-Evaluations

The Board conducts an annual self-evaluation to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from Directors and, through its Chairman, discusses the input with the full Board and oversees the full Board’s review of its performance. The self-assessment focuses on the Board’s contribution to the Company and on areas in which the Board believes that the Board or any of its committees could improve.

Communications with the Board

Our Board maintains a process for stockholders to communicate with the Board or individual directors as follows. Stockholders who wish to communicate with the Board or an individual director should direct written correspondence to the Corporate Secretary at our office at 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015. Any such communication must contain: (i) a representation that the stockholder is a holder of record of stock of the Company; (ii) the name and address, as they appear on our records, of the stockholder sending such communication; and (iii) the number of our shares that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Chairman of the Board or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Ethics for Senior Financial Professionals

Our Board has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Vice President of Finance, Controller. The Code of Ethics for Senior Financial Professionals is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Code of Conduct

Our Board has also adopted a Code of Conduct applicable to all of our directors, officers and employees. The Code of Conduct is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Compensation Committee Interlocks and Insider Participation

During 2019, Ms. Weis, Mr. Stolper, Mr. Thomas, and Mr. Valeriani served as members of our Compensation Committee. No member of our Compensation Committee was an officer or employee of ours during 2019 or had any other relationship with us requiring disclosure. None of our executive officers serves as a member of the Board or the Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s current executive officers on the date of this proxy statement are identified below.

Name	Age	Title
Camille I. Farhat	51	President and Chief Executive Officer, Director
Jonathon M. Singer	56	Chief Financial and Administrative Officer
John N. Varela	53	Executive Vice President, Global Operations
Olivier M. Visa	51	President, Global OEM
Terry M. Rich	52	President, Global Spine
Joshua H. DeRienzis	51	Vice President, General Counsel & Corporate Secretary
Ryan M. Bartolucci	38	Vice President & Chief Accounting Officer

Camille I. Farhat joined RTI as President and Chief Executive Officer in March 2017. Mr. Farhat’s experience is built from extensive work across multiple companies in ten countries and nine industries, including experience in the healthcare industry globally spanning pharmaceuticals, implantable devices, capital equipment, consumables and services. During 2016 and until he became our President and Chief Executive Officer in March 2017, Mr. Farhat provided certain consulting services and fulfilled his board obligations. Prior to that, Mr. Farhat was President and Chief Executive Officer of American Medical Systems (“AMS”) from 2012 to 2015. Prior to AMS, Mr. Farhat advanced several business segments for Baxter International, serving as Global General Manager of Baxter Pharmaceuticals & Technologies from 2008 to 2011 and Global General Manager of Global Infusion Systems from 2006 to 2008. Prior to Baxter Pharmaceuticals & Technologies, Mr. Farhat was Vice President of Business Development at Medtronic, and previously Global General Manager of Medtronic’s gastroenterology and urology divisions from 2003 to 2006. Earlier in his career, Mr. Farhat gained executive and leadership experience during his thirteen years at General Electric. Mr. Farhat earned a Master of Business Administration from Harvard University, a degree in European Union Studies from Institut National d’Etudes Politiques de Paris and graduated summa cum laude from Northeastern University with a bachelor’s degree in international finance and accounting. Mr. Farhat serves on the Board of ADVAMED (the Advanced Medical Technology Association), the Board of CMR Surgical and Northwestern University’s Cerebrovascular Neurosurgery Advisory Council.

Jonathon M. Singer joined RTI in September 2017. He currently serves as Chief Financial and Administrative Officer. Contingent upon the successful completion of the Contemplated Transactions, Mr. Singer will be promoted to Chief Operating Officer of RTI. Mr. Singer previously served as Chief Financial and Administrative Officer, Corporate Secretary. Prior to becoming an executive of RTI, Mr. Singer previously served as a member of the Board from May 2016 to September 2017. Mr. Singer previously served as Chief Financial Officer of Sagent Pharmaceuticals from 2011 until 2017 and was appointed Executive Vice President and Chief Financial Officer in March 2012. Mr. Singer was Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc. from 2006 to 2011. From 2004 to 2006, Mr. Singer served as Vice President of Global Finance and Chief Financial Officer of the Medial Segment for Teleflex Inc. Prior to 2004, Mr. Singer worked in various capacities for R.R. Donnelley & Sons Company, Cardinal Health Inc., and KPMG LLP. Mr. Singer is a certified public accountant and received a Bachelor’s Degree in Business Administration from Miami University in Ohio and a Master’s Degree from Northwestern University’s Kellogg Graduate School of Management.

John N. Varela was named Executive Vice President, Global Operations in January 2017. Mr. Varela joined RTI in July 2014 as Vice President, U.S. Operations to oversee all aspects of U.S. manufacturing and distribution. In December 2014, he assumed additional responsibilities to oversee information technology, including SAP, and became an executive officer effective January 1, 2015. Prior to joining RTI, Mr. Varela was the Director of Operations for Heraeus Electro-Nite, Inc. from September 2011 to July 2014. Mr. Varela has more than fifteen years of experience in the medical device industry with such companies as Teleflex Medical from 2004 to 2008 and Accellent, Inc. from 2008 to 2011. In his role at Accellent, Mr. Varela served as Director of Operations implementing lean principles to transform manufacturing flow and improve delivery performance. Mr. Varela spent the early part of his career with General Electric and Phillips Lighting Company. He has over thirty years of experience in various leadership positions within manufacturing and supply chain industries. Mr. Varela earned a bachelor’s degree in mechanical engineering from The Pennsylvania State University and a master’s degree in environmental engineering from Drexel University. He has also earned his Six Sigma Master Black Belt and is certified in Production and Inventory Management.

Olivier M. Visa joined RTI in September 2017. He currently serves as President, Global OEM. Mr. Visa previously served as vice president, OEM, Sports and Donor Services. Mr. Visa has 26 years of commercial leadership experience in the global healthcare industry with a focus on transforming businesses and building sustainable value. Mr. Visa’s experience in the life sciences industry includes medical devices, pharmaceuticals and biologics across multiple countries in the pharmacy and critical care markets. Prior to joining RTI in October 2017, Mr. Visa served as vice president for the Global Compounding business unit of Baxter Healthcare from July 2013 to September 2017. In this role, Mr. Visa oversaw the global profitability improvement of the outsourcing pharmacy business while focusing operations, quality and research and development efforts on patient safety and innovation. Prior to this role, Mr. Visa had multiple commercial responsibilities in the Baxter Pharmaceuticals and Technology franchise from November 2004 to June 2013. In addition, Mr. Visa previously served the Global Drug Delivery business through mergers, acquisitions, licensing and integrations in multiple geographies and led marketing for the contract manufacturing business from August 2001 to October 2004. Mr. Visa earned a doctorate degree in pharmacy from the University of Aix Marseille II and a Master of Business Administration from the Kellogg School of Management.

Terry M. Rich joined RTI in November 2019. He currently serves as President, Global Spine. Mr. Rich has over 25 years of experience in the orthopedic and spine industry. Prior to joining RTI, he led the turnaround of Alphatec Holdings, Inc. (“Alphatec”) from December 2016 through December 2018. As a director and CEO, he strengthened the organization’s competencies, redirected the portfolio with 12 new products and laid the foundation for focused innovation and growth. Prior to Alphatec, from October 2015 to June 2016, Mr. Rich was the President, Upper Extremities, of Wright Medical Group, N.V., a global medical device company focused on extremities and biologics products. Prior to that, Mr. Rich served as Senior Vice President of U.S. Commercial Operations of Tornier, N.V., from March 2012 to October 2015, at which time Tornier and Wright Medical Group merged. Prior to joining Tornier, Mr. Rich held increasingly senior sales leadership positions at NuVasive, Inc., a San Diego-based spinal implant medical device company, from December 2005 until leaving the company in March 2012 as Senior Vice President, Sales, West.

Joshua H. DeRienzis joined RTI in April 2019. He currently serves as Vice President, General Counsel and Corporate Secretary. Prior to joining RTI, Mr. DeRienzis was VP and Corporate Secretary of The Williams Companies, Inc., a Fortune 500 energy company. Prior to Williams he held senior legal roles at large publicly-traded healthcare companies including Mednax, McKesson and PSS World Medical, where he was general counsel and corporate secretary. Earlier in his career Mr. DeRienzis held senior attorney positions at various other companies. He also worked as a corporate attorney at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP and White & Case LLP. Mr. DeRienzis received his J.D. from the Benjamin N. Cardozo School of Law and his B.A. from the State University of New York at Albany.

Ryan M. Bartolucci joined RTI in September 2018 as Vice President, Finance and Corporate Controller. He currently serves as Vice President and Chief Accounting Officer. Prior to joining RTI, Mr. Bartolucci spent three years in the same role at Sagent Pharmaceuticals, where he was responsible for a wide breadth of public company accounting activities, internal controls and external audit coordination. He previously spent 11 years at PricewaterhouseCoopers LLP, where he served in various roles in the Assurance department. Mr. Bartolucci is a certified public accountant. He received a bachelor’s degree in accounting from the University of Dayton.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE “SAY ON PAY” VOTE)

On an annual basis, we include a non-binding advisory vote on our executive compensation program (also referred to as a “say on pay” vote) in our proxy statement. In accordance with Section 14A of the Exchange Act, this year we are again asking our stockholders to vote “FOR” to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement.

At our 2019 Annual Meeting, our stockholders approved the “Say on Pay” Proposal, with 97% of the votes cast voting in favor of our executive compensation program. Even with such strong support on this proposal, we remain committed to the practice of frequent Company engagement with stockholders. Senior management continues to periodically meet with our largest stockholders to provide updates to our business environment, strategic and transformation plans and respond to any questions related to our compensation philosophy and executive compensation programs.

In response to stockholder feedback, and in an effort to further demonstrate our commitment to a pay-for-performance philosophy and alignment of executive pay with long-term stockholder returns, we:

•

replaced the stock option component of our annual equity grants for NEOs and other senior executives with performance shares tied to 3-year relative Total Stockholder Return vs. industry peers in 2019;

•	regularly review incentive plans to ensure continued alignment with key business objectives and sufficient rigor in goal setting;

•	continue to review our governance practices and executive pay program design for alignment to stockholder interests; and

•	remain committed to the practice of frequent Company engagement with stockholders.

In deciding how to vote on this proposal, the Board encourages you to consider the following factors, which are more fully discussed in “Compensation Discussion and Analysis”, beginning on page 126;

What We Do	What We Don’t Do
Tie Executive pay to company performance with a significant portion of executive pay “at risk”	Do not allow for the repricing of stock options

Link incentive awards to challenging performance goals that reinforce key business objectives and long-term stockholder value creation	Do not provide excessive severance payouts or “golden parachutes” to executive officers

Mitigate risk using clawback provisions, stock ownership guidelines, capped incentive award opportunities, and robust Board of Directors and management processes to identify potential risk	Do not provide excise tax gross-ups

Require our Compensation Committee to be comprised solely of independent board members	Do not provide excess perquisites and personal benefits

Utilize an independent compensation consultant	Do not permit our directors and employees to participate in hedging or pledging activities involving Company securities

Consistent with our commitment to a pay-for-performance philosophy and our use of challenging performance hurdles:

•	no bonuses were earned by our NEOs under the 2019 Annual Incentive Plan because of below-threshold results for the applicable metrics;

•	50% of the annual equity grants to NEOs in 2019 were provided in the form of performance-based restricted stock tied to 3-year relative TSR vs. industry peers in 2019; and

•	all of the outstanding stock options granted to Mr. Farhat include significant stock price performance hurdles that must be met in order to vest.

We are asking you to indicate your approval for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s named executive officers for 2019 (in some instances, referred to as the “NEOs”), and for purposes of this proxy statement, are:

Name	Office
Camille I. Farhat	President and Chief Executive Officer, Director
Jonathon M. Singer	Chief Financial and Administrative Officer
John N. Varela	Executive Vice President, Global Operations
Olivier M. Visa	President, Global OEM
Joshua H. DeRienzis	Vice President, General Counsel & Corporate Secretary

Executive Summary

The primary objective of our executive compensation program is to align executive pay with key business and strategic objectives, Company performance and long-term stockholder value creation. With respect to 2019 compensation opportunities and plan design decisions, the Compensation Committee reviewed the performance of the Company in 2018, the performance of each NEO in 2018, relevant external market benchmark data provided by the Compensation Committee’s independent consultant, and relevant internal factors such as the Company’s transformation strategy and outlook for 2019 and the strength and continuity of the executive leadership team. The Compensation Committee also took the core components of the Company’s current transformation strategy (reducing complexity, driving operational excellence, and accelerating growth) and stockholder outreach feedback into account when determining executive compensation levels for 2019 and designed executive compensation to correspond with those goals.

Based on these and other relevant considerations, the Compensation Committee approved the following decisions related to executive compensation levels and plan designs for 2019:

•	Base salary increases for Mr. Farhat, 3%, Mr. Singer, 4%, Mr. Varela, 3% and Mr. Visa, 6% (Mr. DeRienzis, who began working for the Company in April 2019 did not receive an increase).

•

Target short-term incentive opportunities, expressed as percentage of base salary, remained unchanged from prior year levels at 110% of salary for Mr. Farhat, 65% of salary for Mr. Singer, and 50% of salary for Mr. Varela, and increased from 40% of salary to 50% of salary for Mr. Visa to improve pay competitiveness and align more closely with other senior executives. Upon joining the Company in April 2019, the target award opportunity for Mr. DeRienzis was set at 45% of salary.

•

Maintained the design of the Annual Incentive Plan to include the following metrics: 1) Total Corporate Revenues; 2) Adjusted EBITDA; 3) Adjusted Free Cash Flow; 4) Business Unit Revenue and 5) Non-GAAP Business Unit Contribution Margin. Maximum award funding levels for superior performance results were increased from 125% of target to 150% of target. No annual incentives were earned in 2019 due to below-threshold performance results.

•

Annual equity grants to NEOs other than Mr. Farhat, who previously received front-loaded inducement grants in 2017, with an approximate equal value weighting between performance-based restricted stock units and time-based restricted stock.

Financial Metrics Used in Compensation Programs

Financial metrics are commonly referenced in defining Company performance for executive officer compensation. The Compensation Committee bases its compensation decisions on the Company’s performance related to certain objectives. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the executive officers. The Compensation Committee retains discretion to take other factors into account in determining annual incentives and to award no annual incentives even if performance criteria are met. These metrics are defined here, and their use in incentive compensation programs is described below.

(i)	Total Corporate Revenues

Total Corporate Revenues means total consolidated revenues. The use of Total Corporate Revenues as a metric aligns with the Company’s transformation strategy in 2019 of accelerating growth through: (i) leveraging the Company’s core competency in the spine market; (ii) utilizing core technologies to expand OEM relationships and drive organic growth; (iii) and building relevant scale in our spinal portfolio to improve our importance to the consolidating healthcare market driven increasingly by integrated delivery networks and group purchasing organizations. A portion of Mr. Visa’s annual incentive award opportunity is also tied to business unit revenues to further reinforce Mr. Visa’s performance incentives.

(ii)	Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure and, in management’s opinion, an indication of operational effectiveness and profitability as well as providing better alignment with valuation measures used by many stockholders. The use of Adjusted EBITDA as a metric helps to align the Company’s executive compensation metrics with its transformation strategy in 2019 of: (i) reducing complexity in the Company through the divestiture of non-core assets and investment in core competencies; and (ii) driving operational excellence through an increase in operational efficiency and reduction in costs. Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization less certain reconciling items. The calculation of Adjusted EBITDA, and its reconciliation to the applicable GAAP figure, is set forth in Annex C to this proxy statement.

(iii)	Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP measure and an indication of liquidity. Adjusted Free Cash Flow means non-GAAP net cash provided by operating activities less purchases of property, plant and equipment and non-recurring charges, in an effort to support our ongoing strategic transformation through efforts to simplify our business. We believe that Adjusted Free Cash Flow is useful because it is intended to be a consistent measure of the underlying results of our business and efforts to improve liquidity. Furthermore, management uses it internally as a measure of liquidity and of the performance of our operations. The calculation of Adjusted Free Cash Flow, and its reconciliation to the applicable GAAP figure, is set forth in Annex C to this proxy statement.

(iv)	Non-GAAP Business Unit Contribution Margin

Business Unit Contribution Margin is a non-GAAP measure which measures the ability of a company to cover variable costs with revenue. We use Business Unit Contribution Margin as an incentive metric because we believe that such growth is a reflection of our ability to leverage our fixed costs.

The 2019 operating goals focused on successfully growing all of our businesses with an emphasis on long-term growth. The Company’s operating goals for 2019 included:

	2018 Actual Performance	2019 Goal	2019 Actual Performance (and variation vs. Goal)
Total Corporate Revenue	$280.9 million	$332.6 million	$307.6 million (-$25.0 million, -7.5%)
Adjusted EBITDA	$33.7 million	$41.2 million	$29.0 million (-$12.2 million, -29.7%)
Adjusted Free Cash Flow	$11.1 million	$0.3 million	$-6.1 million (-$6.4 million, -100.0%)

Goals established for 2019 were set at levels above the 2018 actual achievement for Total Corporate Revenues and Adjusted EBITDA. Actual performance for 2019 Total Corporate Revenue, Adjusted EBITDA

and Adjusted Free Cash Flow failed to meet the threshold level of achievement set by the Board and the 2019 goals. The 2019 goal for Adjusted Free Cash Flow was set lower than 2018 actual achievement to align with the 2019 operating plan and planned capital expenditures.

Actual payouts under the Annual Incentive Plan are based upon a comparison of actual performance to performance goals approved by the Compensation Committee at the beginning of the year. These performance goals contain thresholds and if performance is below such thresholds, as was the case for Fiscal 2019, no amount is earned for such goal. As such, none of the NEOs received a payout for the Annual Incentive Plan. See the discussion below under Short-Term Incentive Compensation which addresses the 2019 results.

The closing price of our common stock as of December 31, 2019 was $2.74 per share, resulting in the following:

•	the performance-based stock options granted as inducement awards to Messrs. Farhat and Singer upon hire in 2017 remaining unvested, because the related stock price appreciation hurdles were not met;

•	the value of our executives’ actual stock holdings in RTI decreased commensurate with the decrease in stockholder value during the year; and

•	Total Shareholder Return (“TSR”) for 2019 of -25.9%, which represents the change in the Company’s share price from the beginning of 2019 to the end of 2019.

While financial goals were below threshold, NEOs and other employees made progress on a number of strategic objectives in 2019, leading to the previously announced agreement to sell the OEM business to Montagu, a private equity firm, in 2020. This transaction is expected to strengthen the financial position of the stand-alone spine business and to further enhance long-term stockholder value creation, as evidenced by the significant increase in stock price, compared with the December 31, 2019 closing value, immediately following the deal announcement.

In light of the uncertainty created by the effects of the COVID-19 novel coronavirus pandemic, for an indefinite period of time, Camille I. Farhat, the Company’s President and Chief Executive Officer, agreed to forgo 50% of his base salary and each of our executive officers has agreed to forgo 30% of their respective base salaries. This reduction will be effective until such time as the Company determines in its discretion that business conditions related to, among other things, the COVID-19 novel coronavirus pandemic have improved.

The remainder of this Compensation Discussion and Analysis provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation, particularly in regard to our NEOs.

Oversight of Executive Compensation Program

General

The Compensation Committee of our Board (the “Compensation Committee”), presently chaired by Ms. Weis and consisting of Mr. Stolper, Mr. Thomas, Mr. Valeriani and Ms. Weis, is responsible for the planning, review and administration of our executive compensation programs. A copy of the Compensation Committee charter is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

One of our primary corporate objectives is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. We believe that the executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives in the form of performance shares and restricted stock in fiscal year 2019. To further encourage long-term stockholder value creation, stock options granted to Messrs. Farhat and Singer at the time of hire in 2017 include challenging stock price appreciation hurdles that must be met in order to vest. For annual equity grants to NEOs and other senior executives in fiscal year 2019, 50% of the target award opportunity is provided in the form of performance shares tied to our 3-year total stockholder return relative to industry peers.

Our compensation programs are designed specifically for: (1) our NEOs; (2) other officers of the Company; and (3) other Company employees. The Compensation Committee is charged with the review and approval of all annual compensation decisions relating to executive officers and our annual compensation guidelines for all other Company officers and employees.

Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist with the review of our executive and non-employee director compensation programs. The Compensation Committee has engaged Pearl Meyer as its independent consultant since 2011. Pearl Meyer reports to and is directed by the Compensation Committee and provides no other services to the Company. The compensation consultant assists the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of the companies in our peer group identified below, provides guidance on incentive plan designs and industry best practices, and participates in Compensation Committee meetings as requested.

Peer Group and Compensation Targets

With the assistance of Pearl Meyer, during 2018, the Compensation Committee selected a peer group of public companies and prepared an analysis of compensation paid to our executive officers, against the executive officers at the peer companies, which we refer to as “compensation benchmarking data.” The peer group consisted of the following sixteen publicly-traded medical device related companies which we believe had executives in positions that were of similar scope to the Company’s executives:

Alphatec Holdings, Inc.	Cardiovascular Systems, Inc.	Globus Medical, Inc.	Orthofix International N.V.

AngioDynamics Inc.	CONMED Corporation	K2M Group Holdings, Inc	SeaSpine Holdings Corp.

Anika Therapeutics, Inc.	CryoLife Inc.	Lantheus Holdings, Inc.	Wright Medical Group Inc

Atrion Corp.	Endologix, Inc.	Merit Medical Systems, Inc.	Xtant Medical Holdings, Inc.

At the time of the market pay analysis conducted in 2018, RTI’s net sales and employee headcount were positioned between the 50th and 75th percentile levels of this peer group.

With the assistance of Pearl Meyer, the Compensation Committee also assesses pay competitiveness for certain other executive officers, based on market data for comparable positions within similarly-sized organizations as reported in published executive compensation surveys. For the most recent study completed in 2018, sources included the Radford Global Technology Survey and the Culpepper Executive Compensation Survey. Pearl Meyer did not conduct a similar study in 2019.

The compensation benchmarking data provides information to compare the compensation levels of executives against comparable organizations but is not the main determinant of compensation. In general, the Committee considers the executive’s compensation against the median (or 50th percentile) of the compensation benchmarking data, and then considers additional factors such as Company performance, individual executive performance, qualifications and responsibilities, internal pay equity among colleagues, and retention risks.

Based on market benchmarking conducted by Pearl Meyer, target total direct compensation (sum of base salaries plus target short-term cash incentives plus target long-term incentives) was within a competitive range (defined as +/- 15%) of 50th percentile market values for each of our NEOs other than Messrs. Varela and Visa (whose target pay was below the range) and Mr. DeRienzis (who was not employed by the Company in 2018) and equal to 99% of the 50th percentile in the aggregate.

Overview of Compensation Philosophy and Program

In order to recruit and retain the most qualified and competent individuals as executive officers, we strive to maintain a compensation program that is competitive in the global labor market. Our compensation program is intended to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our executive officers:

•	Drive and reward performance in support of the Company’s strategy, primary objectives and values;

•	Reflect competitive market practices and enhance our ability to attract, retain, reward and recognize top talent;

•	Provide a meaningful percentage of total compensation that is at-risk, or variable, based on predetermined performance criteria; and

•	Reward both short and long-term performance aligning executive incentives to stockholder returns and value creation.

What We Do	What We Don’t Do
Tie Executive pay to company performance with a significant portion of executive pay “at risk”	Do not allow for the repricing of stock options

Link incentive awards to challenging performance goals that reinforce key business objectives and long-term stockholder value creation	Do not provide excessive severance payouts or “golden parachutes” to executive officers

Mitigate risk using clawback provisions, stock ownership guidelines, capped incentive award opportunities, and robust Board of Directors and management processes to identify potential risk	Do not provide excise tax gross-ups

Require our Compensation Committee to be comprised solely of independent board members	Do not provide excess perquisites and personal benefits

Utilize an independent compensation consultant	Do not permit our directors and employees to participate in hedging or pledging activities involving Company securities

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation philosophy noted above, our executive compensation program includes the following:

Type	Element	Description	Philosophy and Highlights
Fixed	Base Salary

•  Fixed amount paid to the NEO in exchange for work performed

•  Reviewed annually with adjustments driven primarily by individual performance, changes in responsibility or when significant deviation from competitive market data exists

• Benchmark data targets the 50th percentile of the peer group

Variable Short-Term	Corporate Incentive Plan

•  Opportunity to earn cash incentives based on the achievement of specific Company-wide and business unit specific performance goals

•  Set as a percentage of the NEO’s base salary

•  Used to align NEOs with annual short-term Company performance

•  Financial metrics assigned to each NEO are selected with a goal to drive annual performance and reinforce key strategic objectives and line of sight

•  A majority of targeted compensation should be in the form of variable incentives

•  Target short-term incentives are based on relative contribution of the role to Company performance, internal equity among NEOs and competitive market practices

•  Performance targets are set using the Company’s annual operating plan with minimum threshold level of achievement required for any payout and capped incentive award opportunities

•  Incentive payouts align with performance achievement

•  Performance goals are both challenging and realistic

Variable Long-Term	Time-Based Restricted Stock, Stock Options & Performance Shares

•  Provide NEOs with long-term incentive award opportunities that will align pay with stockholder value creation, encourage teamwork and collaboration in accomplishing long-term goals

•  Fosters long-term commitment and connection between decisions made and long-term business outcomes

•  Facilitates stock ownership among executives strengthening alignment with stockholder interests

•  A majority of targeted compensation should be in the form of variable incentives

•  Target long-term incentive values are based on level of responsibility, internal equity among NEOs and competitive market practices

•  The use of stock options creates a focus on share price appreciation and alignment with the interests of stockholders

•  Time-based restricted stock awards are used as a meaningful retention tool

•  Performance shares may be tied to multi-year total stockholder returns relative to peers and/or key financial metrics in support of strategic objectives and long-term value creation

Review of Executive Officer Performance

The Compensation Committee reviews, on an annual basis, all pay components for each of our executive officers. The Compensation Committee takes into account the scope of responsibilities and experience of each incumbent and balances these against competitive compensation levels.

In addition, each year, the President and Chief Executive Officer presents to the Compensation Committee his evaluation of each executive officer, other than himself, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Chairman of the Board and the Chairman of the Compensation Committee, in consultation with the full Board, also evaluate the President and Chief Executive Officer’s performance in light of corporate goals and objectives and other factors as deemed appropriate. Following the reviews of performance and a comparison to the compensation benchmarking data, the Compensation Committee makes its own assessments and recommends to the Board compensation for the executive officers, including the President and Chief Executive Officer. The Board evaluates the contribution and performance of the executive officers, including the President and Chief Executive Officer, and approves their compensation after considering the recommendation of the Compensation Committee.

The Company’s 2018 results, management’s execution against the transformation strategy and the Compensation Committee’s deliberations were reflected in our final 2019 executive compensation decisions. We believe the performance and pay results demonstrate a strong alignment between executive compensation, Company performance, and stockholder value creation.

2019 Compensation Highlights

NEO	Base Salary Increase (1)	2019 Annualized Base Salary (2)	Short-Term Incentive Target as a % of Salary (3)	Long-Term Incentive Target as a % of Salary (4)
Camille I. Farhat	3%	$673,672	110%	(5)
Jonathon M. Singer	4%	$468,000	65%	110%
John N. Varela	3%	$354,502	50%	50%
Olivier M. Visa	6%	$318,000	50%	75%
Joshua H. DeRienzis	N/A	$325,000	45%	45%

(1)

Increases were awarded to recognize individual performance related to the achievement of 2018 company objectives and in making significant progress toward the company’s strategic transformation. Mr. DeRienzis who began working for the Company in April 2019 did not receive any increase to base salary.

(2)	Represents annualized base salary for 2019 after any approved salary increases.
(3)

There were no changes in 2019 to the individual short-term incentive target award opportunities, expressed as percentages of base salary, for any NEO except for Mr. Visa, whose target award opportunity was increased from 40% to 50% of salary to improve pay competitiveness and to align more closely with other senior executives.

(4)

There were no changes in 2019 to the individual long-term incentive target award opportunities, expressed as percentages of base salary, for any NEO. Long-term incentive awards to NEOs in 2019 consisted of an equally weighted mix of performance restricted stock units and restricted stock awards. Additional information related to the award of long-term incentives to NEOs can be found in the Grants of Plan-Based Awards Table.

(5)

Inducement grants to Mr. Farhat in 2017, a significant portion of which are performance-based, are intended to cover long-term incentive award opportunities through 2019. As a result, he did not receive any additional grants in 2018 and 2019. Performance-based stock options granted to Mr. Farhat in 2017 vest based on three sets of stock price appreciation hurdles, ranging from 188% to 250% of the grant date price, each of which must be sustained for sixty consecutive calendar days. Mr. Farhat’s performance-based stock options expire after five years from the date of grant.

Short-Term Incentive Compensation

The 2019 incentive criteria for Messrs. Farhat, Singer, Varela and DeRienzis were:

Metric	Total Corporate Revenues	Adjusted EBITDA (1)	Adjusted Free Cash Flow (2)
Weighting	40%	30%	30%

The 2019 incentive criteria for Mr. Visa were split between the Company-wide goals described above with a 70% weighting and business unit specific metrics with a 30% weighting:

Business Unit Metric	Revenue	Contribution Margin (3)
Weighting	60%	40%

(1)

The Adjusted EBITDA performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Annex C to this proxy statement.

(2)

The Adjusted Free Cash Flow performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our liquidity and operational performance, as more fully described in Annex C to this proxy statement.

(3)

The Business Unit Contribution Margin performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Annex C to this proxy statement.

The specific 2019 performance goals established by the Compensation Committee and actual performance results for each metric are set forth in the following tables:

Corporate Performance Category	2019 Goal	2019 Actual Performance	Percentage Achievement	% of Target STI Opportunity Earned
Total Corporate Revenues	$332.6 Million	$307.6 Million	92.5%	0.0%
Adjusted EBITDA	$41.2 Million	$29.0 Million	70.3%	0.0%
Adjusted Free Cash Flow	$0.3 Million	$-6.1 Million	0.0%	0.0%
Total Award Earned as a Percentage of Target Opportunity				0.0%

Business Unit Performance Category	Percentage Achievement	% of Target STI Opportunity Earned
Revenue	102.4%	75.0%
Contribution Margin	105.1%	48.3%
Total Award Earned as a Percentage of Target Opportunity		123.3%

Actual payouts under the Annual Incentive Plan are based upon a comparison of actual performance to performance goals approved by the Board at the beginning of the year. In addition, these performance goals contain thresholds and if performance is below such thresholds, no amount is earned for such goals. Goals established for 2019 were set at levels above the 2018 actual achievement for Total Corporate Revenues and Adjusted EBITDA. The 2019 goal for Adjusted Free Cash Flow was set lower than 2018 actual achievement to align with the 2019 operating plan and planned capital expenditures. Goals established for the Business Unit Revenue and Contribution Margin were aligned with the 2019 operating plan. For 2019, actual payouts, relative to target awards, could range from 0% (for below threshold results) to 150% (for superior performance), with award funding for each metric separately calculated.

For 2019, the actual performance for Total Corporate Revenues, Adjusted EBITDA and Adjusted Free Cash Flow were not earned. Based on the metric weightings and performance results, calculated award funding was equal to 0.0% of the total target award opportunity for each eligible NEO. Though the Business Unit objectives were achieved above target, no payout was made to Mr. Visa as a result of the Total Corporate objectives not meeting threshold levels. Payouts under the Annual Incentive Plan are subject to the discretion of the Compensation Committee and annual incentive payouts under the plan may reflect adjustments (downward or upward) for extraordinary or unusual accounting events. The Compensation Committee did not adjust the calculated payouts of the 2019 short-term incentives for each of the eligible NEOs.

Recognition Bonuses

As described above in the section entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions”, on November 4, 2019, the Compensation Committee approved special recognition bonuses related to the Contemplated Transactions taking into account extraordinary services performed by certain executives. These special recognition bonuses were approved for Mr. Varela, equal to 50% of his base salary as in effect when the bonus is paid and for each of Mr. Visa and Mr. DeRienzis equal to 75% of such executive’s base salary as in effect when the bonus is paid. The special recognition bonuses were paid to the executives on April 30, 2020.

Additionally, on January 10, 2020, the Compensation Committee approved the award of a transaction bonus to Mr. Singer, which includes: (a) $225,000 in cash; and (b) the number of Restricted Shares, pursuant to the Plan, equal to (x) $225,000 divided by (y) Average Stock Price, one-half of which shall vest on the first anniversary of the grant date and one-half of which shall vest quarterly commencing on the fifteenth month following the grant date and ending on the second anniversary of the grant date. The transaction bonus will be issued to Mr. Singer upon the consummation of the Contemplated Transactions.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of an executive officer’s total compensation package. The Compensation Committee’s objective is to provide executive officers with long-term incentive award opportunities that will align pay with stockholder value creation, encourage teamwork and collaboration in accomplishing long-term goals, facilitate stock ownership among executives, create retention incentives, and generally reflect competitive market practices. In recent years, we have provided executive officers with grants of stock options and restricted stock awards.

Each year the Company budgets a certain level of equity compensation expense and the Compensation Committee and Board of Directors approve awards within budget guidelines. The executive officers are granted restricted stock awards and performance shares as part of the overall allocation of equity compensation to managerial employees of the Company. The compensation benchmarking data is looked at as a point of reference as to whether executive officers are receiving stock awards commensurate with responsibilities and similar to executive officers in the peer companies.

The long-term incentive information related to the 2019 NEOs is included in the Summary Compensation Table under the columns Stock Awards and Option Awards. Additional information on long-term incentive awards is shown in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table.

Award Type	Objective	Key Features
Stock Options

•  Opportunity to purchase our common stock over a designated time period at a price fixed on the grant date

•  Strengthens relationship between long-term value of our stock price and potential financial gain for employees

•  Only has value if common stock price increases above the exercise price and the holder remains employed through vesting period

•  Generally, vest over a five-year period from the date of grant and expire after ten years

•  Exercise price is the closing stock price on the date of grant and shall not be less than the fair market value of the shares on the date of grant

•  Awards granted at hire for both the CEO and CFO have stringent price appreciation hurdles required for vesting

•  Accelerated vesting occurs in the case of death or disability of the holder and may be approved by the Compensation Committee for qualified retirement

Time-Based Restricted Stock	• Shares of our common stock that are awarded with the restriction that the holder remains employed through the date of vesting • Encourages stock ownership and aids in retaining key employees

•  Generally, vest over a three-year period from the date of grant

•  Holders are allowed to vote shares as a stockholder

•  Unvested awards generally are forfeited if the holder terminates employment with the Company

•  In the event of death or disability, unvested awards are immediately vested

Performance Shares

•  Units or shares of our common stock that are awarded with performance criteria that must be satisfied for vesting

•  Motivates executives to improve the long-term market performance of our stock and focus on long-term creation of stockholder value

•  Vesting only occurs if market-based and/or financial goals are achieved and are capped at 200% of target levels

•  For annual equity grants (excluding certain new hire grants) to NEOs and other senior executives in Fiscal Year 2019, 50% of the target award opportunity is provided in the form of performance shares tied to our 3-year total stockholder return relative to industry peers

To further encourage long-term stockholder value creation, the Company granted stock options to Mr. Farhat at the time of hire in 2017. All of the outstanding stock options granted to Mr. Farhat are performance-based and are intended to cover long-term incentive award opportunities through 2019. As a result, Mr. Farhat did not receive any additional grants in 2018 and 2019.

Consistent with our commitment to a pay-for-performance philosophy and our use of challenging performance hurdles, 50% of the annual equity grants to NEOs in 2019 were provided in the form of performance-based restricted stock tied to 3-year relative TSR vs. industry peers in 2019. TSR is based on 30-day average closing prices leading up to start and end of cycle (i.e., January 1, 2019 to December 31, 2021) with straight-line interpolation used for results in between designated performance levels.

Stock Ownership Guidelines and Insider Trading Policy

Our Board has adopted Stock Ownership Guidelines, which require our chief executive officer to hold qualifying shares in an amount equal to six times base salary, our other NEOs to hold an amount equal to three times base salary and our non-employee directors to hold an amount equal to five times the annual cash retainer plus all shares initially granted upon election to the Board, if applicable. Our chief executive officer, other NEOs and non-employee directors are given five years from the date of first becoming subject to these Stock Ownership Guidelines, to achieve the threshold ownership. Once the threshold is reached, an executive officer or non-employee director is permitted to sell net after-tax shares received from equity grants, provided that the threshold ownership requirement is maintained. NEOs and non-employee directors may, from time to time, sell shares of the Company’s common stock to cover taxes associated with the vesting of restricted stock awards. When an executive officer or non-employee director leaves our Company or the Board, the executive officer or non-employee director may sell any vested shares he or she possesses, subject to compliance with applicable law. Each of our NEOs and non-employee directors is in compliance with the Stock Ownership Guidelines or is within the five-year accumulation period. Our Chief Executive Officer has made open market purchases of our common stock totaling 173,394 shares since the execution of his employment agreement. The Stock Ownership Guidelines are available on our website at http://www.rtix.com/en_us/investors/governance.

Our Board has also adopted an Insider Trading Policy, which includes anti-hedging provisions that restrict our employees, officers and directors from purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock.

Tax Implications of Executive Compensation

Compensation paid to certain executive officers in excess of $1,000,000 is generally non-deductible, whether or not it is performance-based. Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare benefits, life insurance, short and long-term disability and retirement benefits to all eligible employees. The NEOs generally are eligible for these benefit programs on the same basis as other employees but also participate in perquisite programs related to these benefits as described below.

Perquisites and Perquisite Allowance Payments

Executive officers are provided with the following benefits as a supplement to their other compensation:

•

Health and Welfare Coverage: We pay 100% of the premium for health, dental and vision insurance for executive officers. In addition, at our expense, each executive officer is allowed to have a complete and professional personal physical exam on an annual basis. Executive officers are responsible for deductibles and co-payments under the health benefit plans.

•

Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to $50,000 for the executive officers of the Company.

Severance Plan

As of December 31, 2019, we did not have in effect any general severance plan that provides for change-in-control or other payments to our executive officers, although Messrs. Farhat and Singer’s employment agreements and Mr. DeRienzis’s offer letter provides for change-in-control provisions as described below. On January 13, 2020, the Company entered into Involuntary Termination Agreements with certain of its executive officers providing for certain severance benefits upon certain qualifying termination of employment scenarios. For a more detailed discussion of the Involuntary Termination Agreements, see the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Involuntary Termination Agreements with Executive Officers.”

Employment Agreements

Employment Agreement—Mr. Farhat

On January 26, 2017, the Company entered into an employment agreement with our Chief Executive Officer, Camille Farhat (the “Farhat Employment Agreement”). The Farhat Employment Agreement had an initial term of two years, which expired on January 26, 2019. The Farhat Employment Agreement automatically renewed, however, for an additional one-year term beginning on January 26, 2019, and will automatically renew for one-year terms on each anniversary of the expiration of the initial term until terminated. Pursuant to the Farhat Employment Agreement, the Company will pay Mr. Farhat a base salary of at least $635,000 annually (subject to annual review by the Board or a Board committee). Mr. Farhat will be eligible to receive an annual discretionary incentive payment under the Company’s annual incentive plan based on a target of at least 110% of his base salary, based on the attainment of one or more pre-established performance goals to be determined by the Board or the Compensation Committee in its sole discretion. In addition, the Farhat Employment Agreement contains customary covenants on confidentiality, non-competition, non-solicitation, and non-interference, as well as provisions on the termination of the Farhat Employment Agreement and the consequences thereof.

As a material condition to entering into the Farhat Employment Agreement, on January 26, 2017 (the “Grant Date”), the Company and Mr. Farhat entered into: (1) a restricted stock award agreement (the “Restricted Stock Agreement #1”); (2) another restricted stock award agreement (the “Restricted Stock Agreement #2”); and (3) a stock option agreement (the “Option Agreement”).

Under the original Restricted Stock Agreement #1, as amended, the Company granted Mr. Farhat 850,000 shares of restricted common stock, all of which have fully vested. Under the Restricted Stock Agreement #2, the Company granted Mr. Farhat 150,000 shares of restricted common stock, all of which have fully vested.

Under the Option Agreement, the Company granted Mr. Farhat the option to purchase 1,950,000 shares of common stock (the “Stock Options”). The exercise price for the Stock Options is $3.20. The Stock Options will expire on January 26, 2022. The Stock Options will vest based on the Company’s attainment of three average stock price benchmarks. The first 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $6.00 for a sixty-consecutive calendar day period. The next 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $7.00 for a sixty-consecutive calendar day period. The final 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $8.00 for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative.

Employment Agreement—Mr. Singer

The Company entered into an Employment Agreement with Mr. Singer, dated September 18, 2017 (the “Singer Employment Agreement”), which sets forth the terms of Mr. Singer’s service as the Company’s Chief

Financial and Administrative Officer. The Singer Employment Agreement has an initial term of three years, which automatically renews annually at the expiration of the initial term. Pursuant to the Singer Employment Agreement, the Company will pay Mr. Singer a base salary of at least $450,000 annually (subject to annual review by the Company’s Chief Executive Officer and the Board (or a committee thereof)). Mr. Singer will be eligible to receive an annual discretionary incentive award opportunity under the Company’s annual incentive plan based on a target of at least 65% of his base salary, based on the attainment of one or more pre-established performance goals to be determined by the Board or the Company’s compensation committee in its sole discretion. Mr. Singer will also be eligible to participate in the Company’s long-term incentive plan based upon a target long term incentive opportunity of at least 110% of his salary. The Singer Employment Agreement also provided for a one-time payment of $168,750 no later than March 15, 2018, and a one-time payment of $1,000,000 to Mr. Singer in September of 2018 as an inducement to Mr. Singer’s entry into the Singer Employment Agreement, both of which have been paid to Mr. Singer. If Mr. Singer’s employment with the Company is terminated by the Company for cause or by Mr. Singer without good reason before October 2, 2020, then Mr. Singer will have to repay the one-time payment of $168,750 and the after-tax portion of the $1,000,000 one-time payment, respectively, and forfeit any unvested shares of the Company’s common stock, granted to Mr. Singer pursuant to the Restricted Stock Agreement and the Option Agreement (as defined below). In addition, the Singer Employment Agreement contains customary covenants regarding confidentiality, non-competition, non-solicitation, and non-interference, as well as provisions regarding the termination of the Singer Employment Agreement and the consequences thereof.

As a material condition to entering into the Singer Employment Agreement, on September 18, 2017 (the “Grant Date”), the Company issued an inducement grant to Mr. Singer. This grant was in the form of: (1) a restricted stock award agreement (the “Restricted Stock Agreement”); and (2) a stock option agreement (the “Option Agreement”). This inducement grant was made under the RTI Surgical, Inc. 2015 Incentive Compensation Plan.

Under the Restricted Stock Agreement, the Company granted Mr. Singer 109,890 shares of restricted common stock, of which 73,760 shares have fully vested. On the third anniversary of the Grant Date, the final 36,630 shares will vest.

Under the Option Agreement, the Company granted Mr. Singer the option to purchase 306,900 shares of Common Stock (the “Stock Options”), as of the Grant Date. The exercise price for the Stock Options is $4.55 per share. The Stock Options will expire on September 18, 2027. The Stock Options will vest based the Company’s attainment of three average stock price benchmarks. The first 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $7.00 per share for a sixty-consecutive calendar day period. The next 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $8.00 per share for a sixty-consecutive calendar day period. The final 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $9.00 per share for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative.

Offer Letter—Mr. DeRienzis

On April 4, 2019, Mr. DeRienzis accepted the terms of an offer letter (the “Offer Letter”) summarizing the terms of his employment and compensation. The Offer Letter provides for a severance payout in the event of a change in control and involuntary termination without cause or voluntary termination with good reason, which consists of: (i) 12 months’ base salary; (ii) a prorated target bonus based on the number of full months completed in the performance year of the termination event; and (iii) 12 months of premium reimbursement for medical, dental and vision coverage under COBRA. Under the terms of the Offer Letter, the Company also granted Mr. DeRienzis a one-time award of 69,188 shares of time-based restricted stock, which vests 33.3% per year over a three-year period from the date of grant.

Potential Payments upon Termination of Employment

If the Company terminates Mr. Farhat or Mr. Singer for cause or Mr. Farhat or Mr. Singer resign without good reason, such individual would be owed any unpaid base salary through the date of termination, reimbursement for any unreimbursed business expenses incurred through the date of termination, any accrued but unused vacation time in accordance with Company policy, and all other payments, benefits or fringe benefits under the Company’s applicable benefits plan or program (the “Accrued Benefits”). In 2019, our other NEOs did not have employment or Change in Control agreements providing for severance benefits upon certain qualifying termination of employment scenarios. On January 13, 2020, the Company entered into Involuntary Termination Agreements providing for certain severance benefits upon certain qualifying termination of employment scenarios. For a more detailed discussion of the Involuntary Termination Agreements, see the section of this proxy statement entitled “The Contemplated Transactions—Interests of RTI’s Directors and Executive Officers in the Contemplated Transactions—Involuntary Termination Agreements with Executive Officers.”

The following table discloses the estimated payments and benefits, in addition to the Accrued Benefits, that would have been provided by us to our NEOs upon a termination without cause or resignation with good reason upon a Change in Control (as that term is defined in any employment agreement or equity award agreement) or without a Change in Control, applying the assumptions that their last day of employment was December 31, 2019, and assuming continued compliance with certain non-competition, non-solicitation, confidentiality restrictions contained in their respective employment agreements.

	Potential Payouts upon Involuntary Termination by Company without Cause or by Executive for Good Reason						Potential Payouts upon Involuntary Termination by Company without Cause or by Executive for Good Reason after a Change in Control
Name	Cash Payment		Unvested Equity Awards		Outplacement Services		Cash Payment		Unvested Equity Awards		Outplacement Services
Camille I. Farhat	$673,672	(1)	—		—		—		—		—
Jonathon M. Singer	$468,000	(2)	$507,434	(3)	$30,000	(4)	$994,500	(5)	$507,434	(6)	$30,000	(7)
John N. Varela	—		—		—		—		$161,743	(8)	—
Olivier M. Visa	—		—		—		—		$255,148	(9)	—
Joshua H. DeRienzis	—		—		—		$434,688		$227,491	(10)	—

(1)	Assumes a base salary of $673,672 per year. This amount would be paid in equal monthly installments over the twelve-month period following termination.
(2)	Assumes a base salary of $468,000 per year. This amount would be paid in equal monthly installments over the twelve-month period following termination.
(3)	The closing price of our common stock on December 31, 2019 was $2.74 per share, and Mr. Singer had 185,195 unvested time-based and performance-based restricted stock awards as of December 31, 2019.
(4)	Includes outplacement services to be paid by the Company for the year in which Mr. Singer’s employment terminates.
(5)

Assumes a base salary of $468,000 per year. This amount would be paid in equal monthly installments over the eighteen-month period following termination and $292,500 as the target incentive opportunity for the year in which Mr. Singer’s employment terminates.

(6)	The closing price of our common stock on December 31, 2019 was $2.74 per share, and Mr. Singer had 185,195 unvested time-based and performance-based restricted stock awards as of December 31, 2019.
(7)	Includes outplacement services to be paid by the Company for the year in which Mr. Singer’s employment terminates.
(8)	The closing price of our common stock on December 31, 2019 was $2.74 per share, and Mr. Varela had 59,030 unvested time-based and performance-based restricted stock awards as of December 31, 2019.
(9)	The closing price of our common stock on December 31, 2019 was $2.74 per share, and Mr. Visa had 93,120 unvested time-based and performance-based restricted stock awards as of December 31, 2019.
(10)

Assumes a base salary of $325,000 per year and $146,250 as the target incentive opportunity for the year in which Mr. DeRienzis’s employment terminates. The closing price of our common stock on December 31,

2019 was $2.74 per share, and Mr. DeRienzis had 83,026 unvested time-based and performance-based restricted stock awards as of December 31, 2019.

Clawbacks

Pursuant to certain of the Company’s equity incentive plans, the Board may, in appropriate circumstances, require reimbursement of any incentive payment under any award to an employee where: (1) there is an accounting restatement of Company financial statements or results; and (2) such restatement results from a noncompliance by the Company with any requirements under or related to the federal securities laws.

Risk Assessment

Public companies are required to conduct a risk assessment to determine if there are any compensation programs, policies, or practices that are “reasonably likely” to have a material adverse effect on the Company.

The Compensation Committee conducted a risk assessment of the Company’s compensation policies and practices for the fiscal year 2019. This risk assessment consisted of a review of cash and equity compensation provided to senior executives and incentive compensation plans and commission plans which provide variable compensation based upon Company and individual performance. The Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	our use of multiple performance measures and capped incentive award opportunities in the short-term incentive program;

•	the ability of the Compensation Committee and/or the Board to reduce incentive payouts if deemed appropriate;

•	stock awards have multi-year vesting ranging from three to five years;

•	performance shares only vest if market-based and/or financial goals are achieved and are capped at 200% of target levels;

•	stock ownership guidelines are in place with respect to minimum levels of stock ownership;

•	our Insider Trading Policy contains a prohibition of hedging and using derivative securities or short selling as it relates to Company stock; and

•	our practice of looking beyond specific results-oriented performance and assessing the overall contributions of a particular executive.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our 2019 NEOs for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Camille I. Farhat President and Chief Executive Officer	2019	664,148	—	—	—	—	26,036	(4)	690,184
	2018	651,119	—	—	—	550,383	18,127	(5)	1,219,629
	2017	483,577	—	3,200,000	2,615,600	530,860	2,862	(6)	6,832,898

Jonathon M. Singer Chief Financial and Administrative Officer	2019	460,347	—	514,798	—	—	28,507	(7)	1,003,652
	2018	450,000	1,000,000	247,350	247,487	223,763	19,711	(8)	2,188,311
	2017	95,192	168,750	500,000	764,181	55,423	—		1,583,546

John N. Varela Executive Vice President Global Operations	2019	351,739	—	177,249	—	—	26,123	(9)	555,111
	2018	343,138	—	84,575	84,494	131,648	25,509	(10)	669,364
	2017	335,009	—	110,000	110,077	128,223	23,862	(11)	707,171

Olivier M. Visa President, Global OEM	2019	305,734	—	238,496	—	—	33,197	(12)	577,427
	2018	300,000	—	112,150	111,105	108,648	23,563	(13)	655,466
	2017	63,462	—	348,750	—	22,738	—		434,950

Joshua H. DeRienzis Vice President, General Counsel and Corporate Secretary	2019	224,492	—	450,000	—	—	146,003	(14)	820,495
	2018	—	—	—	—	—	—		—
	2017	—	—	—	—	—	—		—

(1)	Reflects one-time payments to Mr. Singer as an inducement to Mr. Singer’s entry into the Singer Employment Agreement.
(2)

Reflects the fair value of the award at date of grant. The stock option award fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards and stock options are set forth in footnote 10 to our consolidated financial statements for the year ended December 31, 2019.

(3)	Reflects incentives earned under the Annual Incentive Plan.
(4)	Includes matching contributions under our 401(k) Plan of $18,059, payment of $7,977 for health and dental insurance.
(5)	Includes matching contributions under our 401(k) Plan of $16,200, payment of $1,927 for health and dental insurance.
(6)	Includes matching contributions under our 401(k) Plan of $1,470, payment of $1,392 for health and dental insurance.
(7)	Includes matching contributions under our 401(k) Plan of $16,800, payment of $11,707 for health and dental insurance.
(8)	Includes matching contributions under our 401(k) Plan of $16,500 and payment of $3,211 for health and dental insurance.
(9)	Includes matching contributions under our 401(k) Plan of $16,800, payment of $8,503 for health and dental insurance and payment of $820 for term life insurance.
(10)	Includes matching contributions under our 401(k) Plan of $16,500, payment of $8,189 for health and dental insurance and payment of $820 for term life insurance.
(11)	Includes matching contributions under our 401(k) Plan of $16,200, payment of $6,809 for health and dental insurance and payment of $853 for term life insurance.
(12)	Includes matching contributions under our 401(k) Plan of $16,800, payment of $16,397 for health and dental insurance.
(13)	Includes matching contributions under our 401(k) Plan of $16,500, payment of $7,063 for health and dental insurance.
(14)	Includes matching contributions under our 401(k) Plan of $6,886, payment of $4,949 for health and dental insurance, a sign-on bonus of $75,000 and payment of $59,168 for relocation.

GRANTS OF PLAN-BASED AWARDS

This table discloses the actual numbers of restricted stock awards and stock options granted during 2019 and the grant date fair value of these awards. It also captures potential payouts under the Company’s non-equity incentive plans.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Camille I. Farhat		Non-Equity Incentive Plan Stock Award	370,520	741,039	926,299				— —	— —	— —

Jonathon M. Singer		Non-Equity Incentive Plan	152,100	304,200	380,250				—	—	—
	2/26/2019	Restricted Stock Award							54,883	4.69	257,401
	2/26/2019	Restricted Stock Unit				27,441	54,882	109,764	—	4.69	257,397

John N. Varela		Non-Equity Incentive Plan	88,626	177,251	221,564				—	—	—
	2/26/2019	Restricted Stock Award							18,897	4.69	88,627
	2/26/2019	Restricted Stock Unit				9,448	18,896	37,792	—	4.69	88,622

Olivier M. Visa		Non-Equity Incentive Plan	79,500	159,000	198,750				—	—	—
	2/26/2019	Restricted Stock Award							25,426	4.69	119,248
	2/26/2019	Restricted Stock Unit				12,713	25,426	50,852	—	4.69	119,248

Joshua H. DeRienzis (3)		Non-Equity Incentive Plan	73,125	146,250	182,813				—	—	—
	4/8/2019	Restricted Stock Award							69,188	5.42	375,000
	4/8/2019	Restricted Stock Unit				6,919	13,838	27,676	—	5.42	75,000

(1)	These amounts represent the threshold, target, and maximum incentives payable to each executive under the Company’s 2018 Incentive Plan.
(2)

The time-based restricted stock awards are subject to the recipient’s continued service with us and 33.3% of these time-based restricted stock awards will become vested on each anniversary date from February 26, 2020 through February 26, 2022. The performance-based restricted stock awards were granted on February 26, 2019, pursuant to our 2018 Incentive Compensation Plan. The performance-based restricted stock awards are subject to the recipient’s continued service with us and the vesting of these performance-based restricted stock awards on February 26, 2022, subject to a three-year performance-period based on achieving certain market-based performance targets. Actual achievement determines payout between 50% and 200% of target.

(3)

Mr. DeRienzis began employment with the Company on April 8, 2019. The time-based restricted stock awards are subject to the recipient’s continued service with us and 33.3% of these time-based restricted stock awards will become vested on each anniversary date from April 8, 2020 through April 8, 2022. The performance-based restricted stock awards were granted on April 8, 2019, pursuant to our 2018 Incentive Compensation Plan. The performance-based restricted stock awards are subject to the recipient’s continued service with us and the vesting of these performance-based restricted stock awards on April 8, 2022, subject to a three-year performance-period based on achieving certain market-based performance targets.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2019, for NEOs.

			Option Awards				Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Camille I. Farhat (1)	1/26/2017	Stock Options	—	1,950,000	3.20	1/26/2022	—	—	—	—
	1/26/2017	RSA					—	—	—	—

Jonathon M. Singer (2)	9/18/2017	Stock Options	—	306,900	4.55	9/18/2022	—	—	—	—
	2/28/2018	Stock Options	25,600	102,400	4.25	2/28/2028	—	—	—	—
	9/18/2017	RSA					36,630	100,366	—	—
	2/28/2018	RSA					38,800	106,312	—	—
	2/26/2019	RSA					54,883	150,379	—	—
	2/26/2019	RSU					54,882	150,377	—	—

John N. Varela (3)	7/14/2014	Stock Options	20,000	—	4.26	7/14/2024	—	—	—	—
	2/17/2015	Stock Options	24,000	6,000	5.23	2/17/2025	—	—	—	—
	2/24/2016	Stock Options	23,226	15,484	3.31	2/24/2026	—	—	—	—
	5/3/2017	Stock Options	19,384	29,074	4.60	5/3/2027	—	—	—	—
	2/28/2018	Stock Options	8,740	34,960	4.25	2/28/2028	—	—	—	—
	5/3/2017	RSA					7,971	21,841	—	—
	2/28/2018	RSA					13,266	36,349	—	—
	2/26/2019	RSA					18,897	51,778	—	—
	2/26/2019	RSU					18,896	51,775	—	—

Olivier M. Visa (4)	2/28/2018	Stock Options	7,760	31,040	4.25	2/28/2028	—	—	—	—
	5/1/2018	Stock Options	3,380	13,520	4.50	5/1/2028	—	—	—	—
	10/2/2017	RSA					25,000	68,500	—	—
	2/28/2018	RSA					11,734	32,151	—	—
	5/1/2018	RSA					5,534	15,163	—	—
	2/26/2019	RSA					25,426	69,667	—	—
	2/26/2019	RSU					25,426	69,667	—	—

Joshua H. DeRienzis (5)	4/8/2019	RSA					69,188	189,575	—	—
	4/8/2019	RSU					13,838	37,916	—	—

(1)

Mr. Farhat holds the following stock options which vest based on the Company’s attainment of three average stock price benchmarks and restricted stock awards which vest as disclosed in his employment agreement discussed above:

- 1,950,000 stock options granted on January 26, 2017. The first 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $6.00 for a sixty-consecutive calendar day period. The next 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $7.00 for a sixty-consecutive calendar day period. The final 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $8.00 for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative.

- 1,000,000 restricted stock awards granted January 26, 2017. 150,000, 425,000, 170,000, 42,500, 42,500, 42,500 and 42,500 restricted stock awards vested on May 18, 2017, December 4, 2017, January 26, 2018, March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019, respectively.

(2)

Mr. Singer holds the following stock options which vest based on the Company’s attainment of three average stock price benchmarks and stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and a performance-based restricted stock award which vests 100% at the end of a three-year period from the date of grant subject to a three-year performance-period based on achieving certain financial performance targets and restricted stock awards which vest as disclosed in his employment agreement discussed above:

- 306,900 stock options granted on September 18, 2017. The first 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $7.00 per share for a sixty-consecutive calendar day period. The next 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $8.00 per share for a sixty-consecutive calendar day period. The final 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $9.00 per share for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative.

- 128,000 stock options granted on February 28, 2018. 25,600 stock options have vested, or will vest, on each of February 28, 2019, 2020, 2021, 2022 and 2023.

- 109,890 restricted stock awards granted September 18, 2017. 36,630 restricted stock awards have vested, or will vest, on each of September 18, 2018, 2019 and 2020.

- 58,200 restricted stock awards granted February 28, 2018. 19,400 restricted stock awards have vested, or will vest, on each of February 28, 2019, 2020 and 2021.

- 54,883 restricted stock awards granted February 26, 2019. 18,294 restricted stock awards have vested, or will vest, on each of February 26, 2020, 2021 and 2022.

- 54,882 performance-based restricted stock units granted February 26, 2019. 54,882 performance-based restricted stock units may vest on February 26, 2022, subject to a three-year performance-period based on achieving certain financial performance targets.

(3)

Mr. Varela holds the following stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and a performance-based restricted stock award which vests 100% at the end of a three-year period from the date of grant subject to a three-year performance-period based on achieving certain financial performance targets:

- 43,700 stock options granted on February 28, 2018. 8,740 stock options have vested, or will vest, on each of February 28, 2019, 2020, 2021, 2022 and 2023.

- 48,458 stock options granted on May 3, 2017. 9,691 stock options have vested, or will vest, on each of May 3, 2018 and 2019. 9,692 stock options have vested, or will vest, on each of May 3, 2020, 2021 and 2022.

- 38,710 stock options granted on February 24, 2016. 7,742 stock options have vested, or will vest, on each of February 24, 2017, 2018, 2019, 2020 and 2021.

- 30,000 stock options granted on February 17, 2015. 6,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 20,000 stock options granted on July 14, 2014. 4,000 stock options have vested, or will vest, on each of July 14, 2015, 2016, 2017, 2018 and 2019.

- 19,900 restricted stock awards granted February 28, 2018. 6,633 restricted stock awards have vested, or will vest, on each of February 28, 2019 and 2020. 6,634 restricted stock awards will vest on February 28, 2021.

- 23,913 restricted stock awards granted May 3, 2017. 7,971 restricted stock awards have vested, or will vest, on each of May 3, 2018, 2019 and 2020.

- 18,897 restricted stock awards granted February 26, 2019. 6,299 restricted stock awards have vested, or will vest, on each of February 26, 2020, 2021 and 2022.

- 18,896 performance-based restricted stock units granted February 26, 2019. 18,896 performance-based restricted stock units may vest on February 26, 2022, subject to a three-year performance-period based on achieving certain financial performance targets.

(4)

Mr. Visa holds the following stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and a performance-based restricted stock award which vests 100% at the end of a three-year period from the date of grant subject to a three-year performance-period based on achieving certain financial performance targets:

- 16,900 stock options granted on May 1, 2018. 3,380 stock options have vested, or will vest, on each of May 1, 2019, 2020, 2021, 2022 and 2023.

- 38,800 stock options granted on February 28, 2018. 7,760 stock options have vested, or will vest, on each of February 28, 2019, 2020, 2021, 2022 and 2023.

- 8,300 restricted stock awards granted May 1, 2018. 2,766 restricted stock awards vested on February 28, 2019. 2,767 restricted stock awards have vested, or will vest, on each of May 1, 2020 and 2021.

- 17,600 restricted stock awards granted February 28, 2018. 5,866 restricted stock awards vested on February 28, 2019. 5,867 restricted stock awards have vested, or will vest, on each of February 28, 2020 and 2021.

- 75,000 restricted stock awards granted October 2, 2017. 25,000 restricted stock awards have vested, or will vest, on each of October 2, 2018, 2019 and 2020.

- 25,426 restricted stock awards granted February 26, 2019. 8,475 restricted stock awards have vested, or will vest, on each of February 26, 2020, 2021 and 2022.

- 25,426 performance-based restricted stock units granted February 26, 2019. 25,426 performance-based restricted stock units may vest on February 26, 2022, subject to a three-year performance-period based on achieving certain financial performance targets.

(5)

Mr. DeRienzis holds the following restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and a performance-based restricted stock award which vests 100% at the end of a three-year period from the date of grant subject to a three-year performance-period based on achieving certain financial performance targets:

- 69,188 restricted stock awards granted April 8, 2019. 23,063 restricted stock awards have vested, or will vest, on each of April 8, 2020, 2021 and 2022.

- 13,838 performance-based restricted stock units granted April 8, 2019. 13,838 performance-based restricted stock units may vest on April 8, 2022, subject to a three-year performance-period based on achieving certain financial performance targets.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to restricted stock awards held by the persons named in the Summary Compensation Table that vested in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Camille I. Farhat	—	—	85,000	$439,450
Jonathon M. Singer	—	—	56,030	212,363
John N. Varela	—	—	18,633	96,371
Olivier M. Visa	—	—	33,634	113,521
Joshua H. DeRienzis	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

The Company has an Executive Nonqualified Excess Plan (“Excess Plan”) that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the Company’s qualified 401(k) Plan. As of December 31, 2019, there were no contributions, earnings, withdrawals, distributions and balances for any of the named executive officers under the Excess Plan.

At the time participation is elected and on an annual basis thereafter, employees must specify the amount of base pay and/or the percentage of incentives to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 10 years of service), distribution is made in the form of a lump sum payment, annual installments or a combination of both at the time of termination, subject to any delay required under Section 409A of the Code. At retirement, benefits are paid according to the distribution election made by the participant at the time of the deferral election and are subject to any delay required under Section 409A of the Code. No withdrawals are permitted during employment or prior to the previously elected distribution date, other than “hardship” withdrawals as permitted by applicable law.

Amounts deferred or credited under the Excess Plan are credited with an investment return determined as if the account were invested in one or more investment funds made available by the Company. Accounts maintained for participants under the Excess Plan are not held in trust, and all such accounts are subject to the claims of general creditors of nonqualified deferred compensation plans. No accounts are credited with above-market earnings.

Compensation Committee Consideration of Stockholder Advisory Votes

At our 2019 Annual Meeting, our stockholders approved the “Say on Pay” Proposal, with 97% of the votes cast voting in favor of our executive compensation program. Even with such strong support on this proposal, we remain committed to the practice of frequent Company engagement with stockholders. Senior management continues to periodically meet with our largest stockholders to provide updates to our business environment, strategic and transformation plans and respond to any questions related to our compensation philosophy and executive compensation programs.

In response to stockholder feedback, and in an effort to further demonstrate our commitment to a pay-for-performance philosophy and alignment of executive pay with long-term stockholder returns, we:

•

replaced the stock option component of our annual equity grants for NEOs and other senior executives with performance shares tied to 3-year relative Total Stockholder Return vs. industry peers in 2019;

•	regularly review incentive plans to ensure continued alignment with key business objectives and sufficient rigor in goal setting;

•	continue to review our governance practices and executive pay program design for alignment to stockholder interests; and

•	remain committed to the practice of frequent Company engagement with stockholders.

The Compensation Committee will continue to review future stockholder voting results, including the voting results with respect to “Proposal 5—Advisory Vote on Executive Compensation” described in this proxy statement, and determine whether to make any changes to the Company’s executive compensation program in light of such voting results.

DIRECTOR COMPENSATION

Board compensation is reviewed annually, and changes are recommended by the Compensation Committee and approved by the Board.

Our directors who are also our employees or officers did not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings. In 2019, our non-employee directors received an annual Board cash retainer of $40,000, paid in quarterly installments. Also, in 2019, the Chairman of the Board received an additional annual cash retainer of $50,000. Non-employee directors received annual chair and member retainers based on committee service as follows:

Description	Amount
Chair Meeting Fee	Audit Committee – $20,000 Compensation Committee – $15,000 Nominating and Governance Committees – $10,000

Member Meeting Fee	Audit Committee – $10,000 Compensation Committee – $7,500 Nominating and Governance Committees – $5,000

In light of the uncertainty created by the effects of the COVID-19 novel coronavirus pandemic, on April 21, 2020, at a Board meeting, each of our directors elected to defer, for an indefinite period of time, 100% of their director fees for 2020. This deferral will be effective until at least the date of the Annual Meeting.

At the discretion of our Board or Compensation Committee, our directors are also eligible to receive stock awards under our 2018 Incentive Compensation Plan, with a target grant date value in 2019 of $100,000. On February 26, 2019, each of our independent directors, except for Mr. Lightcap, received a grant of 21,322 restricted stock awards at a stock price of $4.69 per share. On March 8, 2019, Mr. Lightcap, received a grant of 17,668 restricted stock awards at a stock price of $5.66 per share. These restricted stock awards were subject to a restricted stock award agreement with one-year vesting. Non-employee directors are subject to stock ownership guidelines equal to five times the value of the annual Board cash retainer. Non-employee directors have up to five years from the time they join the Board to achieve stock ownership requirements.

The following table discloses the cash fees and stock awards and total compensation earned, paid or awarded, to each of the Company’s directors during 2019. Columns disclosing compensation under the headings “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” are not included because no compensation in these categories was awarded to, earned by or paid to our directors in 2019.

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)		Total ($)
Peter F. Gearen (6)	35,179	—		35,179
Jeffrey C. Lightcap (7)	33,333	100,000	(4)	133,333
Thomas A. McEachin	67,500	100,000	(5)	167,500
Curt M. Selquist	107,500	100,000	(5)	207,500
Mark D. Stolper	65,000	100,000	(5)	165,000
Christopher R. Sweeney	47,500	100,000	(5)	147,500
Paul G. Thomas	62,898	100,000	(5)	162,898
Nicholas J. Valeriani	60,000	100,000	(5)	160,000
Shirley A. Weis	68,297	100,000	(5)	168,297

(1)

As of December 31, 2019, the following non-employee directors had outstanding unvested shares of restricted stock: Mr. Lightcap had 17,668 shares of unvested restricted stock, Mr. McEachin, Mr. Selquist, Mr. Stolper, Mr. Sweeney, Mr. Thomas, Mr. Valeriani, and Ms. Weis each had 21,322 shares of unvested restricted stock.

(2)	Includes 2019 annual cash retainer fees for serving on our Board and committees of our Board.
(3)

Reflects the restricted stock award value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards are included in footnote 6 to our consolidated financial statements for the year ended December 31, 2019.

(4)	Reflects 17,668 restricted stock awards granted in 2019 at a stock value of $5.66.
(5)	Reflects 21,322 restricted stock awards granted in 2019 at a stock value of $4.69.
(6)	Dr. Gearen retired from the Board on April 29, 2019.
(7)	Mr. Lightcap joined the Board on March 8, 2019.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Shirley A. Weis (Committee Chair)

Mark D. Stolper

Paul G. Thomas

Nicholas J. Valeriani

PRESIDENT AND CHIEF EXECUTIVE OFFICER PAY RATIO

Mr. Farhat’s total reported compensation in 2019 was $690,184 as reflected in the Summary Compensation Table included in this Proxy. Mr. Farhat’s 2019 total annual compensation was approximately 11.8 times the median employee’s annual total compensation of $58,452. There was a material change in our employee population during 2019 resulting in the calculation of a new median employee. The median employee pay value represents compensation received from January 1, 2019 through December 31, 2019. The methodology used to identify the median employee uses the same pay components, as well as the same calculation methods and assumptions, disclosed in the Summary Compensation Table (including salary, bonus, stock awards, option awards, non-equity incentive plan compensation, deferred compensation earnings and other compensation). Compensation levels for permanent employees only working a partial year were annualized. All active employees were used in determining the median employee. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of the end of the last fiscal year, the number of equity securities authorized for issuance under the Company’s equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,295,744	$3.76	3,872,655
Equity compensation plans not approved by security holders	2,950,000	$3.20	—
Equity compensation plans not approved by security holders	313,995	$1.99	—

Total	7,559,739	$3.47	3,872,655

Please see the above summary on page 137 under “Employment Agreement – Mr. Farhat” of the equity grants awarded to Mr. Farhat. Such equity grants were made as inducement grants and were not made under an equity compensation plan approved by RTI’s stockholders.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of June 4, 2020 regarding the beneficial ownership of RTI’s common stock by: (1) each person known by RTI to own beneficially more than 5% of RTI’s outstanding common stock; (2) each of RTI’s directors; (3) each of RTI’s named executive officers; and (4) all of RTI’s directors and executive officers as a group. The number of shares of common stock outstanding as of June 4, 2020 was 74,603,157. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Surgical Holdings, Inc., 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Camille I. Farhat	1,110,619	1.5
Jonathon M. Singer (2)	620,827		*
John N. Varela (3)	204,959		*
Olivier M. Visa (4)	157,361		*
Joshua H. DeRienzis (5)	64,350		*
Jeffrey C. Lightcap (6)	42,360		*
Thomas A. McEachin	110,438		*
Curt M. Selquist	140,064		*
Stuart F. Simpson (7)	21,930		*
Mark D. Stolper	91,476		*
Christopher R. Sweeney	100,415		*
Paul G. Thomas	100,415		*
Nicholas J. Valeriani	111,415		*
Shirley A. Weis	121,531		*

WSHP Biologics Holdings, LLC (8) 444 West Lake Street, Suite 1800 Chicago, Illinois 60606	15,152,761	20.3

Hayfin Capital Holdings Limited (9) c/o Hayfin Capital Management LLP One Eagle Place London, SW1Y 6AF, United Kingdom	5,631,026	7.6

Kopp Family Office, LLC (10) Building One, 6300 Bee Cave Road Austin, Texas 78746	3,709,829	5.0

Paradigm Capital Management Inc. (11) Nine Elk Street Albany, New York 12207	6,024,070	8.1

BlackRock Inc. (12) 55 East 52nd Street New York, New York 10022	5,416,349	7.3

Glen Capital Partners LLC (13) 800 South Street, Suite 160 Waltham, Massachusetts 02453	5,117,616	6.9

Dimensional Fund Advisors LP (14) Building One, 6300 Bee Cave Road Austin, Texas 78746	4,825,392	6.5

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent

Krensavage Asset Management, LLC (15) 130 E. 59th Street, 11th Floor New York, New York 10022	4,027,772	5.4

Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio (16) c/o Wellington Trust Company 280 Congress Street Boston, Massachusetts 02210	3,714,924	5.0

All current executive officers and directors (16 persons) (17)	3,264,973	4.4

*	Represents beneficial ownership of less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after June 4, 2020 (the latest practicable date prior to this proxy statement) are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person. This table does not include performance-based restricted stock grants under the Company’s 2019 Annual Incentive Plan (performance vesting at end of three years, date of grant February 2019), as the number of restricted shares to be awarded is not determinable at the time of grant and the recipients do not have the right to vote or other elements of beneficial ownership until vesting. The unvested shares of restricted stock included in the footnotes are time-based restricted stock grants deemed beneficially owned because the respective holders thereof have the right to vote such shares.

(2)

Includes currently-exercisable options to purchase 51,200 shares of our common stock, 92,618 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant, and 267,447 shares of unrestricted stock which will vest as to one-half of the underlying shares on the first anniversary of the date of grant and the remainder of the underlying shares quarterly commencing on the fifteenth month following the date of grant and ending on the second anniversary of the date of grant.

(3)

Includes currently-exercisable options to purchase 127,524 shares of our common stock and 19,232 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(4)

Includes currently-exercisable options to purchase 22,280 shares of our common stock and 50,584 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(5)

Includes 46,125 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(6)	Mr. Lightcap joined the Board on March 8, 2019.
(7)	Mr. Simpson joined the Board on June 1, 2020.
(8)

Information confirmed in Amendment No. 1 to Schedule 13D, filed with the SEC on January 17, 2020 by WSHP Biologics Holdings, LLC, who is the record owner of 50,000 shares of Series A Preferred, which is convertible at the current conversion price of $4.39 per share into approximately 15,152,761 shares of Common Stock of which 11,990,407 shares of common stock are entitled to be voted.

(9)	Information is derived from Schedule 13G, filed with the SEC on March 18, 2019 by Hayfin Capital Holdings Limited.
(10)	Information is derived from Schedule 13G, filed with the SEC on January 7, 2020 by Kopp Family Office, LLC.
(11)	Information is derived from Amendment No. 6 to Schedule 13G, filed with the SEC on February 3, 2020 by Paradigm Capital Management, Inc.

(12)	Information is derived from Amendment No. 11 to Schedule 13G, filed with the SEC on April 14, 2020 by BlackRock, Inc.
(13)	Information is derived from Schedule 13G, filed with the SEC on January 14, 2020 by Glen Capital Partners Focus Fund, L.P.
(14)	Information is derived from Amendment No. 7 to Schedule 13G, filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP.
(15)

Information is derived from Schedule 13G, filed with the SEC on February 14, 2019 by Krensavage Asset Management, LLC and Form 13F, filed with the SEC on May 18, 2020 by Krensavage Asset Management, LLC.

(16)	Information is derived from Schedule 13G, filed with the SEC on April 13, 2020 by Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio.
(17)	Includes options to purchase 204,444 shares of our common stock and 954,127 shares of unvested restricted stock.

AUDIT COMMITTEE REPORT

The Audit Committee presently consists of Mr. Lightcap, Mr. McEachin, Committee Chair and Mr. Stolper. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002. The charter of our Audit Committee was updated in April 2019 and is available on our website at http://www.rtix.com/en_us/investors/governance. Under the Charter of the Audit Committee, the Audit Committee assists the Board in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, and pre-approval of the current year audit and non-audit fees with the Company’s independent registered public accounting firm.

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes.

During the year ended December 31, 2019, the Audit Committee held meetings and otherwise met and communicated with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2019. Deloitte & Touche LLP discussed with the Audit Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by PCAOB AS 1301, “Communication with Audit Committees,” and SEC Rule 2-01 and 2-07 of Regulation S-X. The Audit Committee also discussed with Deloitte & Touche LLP its independence from the Company and received the written disclosures and the letter from Deloitte & Touche LLP concerning independence as required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. The Audit Committee also reviewed the provision of services by Deloitte & Touche LLP not related to the audit of the Company’s financial statements and not related to the review provision of the Company’s interim financial statements as it pertains to the independence of Deloitte & Touche LLP.

The Audit Committee reviewed and discussed the Company’s restated financial statements for the years ended December 31, 2014, 2015, 2016, 2017 and 2018 and the quarterly periods for 2016-2018 and the Company’s financial statements for the year ended December 31, 2019 with management and Deloitte & Touche LLP. Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that: (a) the restated audited financial statements for the years ended December 31, 2016, 2017 and 2018 and the quarterly periods for 2016-2018 to be included in the Company’s amended Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on June 8, 2020; and (b) the restated audited financial statements for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 and the audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on June 8, 2020.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Audit Committee,

Thomas A. McEachin (Committee Chair)

Jeffrey C. Lightcap

Mark D. Stolper

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Towards this goal, the Audit Committee annually evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. As part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided by the Company’s independent registered public accounting firm, along with its capabilities and its knowledge of the Company and its industry.

Based on this evaluation, in February 2020, the Audit Committee approved the appointment of Deloitte & Touche LLP, independent registered public accounting firm, to audit our accounts for 2020, subject to approval of the scope of the audit engagement and the estimated audit fees, which will be presented to the Committee at its July meeting.

We expect a representative of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2019 and 2018.

	Fiscal 2019	Fiscal 2018
Audit Fees	$1,290,000	$1,270,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,290,000	$1,270,000

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2019 and 2018, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those years were $1,290,000 and $1,270,000, respectively.

Audit-Related Fees

Deloitte & Touche LLP rendered no professional services for audit-related services for the years ended December 31, 2019 or 2018.

Tax Fees

Deloitte & Touche LLP rendered no professional services for tax fees for the years ended December 31, 2019 or 2018.

All Other Fees

Deloitte & Touche LLP rendered no professional services for all other fees for the years ended December 31, 2019 and 2018.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. All “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approved policy.

PROPOSAL 5: ADJOURNMENT PROPOSAL

The Annual Meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Contemplated Transactions Proposal. The Board does not intend to propose adjournment of the Annual Meeting if there are sufficient votes to approve the Contemplated Transactions Proposal.

RTI is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Contemplated Transactions Proposal (the “Adjournment Proposal”).

Vote Required for Approval

Assuming a quorum is present, the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, and broker non-votes will not affect the outcome of the vote on the Adjournment Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Board of the Company has adopted a related party transaction policy. The policy requires that all “interested transactions” (as defined below) between the Company and any “related party” (as defined below) are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify such transactions, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policy provides that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee.

Under the policy, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	the Company is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of the Company’s common stock; or

•	immediate family member of any of the foregoing.

There were no related party transactions in 2019.

OTHER MATTERS

Our Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

ANNUAL REPORT

A copy (without exhibits) of our Annual Report, including our report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, has been or will be provided with this proxy statement; however, that report is not part of the proxy soliciting information.

Additional copies of the Form 10-K are available, free of charge, upon request directed to:

Investor Relations

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315,

Deerfield, Illinois 60015

Telephone: (877) 343-6832

You can access our 2019 Form 10-K on our website at http://www.rtix.com/investors/sec-filings-reports/. Our Form 10-K is not proxy soliciting material.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

FUTURE STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2021 must be received by the Corporate Secretary at the address below no later than February 5, 2021 in order to be considered for inclusion in the Board’s proxy statement and form of proxy card relating to the 2021 Annual Meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company sponsored proxy materials. In addition, the proxy solicited by the Board for the 2021 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with written notice of such proposal by February 9, 2021. Pursuant to our Bylaws, proposals submitted other than pursuant to Rule 14(a)-8 or director nominations must be delivered to the Corporate Secretary between February 18, 2021 and March 21, 2021 to be considered timely. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote Proposals should be addressed to:

Corporate Secretary

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

WHERE YOU CAN FIND ADDITIONAL INFORMATION

RTI files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Accordingly, you can obtain the annual, quarterly and current reports, proxy statements and other information RTI files with the SEC, including the documents incorporated by reference in this proxy solicitation statement, without charge through the SEC’s website at www.sec.gov. You can also obtain such documents from RTI’s website at www.rtix.com.

In addition, the SEC allows RTI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy solicitation statement, except for any information that is superseded by information included directly in this proxy solicitation statement.

This proxy solicitation statement incorporates by reference the documents listed below that RTI has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about RTI, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

•

Current Reports on Form 8-K filed January 15, 2020, January 17, 2020, January  28, 2020, February 25, 2020, March  3, 2020, March 9, 2020, March  16, 2020, March 20, 2020, March  30, 2020, April 3, 2020, April  9, 2020, April 29, 2020, May  6, 2020, May 11, 2020, May  27, 2020, June 9, 2020 and June 11, 2020.

In addition, RTI incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this proxy statement and prior to the date of the Annual Meeting. Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

If you are an RTI stockholder and would like additional copies of this proxy statement or if you have questions about the proposals to be presented at the Annual Meeting, you should contact RTI’s proxy solicitation agent at the following address and telephone number:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 629-6357

Email: info@okapipartners.com

If you are an RTI stockholder and would like to request documents, please do so by July 8, 2020, in order to receive them before the Annual Meeting. If you request any documents from RTI, it will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to RTI has been supplied by RTI, and all such information relating to Montagu has been supplied by Montagu. Information provided by either sets of parties does not constitute any representation, estimate or projection of the other set of parties.

This document is a proxy statement for the Annual Meeting. RTI and Montagu have not authorized anyone to give any information or make any representation about the Contemplated Transactions Proposal, the Purchase Agreement, the Business or Montagu that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BETWEEN

RTI SURGICAL HOLDINGS, INC.

AND

ARDI BIDCO LTD.

Dated as of January 13, 2020

Specific terms in the exhibits to this Exhibit 2.1 have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit 2.1 with three asterisks [***].

A-i

A-ii

A-iii

A-iv

Exhibit

Exhibit A	Transition Services Agreement

Exhibit B	Distribution Agreement (Hardware)

Exhibit C	Reorganization Certificate

Exhibit D	Form of German Transfer Deed

Exhibit E	IP Cross License

Exhibit F	Term Sheet for Equity Investment

A-v

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of January 13, 2020, between RTI Surgical Holdings, Inc., a Delaware corporation (“Parent”), and Ardi Bidco Ltd., a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENT:

WHEREAS, Parent is the indirect owner of all of (a) the issued and outstanding membership interests (the “Interests”) of RTI OEM, LLC, a Delaware limited liability company (“RTI OEM”) and (b) the issued and outstanding shares (together with the Interests, the “Securities”) of Tutogen Medical GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (the “German Subsidiary” and, together with RTI OEM, the “Companies”);

WHEREAS, prior to the Closing, Parent will effect the Reorganization;

WHEREAS, Parent and its Subsidiaries are, among other things, and following the Reorganization the Group Companies will be, engaged in the Business;

WHEREAS, Parent desires to cause its Subsidiaries to sell to Buyer, and Buyer desires to purchase from the Subsidiaries of Parent, all of the Securities (other than the Rollover Securities), all on the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the sale of the Securities (other than the Rollover Securities), (a) Parent desires to cause its Subsidiaries to contribute to Buyer the Rollover Securities, free and clear of all Encumbrances other than those Encumbrances created by Buyer or imposed by Requirements of Law, in exchange for newly issued shares in Buyer in the amount necessary to consummate the remainder of the Rollover Transactions, which contribution is intended to qualify as an exchange described in Section 351 of the Code, (b) immediately thereafter, Parent desires to cause its Subsidiaries to contribute all of its shares in Buyer to Buyer’s direct parent (“Buyer TopCo”) in exchange for newly issued shares in Buyer Topco in the amount necessary to consummate the remainder of the Rollover Transactions, which contribution is intended to qualify as an exchange described in Section 351 of the Code, (c) immediately thereafter, Parent desires to cause its Subsidiaries to contribute all of its shares in Buyer TopCo to Buyer TopCo’s direct parent (“Buyer Aggregator”) in exchange for the Aggregator Securities, pursuant to a Contribution Agreement in form and substance mutually agreed upon by Parent and Buyer and such other necessary documents in form and substance mutually agreed upon by Parent and Buyer, which contribution is intended to qualify as an exchange described in Section 721 of the Code (together, the “Contribution Agreements”), and (d) the Persons acquiring at Closing interests in Buyer Aggregator shall execute and deliver the Limited Partnership Agreement of Buyer Aggregator on substantially the terms set forth in the Term Sheet attached as Exhibit F hereto (together with the Contribution Agreements, the “Contribution Documents”), with such changes to terms as shall be mutually agreed upon by the parties (the transactions described in this Recital, the “Rollover Transactions”);

WHEREAS, in connection with the Contemplated Transactions, concurrently with the execution and delivery of this Agreement, Montagu V L.P, Montagu V (US) L.P., Montagu V (Non-US) L.P. and Montagu V (D) L.P. have delivered to Parent a fully executed Equity Commitment Letter with respect to certain of Buyer’s obligations under this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of Buyer (“Buyer Board”) have each unanimously approved this Agreement and the acquisition of the Securities by Buyer on the terms and subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Contemplated Transactions may be deemed to constitute a sale of all or substantially all of the assets of Parent and, therefore, approval of the Contemplated Transactions by Parent’s stockholders will be sought under Section 271 of the Delaware General Corporation Law;

WHEREAS, the Parent Board has resolved that the Contemplated Transactions constitute a sale of all or substantially all of the assets and properties of RTI Surgical;

WHEREAS, the Parent Board has (a) resolved that the entry into this Agreement and the consummation of the Contemplated Transactions are expedient and for the best interests of Parent, (b) approved and adopted this Agreement and the consummation by Parent and its Subsidiaries of the Contemplated Transactions, on the terms and subject to the conditions set forth in this Agreement, subject to the Required Parent Vote, (c) recommended that the Contemplated Transactions be approved by Parent’s stockholders, and (d) directed that the Contemplated Transactions be submitted to Parent’s stockholders for approval.

WHEREAS, as inducement to Buyer to enter into this Agreement, concurrently with the execution and delivery hereof, WSHP Biologics Holdings, LLC, Camille Farhat and Jonathon Singer are each entering into a voting agreement (collectively, the “Voting Agreements”) with the Buyer, pursuant to which each such stockholder of Parent has agreed, among other things and subject to the terms thereof, to vote the stock of Parent beneficially held by such stockholder of Parent in favor of the Contemplated Transactions; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Parent and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Accounting Firm” has the meaning specified in Section 4.5(b).

“Acquisition Agreement” has the meaning specified in Section 7.6(e).

“Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Parent or any of its Subsidiaries which would result in any Person owning, directly or indirectly, twenty per cent (20%) or more of any class of equity securities of Parent or any of its Subsidiaries, (b) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, twenty per cent (20%) or more of any class of equity securities of Parent or any of its Subsidiaries, or twenty per cent (20%) or more of the consolidated total assets, measured either by book value or fair market value (including equity securities of its Subsidiaries) of Parent or (c) any combination of the foregoing having a similar effect to those described in clauses (a) and (b), provided, however, that in no event shall an Acquisition Proposal include any inquiry, offer or proposal, or any indication of interest solely with respect to the sale or other disposition or acquisition of any Subsidiary or business unit not included in the Business.

“Adjustment Amount” means (a) the Closing Date Working Capital minus $93,000,000, plus (b) the Closing Date Cash, plus (c) the DePuy Synthes Capex Amount, minus (d) the Transaction Expenses, minus (e) the Closing Date Indebtedness.

“Adjustment Report” has the meaning specified in Section 4.5(a).

“Adjustment Report Finalization Date” means the date which is forty-five (45) days after the date on which the Adjustment Report is delivered by Parent to Buyer; provided, however, that if Buyer or Buyer’s Accountant delivers a notice of exception within such forty-five (45) day period, and if any change to the Adjustment Report is agreed to by Buyer and Parent in accordance with Section 4.5, then the date on which Buyer and Parent agree in writing to such change shall be the Adjustment Report Finalization Date; provided, further, that if Parent and Buyer cannot agree upon the Adjustment Amount, then the date on which the Accounting Firm delivers its decision with respect to such dispute in accordance with Section 4.5 shall be the Adjustment Report Finalization Date.

“Adverse Recommendation Change” has the meaning specified in Section 7.6(e).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” means the power to direct the management or affairs of a Person through the ownership of more than fifty per cent (50%) of the voting equity securities of such Person.

“Aggregator Securities” means the newly issued Units (as defined in the Term Sheet attached as Exhibit F hereto, “Units”) of Buyer Aggregator, which shall (a) be the same class and series of interests, and issued at the same price (the “Unit Purchase Price”), as the interests in Buyer Aggregator that will be concurrently issued to Montagu V L.P, Montagu V (US) L.P., Montagu V (Non-US) L.P., and Montagu V (D) L.P. or their Affiliates (“Montagu”) in connection with the Closing, and (b) be an amount of Units equal to the Rollover Amount divided by the Unit Purchase Price (and which shall be subject to dilution at Closing arising out of transaction expenses of Buyer incurred in connection with the Contemplated Transactions, any additional amounts funded by Montagu in connection with the Closing, as well as incentive interests to be issued to members of management of the Business, in each case in accordance with the Term Sheet attached as Exhibit F hereto).

“Agreed Accounting Principles” means GAAP, and to the extent consistent with GAAP, applied in a manner consistent with the accounting principles, policies, procedures and methodologies applied in the preparation of the audited, consolidated financial statements of RTI Surgical and its Subsidiaries as of, and for the fiscal year ended, December 31, 2018, as included in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019, provided however, that in calculating Closing Date Working Capital, amounts shall be calculated as if ASC 606 had not yet taken effect.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Applicable Consents” has the meaning specified in Section 7.3(d).

“Appraisal” has the meaning specified in Section 8.2(f)(iii).

“Appraiser” has the meaning specified in Section 8.2(f)(iii).

“ArbnErfG” has the meaning specified in Section 5.10(g).

“Assumed Liabilities” means all Liabilities of Parent or any of its Subsidiaries (including, the Group Companies) to the extent arising from or relating to the Business, Transferred Equity Interests or the Contribution Assets, whether direct or indirect, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, or asserted or unasserted, and irrespective of whether the same shall arise prior to, on or following the Closing Date, excluding the Excluded Liabilities (for example, if a Liability exists which is 80% relating to the Business and 20% relating to Parent or any of its Subsidiaries excluding the Group Companies

(and not the Business), 80% of such Liability will be an Assumed Liability). Without limiting the generality of the foregoing, the following Liabilities (other than Excluded Liabilities) shall be included among the Assumed Liabilities:

(i) all Liabilities (A) arising under any of the Contracts that constitute Contribution Assets, including the Contracts set forth on Schedule 1.4 (“Transferred Contracts”), and with respect to any Shared Contracts, only to the extent of Buyer’s portion of the contractual Liabilities under such Shared Contracts, in each case whether arising prior to, on or after the Closing, or (B) arising under any other Contract to the extent arising out of the Business whether arising prior to, on or after the Closing (the Liabilities contemplated by clauses A and B, the “Contract Liabilities”);

(ii) all Liabilities of the Business to the extent they are reflected in the Financial Statements;

(iii) all Liabilities for Taxes (A) to the extent such Liabilities were taken into account as a liability for Taxes in Closing Date Working Capital, (B) for which Buyer is liable pursuant to Section 8.2(a) and (C) (whether assessed or unassessed) applicable to the Business or any Contribution Asset for taxable years beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (collectively, “Assumed Taxes”);

(iv) all Liabilities relating to any claim by a third party to the extent relating to the ownership or operation of the Business, the Contribution Assets or the other Assumed Liabilities;

(v) subject to Section 8.6, all Liabilities of Parent or any of its Affiliates to pay or perform pursuant to any guaranty or obligation or Encumbrance, security interest or other encumbrance on, or in respect of, any collateral of Parent or any of its Affiliates to ensure performance given or made by Parent or any of its Affiliates, in each case, to the extent related to the Business (including pursuant to any letter of credit or surety bond);

(vi) all Liabilities arising from litigation, arbitration, administrative, workers’ compensation or other Proceedings, audits, regulatory inspections, investigations or inquiries pending or threatened against the Business or the Contribution Assets, including those Proceedings listed on Schedule 5.12, and all performance obligations under any non-financial settlement obligation to the extent relating to the Business or the Contribution Assets;

(vii) the Assumed Plans along with all Liabilities under or with respect thereto;

(viii) all Liabilities relating to Business Employees except as otherwise provided in Section 8.3;

(ix) all liabilities to the extent included in Closing Date Working Capital; and

(x) all Liabilities arising from any regulatory or administrative obligation associated with products manufactured by the Business.

“Assumed Plans” has the meaning specified in Section 8.3(e).

“Assumed Taxes” has the meaning specified under the defined term “Assumed Liabilities.”

“Balance Sheet Date” means December 31, 2018.

“Base Purchase Price” means Four Hundred Ninety Million Dollars ($490,000,000).

“Business” means the business of (a) providing original equipment manufacturing (“OEM”), including the design, development and manufacture, of private label and custom biological-, metal- and polymer-based implants and instruments that are used in spine, sports medicine, plastic and reconstructive, urology, gynecology and trauma surgical procedures, and (b) processing donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using BIOCLEANSE®, TUTOPLAST® and CANCELLE® SP sterilization processes (i) as represented by Parent’s “Sports” line of business and (ii) as otherwise described in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019, in each case for clauses (a) and (b), as currently produced at Parent’s facilities in Alachua, Florida; Marquette, Michigan; Greenville, North Carolina; and the German Subsidiary’s facility in Neunkirchen, Germany. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the “Business” shall not be deemed to include the marketing, sale or direct distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine (x) as represented by Parent’s “Spine” or “International” lines of business and (y) as otherwise described in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019.

“Business Agreements” has the meaning specified in Section 5.15.

“Business Employee” means each individual who, with respect to (A) each Group Company other than the German Subsidiary both (i) is listed on Schedule1.1(c), as amended after the date hereof in accordance with Section 5.18(c), and (ii) is employed by a Group Company as of the Closing Date, and (B) the German Subsidiary, is employed by the German Subsidiary as of the Closing Date.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Aggregator” has the meaning specified in the Recitals.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or any of its respective Affiliates (including, following the Closing, the Group Companies) under this Agreement or in connection herewith.

“Buyer Board” has the meaning specified in the Recitals.

“Buyer Credit Agreement” has the meaning specified in Section 7.1(c).

“Buyer Indemnified Persons” has the meaning specified in Section 12.2.

“Buyer Related Persons” has the meaning specified in Section 11.3(c).

“Buyer TopCo” has the meaning specified in the Recitals.

“Buyer’s Accountant” has the meaning specified in Section 4.5(b).

“Cash” means, as of the date and time of determination, the aggregate amount of cash and cash equivalents (available for use in no more than ten (10) days) and marketable securities (with an original maturity of three (3) months or less), in each case calculated in accordance with the Agreed Accounting Principles and calculated on a consolidated basis; provided that “Cash” shall include all deposits in transit (including checks or drafts deposited prior to Closing but not cleared as of immediately prior to Closing) less outstanding checks, and exclude (a) restricted cash and trapped cash (including all amounts held in escrow or which are otherwise subject to an Encumbrance or held as security deposits or collateral), (b) the cost (including Taxes) of repatriating any cash held by any non-U.S. Group Company to Buyer, and (c) amounts included in Working Capital and, for the avoidance of doubt, the DePuy Synthes Capex Amount.

“CE Mark” means a marking by which a manufacturer indicates that a medical device is in conformity with the applicable requirements set out in all applicable Requirements of Law providing for its affixing.

“Certain Funds Terms” has the meaning specified in Section 7.1(c).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means that any of the following shall have occurred: (i) the review period under the DPA, commencing on the date that the CFIUS Notice is accepted by CFIUS, shall have expired and the parties shall have received written notice from CFIUS that such review has been concluded and that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions; (ii) an investigation shall have been commenced after such review period and CFIUS shall have determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and the parties shall have received written notice from CFIUS that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Contemplated Transactions shall have expired without any such action being threatened, announced or taken, or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Contemplated Transactions.

“CFIUS Notice” means a joint voluntary notice with respect to the Contemplated Transactions prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.

“CFIUS Turndown” means (a) CFIUS shall have notified the parties, orally or in writing, that CFIUS intends to send a report to the President of the United States recommending that he act to suspend or prohibit the Contemplated Transactions, and (b) the parties shall have made a determination in good faith that CFIUS Clearance is unlikely to be obtained.

“Claim Notice” has the meaning specified in Section 12.5.

“Closing” means the closing of the transfer of the Securities from Parent to Buyer in accordance with the terms and conditions of this Agreement.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Cash” means the aggregate amount of all Cash of the Group Companies, on a consolidated basis, as of the close of business on the day immediately before the Closing Date.

“Closing Date Indebtedness” means, without duplication, the sum of the aggregate amount of all (a) Indebtedness of the Group Companies, on a consolidated basis, as of immediately prior to Closing (after giving effect to the Contemplated Transactions as if they have been consummated), and (b) Assumed Liabilities to the extent that they constitute Indebtedness, in each case calculated in accordance with the Agreed Accounting Principles.

For the avoidance of doubt, Closing Date Indebtedness shall not include Indebtedness under the Credit Agreements; the Group Companies will be discharged from all Liabilities thereunder in connection with and at Closing and the Indebtedness thereunder will be paid off in connection with and at Closing.

“Closing Date Working Capital” means Working Capital as of the close of business on the day immediately before the Closing Date.

“COBRA” has the meaning specified in Section 5.16(d).

“Code” means the Internal Revenue Code of 1986.

“Companies” has the meaning specified in the first recital of this Agreement.

“Company IT Systems” means all computer and information technology systems, devices, equipment, platforms and networks, hardware, software, databases and websites used by and under the control of the Group Companies in connection with the Business.

“Competition Law” means any Requirements of Law that provide for merger control or are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement dated October 31, 2019 between Piper Jaffray & Co. (on behalf of Parent) and Montagu Private Equity SAS.

“Confidential Information of Parent” means, as of Closing, all confidential or proprietary information and data exclusively relating to the operation of Parent’s and its Subsidiaries’ retained business (following consummation of the Contemplated Transactions). Notwithstanding the foregoing, Confidential Information of Parent shall not include information or data that (a) is or becomes generally available to the public other than as a result of disclosure by Buyer or its Subsidiaries in violation of this Agreement, (b) is disclosed to Buyer or its Subsidiaries after Closing by a third party which has, or is reasonably believed by Buyer or its Subsidiaries to have, a legal right to make such disclosure without requiring Buyer or its Subsidiaries to maintain the confidentiality thereof, or (c) is independently developed by or for Buyer or its Subsidiaries after Closing, without reliance on or reference to any Confidential Information of Parent.

“Confidential Information of the Business” means, as of Closing, all confidential or proprietary information and data exclusively relating to the operation of the Business. Notwithstanding the foregoing, Confidential Information of the Business shall not include information or data that (a) is or becomes generally available to the public other than as a result of disclosure by Parent or its Subsidiaries in violation of this Agreement, (b) is disclosed to Parent or its Subsidiaries after Closing by a third party which has, or is reasonably believed by Parent or its Subsidiaries to have, a legal right to make such disclosure without requiring Parent or its Subsidiaries to maintain the confidentiality thereof, or (c) is independently developed by or for Parent or its Subsidiaries after Closing, without reliance on or reference to any Confidential Information of the Business.

“Consolidated Tax Group” means, as to any Group Company, any “affiliated group” (as defined in Section 1504(a) of the Code) that includes Parent or its Affiliates (other than the Group Companies) and one or more Group Companies, and any similar group of entities filing Tax Returns on a combined, consolidated or unitary basis that, at any time on or before the Closing Date, includes or has included Parent and such Group Company.

“Contemplated Transactions” means any and all transactions contemplated by this Agreement, the Parent Ancillary Agreements and/or the Buyer Ancillary Agreements, as the context so requires, including the Rollover Transactions.

“Continuing Employee” has the meaning specified in Section 8.3(a).

“Contract” means any written legally binding contract, agreement, arrangement, bond, note, indenture, mortgage, debt instrument, license, franchise, lease or instrument (including any amendments and other modifications thereto).

“Contract Liabilities” has the meaning specified under the defined term “Assumed Liabilities.”

“Contribution Agreements” has the meaning specified in the Recitals.

“Contribution Assets” means all of the right, title and interest in and to, as of the applicable time of the contribution, all of the assets, properties, rights and claims of Parent or its Subsidiaries that (subject to, and without limiting Section 7.3 in relation to Shared Contracts) are set forth on Schedule 1.1(c), or that are otherwise primarily used in the operation of the Business.

“Contribution Documents” has the meaning specified in the Recitals.

“Copyrights” means all copyrights and copyrightable works, , whether or not registered or published, including any “moral” rights, mask works, registered copyrights, and pending applications to register the same and corresponding rights in works of authorship.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“CP Satisfaction Letter” has the meaning specified in Section 7.1(c).

“Credit Agreements” means that certain (a) Credit Agreement, dated as of June 5, 2018, by and among RTI Surgical, Pioneer Surgical Technology, Inc. (“Pioneer”, and together with RTI Surgical, collectively the “Borrowers”), the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the other lenders party thereto (as amended by that certain First Amendment to Credit Agreement and Joinder Agreement, dated as of March 8, 2019, by and among Parent, Borrowers, the loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the other lenders party thereto, as amended by that certain Second Amendment to Credit Agreement, dated as of December 9, 2019, by and among Parent, Borrowers, the loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the other lenders party thereto and as may be further amended, amended and restated, supplemented and/or otherwise modified from time to time, and (b) Second Lien Credit Agreement, dated as of March 8, 2019, by and among RTI Surgical as borrower, the lenders party thereto from time to time and Ares Capital Corporation, as administrative agent for the other lenders party thereto, as amended, amended and restated, supplemented and/or otherwise modified from time to time.

“D&O Insurance” has the meaning specified in Section 8.5(c).

“Data Privacy Laws” means all applicable Requirements of Law and self-regulatory guidelines (including of any applicable foreign jurisdiction) concerning data security and privacy of data and information, including the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information and the adoption of all appropriate technical and organizational security measures to protect Personal Information against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, including as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Health Insurance Portability and Accountability Act (HIPAA), Health Information Technology for Economic and Clinical Health Act (HITECH), EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation 2016/679/EU (GDPR) and any and all applicable Requirements of Law relating to breach notification in connection with Personal Information.

“DePuy Synthes Capex Amount” means an amount (up to a maximum of $3,500,000) representing all capital expenditure actually paid by Parent or any of its Subsidiaries prior to delivery to Buyer of the statement pursuant Section 4.2(b) in connection with the acquisition of the new business from DePuy Snythes.

“Distribution Agreement (Hardware)” means the Manufacture and Distribution Agreement (Hardware), dated as of the Closing Date, between RTI OEM and RTI Surgical, in the form attached hereto as Exhibit B.

“Distribution Agreement (Tissue)” means the Processing and Distribution Agreement, dated as of the Closing Date, between RTI OEM and RTI Surgical, in the forms mutually agreed upon by Parent and Buyer.

“Domain Names” means all Internet domain names, website addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing and all social media accounts.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, and all regulations issued and effective thereunder.

“Employee Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA) and (ii) all other employee benefit, Employment Agreement, executive compensation, retention, severance, termination pay, salary continuation, bonus, incentive, change in control, transaction bonus, forms of equity or equity-based compensation, retirement, supplemental retirement, pension, profit sharing, deferred compensation, health or other medical, dental, vision, vacation, life, disability or any other compensation or benefit plans, contracts, programs, agreements or arrangements that are sponsored, maintained or contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any Business Employee, or with respect to which any of the Group Companies have any direct or indirect present or future liability, contingent or otherwise.

“Employment Agreement” has the meaning specified in Section 5.14(j).

“Encumbrance” means any lien, charge, security interest, encumbrance, deed of trust, right of way, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all Requirements of Law concerning pollution or the protection of the environment, natural resources, or human health and safety in respect of exposure to Hazardous Substances (including those relating to the use, generation, handling, transport, treatment, storage, disposal or Release of Hazardous Materials).

“Equity Commitment Letter” means that certain Equity Commitment Letter, dated as of the date hereof, between Montagu V L.P, Montagu V (US) L.P., Montagu V (Non-US) L.P. and Montagu V (D) L.P. and Buyer.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Group Companies, is treated as a single employer under Section 414 of the Code.

“Estimated Adjustment Amount” means (a) the Estimated Closing Date Working Capital minus $93,000,000, plus (b) the Estimated Closing Date Cash, plus (c) the DePuy Synthes Capex Amount, minus (d) the Estimated Transaction Expenses, minus (e) the Estimated Closing Date Indebtedness.

“Estimated Closing Date Cash” means Parent’s good faith estimate of the Closing Date Cash as set forth on the statement delivered pursuant to Section 4.2(b).

“Estimated Closing Date Indebtedness” means Parent’s good faith estimate of the Closing Date Indebtedness as set forth on the statement delivered pursuant to Section 4.2(b).

“Estimated Closing Date Working Capital” means Parent’s good faith estimate of the Closing Date Working Capital as set forth on the statement delivered pursuant to Section 4.2(b).

“Estimated Transaction Expenses” means Parent’s good faith estimate of the Transaction Expenses as set forth on the statement delivered pursuant to Section 4.2(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Liabilities” means (a) the following Liabilities of Parent or any of its Subsidiaries:

(i) any Liability of Parent or any of its Affiliates with respect to an Employee Benefit Plan that is not an Assumed Plan;

(ii) all retention, change in control, transaction or incentive payments, or any other similar payments, in each case, payable to any current or former employees, directors or individual service providers of any of the Group Companies which become payable or due upon and solely as a result of the consummation of the Contemplated Transactions (excluding, for the avoidance of doubt, any payment subject to a “double-trigger” requirement or otherwise contingent upon the occurrence of any subsequent event), including (x) the Continuation Payments and/or (y) any payments made or to be made pursuant to the Special Recognition Bonus Letters entered into between certain Business Employees and Parent, and the amount of the employer’s portion of any employment, payroll or social security Taxes with respect to the amounts set forth in this clause (iii) of this definition;

(iii) all Liabilities of Parent and its Subsidiaries for Taxes, including Taxes (A) (whether assessed or unassessed) applicable to the Business or any Contribution Asset or due and payable by the German Subsidiary for taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date, in each case including Taxes related to or arising as a result of the Reorganization, (B) that result from any election under Section 338 of the Code or any similar provisions of state, local or foreign law made pursuant to Section 8.2(g) and (C) imposed on a Group Company pursuant to Treas. Reg. § 1.1502-6 solely as a result of such Group Company having been a member of a Consolidated Tax Group (collectively, the “Excluded Taxes”); provided, however, that Excluded Taxes shall not include any Assumed Taxes;

(iv) all Liabilities under the Credit Agreements; and

(b) (i) any Liability or costs arising out of or resulting from the Proceedings and matters set forth on Schedule 1.1(a), including (i) attorney’s fees and fees relating to forensic and expert assistance and costs associated with cooperating with the applicable Governmental Body, responding to requests made by such Governmental Body and to subpoenas issued thereby, litigating with such Governmental Body and settling with such Governmental Body, (ii) advancement and indemnification of legal and other expenses to officers and/or directors, (iii) any penalties, disgorgement, or other liability incurred as a result of litigating or settling with such Governmental Body in connection with such Proceeding or matter, and (iv) any costs, including attorney’s fees relating to forensic and expert assistance, or Liability incurred as a result of litigation by shareholders or other stakeholders (including participants in qui tam actions), including to debt holders, arising out of or related to the same facts that are the subject of such Proceeding or matter, whether or not such Proceeding or matter results in any action by such Governmental Body.

“FDA” means the U.S. Food and Drug Administration.

“Final Allocation Schedule” has the meaning specified in Section 8.2(f)(iv).

“Financial Statements” means the Interim Financial Statements and the Historical Financial Statements.

“Fraud” means (a) with respect to Parent, a knowing misrepresentation with respect to any representation or warranty made by Parent in Article V or any certificate required by this Agreement to be delivered by Parent to Buyer at Closing, made with the express intent of inducing Buyer to enter into this Agreement (or with respect to the certificates, to consummate the Closing), and (b) with respect to Buyer, a knowing misrepresentation with respect to any representation or warranty made by Buyer in Article VI or any certificate required by this Agreement to be delivered by Buyer to Parent at Closing, made with the express intent of inducing Parent to enter into this Agreement (or with respect to the certificates, to consummate the Closing). For the avoidance of doubt, the definition of Fraud in this Agreement does not include constructive fraud or any other similar fraud based claim or theory.

“GAAP” means United States generally accepted accounting principles in effect at the date of the financial statement to which it refers.

“German Subsidiary” has the meaning specified in the Recitals.

“German Transfer Deed” means the German law governed transfer deed executed in front of a German notary public effecting the in rem transfer of the shares in the German Subsidiary substantially in the form attached as Exhibit D.

“Governmental Body” means any foreign, federal, state, local, municipal or other government, governmental authority or regulatory body or supervisory authority or self-regulatory body, including any court, tribunal, judicial body or arbitrator (public or private).

“Government Official” means any officer or employee of a Governmental Body, or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Body (including public universities and healthcare institutions) or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Order” means any ruling, order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Body.

“Governmental Permits” has the meaning specified in Section 5.7.

“Group Companies” means the Companies, Tutogen Medical (United States), Inc., a Florida corporation and RTI Donor Services, Inc., a Delaware corporation.

“Guaranties” has the meaning specified in Section 8.6.

“Hazardous Materials” means any material, substance, or waste defined as, listed, characterized, or otherwise regulated as hazardous or toxic or as a contaminant or pollutant under Environmental Laws.

“Healthcare Laws” means (a) all applicable United States and foreign, state and local healthcare laws and regulations, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and implementing regulations, the Public Health Service Act (42 U.S.C. § 201 et seq.) and implementing regulations, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Federal Civil False Claims Act (31 U.S.C. § 3729 et seq.), provisions relating to debarment from participating in any federal healthcare program under 21 U.S.C. § 335a, provisions relating to exclusion from participating in any federal healthcare program pursuant to 42 U.S.C. § 1320a-7 and the National Organ Transplant Act (42 U.S.C. 274 et seq.), and (b) all other applicable Requirements of Law relating to the research, development, testing, manufacture, handling, production, preparation, propagation, compounding, conversion, pricing, labelling, packaging, marketing, promotion, advertising, sale and distribution of a medical device, tissues and cells biological material or combination thereof.

“Held Asset” has the meaning specified in Section 7.10(a)(i).

“Historical Financial Statements” means the unaudited combined balance sheet of the Business as of December 31, 2018, and the unaudited combined consolidated statements of income of the Business for the years ended December 31, 2018 and December 31, 2017, as included in Schedule 5.4.

“HIPAA” has the meaning specified in Section 5.12(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICE” has the meaning specified in Section 5.18(e).

“Indebtedness” of any Person as of any date means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, mortgages, debentures, indentures, or other similar instruments or debt securities, (c) all reimbursement, payment or similar obligations under banker’s acceptances, letters of credit, or surety arrangements (in each case, solely to the extent drawn), (d) all capitalized finance lease obligations (recorded as such in accordance with the Agreed Accounting Principles), excluding leases classified as operating leases in the Interim Financial Statements, (e) all Liabilities of such Person for the deferred purchase price of goods or services, including any earn-out, holdback amount with respect to the acquisition of any business, property, assets or services or accounts of any Person, or similar contingent obligations (other than accounts payables incurred in the ordinary course of business) valued at the maximum amount payable with respect thereto on the date of determination, (f) all indebtedness of such Person created or arising under any factoring, conditional sale or other title retention Contract or policy with respect to property acquired by such Person (even though the rights and remedies of any lender under such Contract or policy in the event of default are limited to repossession or sale of such property, (g) to the extent not an Excluded Liability, all accrued and unpaid severance amounts for any Business Employee terminated prior to the Closing (unless re-hired by a Group Company prior to Closing in connection with the Reorganization), (h) all recourse and nonrecourse liabilities and other similar liabilities arising from any transactions related to the assignment of receivables for financing purposes, (i) all mark-to market value of the Liabilities with respect to any derivative, currency swap and hedging arrangements and similar financial instruments and Contracts, whether optional or committed, whether accrued or not, (j) all dividends or distributions of such Person which have been approved on or before the date of determination and are unpaid, (k) guarantees of such Person in connection with any indebtedness for borrowed money of a type described in clauses (a) through (k) above (other than guarantees issued by any Group Company under the Credit Agreements to the extent released prior to or concurrently with Closing), and (l) in each case with respect to clauses (a) to (k) above, together with all accrued and unpaid interest and accrued and unpaid fees thereon as of the Closing Date and all premiums, prepayment penalties and breakage costs arising from the repayment, liquidation or termination of such Indebtedness, whether or not such amount arises as of the Closing Date or thereafter pursuant to the terms thereof; provided, that Indebtedness shall not include (A) any intercompany indebtedness between or among such Person and any of its wholly-owned Subsidiaries, or (B) Liabilities to the extent considered in the calculation of Working Capital or any Excluded Liabilities.

“Indebtedness Payoff Amount” has the meaning specified in Section 4.4(m).

“Indemnification Claim” has the meaning specified in Section 12.5.

“Indemnified Party” has the meaning specified in Section 12.3.

“Indemnifying Party” has the meaning specified in Section 12.5.

“Insurance Policies” has the meaning specified in Section 5.20.

“Intellectual Property” means all worldwide rights, title and interests arising out of any intellectual property, including Copyrights, Patent Rights, Trademarks, Trade Secrets, Domain Names and all similar, or equivalent intellectual or proprietary rights anywhere in the world.

“Intellectual Property License” means (i) any grant (or covenant not to assert) by Parent or any of its Subsidiaries to another Person of any license right to or under the Owned Intellectual Property; and (ii) any grant (or covenant not to assert) by another Person to Parent or any of its Subsidiaries of any license right to or under any third Person’s Intellectual Property rights, in each case used in connection with the Business.

“Intercompany Agreements” has the meaning specified in Section 7.7(b).

“Interim Financial Statements” means the unaudited combined consolidated balance sheet of the Business as of the Interim Financial Statements Date, and the related statements of income for the nine-months then ended, included in Schedule 5.4.

“Interim Financial Statements Date” means September 30, 2019.

“Intervening Event” means a material event, development, occurrence, state of facts or change (or the magnitude thereof) that was not known to the Parent Board and was not reasonably foreseeable by the Parent Board as of or prior to the date of the execution and delivery of this Agreement, which event, development, occurrence, state of facts or change (or the magnitude thereof) becomes known to the Parent Board before the receipt of the Required Parent Vote; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (a) the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof, or (b) any change in the price or trading volume of Parent equity securities (provided that the underlying cause of such change may be taken into account in determining whether there has been an Intervening Event).

“IP Cross License” means the IP Cross License, dated as of the Closing Date, between Parent and RTI OEM in the form attached hereto as Exhibit E.

“Knowledge of Buyer” means, as to a particular matter, the current actual knowledge, as of the date hereof, of the Persons listed on Schedule 1.2.

“Knowledge of Parent” means, as to a particular matter, the current actual knowledge, as of the date hereof, of the Persons listed on Schedule 1.3.

“Leased Real Property” has the meaning specified in Section 5.9.

“Liability” means any debt, loss, damage, claim, liability, assurance, commitment or obligation (whether direct or indirect, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, known or unknown, asserted or unasserted, vested or unvested, liquidated or unliquidated, or due or to become due), whenever or however arising (whether by law, contract, tort, negligence, strict liability or otherwise), and regardless of whether such item would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“Licensed Intellectual Property” has the meaning specified in Section 5.10(b).

“Material Adverse Effect” means any change, development, condition, event, occurrence or effect that, individually or in the aggregate, (i) has had, or would reasonably be expect to have, in either case, a material adverse effect on the assets, Assumed Liabilities, results of operations or financial condition of the Group Companies, taken as a whole, or the Business, or (ii) materially impairs the ability of Parent to consummate the Contemplated Transactions; provided, however, that in the case of the foregoing clause (i) only, any adverse effect to the extent resulting from the following clauses (a) to (j) shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur if it is any change, development, condition, event, occurrence or effect to the extent arising out of, resulting from or attributable to (either alone or in combination): (a) economic conditions (or general changes after the date hereof in such conditions) in the Group Companies’ industry or industry sector, (b) political conditions generally of the United States or any other foreign jurisdictions in which the Group Companies operate, (c) the securities markets, credit markets, currency markets or other financial markets, (d) the disclosure of the Contemplated Transactions, the negotiation or execution of this Agreement or the consummation of the Contemplated Transactions, (e) changes after the date hereof in Requirements of Law, GAAP or the enforcement or interpretation thereof, (f) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with the written consent of Buyer or any of its Affiliates (to the extent granted in accordance with the terms hereof), (g) any action taken by (or at the express request of) Buyer or its Affiliates, (h) any acts of God, (i) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, or (j) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that with respect to clauses (a), (b), (c), (e), (h) and (i), such matter shall be considered to the extent that it disproportionately adversely affects the Group Companies, taken as a whole, or the Business, as compared to similarly situated participants or businesses in the industries in which the Group Companies or the Business operates.

“Non-Assignable Asset” has the meaning specified in Section 7.9(a).

“Notice Period” has the meaning set forth in Section 7.6(e).

“Omitted Asset” has the meaning specified in Section 7.10(a)(ii).

“Other Guaranties” has the meaning specified in Section 8.6.

“Outside Date” means the six-month anniversary of the date of this Agreement.

“Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by, Parent or its Subsidiaries and, in each case, used in connection with the Business.

“Owned Real Property” has the meaning specified in Section 5.8.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

“Parent Board” has the meaning specified in the Recitals.

“Parent Data” means any data or information existing as of the Closing Date of or relating to Parent or its Subsidiaries that is financial in nature or otherwise necessary for Parent and its Subsidiaries to comply with Requirements of Law.

“Parent Indemnified Persons” has the meaning specified in Section 12.3(a).

“Parent Releasor” has the meaning specified in Section 8.8.

“Parent Stockholder Meeting” shall have the meaning specified in Section 7.5(a).

“Patent Rights” means all domestic and foreign patents and patent applications, together with all continuations, continuations-in-part, divisionals, revisions, renewals, extensions, re-examinations or reissues thereof.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in accordance with applicable Requirements of Law and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) Encumbrances identified on Schedule 1.1(b), (d) other Encumbrances or imperfections on property which are not material in amount, either individually or in the aggregate, and do not materially detract from the value of or impair the existing use of the property (other than Intellectual Property) affected by such Encumbrance or imperfection, which are not being violated in any material respect (e) applicable Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real

Property or Leased Real Property, which as to the Owned Real Property are not being violated in any material respect, (f) all matters that are shown on surveys of Owned Real Property made available to Buyer, (g) Encumbrances not created by Parent or any of its Subsidiaries that affect the underlying fee interest of the Leased Real Property, and (h) prior to the Closing Date only, Encumbrances imposed in connection with the Credit Agreements.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “personal information”) provided by applicable Data Privacy Laws, or by the Company in any of its privacy policies, notices or contracts, all information that identifies or could be used to identify an individual person or device. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PHI” has the meaning specified in Section 5.12(f)(i).

“Pre-Closing Taxes” means all Liabilities of Parent and its Subsidiaries for Taxes for any pre-Closing period, including the pre-Closing portion of the Straddle Period, and any Tax imposed on a Group Company pursuant to Treas. Reg. § 1.1502-6 solely as a result of such Group company having been a member of a Consolidated Tax Group, in each case other than Taxes that are Assumed Taxes.

“Preliminary Allocation Schedule” has the meaning specified in Section 8.2(f)(ii).

“Preliminary Purchase Price” has the meaning specified in Section 4.2(a).

“Prior Companies Counsel” has the meaning specified in Section 13.16.

“Proceeding” means any action, Court Order, writ, injunction or any claim, suit, litigation, proceeding, arbitration, audit or investigation, in each case by or before any Governmental Body, or arbitration or mediation.

“Product” has the meaning specified in Section 5.13(a)(i).

“Proxy Statement” has the meaning specified in Section 7.5(a).

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Marks” has the meaning specified in Section 8.1(a).

“Pursue” means the discharge, prosecution, appeal, negotiation, resolution, settlement, compromise or other pursuit or defense of any claims in respect of the Excluded Liabilities, in whole or in part, including by litigation, arbitration, alternative dispute resolution, negotiation, settlement or compromise.

“Quality Agreements” means the one or more Quality Agreements, dated as of the Closing Date, between RTI OEM and RTI Surgical, related to the Distribution Agreement (Hardware) and Distribution Agreement (Tissue), in the forms mutually agreed upon by Parent and Buyer.

“Real Property Leases” has the meaning specified in Section 5.9.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, or discharge of a Hazardous Material into the environment.

“Released Matter” has the meaning specified in Section 8.8.

“Reorganization” means (a) the formation of one or more Subsidiaries of Parent; (b) the capital contributions, distributions, transfers and mergers of certain Subsidiaries of Parent in accordance with the steps plan attached to Schedule 1.1(c) (the “Transferred Equity Interests”); and (c) (i) the contribution by Parent or its applicable Subsidiaries of the Contribution Assets to RTI OEM and (ii) the assumption by RTI OEM, of the Assumed Liabilities.

“Reorganization Agreement” has the meaning specified in Section 7.9(a).

“Reorganization Certificate” means the certificate duly executed by an officer of Parent at Closing substantially in the form attached hereto as Exhibit C.

“Replacement Shared Contract” has the meaning specified in Section 7.3(e).

“R&W Insurance Policy” has the meaning specified in Section 12.11.

“Required Parent Vote” means (a) the affirmative vote of the holders of a majority of the outstanding shares voting together as a single class on a fully converted basis of (i) common stock, par value $0.001 per share, of Parent and (ii) Series A convertible preferred stock, par value $0.001 per share, of Parent, in each case entitled to vote thereon, in favor of the Contemplated Transactions, and (b) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series A convertible preferred stock, par value $0.001 per share, of Parent, voting separately as a class, in favor of the Contemplated Transactions.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes, regulatory guidance or ordinances enacted, adopted, in each case having the force of law, including principles of common law, or issued or promulgated by any Governmental Body.

“Revised Allocation Schedule” has the meaning specified in Section 8.2(f)(iv).

“Rollover Amount” means $10,000,000, which represents the equity value Parent or its Subsidiaries will, following the consummation of the Rollover Transactions, own in Buyer Aggregator as of immediately following the Closing (and subject to dilution as described in the definition of Aggregator Securities).

“Rollover Securities” means the Interests in the amount necessary to consummate the Rollover Transactions; provided, if US Metals LLC is formed pursuant to Section 7.8(a), “Rollover Securities” means the securities in US Metals LLC and/or in RTI OEM in the amount necessary, in the aggregate (with the proportion of securities allocated between US Metals LLC and/or in RTI OEM to be determined by Parent with the consent of Buyer (not to be unreasonably withheld, conditioned or delayed), to consummate the Rollover Transactions.

“Rollover Transactions” has the meaning specified in the Recitals.

“RTI OEM”, subject to Section 7.8, has the meaning specified in the Recitals.

“RTI Surgical” means RTI Surgical, Inc., a Delaware corporation.

“Sale of Parent” means any transaction or series of related transactions pursuant to which any Person or group of Persons, in the aggregate acquires, directly or indirectly, (a) a majority of the equity securities of Parent or the right to appoint a majority of the members of the Parent Board or (b) a majority of Parent’s assets determined on a consolidated basis, in each case whether by merger, consolidation, reorganization, combination, transfer of economic benefit or otherwise.

“Scheduled Intellectual Property” has the meaning specified in Section 5.10(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338 Election” has the meaning specified in Section 8.2(f)(i).

“Section 409A” has the meaning specified in Section 5.16(g).

“Securities” has the meaning specified in the Recitals.

“Security Incident” has the meaning specified in Section 8.1(e).

“Shared Contracts” has the meaning specified in Section 7.3(e).

“Special Indemnification Losses” means any and all Liabilities, Taxes and reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses), in each case that are due and payable; provided, however, that Special Indemnification Losses shall not include (a) lost business opportunities, lost profits, any measure of damages based on diminution in value or based on any multiple of damages, earnings, profits, cash flow or similar concept, (b) consequential, special or punitive damages, except to the extent paid to a third party, or (c) cost and expense allocation for the time employees of Buyer and its Subsidiaries devote to such matter.

“Special Recognition Bonus Letters” has the meaning specified in Schedule 5.16(a).

“SSA” has the meaning specified in Section 5.13(e).

“Steering Committee” has the meaning specified in Section 7.8(d).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any Person of which (a) such party or any other Subsidiary of such party is a general partner or managing member or (b) at least fifty per cent (50%) of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors (or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (except that for purposes of this definition of “Superior Proposal” references in the definition of “Acquisition Proposal” to “twenty per cent (20%)” shall be replaced by “fifty per cent (50%)”), that the Parent Board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person making the proposal (a) is reasonably likely to be consummated in accordance with its terms and (b) is more favorable from a financial point of view to Parent than the terms of the Contemplated Transactions as determined in good faith (after such consultation as aforesaid and after giving effect to any modifications to the Contemplated Transactions as contemplated in Section 7.6) by the Parent Board.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, social security, unemployment disability, payroll, withholding, alternative or add-on minimum, registration, environmental, escheat or unclaimed property, ad valorem, value added, transfer or excise tax, or any similar tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Body, and (b) any liability in respect of any items described in clause (a) payable by reason of transferee or successor liability, operation of Requirements of Law, or Treasury Regulation 1.1502-6 (or any similar provision of Requirements of Law).

“Tax Package” has the meaning specified in Section 8.2(b)(iv).

“Tax Return” means any return, report or similar statement required to be filed with a Governmental Body with respect to any Tax (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Fee” has the meaning specified in Section 11.3(b)(i).

“Third Party Claim” has the meaning specified in Section 12.6.

“Trade Secrets” means all trade secret rights in confidential information and other non-public or proprietary information (whether or not patentable), including ideas, compositions, know-how, concepts, methods, processes, techniques, formulae, reports, data, customer lists, mailing lists, business plans, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, proposals and technical data, business and marketing plans, market surveys and other proprietary information that are protected by Requirements of Law as a “trade secret” or other similar concept under applicable Requirements of Law.

“Trademarks” means all trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, trade styles and other identifiers indicating the business or source of good or services, other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise), and all registrations and pending applications to register, and renewals of, the foregoing anywhere in the world, and all goodwill associated with any of the foregoing.

“Transaction Agreements” means this Agreement or any related Parent Ancillary Agreement or Buyer Ancillary Agreement.

“Transaction Expenses” means, to the extent not an Excluded Liability and to the extent not fully paid prior to Closing, all (a) legal, investment banking, accounting and other advisory or similar fees and expenses incurred by any of the Group Companies in connection with the Contemplated Transactions or the preparation and negotiation of this Agreement, (b) all retention, change in control, transaction or incentive payments, or any other similar payments, in each case, payable to any current or former employees, directors or individual service providers of any of the Group Companies which become payable or due upon and solely as a result of the consummation of the Contemplated Transactions (excluding, for the avoidance of doubt, any payment subject to a “double-trigger” requirement or otherwise contingent upon the occurrence of any subsequent event), and (c) payroll, social security, unemployment or other Taxes required to be paid by or on behalf of any Group Company in connection with any of the payments in clause (b), in each case, as of the close of business on the day immediately before the Closing Date and after giving effect to the Contemplated Transactions as though they have occurred.

“Transfer Taxes” has the meaning specified in Section 8.2(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between Parent and RTI OEM in the form attached hereto as Exhibit A.

“Voting Agreements” has the meaning specified in the Recitals.

“Underwriting Lender” has the meaning specified in Section 7.1(c).

“US Biologics” means that portion of the Business that relates to the design, development and manufacture of products of the Business produced currently produced at Parent’s facilities in Alachua, Florida and Greenville, North Carolina.

“US Metals” means that portion of the Business that relates to the design, development and manufacture of products of the Business currently produced at Parent’s facilities in Marquette, Michigan.

“US Metals LLC” has the meaning specified in Section 7.8(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any comparable foreign, state, or local Requirements of Law.

“Wind Down Period” has the meaning specified in Section 8.1(a).

“Working Capital” means the current assets, excluding current deferred and income Tax assets (other than Cash) minus the current liabilities, excluding current deferred and income Tax liabilities (other than Indebtedness) of the Group Companies, in each case for the line items reflected in Schedule 1.5(a), as calculated in accordance with the Agreed Accounting Principles. Schedule 1.5(a) sets forth an illustrative calculation of the Working Capital as of the Interim Financial Statements Date.

Section 1.2. Interpretation. In this Agreement (including in any Schedules):

(a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b) “including” means “including without limitation”;

(c) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of Paris, France; the United States; or the State of New York;

(d) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including any Schedules);

(e) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(h) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear;

(i) references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement;

(j) exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(k) the word “or” shall not be exclusive;

(l) the words “made available to Buyer”, “furnished to Buyer” or “supplied to Buyer” (or any phrase of similar import) shall mean (i) uploaded to the online data site, Project Kings, hosted on Intralinks and made accessible to Buyer and its representatives within twenty-four (24) hours prior to the date hereof (and which electronic copies of such online data site, as at each of the date hereof, and the Closing Date, shall be provided to Buyer for its records as soon as reasonably practicable following the Closing) or (ii) with respect to Section 5.16(a), made available in Parent’s public filings prior to the date hereof;

(m) unless the context otherwise requires, references herein, to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and

(n) neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any item or matter in any schedule is intended to imply that such item or matter is or is not material, and no party shall use the fact of the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter described herein or included in any schedule is or is not material for purposes of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of the Securities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) Parent shall cause its Subsidiaries to sell, transfer (including by executing the German Transfer Deed), assign, convey and deliver to Buyer, free and clear of all Encumbrances other than those Encumbrances created by Buyer or imposed by Requirements of Law, and Buyer shall purchase and accept from Parent’s Subsidiaries, all of such Subsidiaries’ right, title and interest in and to the Securities (other than the Rollover Securities), and (b) Parent shall cause its Subsidiaries to contribute to Buyer the Rollover Securities, free and clear of all Encumbrances other than those Encumbrances created by Buyer or imposed by Requirements of Law.

ARTICLE III

PURCHASE PRICE

Section 3.1. Purchase Price. The purchase price for the Securities (other than the Rollover Securities) shall be equal to the Base Purchase Price, plus (or, if a negative amount, minus the absolute value of) the Adjustment Amount, minus the Rollover Amount (the Base Purchase Price, as so adjusted, the “Purchase Price”). The Purchase Price shall be paid by Buyer pursuant to Section 4.2 hereof.

ARTICLE IV

CLOSING

Section 4.1. Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Parent, but in no event later than the third (3rd) business day following satisfaction or waiver of all of the closing conditions set forth in Article IX and Article X (other than those to be satisfied at the Closing), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or remotely via the exchange of executed documents and other closing deliverables, or at such other time and place as shall be agreed upon by Buyer and Parent. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 4.2. Payment on the Closing Date.

(a) Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, (i) Buyer shall pay Parent an amount equal to the Base Purchase Price plus (or, if a negative amount, minus the absolute value of) the Estimated Adjustment Amount, minus the Rollover Amount (the “Preliminary Purchase Price”) by wire transfer of immediately available funds to the bank account or accounts specified by Parent in accordance with Section 4.2(b), and (ii) Parent shall pay, or cause to be paid, the Indebtedness Payoff Amount by wire transfer of immediately available funds to the Persons or bank accounts specified in the payoff letter delivered pursuant to Section 4.4(m).

(b) Not less than five (5) business days prior to the Closing Date, Parent shall prepare and deliver to Buyer a statement setting forth (i) the amount of the Estimated Closing Date Working Capital, (ii) the amount of the Estimated Closing Date Cash, (iii) the DePuy Synthes Capex Amount, (iv) the amount of the Estimated Transaction Expenses, (v) the amount of the Estimated Closing Date Indebtedness, (vi) Parent’s calculation of the Estimated Adjustment Amount, (vii) the amount of the Preliminary Purchase Price and (viii) the wire transfer instructions for Parent’s bank account or accounts, in each case together with any relevant materials reasonably supporting such calculations. Parent shall consider in good faith any comments proposed by Buyer to such statement within two (2) business days prior to the Closing Date.

Section 4.3. Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Parent all of the following:

(a) certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (i) the resolutions of the Buyer Board authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b) duly executed original counterparts of the German Transfer Deed;

(c) the certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer;

(d) duly executed original counterparts of the IP Cross License executed by Buyer on behalf of RTI OEM; and

(e) duly executed original counterparts of the Transition Services Agreement executed by Buyer on behalf of RTI OEM;

(f) duly executed original counterparts of the Distribution Agreement (Hardware), Distribution Agreement (Tissue) and the Quality Agreements, each executed by Buyer on behalf of RTI OEM; and

(g) duly executed original counterparts of Contribution Documents, each executed by Buyer or the Buyer Affiliate party thereto (including Montagu V L.P, Montagu V (US) L.P., Montagu V (Non-US) L.P., and Montagu V (D) L.P. or their Affiliates).

Section 4.4. Parent’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing, Parent shall deliver to Buyer all of the following:

(a) certificate of the secretary or an assistant secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the resolutions of the Parent Board authorizing the execution and performance of this Agreement, any Parent Ancillary Agreement to which Parent is a party and the Contemplated Transactions; and (ii) incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement to which Parent is a party;

(b) duly executed equity powers representing the transfer of the Securities (other than the Rollover Securities, which shall be contributed to Buyer pursuant to the Contribution Agreements);

(c) duly executed original counterparts of the German Transfer Deed;

(d) the certificate contemplated by Section 9.1, duly executed by a duly authorized officer of Parent;

(e) duly executed original counterparts of the IP Cross License executed by Parent;

(f) duly executed original counterparts of the Transition Services Agreement executed by Parent;

(g) duly executed original counterparts of the Distribution Agreement (Hardware), Distribution Agreement (Tissue) and the Quality Agreements, in each case executed by RTI Surgical;

(h) the written resignations of each of the members of the board of managers (or equivalent body) of the Group Companies in his or her capacity as such (unless otherwise notified by Buyer to Parent prior to the Closing that any such resignations are not required);

(i) a certification of non-foreign status, for purposes of Section 897 and 1445 of the Code on behalf of the Subsidiary transferring Securities pursuant to this Agreement;

(j) the Reorganization Certificate;

(k) evidence reasonably acceptable to Buyer that record title to all of the Owned Real Property has been transferred by special warranty deed (or local equivalent) to a Group Company;

(l) documentary evidence reasonably acceptable to Buyer that all Transferred Contracts (as defined below), other than Non-Assignable Assets, have been validly assigned and transferred to a Group Company;

(m) a customary payoff letter or similar documentation with respect to the debt facilities under the Credit Agreements (a draft of which shall be provided to Buyer for review no later than five (5) business days prior to the Closing Date) providing for a release of Encumbrances upon payoff at the Closing of all outstanding Indebtedness under the Credit Agreements (such aggregate amount, the “Indebtedness Payoff Amount”) in form and substance reasonably acceptable to Buyer; and

(n) duly executed original counterparts of Contribution Documents, each executed by Parent or the Parent Subsidiary party thereto.

Section 4.5. Determination of the Adjustment Amount.

(a) On or before ninety (90) days following the Closing Date, Parent shall prepare and deliver to Buyer a report (the “Adjustment Report”) setting forth Parent’s computation of (i) the Closing Date Working Capital, (ii) the Closing Date Indebtedness, (iii) the Closing Date Cash, (iv) the Transaction Expenses, and (v) the DePuy Synthes Capex Amount, in each case together with any relevant materials reasonably supporting such calculations. Buyer shall reasonably assist Parent in the preparation of the Adjustment Report and shall provide Parent reasonable access at all reasonable times to the personnel, properties, books and records as reasonably required for such purpose. The parties acknowledge that the sole purpose of the determination of the process in this Section 4.5 is to determine the final Closing Date Working Capital, final Closing Date Cash and final Closing Date Indebtedness and such process is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies in a manner inconsistent with the Agreed Accounting Principles.

(b) After delivery of the Adjustment Report to Buyer, Buyer and/or a firm of independent public accountants designated by Buyer (“Buyer’s Accountants”) will be entitled to reasonable access during normal business hours to the relevant records and working papers of Parent and its accountants (subject to execution of customary access letters) to aid in their review of the Adjustment Report. The Adjustment Report will be deemed to be accepted by Buyer and shall be conclusive for purposes of determining the Adjustment Amount except to the extent, if any, that Buyer or Buyer’s Accountants shall have delivered within thirty forty-five (45) days after the date on which the Adjustment Report is delivered to Buyer, a written notice to Parent stating each and every item to which Buyer takes exception, specifying in reasonable detail the nature and extent of any such exception and Buyer’s claimed value for any such exception (it being understood that any portion of the Adjustment Amounts that is not disputed shall be deemed final). If a change proposed by Buyer is disputed by Parent, then Buyer and Parent shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which Buyer gives Parent notice of any such proposed change, any such proposed change still remains disputed, then Parent and Buyer shall engage Alvarez & Marsal, or another independent firm of public accountants of nationally-recognized standing mutually acceptable to Parent and Buyer (the “Accounting Firm”) to resolve any remaining disputes. The Accounting Firm shall act as an expert (and not as an arbitrator) to determine, based solely on written presentations by Parent and Buyer, and not by independent review, only those issues still in dispute with respect to the Adjustment Amount, and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All determinations made by the Accounting Firm will be limited to the matters submitted to the Accounting Firm by Parent and Buyer. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the terms and provisions of this Agreement. None of Parent, Buyer or any of their respective Affiliates will seek further recourse from any Governmental Body with respect to such decision, other than to enforce the Accounting Firm’s determination. Judgment may be entered to enforce such determination in any court of competent jurisdiction. All of the fees and expenses of the Accounting Firm shall be paid by Parent and Buyer in inverse proportion as they may prevail on the disputed items resolved by the Accounting Firm, utilizing the values of such items as initially submitted by the parties to the Accounting Firm. Such proportional allocations shall be determined by the Accounting Firm at the time its determination is rendered on the disputed items.

(c) Within five (5) business days following the Adjustment Report Finalization Date, Buyer and Parent shall pay the following amounts as applicable. Any Adjustment Amount shall be paid as follows:

(i) if the Estimated Adjustment Amount equals the Adjustment Amount, no payment shall be made;

(ii) if the Estimated Adjustment Amount exceeds the Adjustment Amount, as calculated in accordance with this Section 4.5, Parent shall pay to Buyer the difference thereof, by wire transfer of immediately available funds to an account specified in writing to Parent by Buyer; and

(iii) if the Adjustment Amount, as calculated in accordance with this Section 4.5, exceeds the Estimated Adjustment Amount, Buyer shall pay to Parent the difference thereof, by wire transfer of immediately available funds to an account or accounts specified in writing to Buyer by Parent.

Section 4.6. Withholding. Buyer (and its Affiliates) shall be entitled to deduct and withhold any amount from the consideration otherwise payable pursuant to this Agreement, as Buyer (or its Affiliates) is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that such amounts that are required to be deducted and withheld, such amounts shall be timely paid over to the applicable Governmental Body and treated for all purposes of the Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth on the Schedules, Parent hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 5.1. Organization of Parent(a) . Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2. Organization; Capital Structure of the Group Companies; Power and Authority.

(a) Each Group Company is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it is incorporated or organized. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned, held under lease or operated or the nature of its activities makes such qualifications necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Group Company has the requisite organizational power and organizational authority to own or lease and operate the properties and assets owned or leased and operated by it and to carry on the Business in the manner as has been and is currently being conducted. With respect to the German Subsidiary, all facts and other documents required by applicable Requirements of Law to be filed with the competent commercial or other public register have been completely, duly and timely filed, and as of the date hereof, no registrations or applications for registration in any such register are pending.

(b) Schedule 5.2(b) sets forth for each Group Company the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the beneficial and record owner thereof, and the number or shares or membership interests, as applicable, held by such owner, as of the date hereof. As of the date hereof, Parent indirectly owns all of the Securities, free and clear of all Encumbrances, other than Permitted Encumbrances. Following completion of the Reorganization, (i) Parent will own, directly or indirectly, all of the Securities, and (ii) RTI OEM will own, directly or indirectly, all of the issued and outstanding equity interests of the Group Companies (other than the Companies), in each case free and clear of all Encumbrances other than Permitted Encumbrances. All such equity is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights or similar rights. Except for this Agreement, there are no options, warrants, calls, rights or commitments to issue or sell any shares of capital stock, equity any securities or other instruments or obligations convertible into or exchangeable for, or giving any Person any right to acquire from Parent or any of its Subsidiaries, any shares of capital stock or equity of any of the Group Companies, and no such securities or obligations are outstanding.

(c) No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding the assets of the German Subsidiary, and there are no circumstances that would require or justify the opening of or application for such proceedings. The German Subsidiary is neither illiquid (zahlungsunfähig) nor is illiquidity impending (drohende Zahlungsunfähigkeit) nor is it over-indebted (überschuldet).

(d) Following completion of the Reorganization, no Group Company will have any Subsidiaries (other than other Group Companies).

Section 5.3. Authority of Parent; Conflicts.

(a) Parent has the requisite corporate power and corporate authority to execute and deliver this Agreement and each of the Parent Ancillary Agreements to which it is a party, and, subject to receipt of the Required Parent Vote, to perform its obligations under this Agreement and each of the Parent Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and the performance of this Agreement and each of the Parent Ancillary Agreements have been duly and validly authorized by all requisite corporate action, other than the Required Parent Vote, and do not require any further authorization or consent of Parent or its stockholders. This Agreement has been duly authorized, executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject, in the case of this Agreement and each of the Parent Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights and to general equity principles.

(b) Except as set forth in Schedule 5.3 neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements by Parent or the consummation of any of the transactions contemplated hereby or thereby by Parent nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will, and, subject to the receipt of the Required Parent Vote:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default (or an event which, with or without the giving of notice or the lapse of time or both, would constitute such breach or default) or an event creating rights of acceleration, termination, amendment, cancellation, modification, vesting, or a loss of rights under, or result in the triggering of any payment by Parent or the Group Companies pursuant to, or result in the creation or imposition of any Encumbrance upon any of the Securities, any of the assets of the Group Companies or the Contribution Assets, under (1) the Certificate of Incorporation or Bylaws (or equivalent governing documents) of Parent or any of the Group Companies, (2) any of the Business Agreements, (3) any Court Order to which Parent, any of the Group Companies is a party or by which Parent, any of the Group Companies is bound, (4) any Requirements of Law affecting Parent or any of the Group Companies or (5) any Governmental Permits, other than, in the case of clauses (2), (3), (4) and (5) above, any such breaches, defaults, rights, loss of rights or Encumbrances that would not reasonably be expected to result in a Material Adverse Effect; or

(ii) assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 6.2(b), require the approval, consent, authorization or act of, or the making by Parent or any of the Group Companies of any declaration, filing or registration with, any Person, except (1) in connection, or in compliance, with the provisions of the HSR Act or similar Competition Laws in foreign jurisdictions and (2) such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole, or would not prevent the consummation of any of the transactions contemplated hereby.

(c) The Parent Board has unanimously (i) resolved that the entry into this Agreement and the consummation of the Contemplated Transactions are expedient and for the best interests of Parent, (ii) approved and adopted this Agreement and the consummation by Parent and its Subsidiaries of the Contemplated Transactions, on the terms and subject to the conditions set forth in this Agreement, subject to the Required Parent Vote, (iii) recommended that the Contemplated Transactions be approved by Parent’s stockholders, and (iv) directed that the Contemplated Transactions be submitted to Parent’s stockholders for approval.

(d) Assuming the receipt of the payoff letters contemplated by Section 4.4, the Required Parent Vote is the only vote of the holders of any class or series of capital stock or Indebtedness of Parent necessary to adopt this Agreement and to consummate the Contemplated Transactions under applicable Requirements of Law or under Parent’s certificate of incorporation or bylaws or similar constituent documents.

Section 5.4. Financial Statements. The Business is not a separately reported unit of Parent. As a result, the Financial Statements are not prepared as part of Parent’s normal reporting process. Schedule 5.4 contains true, complete and correct copies of the Financial Statements. The books and records of Parent have been prepared and maintained in accordance with GAAP as consistently applied for the relevant periods. The Financial Statements have been compiled by management of Parent from source documents of Parent, subject to the controls and procedures of Parent’s accounting systems. Except as set forth therein and except as set forth in Schedule 5.4, the Financial Statements present fairly, in all material respects, the financial position, assets and liabilities and results of operations of the Business, as of their respective dates and for the respective periods covered thereby, except as otherwise noted therein.

Section 5.5. Operations Since the Balance Sheet Date. Except as set forth in Schedule 5.5, since the Balance Sheet Date, there has been no Material Adverse Effect with respect to the Business. Except as set forth in Schedule 5.5, since the Interim Financial Statements Date through the date hereof, Parent and its Subsidiaries (including the Group Companies) have conducted the Business in all material respects in the ordinary course of business consistent with past practice and have not engaged in any activities prohibited by any of the covenants set forth in Section 7.4 (as if Section 7.4 had applied at all times since the Interim Financial Statements Date).

Section 5.6. Taxes. Except as set forth in Schedule 5.6:

(a) all income and other material Tax Returns of the Group Companies required to have been filed on or before the date hereof (taking into account extensions properly obtained) have been filed by the Group Companies and all income and other material Taxes of the Group Companies have been duly and timely paid;

(b) the Group Companies have not waived in writing any statute of limitations in respect of income Taxes of the Group Companies, other than any waivers that (i) relate to income Taxes of a Consolidated Tax Group or (ii) are no longer in effect;

(c) no Group Company is the subject or a Tax audit, examination or other proceeding with respect to any income or material Taxes of any such Group Company and no such audit, examination, suit or proceeding has been threated against or with respect to any Group Company (other than audits, examinations or other proceedings with respect to a Consolidated Tax Group that does not relate to a Group Company) and all written deficiencies asserted or assessments made as a result of any audit, examination, suit or other proceeding by a taxing authority have been paid in full;

(d) there are no liens for Taxes upon the assets of the Group Companies except liens constituting Permitted Encumbrances;

(e) all material Taxes which the Group Companies are required by Requirements of Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority or have been accrued, reserved against and entered on the books of the Group Companies;

(f) none of the Group Companies (i) has ever been a member of an affiliated, consolidated, combined or unitary group (other than the Consolidated Tax Group), (ii) does not have any liability for Taxes of another Person (other than Parent or its Affiliates) under Treasury Regulation § 1.1502-6 and (iii) is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person (other than Parent or its Affiliates), other than agreements the principal subject matter of which is not Tax;

(g) none of the Group Companies (i) has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), (ii) is a party to any “closing agreement” described in Section 7121 of the Code (or any comparable provision of state, local or foreign law) (other than any such agreement to which a Group Company is a party as a result of being a member of a Consolidated Tax Group, but which agreement does not otherwise relate to such Group Company), (iii) has requested or received any ruling with respect to Taxes that would have continuing effect on any Group Company after the Closing Date, (iv) has or has had a permanent establishment in any country other than the country of its organization, or is or has been subject to Tax in a jurisdiction outside of the country of its organization or (v) has any liability pursuant to Section 965(h) of the Code;

(h) no written claim that remains pending has been made to a Group Company by any Tax authority, in a jurisdiction where such Group Company has not filed a Tax Return, that such Group Company is or may be subject to Tax by such jurisdiction;

(i) the Group Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any taxable period ending on or before the Closing Date, including pursuant to Section 481(a) of the Code (or any analogous state, local or foreign Law), or (ii) prepaid amount received on or prior to the Closing Date;

(j) during the last three years, neither of the Group Companies has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied; and

(k) no Group Company is, or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code (or would have been a “United States real property holding corporation” if it were treated as a corporation for U.S. federal income tax purposes) at any time during the last five years.

Section 5.7. Governmental Permits. Schedule 5.7 sets forth a true, complete and correct list of all material licenses, certificates (including CE Marks), franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body held by or possessed by Parent or its Subsidiaries in respect of the Business which are required by the Requirements of Law (including Healthcare Laws) for the conduct of the Business as it is now being conducted, or which are otherwise material to the Business, taken as a whole, all of which are in full force and effect, and none of which have been withdrawn, revoked, suspended, or cancelled, nor is any such withdrawal, revocation, suspension or cancellation pending or threatened (herein collectively, “Governmental Permits”). Since January 1, 2018, each of Parent and its Subsidiaries has obtained and maintained all Governmental Permits that are necessary for it to own, lease and operate its properties and for the operation of the Business, and each of such Governmental Permits is valid, binding and in full force and effect. Each of Parent and its Subsidiaries with respect to the Business are, and have been since January 1, 2018, in compliance with all terms and conditions of the Governmental Permits, except where the failure to comply would not, individually or in the aggregate, be material to the Group Companies (after giving effect to the Reorganization). No suspension, cancellation, modification, revocation or nonrenewal of any material Governmental Permits is pending or, to the Knowledge of Parent, threatened. No material Governmental Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of Parent or any of its Subsidiaries.

Section 5.8. Owned Real Property. Schedule 5.8 sets forth (i) a true and complete description of each parcel of real property that is owned by Parent or its Subsidiaries and used by the Business (collectively, the “Owned Real Property”), and (ii) the record owner thereof as of the date hereof. The Owned Real Property is owned in fee simple, free and clear of all Encumbrances other than Permitted Encumbrances. Neither the whole nor any part of the Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Parent, no such condemnation or other taking is threatened or contemplated. There are no leases, subleases, licenses or other agreements granting to any Person the right of use or occupancy of any portion of the Owned Real Property. All improvements and building facilities and equipment located on the Owned Real Property are in good and sufficient condition for the operation of the Business conducted thereon. All of the Owned Real Property constitutes Contribution Assets.

Section 5.9. Leased Real Property. Schedule 5.9 sets forth a true and complete list of each lease or sublease (each a “Real Property Lease”) under which any of Parent or its Subsidiaries leases or subleases any real property that is used by the Business (collectively, the “Leased Real Property”), the location thereof, all lease documents, and the landlord and tenant thereunder. Parent or its Subsidiaries have valid leasehold interests in the Leased Real Property subject to a Real Property Lease, free and clear of all Encumbrances, except for Permitted Encumbrances. Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Parent, no such condemnation or other taking is threatened or contemplated. There are no leases, subleases, licenses or other agreements granting to any Person the right of use or occupancy of any portion of the Leased Real Property (except under the Real Property Leases). All improvements and building facilities and equipment located on the Leased Real Property that are the subject of any Group Company’s obligation to maintain are in good and sufficient condition for the operation of the Business conducted thereon.

Section 5.10. Intellectual Property.

(a) Schedule 5.10(a) contains a complete and accurate list as of the date hereof of all registrations and pending applications for Copyrights, Patent Rights, Trademarks and Domain Names, in each case that are owned by Parent or its Subsidiaries in respect of the Business, as currently conducted (“Scheduled Intellectual Property”).

(b) Except as disclosed in Schedule 5.10(b) or as would not reasonably be expected to result in a Material Adverse Effect, one of Parent and its Subsidiaries in respect of the Business and/or the Group Companies at the Closing will (i) solely and exclusively own the entire right, title and interest in and to the Owned Intellectual Property and (ii) have rights, pursuant to a written Intellectual Property License to use all other Intellectual Property as the same is necessary for the Business as presently conducted (“Licensed Intellectual Property”), in each as of (i) and (ii), free and clear of any Encumbrance, except for Permitted Encumbrances.

(c) Except as disclosed in Schedule 5.10(c) or as would not reasonably be expected to result in a Material Adverse Effect, to the Knowledge of Parent all Scheduled Intellectual Property is subsisting, valid and enforceable, and all Scheduled Intellectual Property that are applications to register are pending and in good standing.

(d) Except as disclosed in Schedule 5.10(d) or as would not reasonably be expected to result in a Material Adverse Effect: (i) the conduct of the Business as currently conducted by Parent and its Subsidiaries has not since January 1, 2018 and does not infringe, misappropriate or violate any third party’s Intellectual Property rights; and (ii) no claims are pending, or threatened in writing against Parent or its Subsidiaries (A) alleging that the conduct of the Business has infringed, misappropriated or otherwise violated any third party’s Intellectual Property rights or (B) challenging the ownership, validity or enforceability of any Owned Intellectual Property, in each case since January 1, 2018.

(e) Except as disclosed in Schedule 5.10(e), no Proceedings are pending or, to the Knowledge of Parent, threatened since January 1, 2018 by Parent against any third party alleging the infringement, misappropriation or violation of any Owned Intellectual Property or (ii) to the Knowledge of Parent, Licensed Intellectual Property.

(f) Except as would not reasonably be expected to result in a Material Adverse Effect, Parent and its Subsidiaries have taken commercially reasonable steps and measures designed to protect the confidentiality and value of their Trade Secrets, which are material to the conduct of the Business, as currently conducted. Except as otherwise set forth in Schedule 5.10(f), no such Trade Secret has been authorized to be disclosed or has been actually disclosed by Parent or its Subsidiaries to any former or current employee or any third Person other than pursuant to a non-disclosure agreement reasonably restricting the disclosure and use of such Trade Secret.

(g) Parent and its Subsidiaries have either executed written agreements with each of their respective former and current employees, consultants and independent contractors who contributed to the development of Owned Intellectual Property pursuant to which each such Person has: (i) agreed to hold all Trade Secrets of Parent and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable; and (ii) effectively assigned to Parent or one of its Subsidiaries all of such Person’s rights, title and interest in and to all such Owned Intellectual Property, in the course of such Person’s employment or retention thereby or otherwise own any Owned Intellectual Property developed by its former and current employees, consultants and independent contractors pursuant to the work-for-hire doctrine or by operation of law in the jurisdiction in which such Owned Intellectual Property was developed.

(h) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) Parent or one of its Subsidiaries owns or has a right to access and use pursuant to a written agreement all Company IT Systems used in connection with the Business as currently conducted, and (ii) to the Knowledge of the Company, the Company IT Systems: (A) are sufficient for, and operate and perform in accordance with any applicable written documentation in all material respects as required in connection with, the operation of the Business as currently conducted; and (B) do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects in each case that would materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation or enable or assist any Person to access without authorization any Company IT Systems.

(i) No government funding and no facilities of a university, college, other or educational institution were used in the development of any Owned Intellectual Property where, as a result of such funding or the use of such facilities, such entity has any right, title or interest in such Owned Intellectual Property. To the Knowledge of the Company, no Owned Intellectual Property was conceived by any former or current employee, consultant or independent contractor of Parent or any of its Subsidiaries who is or was a member of the faculty or staff of a university, college, other educational institution or research center (each an, “Institution”) in the course of his or her Institution responsibilities and during the same period of time which such employee, consultant or independent contractor was also performing services for Parent or its Subsidiaries.

(j) As regards any Owned Intellectual Property created in relation to the German Subsidiary, the rules under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz – “ArbnErfG”) have been observed and all remuneration to persons entitled to any compensation under the ArbnErfG or agreements with employees entered into under the ArbnErfG have been paid.

Section 5.11. Sufficiency of Assets; Condition of Assets.

Except as set forth in Schedule 5.11, at the Closing (taking into account the effects of the Closing), (a) taking into account the Buyer Ancillary Agreements and the Parent Ancillary Agreements (and assuming full compliance therewith), and (b) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b)(ii) and the consummation of the Reorganization, Buyer and the Group Companies will own or have the right to use (including by means of right to use pursuant to licenses or other Contracts), and have good and valid title to or a valid leasehold interest in or right to use, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets, properties and rights owned, leased or otherwise held for use by Parent or its Subsidiaries, including Governmental Permits, which are necessary and sufficient to operate and conduct the Business in substantially the same manner in which the Business is currently conducted as of the date hereof, and has been conducted by Parent and its Subsidiaries for the twelve (12) months prior to the Closing. All tangible properties and assets owned or leased by Parent or its Subsidiaries with respect to the Business are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

Section 5.12. No Violation, Litigation or Regulatory Action; Privacy.

(a) Except as set forth in Schedule 5.12:

(i) Parent and its Subsidiaries, with respect to the Business are, and since January 1, 2018, have been, in compliance with all applicable Requirements of Law of any Governmental Body having jurisdiction over the Business, including Healthcare Laws, Data Privacy Laws and Court Orders in respect of the Business, other than (A) those instances of noncompliance which have not and would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole and (B) matters relating to Taxes or to data privacy, including the Health Insurance Portability and Accountability Act and its implementing regulations (“HIPAA”) or to environmental matters, Hazardous Materials or compliance with Environmental Laws, all representations and warranties with respect to which are the subject of Sections 5.6, 5.12(b)–(e) and 5.17, respectively;

(ii) as of the date hereof, there is no, and since January 1, 2018, there has not been a, Proceeding pending or, to the Knowledge of Parent, threatened (A) against Parent or any of its Subsidiaries, in each case, in respect of the Business or any of its properties, operations, or assets, or (B) to the Knowledge of Parent, against any of its equityholders, directors, or officers, in each case, which would reasonably be expected to result in a material liability to the Business, taken as a whole, or result in the imposition of any equitable relief material to the Business. Neither Parent, nor any of its Subsidiaries nor the Business, is subject to any material Court Order; and

(iii) since January 1, 2018, no notice, claim, action, charge, Proceeding, or assertion has been received by Parent or its Subsidiaries or has been filed, commenced, brought, initiated or, to Knowledge of Parent, threatened against Parent or any Subsidiary in each case, in respect of the Business, which would, individually or in the aggregate, reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole, since January 1, 2018, Parent and its Subsidiaries and, to the Knowledge of Parent, any Person acting for or on Parent’s or its Subsidiaries’ behalf have at all times complied with (i) all Data Privacy Laws, (ii) all of Parent’s and its Subsidiaries’ applicable policies and notices regarding Personal Information, and (iii) all of Parent’s and its Subsidiaries’ contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Since January 1, 2018, Parent and its Subsidiaries, in respect of the Business, have implemented and maintained adequate policies and systems to respond to requests from individuals concerning their Personal Information as and to the extent required by Data Privacy Laws. Parent and its Subsidiaries have not received any written notice of any claims (including notice from third parties acting on its behalf) of, or been charged with, the violation of any Data Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information. To the Knowledge of Parent, there are no facts or circumstances that could form the basis of any such notice or claim. None of Parent’s or its Subsidiaries’ privacy policies or notices have contained any material omissions or been misleading or deceptive.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole, since January 1, 2018, Parent and its Subsidiaries, in respect of the Business, have (i) implemented and complied with policies, procedures and safeguards, each of which are at least consistent with practices as compared to similarly situated and sized participants in the industries in which the Business operates and in compliance with Data Privacy Laws, to (A) protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure and (B) periodically destruct Personal Information which no longer serves a legitimate business purpose (to the extent not prohibited by applicable Requirements of Law or any privacy policies or contractual commitments of Parent and its Subsidiaries); (ii) ensured that all third parties who process, store or otherwise handle Personal Information for or on behalf of Parent or its Subsidiaries have agreed to comply with Data Privacy Laws and taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure; and (iii) to the Knowledge of Parent, any third party who has provided Personal Information to the Company has done so in compliance with Data Privacy Laws, including providing any notice and obtaining any consent required.

(d) Except as set forth in Schedule 5.12(d) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2018, none of Parent or any of its Subsidiaries, in respect of the Business, has: (i) to the Knowledge of Parent, experienced any data security breach, security incidents, misuse of or unauthorized access to or unauthorized disclosure of any Personal Information in the possession or control of Parent or its Subsidiaries or processed by or on behalf of Parent or its Subsidiaries and Parent or its Subsidiaries have not provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information or (ii) received written notice alleging the occurrence of any data security breach that would reasonably be expected to result in a material liability to the Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2018, Parent and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. Parent and its Subsidiaries have conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material privacy or data security issues or vulnerabilities identified. Neither Parent nor its Subsidiaries, nor any third party acting at the direction or authorization of Parent or its Subsidiaries have paid (x) any perpetrator of any data breach incident or cyber-attack or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(e) The execution, delivery and performance of this Agreement materially complies with all Data Privacy Laws and with the privacy policies and applicable contractual obligations of Parent and its Subsidiaries.

(f) To the extent Parent or its Subsidiaries are regulated by HIPAA, since January 1, 2018, other than which have not and would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole:

(i) Parent and its Subsidiaries’ creation, receipt, maintenance, transmission, use, disclosure, and disposal (collectively referred to in this Section as “Use and Disclosure”) of Protected Health Information as such term is defined at 45 C.F.R. § 160.103 (“PHI”) has complied, and complies, with HIPAA. Parent and its Subsidiaries have all authorizations required by HIPAA for Use and Disclosure of the PHI in connection with the operation of Parent and its Subsidiaries. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Buyer’s or Parent and its Subsidiaries’ Use or Disclosure of PHI in the continued conduct of the Business as it has been operated by the Parent and its Subsidiaries, will result in any violation any authorizations or agreements that apply to Parent and its Subsidiaries’ Use or Disclosure of PHI;

(ii) Parent and its Subsidiaries have entered into an agreement that addresses the provisions for business associate agreements required by 45 C.F.R. § 164.504(e) or § 164.314(a), with the applicable third party in each instance where (i) Parent or its Subsidiaries act as a business associate (as defined in 45 C.F.R. § 160.103) to that third party or (ii) that third party acts as a business associate or business associate subcontractor to Parent or its Subsidiaries, in each case as required by, and in conformity with, HIPAA;

(iii) employees of Parent or its Subsidiaries who have access to PHI have received documented HIPAA training;

(iv) Parent and its Subsidiaries have adopted, and complied with, written policies and procedures that govern Parent and its Subsidiaries’ Use and Disclosure of PHI, and those policies and procedures materially comply with HIPAA. To the extent required by HIPAA, Parent and its Subsidiaries have provided individuals with a Notice of Privacy Practices in accordance with HIPAA and have complied with such Notice of Privacy Practices;

(v) Parent and its Subsidiaries have performed a security risk analysis no less frequently than annually that meets the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A) and Parent and its Subsidiaries have addressed and remediated, in all material respects, all threats and deficiencies identified in every security risk analysis;

(vi) there has been no Breach of Unsecured PHI, as term is defined by 45 C.F.R. § 164.402, involving any PHI owned, used, stored, received, or controlled by or on behalf of Parent or its Subsidiaries; and

(vii) to the Knowledge of Parent and its Subsidiaries, with regard to Parent and its Subsidiaries’ Use and Disclosure of PHI, neither Parent nor its Subsidiaries (i) are under investigation by any Governmental Body; (ii) have received any notices or audit requests from a Governmental Body; (iii) are subject to any injunction, judgment, order, decree, ruling, or charge, nor is any such injunction, judgment, order, decree, ruling, or charge pending or threatened; or (iv) have received any written complaints from individuals or organizations.

Section 5.13. Regulatory Compliance; FDA.

(a) Except as set forth in Schedule 5.13(a):

(i) as to each product subject to the Healthcare Laws that is developed, manufactured, manufactured for, tested, distributed and/or marketed by Parent or any of its Subsidiaries in respect of the Business (a “Product”), each such Product is being developed, manufactured, manufactured for, labeled, tested, distributed and/or marketed in substantial compliance with all applicable requirements under the Healthcare Laws, including those relating to investigational use, approval, or premarket clearance to market a Product, current good manufacturing practices, labeling and Quality System Regulation (QSR), consistent with 21 C.F.R. Parts 820 and 1271, advertising, promotion, continuing medical education, record keeping, training, medical device reporting, adverse event reporting, filing of other reports and security, except for failures that would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect, taken as a whole; and

(ii) Since January 1, 2018, Parent or any of its Subsidiaries have not received any written, or to the Knowledge of Parent or any of its Subsidiaries, oral notice or other communication from the FDA or any other Governmental Body (i) contesting the premarket clearance or approval of, or HCT/P determination of, the uses of or the labeling and promotion of any Product or (ii) otherwise alleging any violation applicable to any Product of the Healthcare Laws in respect of the Business.

(b) Except as set forth in the Schedule 5.13(b):

(i) since January 1, 2018, neither Parent nor any of its Subsidiaries have received any written or, to the Knowledge of Parent, oral notice or communication that the FDA or any other Governmental Body outside the United States has (A) commenced, or threatened to initiate, any action to withdraw its approval or clearance of any Product, (B) requested the recall, withdrawal, suspension, seizure or discontinuance of any Product, (C) commenced, or threatened to initiate, any action to enjoin the production of any Product or the operations of Parent or any of its Subsidiaries in respect of the Business, or (D) commenced, or threatened to initiate, any criminal action or proceeding against Parent or any of its Subsidiaries or any of their respective officers, employees, or agents.

(ii) to the Knowledge of Parent, since January 1, 2018 and in respect of the Business, neither Parent nor any of its Subsidiaries have made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA Compliance Policy Guide 120.100, or its policy on “Health Fraud—Factors in Considering Regulatory Action,” set forth in FDA Compliance Policy Guide 120.500 or any similar policies.

(iii) to the Knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the current activities or operations of Parent or any of its Subsidiaries other than which would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(c) Since January 1, 2018, except as set forth in Schedule 5.13(c), no director or officer of Parent or any of its Subsidiaries, and, to the Knowledge of Parent, no employee of Parent or any of its Subsidiaries have ever been convicted of a felony under any Requirements of law for conduct relating to the development, testing or approval of any drug product or device, including the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application, or biologics license application.

(d) Except as set forth in Schedule 5.13(d), since January 1, 2018, to the Knowledge of Parent, neither the FDA nor any other regulatory authority has issued any Warning Letter, Untitled Letter, Notice of Violation, enforcement proceeding, or other correspondence stating or suggesting that Parent or any of its Subsidiaries has violated any Requirements of Law in respect of the Business in any material respect.

(e) In respect of the Business, neither Parent nor any of its Subsidiaries, nor any officer, director, managing employee, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii), (i) is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Body concerning compliance with Healthcare Laws, (ii) since January 1, 2018, has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Healthcare Laws, (iii) since January 1, 2018, has been debarred, excluded or suspended from participation in any Healthcare Laws, (iv) since January 1, 2018, has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSA”), (v) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, (vi) to the Knowledge of Parent, is the target or subject of any current or potential investigation relating to any Healthcare Law related offense, or (vii) since January 1, 2018, has engaged in any activity that is in violation of, is cause for civil or criminal penalties, mandatory or permissive exclusion from any Healthcare Law related program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.) and any analogous state statutes, the anti-fraud and related provisions of HIPAA or related regulations, or any other Requirements of Law that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients.

(f) Since January 1, 2018, no person has filed or, to the Knowledge of Parent, has threatened to file against Parent or any of its Subsidiaries any action relating to Parent or any of its Subsidiaries under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), in respect of the Business.

(g) To the extent that Parent and its Subsidiaries provide to customers or others reimbursement coding or billing advice regarding products offered for sale by the Business and procedures related thereto, such advice is, in all material respects, (i) true, complete and correct; (ii) in compliance with Medicare and other Healthcare Laws, (iii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the current International Classification of Disease Clinical Modification and other applicable coding systems, (iv) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines, and (v) has been independently verified and supports accurate claims for reimbursement by federal, state and commercial payers. Neither Parent nor any of its Subsidiaries directly or indirectly invoice or otherwise charge any Governmental or non-Governmental Body payer for their Products or any related services.

(h) Parent on behalf of its Subsidiaries has adopted a code of ethics and has an operational healthcare compliance program, covering the seven elements of an effective compliance program described in Compliance Program Guidance published by the Office of Inspector General Health and Human Services Department, which governs all employees and independent contractors including sales representatives and their interactions with their OEM, physician and hospital customers and contractors.

(i) All agreements or other arrangements between Parent and its Subsidiaries and any physician or other healthcare professional for services are in writing, describe bona fide services required by Parent and its Subsidiaries as the case may be, and provide for compensation that is no more than fair market value for such services determined as of the date such agreement was entered into with such physician.

(j) To the Knowledge of Parent, in respect of the Business, there is no investigation or other inquiry by any Governmental Body with respect to its business structure or practices or its status as a vendor/supplier to participants under any Healthcare Law or related program, including Medicare and Medicaid. Parent has no known or reasonably expected direct or indirect liabilities under any Healthcare Law or related program. Since January 1, 2018, Parent and its Subsidiaries have complied in all material respects with any and all Healthcare Laws and Requirements of Law or bans or restrictions with respect to payments or transfers of value to physicians or other referral sources including the Physician Payments Sunshine Act (42 CFR 403.900 et seq.), in each case in respect of the Business.

Section 5.14. Contracts. Except as set forth in Schedule5.14, neither Parent nor its Subsidiaries, with respect to the Business, is a party to, and following completion of the Reorganization, no Group Company will be party to:

(a) any Contract (excluding statements of work and purchase orders) for goods (including supplies, components or equipment) or services that provide for payment by the Business of more than $250,000 during the twelve months immediately preceding December 31, 2019;

(b) since January 1, 2017, any Contract for the purchase or sale of substantially all of the assets or stock of any business, by merger, purchase, business combination or otherwise with respect to the Business (other than this Agreement);

(c) any lease or agreement under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than Real Property Leases) owned by any Person, except for any lease or agreement under which the aggregate annual payments do not exceed $100,000;

(d) any Contract related to any single or series of related capital expenditures by the Business, which involve the future payment of more than $250,000;

(e) any Contract for the sale by the Business of any services or products of the Business with any of the Business’s top twenty (20) OEM customers, on a consolidated basis, as determined by net sales for the year ended December 31, 2019;

(f) any partnership, joint venture or other similar agreement or arrangement material to the Business, taken as a whole;

(g) any Contract containing “requirements” provisions or other provisions obligating the Business to purchase or obtain a minimum or specified amount of any product or service from any Person business (except for such agreements which shall not apply to the Group Companies upon the Closing);

(h) any Contract granting to any third party any (i) exclusive license, exclusive supply, exclusive distribution or other similar exclusive rights, (ii) “most favored nation” or similar preferential rights, (iii) rights of first refusal, rights of first negotiation or similar rights, or (iv) other preferential rights to purchase any of the Business’ material assets or properties (which Contracts shall be identified with an asterisk on Schedule5.14);

(i) any agreement that is material to the Business, taken as a whole, containing any covenant or provision limiting or prohibiting, or that purports to limit or restrict the Business from (i) engaging in any market or line or type of business or in any geographical area or during any time period, (ii) hiring or soliciting for hire any Persons, or (iii) otherwise engaging in any aspect of its business (in each case, except for such agreements which shall not apply to the Group Companies upon the Closing);

(j) any Contract for the employment of any officer, individual employee or other person providing for fixed compensation in excess of $200,000 per annum (each, an “Employment Agreement”);

(k) any Contract with any Governmental Body that is material to the Business;

(l) any Contract that provides for (i) the indemnification by any of Parent or its Subsidiaries with respect to the Business of any Person outside the ordinary course of business, or (ii) the assumption of any Liabilities of any Person;

(m) any Contract with the Business’s top ten (10) distributors on a consolidated basis, as determined by net revenue of the Business for the year ended December 31, 2019;

(n) other than in connection with the Reorganization, any Contracts for the making of any loan, capital contribution or other investment in any Person;

(o) any hedging, futures, options or other derivative Contract;

(p) other than in connection with the Reorganization, any Contract for (i) the purchase of any debt or equity security or other ownership interest of any Person, or (ii) the issuance of any debt or equity security or other ownership interest (or convertible or exchangeable for any debt or equity security or other ownership interest) of a Group Company;

(q) any Contract relating to settlement of any administrative or judicial proceedings within the past three (3) years;

(r) any loan or credit agreements, indentures, notes or other Contracts or instruments evidencing Indebtedness of the Business; and

(s) any Contract containing an Intellectual Property License (other than (A) any non-exclusive license to off-the-shelf software or software-as-a-service offerings commercially available on standard and non-negotiable commercial terms and (B) non-exclusive licenses granted to customers, vendors, distributors, reseller and agents in the ordinary course of business) that has an annual fee in excess of $100,000.

Section 5.15. Status of Contracts. Except as set forth in Schedule 5.15, each Contract listed in Schedules 5.9 and 5.14 (collectively, the “Business Agreements”) is in full force and effect, and is a legal, valid and binding agreement. Neither Parent nor its Subsidiaries are in, or, to the Knowledge of Parent, any other party to a Business Agreement is in, breach or default under any of the Business Agreements, nor, to the Knowledge of Parent, is alleged to be in, breach or default under any of the Business Agreements, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Business. No party to a Business Agreement has, or to the Knowledge of Parent intends to, materially modify, cancel, or otherwise terminate, or given notice of its intention to materially modify, cancel or otherwise terminate any Business Agreement. Parent has made available to Buyer in all material respects true, complete and correct copies of all Business Agreements (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 5.16. Employee Benefit Plans.

(a) Each material Employee Benefit Plan is listed on Schedule 5.16(a). With respect to each Assumed Plan, copies of each of the following documents, as applicable, have been provided or made available to Buyer: (i) a copy of the most recent plan document, including all amendments thereto and any related trust documents, insurance contracts or other funding arrangements; (ii) a copy of the most recent summary plan description and any current summary of material modifications, (iii) a copy of the three most recently filed annual reports (Form 5500s) and all schedules thereto, (iv) the most recent determination, advisory or opinion letter received from the Internal Revenue Service, and the most recent non-discrimination testing results, and (v) copies of any material communication within the past three (3) years with any Governmental Body with respect to such Employee Benefit Plan. With respect to each material Employee Benefit Plan other than an Assumed Plan, a copy of the most recent plan document or a summary thereof has been provided or made available to Buyer.

(b) Each Employee Benefit Plan has been established, maintained and operated in accordance with its terms in all material respects and with the applicable requirements of the Code, ERISA and all other applicable Requirements of Law. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan, and, to the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, premiums and other payments under or in connection with each Employee Benefit Plan required to have been made under the terms of such Employee Benefit Plan or pursuant to ERISA, the Code or other applicable Requirements of Law on or prior to the date hereof have been timely made, and all such required contributions following the date hereof but on or prior to the Closing Date have been properly accrued and reflected on the most recent Financial Statements, based on actuarial assumptions and valuations according to local Requirements of Law.

(c) No Employee Benefit Plan is, and no Group Company has or in the past six years has had any obligation to contribute to, a multiemployer plan (as defined in ERISA Section 4001(a)(3)) or a plan that is or was otherwise subject to Title IV of ERISA, and no Group Company would otherwise reasonably be expected to have any liability with respect to any multiemployer plan or plan subject to Title IV of ERISA that is or was maintained or contributed to by any ERISA Affiliates.

(d) No Employee Benefit Plan provides life or health insurance benefits to former or retired employees of any of the Group Companies, and no Group Company has any liability or obligation to provide life or health benefits to former or retired employees, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or similar state laws which require limited continuation of coverage for such benefits (“COBRA”) or during any period in which a terminated employee is entitled to receive severance benefits.

(e) Except as set forth in Schedule 5.16(e), with respect to each Employee Benefit Plan, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, director or individual service provider of any of the Group Companies, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director or individual service provider of any of the Group Companies, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits payable to any current or former employee, director or individual service provider of any of the Group Companies, (iv) limit the right to merge, amend or terminate any Employee Benefit Plan (except any limitations imposed by applicable Requirements of Law, if any), or (v) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any other amount that would not be deductible by the Group Companies under Section 280G of the Code.

(f) With respect to each Assumed Plan, (i) no Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of Parent, are threatened against such Assumed Plan, the assets of any of the trusts under such Assumed Plan or the plan sponsor with respect to the operation thereof, and (ii) to the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to give rise to any such Proceedings.

(g) Each Employee Benefit Plan which is a nonqualified deferred compensation plan subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in compliance with Section 409A in all material respects. None of the Group Companies has any obligation to gross up or reimburse any current or former employee, director or individual service provider of any of the Group Companies for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 5.17. Environmental Matters.

(a) Except as set forth in Schedule 5.17, or as would not reasonably be expected to result in material liabilities to Parent or its Subsidiaries (in respect of the Business):

(i) since January 1, 2018, Parent and its Subsidiaries in respect of the Business have complied in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying with all licenses, permits, registrations, approvals and other authorizations issued by a Governmental Body that are required under Environmental Laws to conduct the Business;

(ii) neither Parent nor any of its Subsidiaries in respect of the Business has received any written notice from any Governmental Body, and there are no Proceedings pending (with respect to which Parent or its Subsidiaries in respect of the Business has been served or notified) or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries in respect of the Business, asserting a violation of or any liability under any Environmental Law, which remains unresolved;

(iii) there has been no Release of any Hazardous Material by the Business at any Leased Real Property or any Owned Real Property, or to the Knowledge of Parent, at any former property owned or operated by Parent or its Subsidiaries in respect of the Business or at any third party disposal location, in each case in a manner that would reasonably be expected to result in liability to the Business under any Environmental Laws; and

(iv) Neither Parent nor its Subsidiaries in respect of the Business is subject to any outstanding judgment, order or decree of any Governmental Body issued under Environmental Laws with respect to which either Parent of its Subsidiaries has any on-going material obligations. Neither Parent nor its Subsidiaries has agreed to indemnify or assumed by Contract the liability of any third party arising under Environmental Law (other than ordinary course lease provisions).

(b) Parent has made available to Buyer true and complete copies of all material written environmental reports, audits, assessments, liability analyses, and studies in the possession of, or conducted by, Parent or its Subsidiaries with respect to compliance or liabilities of the Business under Environmental Law.

Section 5.18. Employee Relations and Agreements.

(a) Other than the German Subsidiary, none of Parent or its Subsidiaries (i) is a party to, bound by, or is negotiating any labor contract or collective bargaining agreement or (ii) has recognized any labor union or other labor organization as the representative of any Business Employees for purposes of collective bargaining. Since January 1, 2017, there have been no pending or, to the Knowledge of Parent, threatened work stoppages, strikes, slowdowns, pickets, lockouts, or other labor disputes involving any Business Employees or former employees of Parent or any of its Subsidiaries. Except as set forth on Schedule 5.18(a) and except with respect to the German

Subsidiary, to the Knowledge of Parent, since January 1, 2017, no union or other labor organization has attempted to organize any Business Employees.

(b) With respect to the German Subsidiary, a copy of all most recent collective bargaining agreements, works agreements (Betriebsvereinbarungen), informal arrangements with the works council (Regelungsabreden), general commitments (Gesamtzusagen) and a summary of all operational practices (betriebliche Übungen) applicable to Business Employees of the German Subsidiary, including all amendments thereto, have been made available to Buyer. The works council established at the German Subsidiary has been informed and consulted with respect to the Contemplated Transactions in accordance with the Requirements of Law.

(c) Schedule 5.18(c) sets forth a list, as of the date hereof, of (i) all Business Employees by ID number (to be supplemented with names upon the Closing), with the name of the employing company of each and the country and state in which the employee primarily works; (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any target bonus of each such person; (iii) the full-time or part-time status of each such person, and (iv) the exempt or non-exempt classification of such person for purposes of overtime under the Fair Labor Standards Act and any other comparable Requirements of Law. Parent shall provide Buyer with an updated Schedule 5.18(c), dated as of a date not earlier than five (5) business days prior to the Closing Date, updated solely to reflect any terminations of employment after the date of this Agreement and any new Business Employees who are hired after the date of this Agreement, in each case, subject to Section 7.4(b)(iv).

(d) All individuals who perform or have performed services for Parent or any of its Subsidiaries with respect to the Business have been properly classified under applicable Requirements of Law as (i) employees or independent contractors, to the extent applicable, and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and state Requirements of Law), no such individual has been improperly included or excluded from any employee benefit plan, and neither Parent nor any of its Subsidiaries is on notice of any pending or, to the Knowledge of Parent, threatened inquiry or audit from any Governmental Body concerning any such classifications.

(e) The Business Employees who work in the United States are legally authorized and have appropriate documentation to work in the United States. Neither Parent nor any of its Subsidiaries has ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has ever received a “no match” notice from ICE, the Social Security Administration, or the Internal Revenue Service.

(f) Since January 1, 2018, neither Parent, nor any of its Subsidiaries, nor any of their respective officers or directors in their individual capacities, have settled or otherwise concluded any claim, action, suit, proceeding, or governmental investigation relating to sexual misconduct or harassment, discrimination, retaliation, or similar claims (or a pattern thereof) involving one or more current or former directors, officers or employees of Parent or any of its Subsidiaries. Except as set forth on Schedule 5.18(f), there is no such claim, action, suit, proceeding, or governmental investigation currently pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

(g) Parent and its Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all Requirements of Law relating to employment (including leased employees and freelancers/consultants) with respect to the Business, including wages, hours, employee classification, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, unemployment compensation, worker’s compensation, retaliation, and employment discrimination. Except as set forth on Schedule 5.18(g), there are no Proceedings against Parent or any of its Subsidiaries pending, or to the Knowledge of Parent, threatened by any party or Governmental Body with respect to any Requirements of Law relating to employment or other engagement of labor.

(h) There has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to Parent or any of its Subsidiaries within the six (6) months prior to the date hereof.

(i) Except with respect to the German Subsidiary, the execution and delivery by Parent of this Agreement and the performance by Parent of this Agreement does not require Parent or any of its Subsidiaries to seek or obtain any consent, engage in consultation with, issue any notice to, or make any filing with (as applicable) any employee of Parent or any of its Subsidiaries or any representatives, labor unions, works councils, or similar organizations representing any employee of Parent or any of its Subsidiaries, or any Governmental Body, with respect to any employee of Parent or any of its Subsidiaries.

Section 5.19. No Undisclosed Liabilities. Except for (a) the Transaction Expenses, (b) liabilities set forth in the unaudited combined consolidated balance sheet of the Business as of the Interim Financial Statements Date or incurred in the ordinary course of business since the Interim Financial Statement Date, or (c) liabilities set forth in Schedule 1.1(a) or in any other Schedule hereto, the Business has not incurred any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected or reserved against in a balance sheet of the Business prepared in accordance with GAAP consistently applied by Parent.

Section 5.20. Insurance. Schedule 5.20 sets forth a true, complete and correct copies list of all casualty, directors and officers liability, general liability and all other types of insurance policies maintained by Parent or its Affiliates providing coverage with respect to the Business (the “Insurance Policies”). All Insurance Policies are, as of the date hereof, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid in full and there are no outstanding claims under any Insurance Policy or defaults with respect to provisions in any such Insurance Policy. No notice of cancellation or termination, in whole or in part, has been received by Parent or its Affiliates with respect to any such Insurance Policy. Loss runs for all Insurance Policies relating to periods since January  1, 2018, have been made available to Buyer.

Section 5.21. Affiliate Transactions. Except as set forth on Schedule 5.21, and other than the ownership and operation by Parent and its Subsidiaries of the Business prior to the Closing, neither Parent nor its Affiliates, nor any current or former officer, director or employee of Parent or its Subsidiaries, (a) is, or has been, a party to any Contract or business arrangement or has a financial interest in any transaction with a Group Company with respect to the Business, other than (i) expenses reimbursement, loans and other extensions of credit to current or former employees, directors and officers for travel, business or relocation expenses or other employment-related purposes in the ordinary course of business, (ii) employment related arrangements and (iii) Employee Benefit Plans, or (b) has any financial interest in any asset or property owned by or used or held for use in the Business, or (c) to the Knowledge of Parent, owns, directly or indirectly, any interest in any counterparty to any Material Contract. Each Contract and agreement set forth in Schedule 5.21 is on commercially reasonable terms no more favorable to such party than what any third party, acting reasonably, negotiating on an arms-length basis would agree.

Section 5.22. No Brokers. Except as set forth on Schedule 5.22, neither Parent nor any Person acting on its behalf has paid or become obligated to pay any fee or commission or like payment to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.23. Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. Since January 1, 2015, neither Parent or its Subsidiaries in respect of the Business, nor any of their respective Affiliates, officers, directors, employees, agents, or any other Person acting for or on behalf of Parent or its Subsidiaries in respect of the Business, has, directly or indirectly, in violation of any Requirement of Law in any material respect, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person,

(iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records; or (f) otherwise violated any material provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Requirements of Law relating to corruption, bribery, or money laundering. Since January 1, 2015, neither Parent nor its Subsidiaries in respect of the Business have made any voluntary disclosure to any Governmental Body relating to corruption, bribery, or money laundering; been, to the Knowledge of Parent, the subject of any investigation or inquiry regarding compliance with such Requirements of Law; or been assessed any fine or penalty under such Requirements of Law.

Section 5.24. Sanctions, Import, and Export Controls. Neither Parent or its Subsidiaries in respect of the Business, nor any of their respective officers, directors, employees, or any other Person acting for or on behalf of Parent or its Subsidiaries in respect of the Business (a) is a Person with whom transactions are prohibited or limited under any Requirements of Law relating to economic sanctions, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (b) has violated any Requirements of Law relating to economic sanctions since January 1, 2018. Parent and its Subsidiaries are, and since January 1, 2018 have been, in respect of the Business, in material compliance with import and export control Requirements of Law, including the Export Administration Regulations. Since January 1, 2018, neither Parent nor its Subsidiaries in respect of the Business have made any voluntary disclosure to any Governmental Body relating to economic sanctions, import, or export controls; been the subject of any investigation or inquiry by any Governmental Body regarding compliance with such Requirements of Law; or been assessed any fine or penalty under such Requirements of Law. Neither Parent nor its Subsidiaries in respect of the Business (a) have activities in one or more “pilot program industries,” as that term is defined in 31 C.F.R. § 801.212, or (b) produce, design, test, manufacture, fabricate, or develop any “critical technology,” as that term is defined in 31 C.F.R. § 801.204, designed specifically for use in one or more “pilot program industries.

Section 5.25. Solvency. Subject to the terms and conditions of this Agreement, assuming (x) the truth and accuracy of the representations and warranties set forth in Article VI, and (y) the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including the payment of the Purchase Price, then immediately after giving effect to the consummation of the transactions contemplated hereby:

(a) the fair saleable value (determined on a going concern basis) of the assets of Parent and its Subsidiaries will be greater than the total amount of their liabilities;

(b) Parent and its Subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(c) Parent and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

Section 5.26. Opinion of Financial Advisor. The Parent Board has received the opinion of Piper Sandler & Co. to the effect that, as of the date set forth therein and subject to the various qualifications, assumptions, matters and limitations set forth therein, the Base Purchase Price is fair, from a financial point of view, to Parent. Parent will furnish to Buyer for informational purposes a correct and complete copy of such opinion promptly after the execution of this Agreement.

Section 5.27. Anti-Takeover. Assuming the accuracy of the representation contained in Section 6.10, no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover law of the State of Delaware is applicable to this Agreement or the Contemplated Transactions.

Section 5.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as modified by the Schedules) and in the Parent Ancillary Agreements, none of Parent or any of its Affiliates (including the Group Companies), representatives or any other Person makes or shall be deemed to make any other express or implied representation or warranty with respect to Parent, the Group Companies, the Securities, the Business, any Contemplated Transaction, any other rights or obligations to be transferred pursuant to this Agreement or any Parent Ancillary Agreement, or any other matter, and Parent hereby disclaims any other express or implied representations or warranties, whether made by Parent or any of its Affiliates (including the Group Companies), or any other Person. Except for the representations and warranties expressly set forth in this Article V(as modified by the Schedules) or in the Parent Ancillary Agreements, Parent hereby disclaims all liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, financial information, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of its Affiliates or representatives (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, financial information, promise or advice that may have been or may be provided to Buyer or any of its Affiliates or representatives).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

Section 6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement. Buyer is duly qualified to transact business and is in good standing in each jurisdiction where the character of properties owned or held under lease or the nature of its activities makes such qualifications necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to impair or delay the ability of Buyer to consummation the transactions contemplated by, or perform its obligations under, the Buyer Ancillary Agreements.

Section 6.2. Authority of Buyer; Conflicts.

(a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Parent) is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Parent, where Parent is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject, in the case of this Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer or the consummation of any of the transactions contemplated hereby or thereby by Buyer nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificate of Incorporation or Bylaws of Buyer, (2) any note, Contract, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(ii) assuming the truth and accuracy of the representations and warranties of Parent set forth in Section 5.3(b), require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for (1) in connection, or in compliance, with the provisions of the HSR Act and (2) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3. No Violation, Litigation or Regulatory Action; Required Approvals.

(a) There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its Subsidiaries which, if determined adversely to Buyer, are reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b) There is no (i) Proceeding pending or, to the Knowledge of Buyer, threatened or (ii) investigation by any Governmental Body that is pending or, to the Knowledge of Buyer, threatened, that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(c) Neither Buyer nor any of its Affiliates is subject to any Governmental Orders (or has violated any Requirements of Law in such a manner) that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(d) To the Knowledge of Buyer there are no facts or circumstances related to its identity, financial condition, jurisdiction of domicile, employees or regulatory status will materially impair or materially delay its ability to obtain the consents, approvals, authorizations and waivers set required to consummate the transactions contemplated by this Agreement or that would reasonably be expected to result in an injunction or restraining order contemplated by Section 9.4 or Section 10.3.

Section 6.4. Financing. Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the Contemplated Transactions. As of the Closing Date, Buyer will have available, and will have available through the Closing, cash or other sources of immediately available funds that are sufficient to enable Buyer to perform all of its obligations, including funding the Purchase Price and other payments to be made pursuant to Article IV at the Closing and any other amounts payable by Buyer (including fees and expenses) in connection with this Agreement, the Buyer Ancillary Agreements and the Contemplated Transactions as and when contemplated by this Agreement or the Buyer Ancillary Agreements. Buyer has delivered to Parent a complete and correct copy of the executed Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter is in full force and effect and is a legal, valid, binding and enforceable obligation of the parties thereto.

Section 6.5. Solvency. Subject to the terms and conditions of this Agreement, assuming (x) the truth and accuracy of the representations and warranties set forth in Article V, (y) the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, and (z) any financial projections or forecasts provided by Parent, its Affiliates or their respective representatives to Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then immediately after giving effect to the consummation of the transactions contemplated hereby:

(a) the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries will be greater than the total amount of their liabilities;

(b) the Buyer and its Subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(c) the Buyer and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

Section 6.6. Investment Intent. Buyer is acquiring the Securities as an investment for its own account and not with a view to the distribution thereof.

Section 6.7. No Brokers. Except as set forth in Schedule 6.7, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission or like payment to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.8. Investigation. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Group Companies, the Securities, the Business and the Contemplated Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Buyer Ancillary Agreements, and (b) has been furnished with, or given adequate access to, such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about Parent, the Group Companies, the Securities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Buyer Ancillary Agreements, as it has requested. Buyer further acknowledges and agrees that (i) the only representations and warranties made by Parent are the representations and warranties expressly set forth in Article V (as modified by the Schedules) and in the Parent Ancillary Agreements, (ii) except as to those matters expressly covered by the representations and warranties set forth in Article V (as modified by the Schedules) and in the Parent Ancillary Agreements, Parent is selling the Securities (and the Business and the Group Companies represented thereby) on an “as is, where is” basis except as otherwise set forth in Article V (as modified by the Schedules) and in the Parent Ancillary Agreements (including the representations and warranties set forth therein), and Parent disclaims all other representations and warranties, whether express or implied, (iii) the Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Parent or any of its Affiliates, representatives or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through any investment banker, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that the Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (iv) any claims the Buyer may have for breach of any representation or warranty, shall be based solely on the representations and warranties of Parent expressly set forth in Article V (as modified by the Schedules) and in the Parent Ancillary Agreements.

Section 6.9. No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI (as modified by the Schedules) and in the Buyer Ancillary Agreements, none of Buyer or any of its Affiliates, representatives or any other Person makes or shall be deemed to make any other express or implied representation or warranty with respect to Buyer, any Contemplated Transaction, any other rights or obligations to be transferred pursuant to this Agreement or any Buyer Ancillary Agreement, or any other matter, and Buyer hereby disclaims any other express or implied representations or warranties, whether made by Buyer or any of its Affiliates, or any other Person. Except for the representations and warranties expressly set forth in this Article VI (as modified by the Schedules) or in the Buyer Ancillary Agreements, Buyer hereby disclaims all liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, financial information, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Parent or any of its Affiliates (including Group Companies) or representatives (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, financial information, promise or advice that may have been or may be provided to Parent or any of its Affiliates or representatives).

Section 6.10. Securities in Parent. None of Buyer or any of its Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any securities in Parent or any securities that are convertible into or exchangeable or exercisable for securities in Parent, or holds any rights to acquire or vote any securities in Parent. None of Buyer, any of its Affiliates, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Stockholder” of Parent, in each case as defined in Section 203 of the Delaware General Corporation Law.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1. Access to Information.

(a) Prior to the Closing, Parent shall afford to the officers, employees and authorized representatives of Buyer (including, independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Buyer shall reasonably deem necessary and shall furnish to Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that Parent shall not be required to violate any Requirements of Law, Court Order or obligation of confidentiality to which Parent, any of its Affiliates or any Group Company is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1 (except that, notwithstanding the foregoing proviso in this sentence, with respect to any such protected information (except to the extent related to Excluded Liabilities), Parent may withhold access to only that portion of such information that is reasonably necessary to be withheld in order to preserve any such privilege or comply with applicable Requirements of Law, Court Order or obligation of confidentiality, and in each case Parent shall use commercially reasonable efforts to provide extracts or summaries of any protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection); provided, further, Parent, its Affiliates and the Group Companies shall not be required to furnish or otherwise make available to Buyer (i) competitively sensitive information relating to areas which Buyer or its Affiliates compete against the Business or (ii) Tax Returns or other Tax records or information relating to any Consolidated Tax Group, other than Consolidated Tax Groups composed solely of the Group Companies; and provided, further, Buyer shall not, without the prior written consent of Parent, contact or communicate with any customer or organ procurement organization (in each case, other than with a representative of Parent present), vendor, employee (other than to management-level employees concerning compensation matters with respect to such management-level employee or otherwise with respect to other Business Employees or concerning strategic planning of the Business following Closing), independent contractor or other business partner of the Business with respect to or in connection with the Contemplated

Transactions. Notwithstanding the foregoing, (A) Buyer may order from vendors and consultants, at Buyer’s cost, such lien searches, title searches and title investigations, flood certifications, surveys, property condition reports, appraisals and zoning reports or letters, and Phase I environmental site assessments, in each case as Buyer believes are necessary or recommended for confirmation of ownership and title to Owned Real Property and Leased Real Property, or as may be required by Buyer’s financing obtained for the Contemplated Transactions, and (B) the German Subsidiary shall order and provide evidence of title in customary form and quality, at Buyer’s cost, for the Owned Real Property located in Neunkirchen, Germany. Notwithstanding the immediately preceding sentence, Buyer agrees that any investigation in accordance with this Section 7.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Group Companies or Parent, and Buyer shall not undertake any environmental testing or sampling without Parent’s prior consent, which consent may be withheld in Parent’s sole discretion. The parties shall act at all times in accordance with the terms and provisions of the Confidentiality Agreement.

(b) On or prior to the Closing, Parent shall use reasonable best efforts to cause the Companies, and their officers, employees, advisors and representatives (including legal and accounting) to provide such cooperation to Buyer as may be reasonably requested by Buyer in connection with obtaining debt financing; provided, that such cooperation shall not unreasonably interfere with the business operations of Parent or its Subsidiaries or require Parent or its Subsidiaries to incur any liability or obligation prior to the Closing. Buyer will (i) promptly, upon request of Parent, reimburse Parent and its Subsidiaries for all out-of-pocket expenses incurred in connection with the foregoing, and (ii) will indemnify and hold harmless Parent, its Subsidiaries and its representatives from and against any and all losses or expenses to the extent suffered or incurred in connection with the arrangement of such financing.

(c) Promptly upon receipt of:

(i) an executed binding credit agreement on Certain Funds Terms (the “Buyer Credit Agreement”) between Buyer and a reputable lender that regularly participates in the European financing markets underwriting acquisitions of companies (the “Underwriting Lender”); and

(ii) a letter from the Underwriting Lender to Buyer confirming that all documentary conditions precedent to drawdown of the facilities documented under the Buyer Credit Agreement have been satisfied or are in agreed form (the “CP Satisfaction Letter”), but subject to Parent’s consent (which consent shall not be unreasonably denied, withheld or delayed, it being understood and agreed that such consent may be withheld if such financing would delay, add or expand upon any conditions to Closing of the Contemplated Transactions or make the Closing less likely to occur on the anticipated timing and further provided that upon such consent being given by the Parent this Agreement shall be amended to include customary “Xerox” provisions and customary buyer debt financing covenants), the amount of the Equity Commitment Letters delivered by Montagu V L.P., Montagu V (US) L.P., Montagu V (Non-US) L.P. and Montagu V (D) L.P, shall be reduced by the amount of the credit facilities to be made available to the Buyer on the Closing Date pursuant to such binding Buyer Credit Agreement for the purposes of consummating the Contemplated Transactions.

“Certain Funds Terms” means that the Buyer Credit Agreement: (x) includes European market style “certain funds” provisions whereby there are no documentary conditions precedent or other contingencies related to the funding of the full amounts of financing contemplated under the Buyer Credit Agreement other than those shown as satisfied or in agreed form in the CP Satisfaction Letter or which, by their nature, cannot be satisfied prior to or substantially contemporaneously with the consummation of the Contemplated Transactions; and (y) does not terminate before, and the funding under the Buyer Credit Agreement will remain available until and including, the Outside Date.

Buyer shall take all actions, including seeking specific enforcement of the Credit Agreement (including bringing litigation against the Underwriting Lender), to cause the Underwriting Lender to honor its obligation to fund to Buyer under the Credit Agreement at Closing (up to the full amounts of financing contemplated under the Buyer Credit Agreement).

Section 7.2. Notifications. From the date hereof to the Closing Date, each of Buyer and Parent shall promptly notify the other of any Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. If a party fails to notify the other party under this Section 7.2, a failure to comply with this Section 7.2 shall not cause the failure of any condition set forth in Article IX or X to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Article IX or X to be satisfied.

Section 7.3. Consents of Third Parties; Governmental Approvals.

(a) Parent and Buyer shall exercise commercially reasonable efforts to obtain the consent, approval or waiver required to be obtained from any party to any Business Agreement to consummate the Reorganization and the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Parent or any of its Affiliates (including the Group Companies) to expend money, commence or participate in any litigation or offer or grant any accommodation or concession (financial or otherwise) to any third party.

(b) Prior to the Closing, Buyer shall act diligently and reasonably, and Parent, upon the request of Buyer, shall use its commercially reasonable efforts to provide required notices to any Governmental Body and cooperate with Buyer, in attempting to secure any consents and approvals of any Governmental Body required to be obtained by Buyer in order to permit the consummation of the Contemplated Transactions (including the Governmental Permits listed on Schedule 7.3(b)).

(c) Buyer and Parent shall (and shall cause their respective Affiliates to) file not more than fifteen (15) business days after the date hereof with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act. Each of Buyer and Parent agrees to file (and to cause its Affiliates to file) any additional information requested by such Governmental Bodies under the HSR Act or any other Competition Laws as promptly as practicable after receipt of such request. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, each of the parties agrees to (and to cause its Subsidiaries to) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable, consistent with this Section 7.3, to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement. In addition, and notwithstanding anything to the contrary in this Agreement, Buyer agrees to take any and all actions necessary to obtain all consents and approvals of any antitrust Governmental Bodies, including: (i) causing the expiration or termination of the applicable waiting periods under the HSR Act and obtaining all other necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Body, (ii) defending any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement, any of the Ancillary Agreements or any of the Contemplated Transactions, including opposing any motion or action for a temporary, preliminary or permanent injunction against the Contemplated Transactions and seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed; provided, that, notwithstanding this Section 7.3(c), nothing in this Agreement shall require Buyer and its Affiliates to agree, commit to, take any steps, make any undertaking, or defend, through litigation or otherwise, any divestitures, licenses or other dispositions of particular equity, production lines, assets or properties of Buyer, its Affiliates and/or the Group Companies and to hold separate such equity, production lines, assets or properties pending such sale or other disposition, in order to avoid the entry of, to seek to have lifted or to effect the dissolution of, any Court Order (including any temporary restraining order) or injunction entered into by any court or other Governmental Body, which would have the effect of preventing or delaying the Closing. Prior to the Closing, each of the parties agrees to (and to cause its Affiliates to) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any Proceeding by a private party relating to the Contemplated Transactions, in each case regarding any of the

Contemplated Transactions. Subject to applicable Requirements of Law relating to the exchange of information, prior to the Closing, each of the parties shall permit the other party to review in advance any material communication delivered to, and to the extent practicable consult with the other party in advance of any substantive meeting or discussion with, any Governmental Body relating to the Contemplated Transactions or in connection with any proceeding by a private party, and give the other party the opportunity to attend and participate in such meetings and discussions (to the extent practicable and permitted by such Governmental Body or private party). No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement.

(d) Buyer acknowledges that certain consents (including consents contingent on the fulfillment of certain conditions), approvals, waivers, agreements, or actions of, or (with or without lapse of time) notice to, third parties relating to the transactions contemplated by this Agreement may be required under instruments, contracts, commitments, agreements or arrangements (the “Applicable Consents”), which Applicable Consents have not been obtained or are themselves subject to conditions not fulfilled as of the Closing. Subject to Parent’s compliance with Section 7.3(a) and the other terms of this Agreement, Parent shall not have any liability whatsoever to Buyer arising out of or relating to the mere failure to obtain any Applicable Consents.

(e) The parties acknowledge that the Group Companies are party to certain contracts that relate to the operations or conduct of the business of Parent and its Affiliates (excluding the Group Companies) and the Business, but will remain with Parent or its Affiliates (excluding the Group Companies) after the Closing. In the case of those Contracts set forth on Schedule 7.3(e) (the “Shared Contracts”), prior to the Closing, the parties shall cooperate with each other and use their respective reasonable best efforts to obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new Contract effective as of the Closing Date pursuant to which the Group Companies will receive substantially the same goods and services provided by the Shared Contract to the Group Companies prior to the Closing (each, a “Replacement Shared Contract”) and, where applicable, to cause the applicable counterparty to release Parent and its applicable Affiliates (excluding, prior to the Closing, the Group Companies) from any applicable minimum quantity or other commitments. If one or more Replacement Shared Contracts are not obtained prior to or on the Closing Date, unless the parties otherwise agree in writing, during the remaining term of the applicable Shared Contract, the parties shall use their respective reasonable best efforts to allow the Group Companies to the extent permitted by applicable Requirements of Law and to the extent reasonably within the contractual or other ability or control of Parent or Buyer, as the case may be, to receive substantially the same goods and services of the subject matter of the Shared Contract received prior to the Closing and the economic and other burdens of such Shared Contract; provided, however, that (1) the Buyer shall reimburse Parent for any reasonable and documented out of pocket expenses incurred in connection with any such arrangement, and (2) Parent shall have no obligation to engage in the Business after the Closing. For the avoidance of doubt, in no event shall any Replacement Shared Contract impose any obligations or liability on Parent, its Subsidiaries or its Affiliates after the Closing. Nothing in Section 7.3(d) or this Section 7.3(e) shall require Parent, its Subsidiaries or any of its Affiliates (including the Group Companies) to expend money, commence or participate in any litigation or offer or grant any accommodation or concession (financial or otherwise) to any third party. Subject to Parent’s compliance with Section 7.3(a), and no representation, warranty or covenant of Parent contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (A) the mere failure to obtain any Replacement Shared Contract, or (B) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Replacement Shared Contract.

(f) From the date of this Agreement to the Closing Date, Buyer shall not enter into any agreement or transaction that would reasonably be expected to delay obtaining any antitrust approvals with respect to the transactions contemplated by this Agreement.

(g) The parties shall, and shall cause their respective Affiliates and the Group Companies to, make reasonable best efforts to do, or cause to be done, all things necessary to obtain CFIUS Clearance, including the following:

(i) Within twenty (20) business days after the date hereof (unless otherwise agreed by the parties), the parties shall prepare and submit to CFIUS a draft CFIUS Notice in accordance with the DPA.

(ii) Promptly after receipt of confirmation that CFIUS has no further comments on the draft CFIUS Notice, the parties shall prepare and submit to CFIUS a formal, certified CFIUS Notice in accordance with the DPA.

(iii) The parties, the Group Companies, and the respective Affiliates of the parties, as applicable, shall provide any information requested by CFIUS or any agency on behalf of CFIUS in connection with obtaining CFIUS Clearance within the timeframes set forth in the DPA or such other timeframes as CFIUS may require.

(iv) The parties shall, in connection with the efforts to obtain the CFIUS Clearance, (1) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (2) promptly inform the other parties of any communication received by such parties from, or given by such parties to, CFIUS, by promptly providing copies to the other parties of any such written communications; and (3) permit the other parties to review in advance any communication that it gives to, and consult with each other in advance of any written communication, meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses (1), (2) and (3), subject to confidentiality considerations contemplated by the DPA or required by CFIUS and with the understanding that no party will be required to share with the other party communications providing the personal identifying information required by 31 C.F.R. § 800.402(c)(6)(vi) or information related to cyber security plans as required by 31 C.F.R. § 402(c)(3)(viii).

Section 7.4. Operations Prior to the Closing Date.

(a) Prior to the Closing, except as (u) set forth on Schedule 7.4(a) or solely with respect to any Excluded Liabilities, (v) requested by any Governmental Body, (w) required by Requirements of Law, (x) expressly contemplated by this Agreement (including the consummation of the Reorganization), (y) required pursuant to any Contract to which the Business is a party as of the date hereof or (z) approved with the prior written consent of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned o delayed), Parent shall (A) cause the Business to operate and carry on its business in all material respects in the ordinary course of business and substantially as operated immediately prior to the date of this Agreement, and (B) use its reasonable best efforts to preserve the goodwill of the Business, maintain the assets and properties of the Business in good repair, and maintain satisfactory relationships with suppliers, customers, the Business Employees and other Persons having business relationships with the Business.

(b) Notwithstanding Section 7.4(a), except as (u) set forth on Schedule 7.4(b) or solely with respect to any Excluded Liabilities, (v) requested by any Governmental Body, (w) required by any Requirements of Law, (x) contemplated by this Agreement (including the consummation of the Reorganization), (y) required pursuant to any Contract to which the Business is a party as of the date hereof, or (z) approved with the prior written consent of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), prior to the Closing, Parent shall cause the Group Companies not to:

(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division for total consideration in excess of $1,000,000.

(ii) make any capital expenditure or enter into any Contract providing for capital expenditures, in any such case in excess of 120% (excluding in connection with the acquisition of the new business from DePuy Snythes) of the aggregate amount set forth in the most recent capital budget for the Business provided to Buyer prior to the date hereof;

(iii) make, or agree to make, any payment or distribution of assets of the Business (other than cash) to Parent or any of its Affiliates, other than in the ordinary course of business;

(iv) other than changes made (A) pursuant to any existing Employee Benefit Plan, (B) pursuant to this Agreement or (C) as required by any Requirements of Law, (i) increase or grant any increase in the compensation or benefits payable to any current or former employee, director or individual service provider of any of the Group Companies whose annual base compensation is in excess of $100,000, other than annual increases in base pay and target bonus opportunities for 2020 of not more than 3% in the aggregate and increases in compensation in the ordinary course of business consistent with past practices in connection with promotions to fill vacancies, (ii) increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or any other incentive compensation plan or arrangement for any current or former employee, director or individual service provider of any of the Group Companies, (iii) accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits previously granted to any current or former employee, director or individual service provider of any of the Group Companies under any Employee Benefit Plan or otherwise, (iv) enter into, adopt, amend or terminate any Employee Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, other than immaterial or administrative amendments to broad-based Employee Benefit Plans covering similarly situated employees of Parent and its Subsidiaries, or (v) other than in the ordinary course of business, (A) hire or engage any individual to be employed by or provide services to primarily to any of the Group Companies (other than for direct replacement hires or to fill open positions) or (B) terminate the employment or service of any Business Employee (other than for cause or performance), in each of (A) and (B), whose annual base compensation is in excess of $200,000;

(v) make any material change in the accounting policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;

(vi) settle any material Proceeding, except to the extent such settlement does not obligate the Business to (A) pay money following the Closing, (B) make any admission or finding of wrongdoing, or (C) restrict the conduct of the Business following the Closing;

(vii) forgive, cancel, compromise, waive or release any debts, claims or rights in excess of $50,000 (other than, for the avoidance of doubt, “write-offs” of receivables for accounting purposes in the ordinary course of business);

(viii) make any material loans or advances to, material guarantees for the benefit of, or any material investments in any Persons;

(ix) enter into, amend or terminate any Business Agreement, other than renewals of any such Contracts on substantially the same terms as in effect prior to the expiration thereof;

(x) make or change any material Tax election inconsistent with past practice or change any method of accounting or accounting period for Tax purposes; file any amended Tax Returns or file any Tax Return in a manner inconsistent with past practice; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of, Tax liability; surrender any right to claim a refund, offset or other reduction in liability of or for Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes, except, in each case, in respect of a Consolidated Tax Group to the extent it does not affect any Group Company after the Closing Date;

(xi) other than in respect of the Reorganization, authorize for issuance, issue, deliver, sell, transfer or grant to any Person (other than to Parent or any of its Subsidiaries) (A) any equity or similar interests of any of the Group Companies, (B) any debt equity or other voting securities of any of the Group Companies or (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any equity or similar interests, voting securities or convertible or exchangeable securities of any of the Group Companies;

(xii) adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization of any Group Company or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization;

(xiii) acquire or sell any real property, or grant or accept or terminate any real property leases, subleases, licenses or other agreements allowing use of real property;

(xiv) agree to enter into any of the transactions set forth in the foregoing clauses.

(c) Notwithstanding anything contained herein to the contrary, Parent shall be entitled to transfer any cash of the Group Companies to Parent or any of its Subsidiaries, via dividend or otherwise, at any time and from time to time prior to the Closing.

Section 7.5. The Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, and in any event no later than forty-five (45) calendar days after the date hereof, Parent shall file with the SEC a proxy statement (the “Proxy Statement”), which Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the Delaware General Corporation Law and Nasdaq rules, for the purpose of soliciting proxies from stockholders of Parent in connection with a meeting of the stockholders for the sole purpose of obtaining the Required Parent Vote (the “Parent Stockholder Meeting”). Buyer shall furnish to Parent all information concerning Parent reasonably requested by Parent in connection with the Proxy Statement to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). The information relating to Buyer at the time supplied by it to Parent for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent shall promptly notify Buyer upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide Buyer with copies of all correspondence between Parent and its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Prior to filing or mailing the Proxy Statement (or any draft thereof or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto or any related correspondence, Parent (i) shall provide Buyer with a reasonable opportunity to review and to propose comments on such document or response, (ii) shall consider in good faith all such comments reasonably proposed by Buyer and (iii) and its outside counsel shall, to the extent practicable and permitted by the SEC, permit Buyer and its outside counsel to participate in all material communications with the SEC (including all meetings and telephone conferences) relating to the Proxy Statement. Parent shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that Parent may commence mailing of the Proxy Statement (or if the SEC has not reviewed the Proxy Statement, as promptly as reasonably practicable). If at any time prior to the Closing any information relating to Parent, Buyer or any of their respective Affiliates, directors or officers that is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Requirements of Law, disseminated to the stockholders of Parent.

(c) Unless this Agreement has been terminated in accordance with Section 11.1, Parent shall, in accordance with the Delaware General Corporation Law and Parent’s certificate of incorporation and bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or advises Parent that it is not reviewing the Proxy Statement, for the purpose of obtaining the

Required Parent Vote. Parent shall use reasonable best efforts to solicit from the stockholders of Parent proxies for the purposes of obtaining the Required Parent Vote. Subject to the ability of the Parent Board to make an Adverse Recommendation Change pursuant to the terms of this Agreement, Parent shall, through the Parent Board, recommend to its stockholders that they vote in favor of the Contemplated Transactions and shall include such recommendation in the Proxy Statement. Once the Parent Stockholder Meeting has been called and noticed, Parent shall not adjourn or postpone the Parent Stockholder Meeting without the consent of Buyer other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, (y) if, as of the time for which the Parent Stockholder Meeting is originally scheduled, there are insufficient shares of Parent common stock or Parent Series A convertible preferred stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) in order to solicit additional votes in order to obtain the Required Parent Vote if Parent reasonably believes it will not receive the necessary votes to obtain the Required Parent Vote; provided, that in the case of either clause (x), (y) or (z), the Parent Stockholder Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances and in any event not more than fifteen (15) business days (it being understood that any such adjournment or postponement shall not affect Parent’s obligation to hold the Parent Stockholder Meeting as aforesaid). Parent shall ensure that the Parent Stockholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with the Exchange Act, the Nasdaq rules and Parent’s certificate of incorporation and bylaws. Without limiting the generality of the foregoing, Parent’s obligations pursuant to this Section 7.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal or by an Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 11.1(g) or Section  11.1(h).

Section 7.6. Acquisition Proposal; Change in Recommendation.

(a) Parent shall not and shall cause its Subsidiaries, directors and officers not to, and shall use its reasonable best efforts to cause its outside representatives not to, directly or indirectly, solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal, or engage in, or continue, any discussions or negotiations with respect thereto (including, in each case, with respect to any person that has previously been invited into a process to make, or participate in any discussions regarding, an Acquisition Proposal).

(b) Parent shall (i) promptly following the date of this Agreement request each Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of a transaction involving Parent or any of its Subsidiaries (or any portion thereof) to return or destroy all confidential information heretofore furnished to such Person or its representatives by or on behalf of Parent or any of its Subsidiaries and (ii) not amend or waive the provisions of each such confidentiality agreement, including any standstill provision contained therein, except to the extent the Parent Board determines in good faith (after consultation with outside counsel) that the failure to waive any provision of such agreement would be inconsistent with its fiduciary duties under applicable Requirements of Law.

(c) Notwithstanding anything to the contrary contained in Section 7.6(a), if at any time prior to obtaining the Required Parent Vote, (i) Parent has received a bona fide written Acquisition Proposal from a third party that was not solicited in breach of Section 7.6(a) (it being agreed that Parent may request clarifications of the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal) and (ii) the Parent Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then Parent may (A) furnish information with respect to Parent and its Subsidiaries to the Person making such Acquisition Proposal and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal; provided that Parent (x) will not, and will not allow its Subsidiaries, directors or officers to, and will use its reasonable best efforts not to allow any of its or their outside representatives to, disclose any non-public information to such Person without Parent first entering into a customary confidentiality agreement with such Person containing confidentiality provisions that are at least as restrictive as those terms contained in the Confidentiality Agreement, and (y) will provide, in accordance with the terms of the Confidentiality Agreement and on a contemporaneous basis, to Buyer any non-public information concerning Parent or its Subsidiaries provided to such other Person which was not previously provided to Buyer. For the avoidance of doubt, (1) Parent shall not be permitted to reimburse or agree to reimburse the expenses of any other Person (or group of Persons) who makes an Acquisition Proposal and (2) the taking of any of the actions contemplated by, and in accordance with, clause (A) or (B) of this Section 7.6(c) shall not be deemed to be an Adverse Recommendation Change.

(d) In addition to the obligations of Parent set forth subsections (a)-(c) and (e)-(f) of this Section 7.6, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Acquisition Proposal, Parent shall provide Buyer with an initial written notice of such Acquisition Proposal, including a summary of such proposal (including the identity of the party making such proposal, the purchase price and a description of the assets to be purchased pursuant to such proposal) and a copy of any draft of a definitive agreement with respect to such Acquisition Proposal provided to Parent related to such Acquisition Proposal. In addition, Parent shall, as promptly as reasonably practicable (and in any event within forty-eight (48) hours), keep Buyer reasonably currently informed of all material modifications regarding, and the status of, any such Acquisition Proposal and any related discussions or negotiations (including, for the avoidance of doubt, copies of all draft definitive agreements proposed to be entered into by Parent to effect such Acquisition Proposal delivered to or by Parent).

(e) Neither the Parent Board nor any committee thereof shall (i) (A) withhold or withdraw (or qualify or modify in a manner adverse to Buyer), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to Buyer), the adoption, recommendation or declaration of advisability by the Parent Board or any such committee of this Agreement, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal or (C) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, subject to Section 7.6(f), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or cause or permit Parent or any of its Subsidiaries to execute or enter into (and none of Parent or any of its Subsidiaries shall execute or enter into), any letter of intent, memorandum of understanding, agreement in principle, merger agreement, share exchange agreement, acquisition agreement, purchase agreement, agreement which requires Parent to abandon or terminate this Agreement or the Contemplated Transactions, or other agreement with respect to any Acquisition Proposal, other than any confidentiality agreement referred to in Section 7.6(c) (an “Acquisition Agreement”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Required Parent Vote, if and to the extent the Parent Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Requirements of Law, the Parent Board may: (x) solely in response to an Intervening Event or a Superior Proposal that did not result from a breach of this Section 7.6 (excluding any immaterial breach of Section 7.6(d)), make an Adverse Recommendation Change and/or (y) solely in response to a Superior Proposal that did not result from a breach of this Section 7.6 (excluding any immaterial breach of Section 7.6(d)), make an Adverse Recommendation Change and cause Parent to terminate this Agreement and concurrently with or immediately after such termination, cause Parent to enter into an Acquisition Agreement; provided, that in the case of either clause (x) or (y), as applicable, the following condition is met:

(i) Parent has (A) provided to Buyer four (4) business days’ prior written notice (the “Notice Period”) (it being agreed that neither the delivery of such notice nor the public disclosure that such notice has been delivered, shall constitute an Adverse Recommendation Change) which shall state expressly (1) that it has received a Superior Proposal or that there has been an Intervening Event, (2) in the case of a Superior Proposal, the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein or the aggregate purchase price for the assets to be acquired, as applicable, and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided to Buyer a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice, provided that the Notice Period in connection with any such new notice shall be three (3) business days) and (3) that it intends to make an Adverse Recommendation Change or, solely in response to a Superior Proposal, terminate this Agreement and enter into an Acquisition Agreement, and specifying, in reasonable detail, the reasons therefor, and (B) prior to making an Adverse Recommendation Change or terminating this Agreement, as applicable, to the extent requested by Buyer, engaged in good faith negotiations with Buyer during the Notice Period to amend this Agreement, and, after such negotiations, Parent again makes the determination described in this last sentence of Section 7.6(e).

(f) Nothing contained in this Section 7.6 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Parent Board determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Requirements of Law, it being understood, however, that for the avoidance of doubt, the Parties agree that the issuance by Parent or the Parent Board or any committee thereof of a “stop, look and listen” statement which does not take a position with respect thereto (or similar communication pending disclosure of its position, as contemplated by Rules 14d-9(f) and 14e-2(a) promulgated under the Exchange Act), shall not constitute an Adverse Recommendation Change and, except for such “stop, look and listen” statement, these clauses (i) and (ii) shall not be deemed to permit the Parent Board to make an Adverse Recommendation Change or take any of the actions prohibited by this Section 7.6.

Section 7.7. Termination of Certain Intercompany Accounts; Intercompany Agreements.

(a) At or prior to the Closing, Parent shall (or shall cause its Affiliates to) release, cancel, terminate or otherwise settle all intercompany accounts, notes, cash advances and payables between Parent or its Affiliates (other than the Group Companies), on the one hand, and any of the Group Companies, on the other hand, other than as set forth on Schedule 7.7(a). From and after the Closing, other than as set forth on Schedule 7.7(a), no Group Company shall have any Liability whatsoever arising from, or relating to such settlement of, such intercompany accounts, notes, cash advances and payables.

(b) Other than as described on Schedule 7.7(b), Parent shall cause all rights and obligations of Parent and its Affiliates (other than the Group Companies), on the one hand, and of the Group Companies, on the other hand, under agreements (other than the Buyer Ancillary Agreements and the Parent Ancillary Agreements) (together, the “Intercompany Agreements”) between Parent or its Affiliates (other than the Group Companies), on the one hand, and the Group Companies, on the other hand, to terminate or otherwise be released, including by way of assignment of rights and obligations of the Group Companies to Parent or one of its Affiliates, as of the Closing. Following the Closing, neither Parent and its Affiliates (other than the Group Companies), on the one hand, nor the Group Companies, on the other hand, shall have any obligation or liability to the other with respect to such terminated Intercompany Agreements.

Section 7.8. Reorganization.

(a) Parent shall, and shall cause its applicable Subsidiaries to, effect the Reorganization prior to the Closing (i) substantially in accordance with Schedule 1.1(c), and (ii) pursuant to documentation in form and substance reasonably satisfactory to Buyer; provided that, in connection with the effectuation of the Reorganization prior to Closing, Parent shall use reasonable best efforts to separate US Metals from US Biologics, such that the Contribution Assets with respect to US Metals will be assigned to, and the liabilities with respect to US Metals will be assumed by, a separate new limited liability company formed as a Subsidiary of Parent as part of the Reorganization.

(b) To the extent any Contribution Assets are not transferred or assigned to RTI OEM prior to the Closing, the parties shall allow RTI OEM, to the extent permitted by Requirements of Law and to the extent reasonably within the contractual or other ability or control of the parties, to enjoy the economic and other benefits, and to have the economic and other burdens, of such Contribution Assets as if they had been transferred to RTI OEM prior to the Closing.

(c) To the extent that, pursuant to and in accordance with Section 7.8(a) and Section 7.8(b), a new limited liability company (other than RTI OEM) is formed to hold the assets and assume the liabilities of US Metals (such newly formed entity, (“US Metals LLC”), references in this Agreement to RTI OEM shall be deemed to refer to RTI OEM with respect to US Biologics and to US Metals LLC with respect to US Metals; provided, that for the avoidance of doubt, in such case, “Interests” shall also include the limited liability company interests of US Metals, “Companies” shall refer to each of RTI OEM and US Metals LLC, and the references to Contracts to be entered into with RTI OEM at the Closing pursuant to this Agreement shall be appropriately adjusted to account for RTI OEM and US Metals LLC, with the corresponding deliverables being adjusted mutantis mutandis.

(d) As promptly as practicable following the date hereof, Parent and Buyer will establish a committee (the “Steering Committee”) comprised of representatives of (i) the Business, (ii) Buyer and its Affiliates and (iii) Parent and its Subsidiaries’ spine business, in each case as selected by Parent and Buyer by mutual agreement. The Steering Committee will use reasonable best efforts to meet (telephonically or otherwise) on a weekly basis or on such other schedule mutually agreed by its members. The purpose of the Steering Committee shall be to discuss the following activities and such other activities as may be agreed by its members: (a) coordination and oversight of matters pertaining to the transition of the Business following Closing and (b) the conduct of strategic planning in respect of the Business following Closing, in each case solely to the extent permitted by Requirements of Law.

(e) Prior to Closing, Parent and Buyer shall reasonably cooperate in determining the portion of the Purchase Price allocable to German Subsidiary for purposes of preparing the German Transfer Deed.

(f) At or prior to the Closing, Parent shall (or shall cause its Affiliates to) release, cancel, terminate, repay, capitalize or otherwise eliminate the intercompany receivable between the German Subsidiary and RTI Surgical.

Section 7.9. Non-Assignable Assets.

(a) No Agreement to Transfer. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not require and no Contract evidencing the Reorganization (a “Reorganization Agreement”) shall constitute an agreement to sell, contribute, dividend, assign, transfer, convey or deliver any Transferred Contract or any Governmental Permit that constitutes a Contribution Asset or any claim or right or benefit arising thereunder or resulting therefrom if an attempted sale, contribution, dividend, assignment, transfer, conveyance or delivery thereof (without the consent, approval or waiver of a third party), would violate, constitute a default under or breach of such Contribution Asset or would violate any applicable Requirements of Law (each a “Non-Assignable Asset”), in each case, without first obtaining all such necessary approvals, consents and waivers of such third parties, and this Agreement and any applicable Reorganization Agreement shall not be deemed to constitute a sale, contribution, dividend, assignment, transfer, conveyance or delivery or attempted contribution, dividend, assignment, transfer, conveyance or delivery thereof and the applicable provisions of this Section 7.9 shall apply in regard to all such Non-Assignable Assets.

(b) Post-Closing Treatment of Certain Non-Assignable Assets and Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Reorganization Agreement, to the extent permitted by applicable Requirements of Law and Contract, in the event that (i) any applicable approval, consent or waiver to the contribution, dividend, assignment, transfer, conveyance or delivery of any Non-Assignable Asset is not obtained prior to the closing of the transactions by which the Reorganization, on a whole, shall be finally effected, Parent or its Subsidiaries shall hold, or cause to be held, such Non-Assignable Asset, as of and from the Closing, in trust for the applicable Group Company and the covenants and Liabilities (except for any Excluded

Liabilities) thereunder shall be performed by the applicable Group Company (and Buyer shall cause such applicable Group Company to do so) in Parent or one of its Subsidiaries’ name (as applicable) and all benefits and Liabilities (except for Excluded Liabilities) existing thereunder shall be for the applicable Group Company (except for Excluded Liabilities) of the Group Companies hereunder and (ii) Parent shall or, shall cause its Subsidiaries to, at Buyer’s cost and expense (except to the extent Parent is liable therefor under this Agreement), exercise such commercially reasonable actions in its name or otherwise as Buyer may reasonably request so as to provide the applicable Group Company with the benefits of the Non-Assignable Assets, to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets and to enforce for the benefit of the applicable Group Company and at the expense of such Group Company, any and all rights against a third party arising under such Non-Assignable Asset, and Parent shall and, shall cause its Subsidiaries to promptly pay, or cause to be paid, to such Group Company all money or other consideration received by it or its Subsidiaries in respect of all Non-Assignable Assets.

(c) Post-Closing Efforts to Obtain Consents to Assign. Following the Closing, for a period of up to three (3) years following the Closing Date, (i) Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, with Buyer’s participation and assistance, obtain the necessary approvals, consents and waivers to effect the sale, assignment, transfer, conveyance and delivery of any Non-Assignable Asset to the applicable Group Company (provided, that neither Parent nor any of its Affiliates shall be required to compensate any third party (other than any such compensation agreed to be reimbursed by the Buyer), commence or participate in any litigation, or offer or grant any concession (financial or otherwise) to any third party to obtain any such consent, approval or waiver). If and when such necessary approvals, consents and waivers are obtained after the Closing to effect the sale, assignment, transfer, conveyance and delivery of any Contribution Asset that had constituted a Non-Assignable Asset, such sale, assignment, transfer, conveyance and delivery shall be reasonably promptly effected in accordance with the terms of this Agreement and/or the Reorganization, for no additional consideration, after which, such Non-Assignable Asset shall no longer be subject to this Section 7.9 as a Non-Assignable Asset.

Section 7.10. Wrong Pockets.

(a) During the three (3) year period following the Closing Date, if Buyer or Parent discovers that:

(i) Any asset of Parent or any of its Subsidiaries (excluding the Group Companies) that was not a Contribution Asset was directly or indirectly transferred to Buyer (or held by the Group Companies) at the Closing (each, a “Held Asset”), Buyer shall, and shall cause its Affiliates to use reasonable best efforts to (A) promptly assign and transfer all right, title and interest in such Held Asset to Parent or its designated assignee, and (B) pending such transfer, (x) hold in trust such Held Asset and provide to Parent or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (y) cause such Held Asset to be used or retained as may be reasonably instructed by Parent;

(ii) any Contribution Asset of the Group Companies reflected in dedicated accounts which have been established in respect of the Business or any Owned Intellectual Property, in each case, were not transferred to the Group Companies at the Closing (each, an “Omitted Asset”), Parent shall, and shall cause its Affiliates to use reasonable best efforts to (A) promptly assign and transfer all right, title and interest in such Omitted Asset to Buyer or its designated assignee, and (B) pending such transfer, (x) hold in trust such Omitted Asset and provide to Buyer or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (y) cause such Omitted Asset to be used or retained as may be reasonably instructed by Buyer. In the event an Omitted Asset is an Intellectual Property asset, until such time as Parent or its Subsidiary transfers such Intellectual Property to Buyer or its designated assignee, Parent, on behalf of itself and its Subsidiaries, hereby grants to Buyer and its Affiliates (x) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license to fully use, practice and otherwise exploit such Intellectual Property and (y) a covenant not to sue with respect to the foregoing activities, in each case under (x) and (y), effective as of the Closing Date.

(b) Buyer or Parent, as applicable, shall (and shall cause their Affiliates, as applicable, to) use commercially reasonable efforts to, in addition to the other actions set forth in Section 7.10(a)(i) and

Section 7.10(a)(ii), promptly upon the request of the other party, (A) obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning and conveying such Held Asset or Omitted Asset (or part thereof), as applicable, or the relevant interests in them to the other party and (B) complete all such further acts or things as the other party may reasonably direct in order to transfer, assign and convey such Held Asset or Omitted Asset (or parts thereof), as applicable, or the relevant interests in them to the other party; provided, that the transferring party and its Affiliates shall not be required to incur any out-of-pocket expense pursuant to this clause (b) which is not agreed to be paid or reimbursed by the transferring party or its Affiliates.

Section 7.11. Consultation with Economic Committee. Prior to the Closing, Parent shall cause the German Subsidiary to inform and consult with the economic committee (Wirtschaftsausschuss) established by the works council of the German Subsidiary with respect to the Contemplated Transactions as provided for in Section 106 (2), (3) no. 9a German Works Council Constitution Act (Betriebsverfassungsgesetz).

Section 7.12. Destruction of Property. To the extent that during the period commencing on the date hereof and ending at Closing, any material tangible personal property or material owned real property of the Business are destroyed other than in the ordinary course of business, then (i) any proceeds paid with respect thereto (including from insurance) shall be conveyed to the Group Companies; provided such proceeds shall not be thereafter further restricted; provided, further, except to the extent taken into account in Closing Date Working Capital, to the extent such proceeds are held by the Group Companies as cash or cash equivalents at Closing, such proceeds shall be excluded from the calculations of Closing Date Cash, and (ii) any payables with respect thereto (including from insurance) shall be excluded from the calculations of Closing Date Working Capital (to the extent Closing Date Working Capital was not already reduced by the destruction of such property).

Section 7.13. Other Documents. Prior to the Closing, Parent and Buyer shall cooperate with each other and use their respective commercially reasonable efforts to negotiate and mutually agree upon the form and substance of the Contribution Documents, Quality Agreements and Distribution Agreement (Tissue) on commercially reasonable and customary terms. The Distribution Agreement (Tissue) shall be in substantially the same form as the Distribution Agreement (Hardware), with such additional changes as shall be mutually agreed upon by the parties.

Section 7.14. Bank Accounts. Parent shall (a) use its best efforts to establish prior to Closing a new, separate RTI OEM bank account and (b) use its reasonable best efforts to establish prior to Closing a new related banking platform for the use of the Business, in each case with JPMorgan Chase. Parent shall inform significant clients of the Business to remit any payments in respect of the Business after the Closing to such new bank account.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1. Use of Names; Intellectual Property.

(a) Parent is not conveying ownership rights or granting Buyer or the Group Companies a license to use any of the tradenames or trademarks of Parent or any Affiliate of Parent (other than the Trademarks identified on Schedule 5.10(a)).

(b) Buyer, on behalf of the Group Companies, hereby grants to Parent and its Subsidiaries a limited, non-exclusive, non-transferable, nonsublicensable, royalty-free, irrevocable license for a term of six (6) months immediately after the Closing (the “Wind Down Period”) to use the trademarks and service marks identified on Schedule 5.10(b) (the “Purchased Marks”) solely as used by Parent and its Subsidiaries as of the Closing Date; provided, however, that notwithstanding the foregoing, Parent and its Subsidiaries may (i) during the Wind Down Period sublicense the Purchased Marks to distributors, vendors, subcontractors and resellers acting on behalf of Parent and its Subsidiaries, and (ii) at all times after the Closing Date use the Purchased Marks (x) in connection with the sale of inventory existing on or prior to the expiration of the Wind Down Period, (y) in connection with the sale and use of instrumentation sets existing on or prior to the expiration of the Wind Down Period that support Parent’s and its Subsidiaries’ spine business, and (z) for internal business purposes, regulatory purposes, and on records and other historical or archived documents. Except as set forth in the foregoing sentence, Parent shall, and shall cause its Subsidiaries to, cease all use of the Purchased Marks upon the expiration of the Wind Down Period. All goodwill associated with any use of the Purchased Marks will inure solely to the benefit of Buyer or the Group Companies, as applicable. Upon expiration of the Wind Down Period or upon any material violation of this Section 8.1(b), or if at any time Buyer notifies Parent in writing of Buyer’s reasonable belief that continued use by Parent or its Subsidiaries of the Purchased Marks would have a negative impact on any such Purchased Marks or their associated goodwill, whichever occurs first, Parent shall, and shall cause each of its Subsidiaries to, promptly cease all use of the Purchased Marks except as permitted under Section 8.1(b)(ii)(z).

(c) Buyer agrees to maintain Parent Data in readable and readily accessible format. Parent and its representatives shall have reasonable access to the Parent Data. Buyer shall be permitted to destroy Parent Data at any time to the extent required by Requirements of Law, after giving Buyer a reasonably opportunity to obtain or copy such data. On or around the six (6) year anniversary of the Closing Date, Buyer and Parent shall negotiate in good faith as to whether this Section 8.1(c) shall continue to apply or shall terminate (in which case all Parent Data shall be returned to Parent). Parent will reimburse Buyer for any of its out-of-pocket expenses in connection with Buyer’s compliance with the obligations set forth in this clause (c) (other than, for the first six (6) years, out-of-pocket data storage costs).

(d) Buyer shall maintain appropriate physical, technical, and administrative safeguards designed to protect the security and confidentiality of Parent Data and comply with all Requirements of Law in respect of such Parent Data. Further, at Parent’s request, Buyer shall, (i) securely return the Parent Data by promptly delivering all Parent Data to Parent in a manner that complies with industry standards and applicable Requirements of Law or (ii) securely destroy such Parent Data in a manner that complies with industry standards and applicable Requirements of Law that renders the records unreadable and undecipherable by any means. Upon any occurrence of (i) or (ii) of this Section 8.1(d), Buyer shall promptly certify in writing that all Parent Data has been securely destroyed or returned to Parent. Parent will reimburse Buyer for any of its out-of-pocket expenses in connection with Buyer’s compliance with the obligations set forth in this clause (d).

(e) If Buyer or any Affiliate of Buyer suffers a data security incident that may affect Parent Data, including any confirmed or suspected unauthorized access to or processing of Parent Data (“Security Incident”), Buyer shall, as soon as it becomes aware of any such Security Incident, and in any event no less than 72 hours after detection of any such Security Incident, if reasonably practicable, notify Parent in writing. Buyer agrees, at its sole cost and expense, to materially comply with all Requirements of Law in addressing the Security Incident, and the Parties agree to reasonably cooperate with one another regarding the investigation of the Security Incident and determination of any required notices regarding the Security Incident. Buyer shall not make any public filing, report or communication regarding the Security Incident without first consulting with Parent, unless otherwise required by Requirements of Law; provided, that in such case, Buyer has given the Parent reasonable advance written notice of the intended disclosure and a reasonable opportunity to seek a protective order or other confidential treatment of the information, each to the extent permitted by Requirements of Law.

Section 8.2. Tax Matters.

(a) Transfer Taxes. Buyer and Parent shall each be liable for and pay 50% of any transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”); provided, however, Buyer shall solely be responsible for any incremental Transfer Taxes arising out of the separation of the US Biologics and US Metals businesses pursuant to the Reorganization. Each party will file all necessary Tax Returns and other documentation with respect to Transfer Taxes, and if required by the

Requirements of Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Tax Returns.

(i) Parent shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to any Group Company on a combined, consolidated or unitary basis as a member of a Consolidated Tax Group, (y) all other Tax Returns that are required to be filed by or with respect to any Group Company (taking into account all extensions properly obtained) that are due on or before the Closing Date and (z) all other income Tax Returns that are required to be filed by or with respect to any Group Company (taking into account all extensions properly obtained) with respect to taxable periods ending on or prior to the Closing Date and Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns with respect to any taxable periods ending on or prior to the Closing Date that are required to be filed by or with respect to any Group Company after the Closing Date or with respect to a Straddle Period, and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns; provided that to the extent any Taxes shown as due on such Tax Return are Excluded Taxes, Parent shall promptly pay such amount to Buyer prior to such Tax Return’s due date.

(ii) All Tax Returns that (x) Parent is required to file or cause to be filed in accordance with clauses (y) or (z) of Section 8.2(b)(i) or (y) Buyer is required to file or cause to be filed in accordance with Section 8.2(b)(i) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods unless otherwise required by the Requirements of Law. With respect to any Tax Return to be filed by Parent in accordance with clauses (y) and (z) of Section 8.2(b)(i), not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), Parent shall provide Buyer with a draft copy of such Tax Return, for Buyer’s approval (which approval shall not to be unreasonably withheld, conditioned or delayed). With respect to any such Tax Return to be filed by Buyer, not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide Parent with a draft copy of such Tax Return for Parent’s approval.

(iii) Except to the extent required by Law or as a result of any settlement with any Governing Body, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit any Group Company) make or change any Tax election, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Group Company with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period without the prior written consent of Parent (which consent shall not be unnecessarily withheld, conditioned or delayed).

(iv) Upon a reasonable request by Parent and at Parent’s sole cost and expense for any out-of-pocket expenses of Buyer, Buyer shall use commercially reasonable efforts to timely cause each Group Company to prepare and provide to Parent a package of Tax information materials, including schedules and work papers (the “Tax Package”) required by Parent to enable Parent to prepare and file all Tax Returns required to be filed by it pursuant to clause (x) of the first sentence of Section 8.2(b)(i).

(c) Refunds. Parent shall be entitled to any refund of (or credit in lieu of a refund of) Excluded Taxes or Taxes taken into account as a liability in Closing Date Working Capital. To the extent any such refund (or credit in lieu of a refund) is received by Buyer or its Affiliates (including, after the Closing Date, any Group Company), Buyer shall promptly pay to Parent the amount received, net of any Taxes or incremental expenses incurred in connection with the pursuit or receipt of such refund (or credit in lieu of a refund).

(d) Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of a Group Company for the portion of a Straddle Period that ends on or before the Closing Date, and the portion of a Straddle Period that begins after the Closing Date, the determination shall be made by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Group Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Group Company were closed at the close of the Closing Date, provided, however, that (i) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.

(e) Contest Provisions.

(i) Buyer shall promptly notify Parent in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, any Group Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or any Straddle Period or relating to a Tax that is an Excluded Liability.

(ii) Parent shall have the sole right to represent each Group Company in any Tax audit or administrative or court proceeding (a “Tax Contest”) relating to all Tax Returns filed by Parent pursuant to Section 8.2(b); provided that Buyer shall be permitted to participate in any such Tax Contest (other than a Tax Contest relating to the Consolidated Tax Group). With respect to a Tax Contest relating to the Consolidated Tax Group, Parent shall keep Buyer reasonably informed of all such proceedings to the extent such Tax Contest relates to a Group Company. Buyer shall have the sole right to represent each Group Company in any Tax Contest relating to a Straddle Period; provided that Parent shall be permitted, at its expense, to be present ant and participate in any such Tax Contest. Neither Buyer nor any Affiliate of Buyer shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes relating to any taxable period ending on or before the Closing Date or to any Straddle Period or relating to an Excluded Tax without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) Section 338 Elections; Purchase Price Allocation.

(i) Upon the written request of Buyer, Parent shall join in making an election under Section 338(h)(10) of the Code for RTI Donor Services, Inc. and Tutogen Medical (United States), Inc., with respect to the deemed purchase of the stock of such entities pursuant to this Agreement, and Parent hereby acknowledges that Buyer shall make an election under Section 338(g) of the Code for Tutogen Medical GmbH in connection with the purchase of the Securities of such entity pursuant to this Agreement (collectively, the “Section 338 Elections”). To the extent the Section 338 Elections are made, Parent and Buyer shall each deliver completed and executed copies of IRS Form 8023 and required schedules thereto following the Closing as may be agreed by the parties. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties shall reasonably cooperate in making such changes.

(ii) Within 30 days following the Adjustment Report Finalization Date, Buyer shall deliver to Parent a schedule (the “Preliminary Allocation Schedule”) allocating the Purchase Price (and any other applicable amounts) among the assets of RTI OEM and, with respect to the portion of the Purchase Price allocated to any Group Company for which Section 338 Elections are being made, the ADSP (as such term is defined in Treasury Regulation § 1.338-4) for the assets of each such Group Company among the assets of such Group Company. The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 or 338 of the Code, as applicable and the Treasury Regulations thereunder. If, within 60 days following delivery of the Preliminary Allocation Schedule, Parent notifies Buyer in writing of its disagreement with the Preliminary Allocation Schedule, Parent and Buyer shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Preliminary Allocation Schedule to reflect such resolution, which shall be final and binding.

(iii) If, within 30 days following such notification by Parent to Buyer, Parent and Buyer are unable to resolve any disagreement, Buyer shall promptly cause an independent appraiser selected by Buyer and reasonably acceptable to Parent (the “Appraiser”) to deliver to Buyer and Parent, as promptly as practicable (but in no event later than 60 days following such notification by Parent to Buyer), an appraisal (the “Appraisal”) of the fair market value as of the Closing Date of the assets of RTI OEM and each Group Company for which a Section 338 Election will be made. The cost of the Appraisal shall be shall be paid by Buyer and Parent in inverse proportion as they may prevail on the disputed items resolved by the Appraiser, utilizing the values of such items as initially submitted by the parties to the Appraiser.

(iv) Within 30 days following receipt of the Appraisal, Buyer shall deliver to Parent a revised allocation schedule (the “Revised Allocation Schedule”) allocating the Purchase Price (and any other applicable amounts) among the assets of RTI OEM and the ADSP (as such term is defined in Treasury Regulation § 1.338-4) for the assets of the Group Companies for which a Section 338 Election will be made, among the assets of RTI OEM and such Group Companies, which revised schedule shall be final and binding. The Revised Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal. The Preliminary Allocation Schedule or Revised Allocation Schedule, upon becoming final and binding in accordance with the foregoing, shall constitute the “Final Allocation Schedule.” Each of Buyer and Parent agrees that neither it nor any of its Affiliates shall file any Tax Returns in a manner that is inconsistent with the Final Allocation Schedule except as otherwise required by the Requirements of Law.

(g) Tax Covenants. Buyer shall not, and shall not cause any Group Company or Affiliate to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) make any elections similar to an election pursuant to Section 338 of the Code other than the Section 338 Elections or (ii) take any action with respect to a Group Company outside of the ordinary course of business on the Closing Date after the Closing.

(h) Assistance and Cooperation. After the Closing Date, each of Parent and Buyer shall (and cause their respective Affiliates to):

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a) of this Section 8.2 (relating to sales, transfer and similar Taxes);

(ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, and in connection therewith, provide the other party with any necessary powers of attorney in a timely manner and promptly upon the request of such other party;

(iii) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Group Companies;

(iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Group Companies; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request.

Section 8.3. Employee Matters.

(a) Continuation Period. Prior to the Closing, Parent shall cause all Business Employees to be employed by one of the Group Companies. For a period of at least one year following the Closing Date, with respect to each Business Employee who remains in the employment of Buyer or any of its Affiliates during such period (each, a “Continuing Employee”), Buyer shall, or shall cause its Affiliates to, provide each such Business

Employee with (i) at least the same base salary or wages as provided by Parent immediately prior to the Closing Date, (ii) a target cash bonus opportunity and a target long-term incentive opportunity, payable either in cash or equity, with, collectively, an aggregate target value that is not less than the aggregate target value of the cash bonus opportunity as provided by Parent for the 2020 fiscal year and the target value of the long-term incentive opportunity granted by Parent for the 2019 fiscal year and (iii) employee benefits (which shall include medical, dental, life, disability and 401(k) benefits and paid time off, but shall exclude equity and equity-based compensation benefits, defined benefit pension benefits, nonqualified deferred compensation benefits and post-service or retiree health or welfare benefits) that are at least as favorable in the aggregate as those provided to each such Business Employee immediately prior to the Closing Date.

(b) Employee Communications. During the period from the date hereof through the Closing Date, Buyer and Parent shall reasonably cooperate to communicate to the Business Employees the details of the proposed terms and conditions of their employment with Buyer or its Affiliates. Any written communications from Buyer or one of its Affiliates to Business Employees as a group that occur prior to the Closing Date shall be subject to prior review and comment by Parent.

(c) WARN Act. Parent and each of its Subsidiaries shall provide any required notice under, and shall retain all liabilities relating to the WARN Act with respect to any event affecting an employee of Parent or any of its Subsidiaries prior to the Closing Date. Parent and its Subsidiaries shall provide to Buyer prior to the Closing Date a list of all employees of Parent and its Subsidiaries with respect to the Business whom Parent or any of its Subsidiaries has terminated in the 90-day period prior to the Closing Date, which shall include each employee’s name, termination date, and reason for termination.

(d) Employee Benefits. Except to the extent reflected in the Closing Date Working Capital, Parent shall retain the responsibility for payment of all covered medical, dental, life insurance and long-term disability claims or expenses incurred by any Business Employee prior to the Closing Date, and Buyer shall not assume any liability with respect to such claims. Subject to the foregoing sentence, Buyer and the Group Companies shall have the liability and obligation for, and neither Parent nor any of its Affiliates shall have any liability or obligation for: (l) any short-term disability and sick pay or salary continuation benefits; and (2) any medical, dental, life insurance, long-term disability or other welfare benefit claims incurred by Business Employees. Buyer shall be responsible for providing any Business Employee whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs prior to, on or after the Closing Date (and such employees’ “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by COBRA to the extent required by law. Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement or similar condition with respect to initial participation under any plan, program, or arrangement established, maintained or contributed to by Buyer or any of its Affiliates to provide health insurance, life insurance and/or disability benefits with respect to each Continuing Employee who has, prior to the Closing Date, satisfied, under Parent’s or its Affiliates’ comparable plans, the comparable eligibility, insurability or other requirements referred to in this sentence. Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to recognize the dollar amount of all co-insurance, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Continuing Employee will be eligible to participate from and after the Closing Date. Each Continuing Employee shall, for purposes of determining such Continuing Employee’s eligibility to participate in, vesting and calculating the benefit accrual for paid time off and severance, under all employee benefit plans, programs and arrangements of Buyer and its Affiliates, be credited with the service of such Continuing Employee with Parent or its Affiliates, to the same extent as if such service had been performed for Buyer or any of its Affiliates. In addition to the foregoing, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to:

(i) from the Closing Date to the first (1st) anniversary of the Closing Date, provide Continuing Employees with the greater of (A) the severance payments and benefits to which the Continuing Employee would have been entitled under the applicable Employee Benefit Plan covering the Continuing Employee immediately prior to the Closing Date had such Continuing Employee continued to participate in such Employee Benefit Plan until his or her termination date and become eligible for benefits calculated as of such termination date and (B) the severance payments and benefits provided by Buyer or its Affiliates to its similarly-situated employees at such time, taking into account the Continuing Employee’s length of service with Parent and its Affiliates as provided in this Section 8.3(d) in addition to service with Buyer and its Affiliates;

(ii) cause a Tax-qualified retirement plan(s) maintained by Buyer or its Affiliates to accept a direct rollover of the accounts (including earnings thereon through the date of transfer and any promissory notes evidencing an outstanding loan) of any Continuing Employee in any Tax-qualified retirement plan maintained by Parent or its Affiliates, that a Continuing Employee elects to make as a direct rollover, and, to the extent necessary, amend such defined contribution plan(s) prior to the Closing in order to carry out the intent of this Section 8.3(d)(i); and

(iii) provide each Continuing Employee with paid time off in an amount equal to the unused paid time off accrued by such Continuing Employee as of the Closing Date.

(e) Assumed Plans. Buyer shall, or shall cause one of its Affiliates to, honor or assume, as applicable, all obligations attributable to the Business Employees under the Employee Benefit Plans set forth on Schedule 8.3(e) (the “Assumed Plans”), and shall discharge all obligations attributable to the Business Employees under such Assumed Plans in accordance with their terms.

(f) Cooperation. Buyer and Parent shall cooperate, and cause their respective Affiliates to cooperate, as appropriate to carry out the provisions of this Section 8.3.

(g) No Amendment of Plans; No Other Non-Party Rights. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), and no Person participating in any such employee benefit plan maintained by either Parent or its Affiliates or Buyer or its Affiliates, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise. Without limiting the foregoing in any way, nothing in this Agreement, express or implied, is intended to or shall confer upon any current, former or future Business Employee or Continuing Employee any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including any right to any compensation, benefits or other terms and conditions of employment from, or to continued employment for any period with, any of Parent, Buyer or any of their respective Affiliates.

Section 8.4. Securities Law Legends. Buyer agrees and understands that the Securities have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Securities may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Buyer acknowledges and agrees that no person has any right to require Parent to cause the registration of any of the Securities. The certificates representing the Securities may contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SECURITIES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

Section 8.5. Insurance; Risk of Loss.

(a) Parent will cause the Group Companies to keep insurance policies or self-insured retentions currently maintained by the Group Companies covering their business, assets and current or former employees and the Contribution Assets, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. From and after the Closing Date, the Group Companies shall be solely responsible for all insurance coverage and related risk of loss based on claims pending as of the Closing Date and claims made after the Closing Date, without regard to when the event giving rise to any such claim occurred, with respect to the Group Companies and their business, assets and current or former employees. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information relating to the Group Companies in order to make filings with insurance carriers or regulators from another party hereto, such other party will promptly supply such information.

(b) Notwithstanding the foregoing, Parent and its Affiliates shall use commercially reasonable efforts to ensure that the Group Companies shall, to the extent permissible under Parent’s and its Affiliates’ insurance policies or their respective self-insurance programs (other than (x) insurance policies relating to Employee Benefit Plans, and (y) with respect to Excluded Liabilities), (i) with respect to events, acts, omissions or circumstances (whether known or unknown) to the extent relating to any Group Company or the Business that occurred or existed prior to Closing and that are covered by any such occurrence-based insurance policy or program, be entitled after Closing to the benefit of a claim (or to have Parent submit such claim on such Group Company’s behalf upon written notice from Buyer) under such insurance policy or program, and (ii) with respect to any open claims notified to and filed with the relevant insurer in accordance with the provisions of the applicable policy by or on behalf of the Group Companies prior to Closing under any of such insurance policy or program, continue to have the benefit of such claim. Parent and its Affiliates shall use commercially reasonable efforts to continue to pursue, for the benefit of the Group Companies, any such claims and in doing so consult with and act upon the reasonable instructions of the Group Companies or Buyer, as applicable. Parent or its Affiliates, as applicable, shall pay the Group Companies promptly on receipt an amount equal to any net proceeds received or realized from such claims and the Group Companies shall reimburse Parent or its Affiliates for any reasonable out-of-pocket expenses incurred by it in respect of any such claim. Any of Parent’s or its Affiliates’ efforts pursuant to this Section 8.5(b) shall be at the sole cost and expense of the Buyer or the Group Companies, and such efforts shall not include commencement or prosecution of litigation by Parent or its Affiliates against an insurer or any other Person. The Group Companies shall exclusively bear and be responsible for (and neither Parent nor its Affiliates shall have any obligation to repay or reimburse the Group Companies for) (A) the amount of any and all deductibles, retentions or self-insurance associated with claims under the insurance policy or program, and (B) all uninsured, uncovered, unavailable or uncollectible amounts of such claims. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Agreement is intended to waive or abrogate in any way Parent’s or its Affiliates’ own rights to insurance coverage for any liability, whether relating to Parent or any of its Affiliates, any Group Company or otherwise.

(c) Parent shall, at its cost, cause the Group Companies as of the Closing to obtain and fully pay for, “tail” insurance policies with a claims period of at least six (6) years from and after the Closing, with respect to officers’ and directors’ liability insurance, employment practices liability and fiduciary liability insurance (collectively, “D&O Insurance”), for the officers and directors (or equivalent positions) of any Group Company. Buyer shall cause the Group Companies to not terminate such D&O Insurance during its term. From Closing and for a period of six (6) years thereafter, Buyer shall cause the Group Companies to indemnify and hold harmless each present and former director or officer of the Group Companies to the fullest extent allowed by law against any and all costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring during the period prior to and including the Closing Date (and Buyer shall also cause the Group Companies to advance expenses as incurred to the fullest extent allowed by law).

Section 8.6. Substitute Guaranties; Replacement Letters of Credit. At or prior to Closing, Buyer shall use reasonable best efforts to (a) cause Buyer or one of its Affiliates to be substituted for Parent or any of its Affiliates (other than the Group Companies) in those guarantees, letters of comfort, indemnities or similar arrangements entered into by Parent or any of its Affiliates (other than the Group Companies) listed on Schedule 8.6(a) (the “Guaranties”), (b) cause Parent and its Affiliates (other than the Group Companies) to be fully released from all of its obligations under the Guaranties (including if necessary, by posting collateral in lieu of such obligations of Parent and its Affiliates), (c) provide for replacement letters of credit for the letters of credit of Parent and its Affiliates listed on Schedule 8.6(c), and (d) with respect to the Leased Real Property listed on Schedule 8.6(d), post deposits accordance with the terms of the leases with respect thereto in substitution for the deposits of Parent or its Affiliates (other than the Group Companies) that have been posted with respect to such Leased Real Property. With respect to any other obligations of Parent or its Affiliates under any guaranties, letters of comfort, indemnities or similar arrangements obtained or given by Parent or any of its Affiliates relating to the Business which Parent notifies Buyer in writing no later than thirty (30) days prior to the Closing (the “Other Guaranties”), Buyer shall use reasonable best efforts to cause Parent and its Affiliates to be fully released, in each case, effective as promptly as practicable, in respect of all obligations of Parent and any Affiliate under any such Other Guaranties. In the case of Buyer’s failure to successfully effect such results in the foregoing sentences by the Closing, then, Parent, on the one hand, and Buyer, on the other hand, shall continue and cause their respective Affiliates to continue to cooperate and use their respective commercially reasonable efforts to terminate, or cause Buyer to be substituted for Parent or its Affiliates in respect of their obligations under the Guaranties and the Other Guaranties, and Buyer shall indemnify Parent from any loss arising from such Guaranties and Other Guaranties. Without limiting the foregoing, after the Closing, Buyer will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by a Guaranty or Other Guaranty without providing Parent with evidence satisfactory to Parent that Parent’s Guaranty or Other Guaranty has been released. Any cash or other collateral posted by Parent or one of its Affiliates in respect of any Guaranty or Other Guaranty (other than Real Property Leases, addressed above) shall be for the account of Parent or such Affiliate. If Buyer or one of its Affiliates shall receive any such cash or other collateral or deposits, it shall promptly return it to Parent. At or prior to Closing, Parent agrees that the provisions of this Section 8.6 shall apply mutatis mutandis to any surety bonds, letters of credit, comfort letters or similar assurances of credit support provided by the Group Companies for the benefit of any business of Parent or its Affiliates (other than the Business).

Section 8.7. Assistance with Financial Reporting. For a period of five years after the Closing, Buyer shall cause to be provided reasonable assistance from the Chief Financial Officer of the Business as of the date hereof in order to assist Parent in connection with any reporting obligations of Parent, not to unreasonably interfere with such individual’s day-to-day responsibilities.

Section 8.8. Parent Release. Effective as of the Closing, Parent on behalf of itself and its Subsidiaries, and their respective successors and assigns (collectively, the “Parent Releasors”), does hereby irrevocably and unconditionally release, acquit, and absolutely forever discharge the Group Companies and Buyer from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, matured or unmatured, liquidated or unliquidated, absolute or contingent, direct or derivative, suspected or unsuspected, that such Parent Releasor now has, or at any time previously had, or shall or may have in the future, in each case based upon facts, circumstances or occurrences existing at or prior to Closing; provided, that Released Matters shall not include any rights pursuant to the transactions contemplated by any Transaction Agreement. It is the intention of Parent in executing the release contained in this Section 8.8, and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Parent hereby represents to Buyer that it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than such Parent has any interest in any Released Matter by Requirements of Law or Contract or by virtue of any action or inaction by Parent in a manner that would derogate from or otherwise prejudice the foregoing waiver.

Section 8.9. Restrictive Covenants.

(a) In consideration of the transactions contemplated by this Agreement and to more effectively protect the value and goodwill of the Business to be acquired hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent covenants and agrees that, without the prior written consent of Buyer, for a period commencing on the Closing Date and ending on the earlier of the second anniversary of the Closing Date and a Sale of Parent, Parent shall not, and shall cause its Subsidiaries not to, acquire, own, manage, operate, control, or participate in the ownership, management, operation or control of any Business in the United States.

(b) Nothing contained in this letter agreement shall limit or otherwise affect the ability of Parent or any of its Subsidiaries to (i) invest in publicly traded debt or equity securities of companies engaged in a Business, so long as such ownership is a passive investment and represents less than 5% of such outstanding debt or equity securities, (ii) engage in any of the actions contemplated by the Transaction Agreements, (iii) acquire or own any Person or business; provided, however, that if more than ten percent (10%) of the total gross revenues of such Person or business is from a Business, then Parent or such Subsidiary will be required to divest such portion of the Person or business, (iv) engage in any research and development activities with respect to Parent’s “Spine” or “International” lines of business, or (v) the direct or indirect distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine (x) as represented by Parent’s “Spine” or “International” lines of business and (y) as otherwise described in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019.

(c) Commencing on the Closing Date, (i) Parent shall not, and shall not permit its Subsidiaries to, disclose any Confidential Information of the Business, and (ii) Buyer shall not, and shall not permit its Subsidiaries to, disclose any Confidential Information of Parent, in each case except as may be required by applicable Requirements of Law, fiduciary duties or any rule or regulation of any national securities exchange.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer under this Agreement to consummate the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may, to the extent permitted by applicable Requirements of Law, be waived in writing by Buyer in its sole discretion:

Section 9.1. No Misrepresentation or Breach of Covenants and Warranties.

(a) Parent shall have performed in all material respects all of its covenants and agreements in this Agreement which are to be performed prior to Closing.

(b) (i) The representations and warranties of Parent contained in the first sentence of Section 5.2(a), Section 5.2(c), Section 5.3(a) and Section 5.22 shall be true and correct in all material respects both when made and as of the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects as of such date), and (ii) the representations and warranties of Parent contained in Section 5.2(b) shall be true and correct, other than de minimis inaccuracies, both when made and as of the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, which representations and warranties shall be true and correct as of such date other than de minimis inaccuracies)

(c) The representations and warranties of Parent contained in this Agreement (other than representations and warranties identified in clause (b) above) when read without exception or qualification as to “material” or Material Adverse Effect, shall be true and correct both when made and as of the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, which representations and warranties shall be true and correct as of such date), other than breaches or inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) There shall have been delivered to Buyer a certificate to the effect of clauses (a) through (c), dated the Closing Date, signed on behalf of Parent by a duly authorized officer of Parent.

Section 9.2. No MAE. No Material Adverse Effect shall have occurred since the Balance Sheet Date.

Section 9.3. Required Parent Vote. The Required Parent Vote shall have been obtained.

Section 9.4. No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits the purchase and sale of the Securities as contemplated by Section 2.1.

Section 9.5. Other Deliveries. Parent shall have delivered to Buyer all of the other documents and agreements required to be delivered at Closing pursuant to Section 4.4.

Section 9.6. Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by Buyer’s failure to cause the Closing to occur in violation on its obligations contained herein, including as required by Section 7.3.

Section 9.7. CFIUS Clearance. CFIUS Clearance shall have been obtained and shall be in full force and effect.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligation of Parent under this Agreement to consummate the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may, to the extent permitted by applicable Requirements of Law, be waived in writing by Parent in its sole discretion:

Section 10.1. No Misrepresentation or Breach of Covenants and Warranties.

(a) Buyer shall have performed in all material respects all of its covenants and agreements in this Agreement which are to be performed prior to Closing.

(b) The representations and warranties of Buyer contained in Section 6.2(a), Section 6.3(a) and Section 6.3(c) shall be true and correct in all material respects both when made and as of the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects as of such date).

(c) The representations and warranties of Buyer contained in this Agreement (other than representations and warranties identified in clause (b) above) when read without exception or qualification as to “material”, shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), other than breaches of representations and warranties which are not reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(d) There shall have been delivered to Parent a certificate to the effect of clauses (a) through (c), dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

Section 10.2. Required Parent Vote. The Required Parent Vote shall have been obtained.

Section 10.3. No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits the purchase and sale of the Securities as contemplated by Section  2.1.

Section 10.4. Other Deliveries. Buyer shall have delivered to Parent all of the other documents and agreements required to be delivered at Closing pursuant to Section 4.3.

Section 10.5. Frustration of Closing Conditions. Parent may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by Parent’s failure to cause the Closing to occur in violation on its obligations contained herein, including as required by Section 7.3.

ARTICLE XI

TERMINATION

Section 11.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and Parent;

(b) by Buyer if Buyer is not then in material breach of any provision of this Agreement and if Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article IX, which breach cannot be or has not been cured within thirty (30) days following written notice by Buyer to Parent of such breach;

(c) by Parent if Parent is not then in material breach of any provision of this Agreement and if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article X, which breach cannot be or has not been cured within thirty (30) days following written notice by Parent to Buyer of such breach;

(d) by Buyer or Parent if any court of competent jurisdiction in the United States or any other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose failure to take any action required to fulfill any of such party’s (or such party’s Affiliates’) obligations under this Agreement shall have been a significant contributing factor to such order, decree or ruling;

(e) by Buyer or Parent if the Closing shall not have occurred on or before the Outside Date; provided, however, that if as of the Outside Date all of the conditions set forth in Articles IX and X shall have been satisfied or, to the extent permitted, waived (other than (A) those conditions that by their nature are to be satisfied at the Closing, each of which remains capable of being satisfied and (B) those conditions set forth in Section 9.4, Section 9.7 or Section 10.3), then the Outside Date shall be automatically extended for one additional three (3) month period; provided, further, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose failure to take any action required to fulfill any of such party’s (or such party’s Affiliates’) obligations under this Agreement shall have been the primary cause of the failure of the Closing to occur prior to the Outside Date;

(f) by Parent or Buyer if the Required Parent Vote shall not have been obtained at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof permitted hereunder;

(g) by Buyer prior to Parent receiving the Required Parent Vote in the event that an Adverse Recommendation Change has occurred;

(h) by Parent, in accordance with Section 7.6; provided, however, that Parent may terminate this Agreement pursuant to this Section 11.1(h) if and only if Parent paid to Buyer the Termination Fee in accordance with Section 11.3(b)(i); or

(i) by Buyer following a CFIUS Turndown.

Section 11.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other party to this Agreement.

Section 11.3. Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than this Section 11.3 and Section 13.8) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement, or for damages to the other party resulting from Fraud.

(b) If this Agreement is terminated:

(i) by Buyer pursuant to Section 11.1(b) as a result of a material breach of Section 7.6 or pursuant to Section 11.1(g) or by Parent pursuant to Section 11.1(h), Parent shall pay to Buyer an amount equal to $14,700,000 (the “Termination Fee”); or

(ii) by Buyer or Parent pursuant to Section 11.1(e) and at the time of termination pursuant to Section 11.1(e) the Required Parent Vote has not been obtained or pursuant to Section 11.1(f) and (A) at or prior to the time of any such termination of this Agreement a bona fide Acquisition Proposal shall have been publicly made and not publicly withdrawn; and (B) on or before the twelve (12) month anniversary of the date of termination of this Agreement, Parent enters into a definitive Acquisition Agreement with any third-party other than Buyer or its Affiliates in respect of any Acquisition Proposal (provided that each reference to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be a reference to fifty percent (50%) (whether or not with the same party which made the Acquisition Proposal) then Parent shall pay to Buyer within two (2) business days after the date upon which Parent enters into such definitive Acquisition Agreement, an amount equal to the Termination Fee, provided, that if such definitive Acquisition Agreement is entered into with a third-party or any of its Affiliates who made the Acquisition Proposal prior to the time of termination of this Agreement that was publicly made and not publicly withdrawn, such Acquisition Proposal shall, for purposes of this Section 11.3(b)(ii), be deemed to have been a bona fide Acquisition Proposal).

(c) Subject to the terms of Section 7.6 and Section 11.3(b), any Termination Fee due under this Section 11.3 shall be paid by wire transfer of same-day funds on the business day immediately following the date of termination of this Agreement. In no event shall Parent be obligated to pay any amount greater than the Termination Fee pursuant to this Section 11.3. Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims arising out of a willful breach of this Agreement or fraud), (i) in the event the Termination Fee is paid in accordance with Section 11.3(b), the payment of such Termination Fee shall be the sole and exclusive remedy of Buyer, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and representatives (the “Buyer Related Persons”) against Parent or any of its representatives or Affiliates for, and (ii) in no event will Buyer or any such other Buyer Related Persons seek to recover any other monetary damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clauses (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Contemplated Transactions to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

ARTICLE XII

INDEMNIFICATION

Section 12.1. Survival. The agreements and covenants of Parent and Buyer contained in Article II, Article III, Article IV, Article VIII, this Article XII, Section 7.3(d), Section 7.3(e), Section 7.9 and Section 7.10 shall survive the Closing for the applicable period of time specified therein or, if not so specified, until the earlier of the maximum period permitted by the applicable statute of limitations contemplated by Delaware General Corporation Law or until fully performed, and the parties agree that Section 8106(c) of Title 10 of the State of Delaware Code does not apply. The parties hereto agree that all representations, warranties, all other covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim for any breach of or inaccuracy in such representations, warranties, covenants and agreements be made by, any party or any of their respective Affiliates in respect thereof. Notwithstanding the foregoing, nothing in this Agreement, including this Section 12.1, shall operate to limit the liability of Parent for Fraud.

Section 12.2. Indemnification by Parent.

Following the Closing, subject to the terms of this Article XII, Parent shall indemnify and hold harmless Buyer and its Affiliates (including the Group Companies) and their officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”) from and against, without duplication, any Special Indemnification Losses incurred or suffered by any Buyer Indemnified Person arising out of, resulting from or in connection with (i) any Excluded Liabilities, including, for the avoidance of doubt, any Pre-Closing Taxes and (ii) any claims made by or with respect to any Business Employee in respect of their employment against the Group Companies asserted within six (6) months after the Closing Date, to the extent related to the period prior to the Closing (and not otherwise reflected in the Financial Statements or Closing Date Working Capital).

(a) Notwithstanding any other provision to the contrary, the cumulative indemnification obligations of Parent under this Section 12.2 shall in no event exceed the Purchase Price.

(b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, in each such case, Parent shall, prior to entering into any such agreement and as a condition precedent to the consummation of such transaction, ensure that proper and adequate provision will be made thereunder so that such successor(s) and assign(s) will be bound by Parent’s obligations set forth in this Section 12.2 as if they (or it) were a direct party hereto.

Section 12.3. Indemnification by Buyer.

(a) Following the Closing, subject to the terms of this Article XII, Buyer agrees to indemnify and hold harmless Parent and its Affiliates (excluding the Group Companies) and their officers, directors, employees, agents and representatives (collectively, the “Parent Indemnified Persons” and, together with the Buyer Indemnified Persons, an “Indemnified Party”) from and against any Special Indemnification Losses incurred or suffered by any Parent Indemnified Person arising out of, resulting from or in connection with any Assumed Liabilities.

(b) Notwithstanding any other provision to the contrary, the cumulative indemnification obligations of Buyer under this Section 12.3 shall in no event exceed the Purchase Price.

Section 12.4. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 12.1), unless an Indemnified Party shall have incurred a Special Indemnification Loss prior to such applicable survival termination date and made an Indemnification Claim (as defined below) subject to the terms and conditions of this Article XII, prior to such termination date, as applicable, including by delivering a Claim Notice (as defined below) to the Indemnifying Party (as defined below). If an Indemnified Party has made a proper Indemnification Claim for indemnification pursuant to Sections 12.2 or Section 12.3 prior to such termination date, then such claim for such Special Indemnification Loss incurred (and only such claim for such Special Indemnification Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 12.1.

Section 12.5. Procedures Relating to Indemnification. An Indemnified Party shall give prompt written notice (a “Claim Notice”) to the party or parties obligated to provide indemnification (the “Indemnifying Party”) after the Indemnified Party first becomes aware (and in any event within thirty (30) days thereof) of the basis for a claim for indemnification pursuant to this Article XII (including any Third Party Claim) (such claim, an “Indemnification Claim”), and such Claim Notice shall contain (i) a reasonably detailed description and, if reasonably available or determinable, the Special Indemnification Loss incurred or reasonably expected to be incurred by the Indemnified Party together with such supporting documents reasonably available to such Indemnified Party, (ii) a reasonably detailed explanation of the basis for the Indemnification Claim to the extent of the facts then known by the Indemnified Party, and (iii) a demand for payment of such Special Indemnification Loss; provided, that failure to give such notification shall not affect such Indemnified Party’s right to indemnification hereunder and shall not relieve the Indemnifying Party from any of its obligations under this Article XII except to the extent the Indemnifying Party is actually prejudiced by such failure.

Section 12.6. Notice and Opportunity To Defend. If there occurs an indemnifiable event which involves any claim or the commencement of any Proceeding by a third Person, including any Governmental Body (a “Third Party Claim”), the Indemnified Party shall give such Indemnifying Party prompt written notice (and in any event within thirty (30) days of such Third Party Claim) of such Third Party Claim or the commencement thereof. The failure to provide prompt notice as provided herein shall relieve the Indemnifying Party of its obligations hereunder only if, and to the extent that, such failure actually prejudices the Indemnifying Party hereunder. The Indemnifying Party shall be entitled to (i) participate in the defense of any such Third Party Claim, or (ii) assume the defense thereof, with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if (A) the Third Party Claim relates primarily to any criminal Proceeding, (B) the Third Party Claim primarily seeks an injunction or equitable relief against the Indemnified Party. (C) the Third Party Claim is asserted directly by or on behalf of a Person that is a material customer of the Business, (D) the Indemnifying Party has been found by a court of competent jurisdiction to have failed to diligently pursue such Third Party Claim, or (E) the Third Party Claim has a likelihood of resulting in Liability to the Indemnified Party that would exceed the Indemnifying Party’s exposure under this Agreement in respect of such Third Party Claim (provided, that in the event the Indemnified Party assumes the defense of a Third Party Claim pursuant to one or more of the preceding clauses (A) through (E), the Indemnifying Party shall have the right to participate, at its sole expense, in the defense of any such Third Party Claim with counsel selected by it, subject to the Indemnified Party’s right to control the defense thereof); and, provided, further, that if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings under such Third Party Claim and the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that the representation of both parties by the same counsel would be inappropriate due to a potential material conflict of interest between them, each of the parties shall retain separate counsel at its own expense (subject to the Indemnified Party’s right to control the defense thereof). The Indemnifying Party and the Indemnified Party agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim, except if in a party’s reasonable determination, based on the advice of counsel, such access and cooperation would reasonably be expected to result in a loss or waiver of any legal or attorney-client privilege or confidentiality protections or obligations, or could violate the Requirements of Law. If the Indemnifying Party elects to assume the defense of a Third Party Claim as contemplated hereunder, the Indemnified Party shall have the right to participate in (but not control) at its own expense in the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, no settlement or compromise thereof may be effected by the Indemnifying Party without the written consent of the Indemnified Party, unless (A) the settlement seeks only monetary relief and (B) the settlement or compromise does not contain any admission of finding or wrongdoing on behalf of the Indemnified Party. If the Indemnifying Party does not assume the defense of a Third Party Claim, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any such Third Party Claim without the consent of the other party. Except as contemplated hereunder, in no event shall an Indemnifying Party be liable for any settlement or compromise effected without its prior written consent. If there shall be any conflicts between the provisions of this Section 12.6 and Section 8.2(e), the provisions of Section 8.2(e) shall control with respect to Tax contests.

Section 12.7. Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article XII shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Requirements of Law.

Section 12.8. Additional Limitations; Manner of Payment.

(a) If an Indemnified Party receives a payment in respect of Special Indemnification Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such Special Indemnification Losses, the Indemnified Party must promptly notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of such payment within five business days after receipt. Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Special Indemnification Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Special Indemnification Loss. An Indemnified Party’s right to indemnification pursuant to Sections 12.2 or 12.3, as applicable, shall be reduced by the amount actually paid by a third party (less any increase in the applicable insurance premium and any reasonable costs for collecting such amount), with respect to the settlement or resolution of a claim for which Parent or Buyer, as the case may be, was entitled to indemnification hereunder.

(b) Buyer shall not make any claim for indemnification under this Article XII or Section 8.2(a) to the extent of any matter that was specifically and actually taken into account in the determination of Working Capital or the calculation of any adjustment to the Purchase Price in Article IV.

Section 12.9. Exclusive Remedy. Without limiting Section 12.1 of this Agreement, except with respect to disputes related to the Purchase Price adjustments in Section 4.5 (which shall be governed exclusively by Section 4.5) and the last sentence of this Section 12.9, the indemnification provisions contained in this Article XII, subject to the limitations set forth herein, shall be the sole and exclusive monetary remedy available to any party in connection with any Special Indemnification Losses arising out of or resulting from Assumed Liabilities or Excluded Liabilities following the Closing. Notwithstanding the foregoing, nothing in this Section 12.9 shall limit or restrict the ability or right of any party hereto to seek injunctive or other equitable relief pursuant to Section 13.12 for any breach or alleged breach of any provision of this Agreement; provided, that any procedures in respect of and limitations on Special Indemnification Losses in this Article XII, to the extent applicable, shall in no event be diminished or circumvented by such relief. The parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies hereunder with respect to this Agreement and the Contemplated Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Parent hereunder. For the avoidance of doubt, nothing in this Agreement shall limit the remedy of any party against another party in the event of Fraud by such other party.

Section 12.10. Excluded Liability Cooperation. Following Closing, Buyer shall, and shall cause the Group Companies to, use commercially reasonable efforts to (i) provide Parent, its Affiliates and its representatives with access reasonably necessary to Pursue the Excluded Liabilities, at normal business hours and upon reasonable notice, to the Group Company’s books and records (including electronic and archived documents) and the Group Company’s facilities and to current employees and representatives of the Group Companies, including in connection with testimony in litigation and factual investigation, and (ii) generally provide support, and make its and its Subsidiaries’ current employees and representatives reasonably available to provide assistance and expertise at such times and in such places as reasonably necessary, to Pursue the Excluded Liabilities; provided that, in the case of each of clauses (i) and (ii), (A) the Group Companies only shall be required to provide such access and make its and its Subsidiaries’ current employees and representatives available to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Group Companies and their Subsidiaries, and (B) the Group Companies may withhold access from Parent to the extent that the Group Companies are aware that (x) the Group Companies or any of their Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such access (provided that Buyer shall and shall cause the Group Companies to use their commercially reasonable efforts to obtain the required consent of such third party to provide such access), (y) providing such access would result in a loss of attorney–client or other legal privilege (provided that Buyer shall and shall cause the Group Companies to use their commercially reasonable efforts to allow such access (or access to a portion thereof) in a manner that does not result in a loss of such privilege), or (z) providing such access would violate any Requirements of Law (provided that Buyer shall and shall cause the Group Companies to use their commercially reasonable efforts to provide such access in a manner that does not violate such Requirements of Law). Reasonable and documented out-of-pocket expenses incurred by current employees or representatives of the Group Companies or their Subsidiaries (but in no event any compensation expenses of current employees of the Group Companies or its Subsidiaries) in connection with Parent’s access to them shall be reimbursed by Parent promptly following Parent’s receipt of an invoice specifying in reasonable detail the expenses incurred. Notwithstanding the foregoing, Buyer shall and shall cause the Group Companies to use their commercially reasonable efforts to make any employee or other person under its control available to testify at a trial or evidentiary hearing at the reasonable request of Parent.

Section 12.11. Subrogation. Buyer shall promptly make available to Parent the final form of the “buyer’s” representations and warranties insurance policy with respect to the representations and warranties set forth in Article V (the “R&W Insurance Policy”). Buyer acknowledges and agrees that the R&W Insurance Policy shall at all times provide that the insurer shall have no, and shall waive and not pursue, subrogation rights against Parent, its Affiliates and their respective officers, managers, directors, equity holders, employees or agents (except in the case of Fraud of Parent). Any costs and expenses related to the R&W Insurance Policy shall be borne by Buyer.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to any Laws of the State of Delaware that would require or permit the application of the Laws of any other jurisdiction; provided, however, that the transfer in rem of the shares in the German Subsidiary shall be governed and construed in accordance with the laws of the Federal Republic of Germany, excluding any conflicts of law provisions.

Section 13.2. No Public Announcement. Neither Parent nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the Contemplated Transactions, except as and to the extent that any such party shall be so obligated by Requirements of Law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the

Securities and Exchange Commission disclosure obligations or the rules of any stock exchange, in which case the other party shall be advised and the parties shall consult in good faith with each other on the contents of such communication or disclosure prior to its publication.

Section 13.3. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email, or sent by private overnight courier or by registered or certified mail, and shall be deemed given when delivered personally, by email or by courier or otherwise, as follows:

If to Buyer, to:

c/o Montagu Private Equity SAS

41, avenue George V

75008 Paris

France

Attention: Adrien Sassi

Email: Adrien.Sassi@Montagu.com

with a copy to:

Weil, Gotshal & Manges LLP

2, Rue de la Baume, Paris, France 75008

Attention: David Aknin, Shayla Harlev and Ryan Taylor

Email: david.aknin@weil.com, shayla.harlev@weil.com and

  ryan.taylor@weil.com

If to Parent, to:

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, IL 60015

Attention: Jonathon M. Singer

Email: jsinger@rtix.com

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Seth Katz

Email: skatz@sidley.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 13.4. Successors and Assigns; No Recourse.

(a) This Agreement and the rights and obligations hereunder shall not be assignable by any party to a third Person without the written consent of the other party; provided, that (i) either party may assign its rights hereunder (in whole or from time to time in part) to an Affiliate, and (ii) Buyer may assign, transfer, charge, grant security interest or, or otherwise deal with the benefit of, any of its rights and obligations under this Agreement, in whole or in part, (A) to any bank, financial institution lending money or making other banking facilities available to Buyer with respect to the Contemplated Transactions, or any other person who has financed or refinanced any part of the Contemplated Transactions or has otherwise provided finance to Buyer or any of its Affiliates, or any other finance provider to Buyer, its Affiliates or any Group Company by way of security (including by way of pledge or assignment or receivables or delegation of payment of any amounts payable by Parent to Buyer hereunder and Parent undertakes to execute such reasonable agreements to give effect to such pledge, assignment or delegation), or (B) in connection with any buy-side representation and warranty insurance policy, including with respect to any subrogation provisions in such policy. Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Other than (i) the parties and their respective successors and assigns permitted by this Section 13.4 and (ii) the officers and directors (or equivalent positions) of any Group Company as contemplated by Section 8.5(c), nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person any right, remedy or claim under or by reason of this Agreement.

(b) Except to the extent a named party to this Agreement, any Parent Ancillary Agreements or any Buyer Ancillary Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party or its Affiliates shall have any liability for any obligations or liabilities of any party under this Agreement, the Parent Ancillary Agreements or the Buyer Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

Section 13.5. Access to Records after Closing.

(a) Subject to Section 8.1, for a period of six (6) years after the Closing Date, Parent and its representatives shall have reasonable access to the personnel and all of the books and records of the Group Companies to the extent that such access may reasonably be required by Parent in connection with (i) matters relating to or affected by the operations of the Group Companies prior to the Closing Date, (ii) compliance by Parent and its Subsidiaries with Requirements of Law, and (iii) without limiting Section 12.10, Pursuing the Excluded Liabilities. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Buyer agrees to maintain such records in readable and readily accessible format during such six-year period. Parent shall be solely responsible for any out of pocket costs or expenses incurred by it pursuant to this Section 13.5(a).

(b) Subject to Section 8.1, for a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to the personnel and all of the books and records relating to the Group Companies which Parent or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Parent and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Parent agrees to maintain such records in readable and readily accessible format during such six-year period. Buyer shall be solely responsible for any out of pocket costs and expenses incurred by it pursuant to this Section 13.5(b).

(c) Subject to Section 8.1, neither Buyer nor Parent shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 13.5 where such access would violate any Requirements of Law, privilege or confidentiality obligation.

Section 13.6. Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 13.7. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended in writing, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.8. Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 13.9. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.10. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Parent and Buyer.

Section 13.11. Further Assurances. Prior to, on and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Securities to Buyer in accordance with the terms of this Agreement.

Section 13.12. Jurisdiction; Specific Performance. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) over any dispute based on, arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.3. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages may not be readily ascertainable or fully compensatory. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions hereof, and to compel specific performance of the breaching party in any court of the United States or any state having jurisdiction. Nothing in this Section 13.12 should be construed to constitute a waiver of any other remedy to which they the parties are entitled at law or in equity.

Section 13.13. Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any Proceeding in connection with or relating to this Agreement, any Parent Ancillary Agreement or any Buyer Ancillary Agreement or the Contemplated Transactions. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of a dispute, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other transaction agreements by, among other things, the mutual waivers and certifications in this Section  13.13.

Section 13.14. Confidential Nature of Information. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the Contemplated Transactions (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement, which Confidentiality Agreement shall terminate at Closing.

Section 13.15. Disclosure Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections or Schedules of this Agreement to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent on its face to a reader of such disclosure. Matters reflected in any Section or Schedule of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or outside of the ordinary course of business, or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Requirements of law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 13.16. Privilege; Waiver of Conflicts. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Group Companies) hereby (a) agrees that, notwithstanding any current or prior representation of the Group Companies and Parent by Sidley Austin LLP (“Prior Companies Counsel”), Prior Companies Counsel shall be allowed to represent Parent in any matters or disputes that arise under or relate to the Contemplated Transactions, (b) waives any claim that Buyer, the Group Companies, or any of their Affiliates has or may have that Prior Companies Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation, (c) agrees that, if a dispute arises after the Closing between Buyer, the Group Companies or any of their respective Affiliates, on the one hand, and Parent on the other hand, then Prior Companies Counsel may represent Parent in such dispute, even though the interests of Parent may be directly adverse to Buyer or the Group Companies and even though Prior Companies Counsel may have represented the Group Companies in matter substantially related to such dispute or may be handling ongoing matters for the Group Companies, and (d) agrees that, after the Closing, Parent shall retain, own, and control (in its sole and absolute discretion) all communications between or among Prior Companies Counsel and Parent or the Group Companies that relate, in any way, to the Contemplated Transactions or the Excluded Liabilities, and with respect to such information, the attorney-client privilege and the expectation of client confidence belongs to Parent and may be controlled by Parent and shall not pass to or be claimed or disputed by Buyer or the Group Companies or any of their Affiliates; provided, however, that nothing herein is intended or shall be construed to constitute an agreement by Parent or the Group Companies to waive any privilege of the Group Companies with respect to any information or communication that does not relate to any dispute under or relating to the Contemplated Transactions or the Excluded Liabilities (it being understood that any privilege of the Group Companies that attaches with respect to such other matters will be controlled solely by the Group Companies after the Closing). Also, if a dispute arises after the Closing between Buyer or the Group Companies on the one hand, and any third party other than Parent on the other hand, then the Group Companies may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Prior Companies Counsel; provided, however, that to the extent such privilege relates in any way to the Contemplated Transactions or the Excluded Liabilities, the Group Companies may not waive such privilege without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned. Buyer acknowledges on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Group Companies) that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions, and other provisions of this Section 13.16, including the opportunity to consult with independent counsel of its choice.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RTI SURGICAL HOLDINGS, INC.

By:	/s/ Jonathan M. Singer
Name: Jonathon M. Singer
Title: Chief Financial and Administrative Officer

[Signature page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ARDI BIDCO LTD.

By:	/s/ Shayla Kasuto Harlev
Shayla Kasuto Harlev
acting solely in her capacity as power of attorney

[Signature page to Equity Purchase Agreement]

EXHIBIT A

Agreed Upon Form

TRANSITION SERVICES AGREEMENT

BETWEEN

RTI SURGICAL HOLDINGS, INC.,

AND

[BUYER]

DATED [●], 2020

A-i

A-ii

CONFIDENTIAL

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2020 (the “Effective Date”), by and between RTI Surgical Holdings, Inc., a Delaware corporation (“Parent”), and [BUYER], a [●] (“Buyer”)1.

WHEREAS, pursuant to that certain Equity Purchase Agreement (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), dated as of January 13, 2020, by and between Parent and Buyer, Buyer has agreed to purchase from the Subsidiaries (as defined in the Purchase Agreement) of Parent, all of the Securities (as defined in the Purchase Agreement); and

WHEREAS, after the Effective Date, (a) Parent has agreed to provide, or cause to be provided, to Buyer and its Affiliates (as defined below) on the Effective Date after giving effect to the Closing (as defined below) certain transitional services on the terms and subject to the conditions set forth in this Agreement and (b) Buyer has agreed to provide, or cause to be provided, to Parent and its Affiliates on the Effective Date after giving effect to the Closing, certain transitional services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is hereby agreed by and among Parent and Buyer as follows:

1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1. Capitalized terms not otherwise defined herein have the meaning set forth in the Purchase Agreement.

1.1 “Additional Services” has the meaning set forth in Section 2.3.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” means the power to direct the management or affairs of a Person through the ownership of more than 50% of the voting equity securities of such Person.

1.3 “Agreement” has the meaning set forth in the preamble.

1.4 “Business” has the meaning set forth in the Purchase Agreement.

1.5 “Buyer” means has the meaning set forth in the preamble.

1.6 “Buyer Facilities” has the meaning set forth in Section 5.1.

1.7 “Buyer Services” has the meaning set forth in Section 2.1.

1.8 “Buyer Services Manager” has the meaning set forth in Section 3.

1.9 “Closing” has the meaning set forth in the Purchase Agreement.

1.10 “Closing Date” has the meaning set forth in the Purchase Agreement.

1.11 “Confidential Information” means any non-public, commercially proprietary or sensitive information (or materials) belonging to, concerning or in the possession or control of a party to this Agreement or its Affiliates (the “Disclosing Party”) that is furnished, disclosed or otherwise made available to the other party to this Agreement or entities or persons acting on the other party’s behalf (the “Receiving Party”) in connection with this Agreement and which is either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature, or is of a type that a reasonable person would recognize it to be commercially sensitive.]

[1]

Note to Draft: Purchase Agreement provides that Buyer will sign the TSA on behalf of RTI OEM. Parties to confirm if RTI OEM should be the Party to this agreement and references in this Agreement to “Buyer” should be changed to “RTI OEM” (with Buyer only signing on RTI OEM’s behalf).

1.12 “Data Privacy Laws” has the meaning set forth in the Purchase Agreement.

1.13 “Disclosing Party” has the meaning set forth in the term “Confidential Information”

1.14 “Dispute” has the meaning set forth in Section 12(a).

1.15 “Effective Date” has the meaning set forth in the preamble.

1.16 “Existing FF&E” has the meaning set forth in Section 5.1.

1.17 “Extension Period” has the meaning set forth in Section 13.2.

1.18 “Facilities” has the meaning set forth in Section 5.1.

1.19 “Force Majeure” has the meaning set forth in Section 11.

1.20 “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

1.21 “Guest User” has the meaning set forth in Section 4.2.

1.22 “Host” has the meaning set forth in Section 4.2.

1.23 “Inspecting Party” has the meaning set forth in Section 14.3(a).

1.24 “Law” means any law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Body.

1.25 “Legal Requirement” has the meaning set forth in Section 7.3.

1.26 “Losses” has the meaning set forth in Section 10.1.

1.27 “Parent” has the meaning set forth in the preamble.

1.28 “Parent Facilities” has the meaning set forth in Section 5.1.

1.29 “Parent Services” has the meaning set forth in Section 2.1.

1.30 “Parent Services Manager” has the meaning set forth in Section 3.

1.31 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

1.32 “Proceeding” has the meaning set forth in the Purchase Agreement.

1.33 “Provider” means the party providing, or causing to be provided a Transition Service.

1.34 “Provider Indemnified Parties” has the meaning set forth in Section 10.1.

1.35 “Purchase Agreement” has the meaning set forth in the first paragraph.

1.36 “Receiving Party” has the meaning set forth in the term “Confidential Information.”

1.37 “Recipient” means the party to whom a Transition Service is being provided.

1.38 “Recipient Indemnified Parties” has the meaning set forth in Section 10.1.

1.39 “Recipient Materials” has the meaning set forth in Section 7.4.

1.40 “Regulatory Authorities” has the meaning set forth in Section 14.3(b).

1.41 “Security Systems” has the meaning set forth in Section 5.1.

1.42 “Service Charge” has the meaning set forth in Section 6.1.

1.43 “Services Managers” has the meaning set forth in Section 3.

1.44 “Significant Service Shortfall” has the meaning set forth in Section 2.6.

1.45 “Systems” has the meaning set forth in Section 4.2.

1.46 “Term” has the meaning set forth in Section 13.1.

1.47 “Termination Charges” has the meaning set forth in Section 13.3.

1.48 “Termination Date” has the meaning set forth in Section 13.3.

1.49 “Third Party Provider” has the meaning set forth in Section 2.8.

1.50 “Transition Period” has the meaning set forth in Section 2.2.

1.51 “Transition Services” has the meaning set forth in Section 2.1.

2. Services.

2.1 Transition Services. Upon the terms and subject to all of the conditions contained herein, Parent shall provide (or cause to be provided) to Buyer the services listed in Annex A attached hereto (the “Parent Services”), and Buyer shall provide (or cause to be provided) to Parent the services listed in Annex B attached hereto (the “Buyer Services”, and collectively with the Parent Services and any Additional Services, the “Transition Services”).

2.2 Transition Services Period. The Transition Services set forth on Annex A and Annex B shall commence on the date hereof and shall continue for the applicable period identified on Annex A and Annex B, (the “Transition Period”). The parties acknowledge the transitional nature of the Transition Services. Accordingly, each Recipient shall use its commercially reasonable efforts to replace, and cease the use of, the Transition Services to be provided hereunder as soon as reasonably practicable after the date hereof so that the Transition Services are terminated by the end of their designated Transition Period.

2.3 Additional Services. If, after the date hereof, Parent or Buyer identifies to the other in writing a service, system, software or facility that (a) Parent or its Affiliates have provided to (or procured the provision of for) the Business prior to the Closing Date that the Buyer reasonably determines that it needs in order for the Business to continue to operate in substantially the same manner in which the Business operated prior to the Closing Date and such service, system, software or facility was not included in Annex A (other than because the parties specifically agreed in writing that such service, system, software or facility shall not be provided), or (b) the Business transferred to Buyer provided to (or procured the provision of for) Parent or its Affiliates (other than with respect to the Business transferred to the Buyer) prior to the Closing Date that Parent reasonably determines that it needs in order for Parent or its Affiliates to continue to operate in substantially the same manner in which Parent or its Affiliates (other than the Business transferred to Buyer) operated prior to the Closing Date, and such service, system, software or facility was not included in Annex B (other than because the parties specifically agreed in writing such service, system, software or facility shall not be provided), then, in each case, Buyer and Parent shall use all reasonable endeavors, acting reasonably and in good faith, to provide (or procure the provision of) such services or access to such systems, or facilities in such scope, service level and duration (as applicable) as may be reasonably requested by party requesting such services (such additional services, systems, software or facilities, the “Additional Services”) in accordance with the provisions of this Agreement. The parties shall mutually agree in good faith to the terms related to such Additional Services and the parties shall amend Annex A or Annex B, as applicable, in writing to include such Additional Services (including the incremental fees, which shall be calculated in accordance with the mutually agreed upon methodologies employed by the parties to determine the Service Charges of the Transition Services as of the Effective Date, and termination dates with respect to such Additional Services) and such Additional Services shall be deemed Transition Services hereunder, and accordingly, Provider shall provide such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement; provided, however, that (i) except with respect to changes to the duration of Transition Services or Additional Services, a Recipient shall have no more than six (6) months after the date hereof to request Additional Services and (ii) in no event shall a Provider be required to provide, or cause to be provided, such Additional Service for more than twelve (12) months after the Closing Date unless otherwise mutually agreed with respect to a specific Additional Service.

2.4 Use of Transition Services. A Recipient shall not resell or make available the Transition Services to third parties and shall only use the Transition Services for substantially the same purposes and in substantially the same manner as the Transition Services had been used by Parent with respect to the Business immediately prior to the Closing Date.

2.5 Standard of Transition Services. Each Provider shall provide each Transition Service under this Agreement with same skill, quality, level of service, availability, standard of care, scope and volumes that the Transition Services were provided to the Business in the ordinary course of business and consistent with past practices immediately prior to the Closing Date. Each Recipient understands and agrees that Provider is not in the business of providing transition services to third parties, and under no circumstances shall a Provider be held accountable to a higher standard of care or one that is appropriate for a party in the business of furnishing transition or similar services to third parties. Notwithstanding any other provision of this Agreement, no Provider shall be required to perform or make available, nor shall any Provider be liable under this Agreement for any failure to perform or make available, any Transition Services or for the nature, quality, level of service, availability, standard of care, scope or volume at which Transition Services are provided, in each case, to the extent the provision or availability of such Transition Services would, in the opinion of a Provider’s counsel, violate, breach or conflict with its obligations under any Legal Requirement or any license, contract or other agreement applicable to such Transition Services or by which such Provider or any of its Affiliates is bound. If there is any restriction on any Provider under any Legal Requirement or any existing license, contract or other agreement with a third party that would restrict the nature, volume, quality or standard of care applicable to delivery of the Transition Services to be provided by a Provider to Recipient, such Provider shall use commercially reasonable efforts in good faith to provide such Transition Services in a manner as closely as possible to the standards described in this Section 2.5 without violating such restriction.

2.6 Shortfall in Services. If Recipient provides Provider with written notice of the occurrence of any Significant Service Shortfall (as defined below) in the Transition Services, as reasonably determined by Recipient in good faith, Provider shall use commercially reasonable efforts to rectify such Significant Service Shortfall as soon as reasonably possible. For purposes of this Section 2.6, a “Significant Service Shortfall” shall be deemed to have occurred if the timing or quality of performance of one or more Transition Services provided by Provider hereunder falls below the standard required by Section 2.5 hereof; provided, that Provider’s obligations under this Agreement shall be relieved to the extent, and for the duration of, any Force Majeure event as set forth in Section 11.

2.7 Consents. Notwithstanding any provision of this Agreement to the contrary, if the provision of any Transition Service as contemplated by this Agreement requires the consent, license or approval not previously obtained of any third party that is a service vendor as of Closing, each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to obtain as promptly as possible after the date of this Agreement such consent, license, or approval; provided, that the parties shall cooperate in good faith to find a reasonable alternative to such Transition Services for which such required third party consent cannot be obtained, and Provider shall use commercially reasonable efforts to supplement, modify, substitute or otherwise alter the Transition Services, or access to the Facilities, to provide such Transition Services or access to Facilities without such required third party consent. The Recipient of the applicable Transition Service requiring a third party consent, license or approval shall be responsible for all out-of-pocket costs associated with obtaining such third party consents, licenses or approvals, including any payments that are required to such third party vendor (it being understood that the cost of obtaining third party consents required for the expansion of Transition Services beyond pre-Closing levels shall be the sole responsibility of Recipient).

2.8 Subcontractors. Except as otherwise specified on Annex A or Annex B, a Provider may upon written consent of Recipient use qualified subcontractors to provide, or assist Provider and its Affiliates in the provision of, the Transition Services (a “Third Party Provider”); provided, however, that (a) no consent or notice shall be required for: (i) provision of any Transition Service by any Affiliate of a Provider, (ii) a Third Party Provider which was providing the relevant Transition Services or Facilities access prior to the Closing Date (or a third Person equally reputable to such Third Party Provider who is capable of providing and required to provide the Transition Services or Facilities access in substantially the same manner and to the same standard as the

Third Party Provider), or (iii) a Third Party Provider who has been engaged by a Provider to provide equivalent services to its or its Affiliates’ own businesses, (b) such other Third Party Provider shall be subject to service standards and confidentiality obligations at least equivalent to those set forth in Sections 2.5 and 7, and (c) no such subcontracting shall relieve such Provider from any of its obligations or liabilities hereunder, and Provider shall remain responsible for all obligations or liabilities of such subcontractor with respect to the providing of such service or services as if provided by Provider.

2.9 Modifications to Services. Each Recipient acknowledges that a Provider may be providing similar services, or services that involve the same resources as those used to provide the Transition Services, to its internal organizations, other Affiliates or third parties. Each Provider reserves the right to modify the Transition Services in connection with changes to its internal organization in the ordinary course of business. No Provider will be required to increase staffing, acquire equipment, make any capital expenditure or alter or modify its operations, procedures, method of doing business, reporting mechanisms or information technology systems in order to perform any Transition Service.

2.10 Parent shall migrate off of the Transition Service SAP Process set forth in 1.1 of Annex B in accordance with the migration plan attached hereto as Annex C, which may be amended from time to time upon mutual written agreement of the parties.2

3. Transition Service Management. Parent hereby designates Martin Deloria to act as its initial services manager (the “Parent Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Parent Services and have authority to act on Parent’s behalf with respect to matters relating to this Agreement. Buyer hereby designates Mark Mullersman to act as its initial services manager (the “Buyer Services Manager”, and together with the Parent Services Manager, the “Services Managers”), who will be directly responsible for coordinating and managing the delivery of Buyer Services and have authority to act on Buyer’s behalf with respect to matters relating to this Agreement. In addition to performing the obligations of the parties as described in this Section 3, the Services Managers shall regularly communicate and discuss, by telephone and such other means, and at such times, as the Services Managers may agree, (i) the Transition Services and the status and progress of the other activities contemplated by this Agreement and (ii) any issues which could reasonably be expected to affect the provision or receipt of the Transition Services and the costs, expenses, resources, personnel, licenses, rights, services or other factors required to provide such Transition Services. Notwithstanding the requirements of Section 14.2, all communications pursuant to this Agreement regarding routine matters involving delivery of the Transition Services set forth in Annex A and Annex B shall be made through the Services Managers (or such other individuals specified by the Services Manager in writing and delivered to the parties by email transmission with receipt confirmed). A party may designate a replacement Services Manager by notifying the other party in writing in accordance with Section 14.2.

4. Access and Information.

4.1 Access to Facilities. A Provider shall be entitled to enter the facilities of Recipient or its Affiliates as reasonably necessary to perform such Provider’s obligations hereunder; provided, however, that outside of normal business hours, except in cases of emergency (as reasonably determined by Provider), such Provider shall obtain the consent of Recipient prior to any such Person entering any such facility, which consent shall not be unreasonably withheld or delayed, and such Person shall enter such facility subject to Recipient’s reasonable rules for safety, confidentiality and security for such facility.

4.2 Access to Systems. If a Provider and/or Recipient (or any of their respective representatives) are at any time given access (each in such capacity, a “Guest User”) to the other’s computer system(s) or software (collectively, “Systems”) in connection with the performance of this Agreement, such Guest User shall comply with the other party’s (each in such capacity, a “Host”) Systems security policies, procedures and requirements (including physical security, network access, internet security, confidentiality and personal data security

[2]

Note to Draft: Prior to Closing, the parties shall use commercially reasonable efforts to develop a mutually agreeable migration plan consisting of high-level principles related to Parent’s migration off of the Transition Service Transition Service SAP Process set forth in 1.1 of Annex B.

guidelines) which the Host makes known to the Guest User from time to time. Guest User shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

4.3 Access to Information. Each Recipient shall make available on a timely basis to a Provider all instructions, access, information, cooperation, data and materials reasonably requested by such Provider to enable it to provide the Transition Services hereunder. Each Recipient shall be responsible for any additional costs and expenses, and any reduction in the standards of the Transition Services, resulting from any delay by such Recipient in providing such instructions, access, information, cooperation, data and materials. Notwithstanding the foregoing, if a Recipient fails to provide such instructions, access, information, cooperation, data and materials, or fails to perform a prerequisite act, within ten (10) days after written notice thereof, no Provider shall have liability for failing to perform such Transition Service.

5. Co-location and Facilities Matters.

5.1 Parent hereby grants, or shall cause one or more of its Affiliates to grant, to Buyer a limited license to use and access space at the facilities listed in Annex B and to continue to use certain equipment, including trade fixtures, furniture or other goods and effects therein (“Existing FF&E”), located at such facilities (collectively, the “Parent Facilities”), in each case to the extent and for substantially the same purposes as used in the Business prior to Closing; provided that any invitees of Buyer require the consent (not to be unreasonably withheld conditioned or delayed) of the site lead of the Parent Facility in order to be granted access to the Parent Facilities and such site lead may, in its commercially reasonable discretion, limit an invitee’s access to certain areas within such Parent Facility for the purposes of maintaining confidentiality of Parent’s information or other materials. Buyer hereby grants, or shall cause one or more of its Affiliates to grant, to Parent a limited license to use and access space at the facilities listed in Annex A and to continue to use certain equipment, including Existing FF&E, located at such facilities (collectively, the “Buyer Facilities” and together with the Parent Facilities, the “Facilities), in each case to the extent and for substantially the same purposes as used by Parent other than the Business prior to Closing; provided that any invitees of Parent require the consent (not to be unreasonably withheld conditioned or delayed) of the plant director of the Buyer Facility in order to be granted access to the Buyer Facilities in its commercially reasonable discretion, limit an invitee’s access to certain areas within such Buyer Facility for the purposes of maintaining confidentiality of Buyer’s information or other materials. For the avoidance of doubt, at each of the Parent Facilities and the Buyer Facilities, Parent and Buyer, as the case may be, shall, in addition to providing access and the right to use such facilities, provide to the employees, contractors, invitees or licensees of Parent and Buyer, as the case may be, substantially all ancillary services provided prior to Closing to its own employees, contractors, invitees or licensees at such facility relating to use or access of such facility, such as, by way of example and not limitation, badge services, reception, general maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence) and telephony services, access to duplication, facsimile, printing and other similar office services, and use of cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in Annex A and Annex B, as applicable, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a Parent Facility or a Buyer Facility, as the case may be, it being understood that no Provider shall provide security services to Recipient-specific areas of a Provider’s facility (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area; provided, that Recipient shall not be obligated to provide, install or use any separate security systems, locks, badging systems or other security-related hardware (collectively, “Security Systems”), including with respect to Recipient-specific areas, and shall be entitled to use Provider’s Security Systems as the same relate to such shared and Recipient-specific areas)) and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear.

5.1 The parties shall only permit their employees, contractors, invitees or licensees to use the Facilities, as applicable, except as otherwise permitted by the other party in writing. Each party shall, and shall cause its respective employees, contractors, invitees or licensees to, vacate the other party’s Facilities at or prior to the expiration date relating to each Facility set forth in Annex A and Annex B, or as otherwise specified in Annex A and Annex B, and shall deliver over to the other party or its Affiliates, as applicable, the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear and damage from casualty or condemnation excepted; provided, however that in the event either party makes any alteration or improvement on, or brings any equipment or personality into, the other party’s Facilities, the same shall be required to be removed at or prior to the expiration date relating to each Facility set forth in Annex A and Annex B. In addition to the access rights provided under Section 5.1 hereof, the parties or their Affiliates, or the landlord in respect of any third party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third party lease agreement, if applicable. Each party shall require its employees designated as management-level and above who use or have access to the other party’s Facilities to execute confidentiality and non-disclosure agreements in a form reasonably acceptable to the other party.

5.2 The parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for the acts and omissions of its employees, contractors, invitees and licensees. Each of the parties shall, and shall cause its Affiliates, employees, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental, health and workplace safety matters, (ii) the party’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third party lease or sublease governing any Facility. The licenses granted hereunder are subject and subordinate to all mortgages, ground, underlying leases or subleases which may now or hereafter affect such Facilities and to all renewals, modifications, consolidations, replacements and extensions of such leases, subleases and mortgages. For the avoidance of doubt, if any license granted hereunder would constitute a breach under the relevant mortgage, lease or sublease, the Provider shall not be required to provide such license to the Recipient and, pursuant to the foregoing, at any time after the date of this Agreement, at the request of the applicable lessor or sublessor, the license with respect to the applicable Facility shall be immediately terminated and the Recipient shall promptly surrender such licensed space in accordance with this Agreement, in which case the Provider and the Recipient shall negotiate in good faith a mutually satisfactory replacement arrangement to the extent possible. The parties shall not make, and shall cause their respective Affiliates and employees, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other party or its Affiliates, as applicable, which shall not be unreasonably withheld, conditioned or delayed, and the consent of any third party landlord, if applicable. The parties shall provide heating, cooling, electricity and other utility services for the respective Facilities substantially consistent with levels provided prior to the date hereof. The rights granted pursuant to Section 5.1 shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights in Parent or Buyer, or their respective employees, contractors, invitees or licensees, with respect to the Facilities and shall not include any right of sub-license or sub-leasehold to any unaffiliated third party.

6. Payment for Transition Services.

6.1 Service Charges. Each Provider shall provide the Transition Services at the cost specified on Annex A or Annex B, as applicable, (each, a “Service Charge,” and collectively, the “Service Charges”). Each Provider shall issue any invoices on a monthly basis in respect of any Transition Services and payment for such Transition Services shall be due thirty (30) days following receipt of each invoice by a Recipient. Transition Services charged on a monthly basis that are provided for partial periods shall be charged for pro rata, based on a 30-day month. If at any time a Provider believes that the Service Charges are insufficient to compensate it for the cost of providing a Transition Service it is obligated to provide hereunder, such Provider shall notify Recipient and the parties shall commence good faith negotiations with respect to pricing of such Transition Services, including the appropriate increase to a Service Charge for a Transition Service for future periods, such increase, shall be calculated in accordance with the mutually agreed upon methodologies employed by the parties to determine the Service Charges of the Transition Services as of the Effective Date. This Section 6.1 shall survive any termination of this Agreement with respect to Transition Services performed pursuant to this Agreement for which a Provider has not yet been paid. Provider shall, upon the written request of Recipient, furnish to Recipient reasonable documentation required to substantiate the proposed increase.

6.2 Other Expenses. In addition to the Service Charges payable pursuant to Section 6, each Provider may charge Recipient for any of such Provider’s reasonable and documented out-of-pocket costs or expenses incurred by such Provider in connection with performing any of the Transition Services. Each Provider may invoice Recipient for any such out-of-pocket costs or expenses incurred by such Provider in connection with performing any of the Transition Services, which shall set forth in reasonable detail, with such supporting documentation as Recipient may reasonably request in writing with respect to such out-of-pocket costs or expenses, and Recipient shall pay any such invoices within thirty (30) days after its receipt of such invoices.

6.3 Interest. All payments required to be made pursuant to this Agreement shall bear interest from and including the date after such payment is due to but excluding the date of payment at an annual rate equal to the 30-day LIBOR in effect from time to time during the period, as reported in The Wall Street Journal, plus three (3) basis points; provided, that the LIBOR used for purposes of this provision shall in no event be lower than one percent (1%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of the number of days (excluding the payment date) by which the payment date follows the date such payment is due.

6.4 Taxes.

(a) Sales Tax or Other Transfer Taxes. Each Recipient shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by Recipient pursuant to this Agreement.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Recipient in relation to any Transition Service is required in respect of any taxes pursuant to any Legal Requirements, Recipient will: (i) deduct such tax from the amount payable to such Provider, (ii) pay the deducted amount referred to in clause (i) to the relevant Governmental Body; and (iii) promptly forward to such Provider a withholding tax certificate evidencing that payment.

(c) Cooperation. Each Recipient and Provider will take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 6.4.

6.5 No Right to Set-Off. Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to a Provider under this Agreement on account of any obligation owed by a Provider to Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the parties in writing; provided, however, that Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the parties in writing against amounts owed by Recipient to a Provider under this Agreement.

6.6 Misdirected Payments. If either party learns that a payment has been improperly remitted to the other party pursuant to a Transition Service, or otherwise under this Agreement, such party notify the other party in writing and the party in receipt of the misdirected payment shall promptly transfer the amount of misdirected payment back to the party that made such misdirected payment.

7. Confidential Information.

7.1 Obligations of Confidentiality. Each Receiving Party acknowledges that it may be furnished, receive or otherwise have access to Confidential Information of the Disclosing Party in connection with this Agreement. A Disclosing Party’s Confidential Information shall remain the property of such Disclosing Party, unless otherwise expressly by the other provisions of this Agreement. As necessary to accomplish the purposes of this Agreement, each Receiving Party may disclose Confidential Information of the Disclosing Party to any employee, officer, director, contractor, service provider, agent or representative of such Receiving Party who has a legitimate need to know the information in question for the purposes of this Agreement and who is bound to such Receiving Party to protect the confidentiality of the information and materials in a manner substantially equivalent to that required of such Receiving Party. A Receiving Party may also disclose Confidential

Information of the Disclosing Party to such Receiving Party’s regulatory agencies, legal counsel, and auditors provided they are made aware of such Receiving Party’s obligations of confidentiality with respect to the Disclosing Party’s Confidential Information. Each Receiving Party shall be liable for the conduct of any of any person or entity to whom it provides or permits to access the Disclosing Party’s Confidential Information. Each Receiving Party shall keep the Confidential Information of the Disclosing Party confidential and secure and shall protect it from unauthorized use or disclosure.

7.2 Exceptions. The foregoing obligations of confidentiality and non-use do not apply to any particular information of the Disclosing Party that a Receiving Party can demonstrate: (a) is in the public domain at the time of disclosure; (b) is independently developed by Receiving Party without use of, reference to or reliance on the Disclosing Party’s Confidential Information; or (c) becomes known by Receiving Party from a source other than the Disclosing Party without breach of this Agreement and is not subject to an obligation of confidentiality.

7.3 Compelled Disclosure. If a Receiving Party is requested or required to disclose any of the Disclosing Party’s Confidential Information under a subpoena, court order, statute, law, rule, regulation, regulatory request or other similar requirement (a “Legal Requirement”), such Receiving Party shall, to the extent not precluded by Law, provide prompt notice of such Legal Requirement to the Disclosing Party so the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the Disclosing Party is not successful in obtaining a protective order or other appropriate remedy and the Receiving Party is, in the reasonable opinion of its counsel, legally compelled to disclose such Confidential Information, or if the Disclosing Party waives compliance with the provisions of this Agreement in writing, such Receiving Party may disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the reasonable opinion of its counsel, to comply with the Legal Requirement.

7.4 Return of Materials. Promptly following the termination of this Agreement or the earlier termination of a Transition Service for which a Provider has possession of any tangible books, records or other data (to the extent such books, records or other data are the property of a Recipient), whether in hard copy or current or archived copies of computer files (collectively, the “Recipient Materials”), such Provider shall, and shall cause its Affiliates and subcontractors to, at Recipient’s option, promptly return at such Provider’s cost and expense (other than shipping and delivery charges, which shall be borne solely by Recipient) or promptly destroy and certify the destruction of, all of such Recipient Materials (including all copies thereof), except (a) as otherwise required by any Legal Requirement, (b) to the extent that Recipient Materials are retained on e-mail platforms, in archival back-up tapes or similar storage media or are otherwise retained in accordance with the internal policies of a Provider, in which case Recipient Materials are not to be used for any purpose by a Provider other than for archival purposes, or (c) to the extent that Recipient Materials are required by a Provider to provide or receive Transition Services that have not yet terminated or to satisfy obligations under the Purchase Agreement or any of the ancillary agreements contemplated by the Purchase Agreement.

8. Intellectual Property and Data Privacy.

8.1 Each party acknowledges in its capacity as the Recipient that neither it nor any of its Affiliates shall acquire any right, title or interest (including any license rights or rights of use) in any Intellectual Property (as defined in the Purchase Agreement) which is owned or licensed by any Provider (or any of its Affiliates) or any third party (including all derivative works, modifications and enhancements thereof), if applicable, by reason of the provision of the Transition Services or access to the Facilities. The parties hereby reserve all rights, title and interest in and to their respective Intellectual Property not expressly licensed to the other party under Sections 8.2 and 8.3, and nothing in this Agreement shall be construed as granting (by implication, estoppel or otherwise) or giving rise to any other assignment, transfer, grant, license, immunity or authorization of any kind.

8.2 If either party is determined to be subject to additional obligations or requirements under Data Privacy Laws, the parties shall negotiate in good faith and promptly amend this Agreement to include a separate addendum to comply with such obligations or requirements under Data Privacy Laws.

9. Disclaimer, Liability.

9.1 Disclaimer of Warranties. EXCEPT AS OTHERSWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TRANSITION SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE TRANSITION SERVICES PROVIDED TO IT AND THAT NO PROVIDER MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSITION SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE AND RECIPIENT HEREBY ACKNOWLEDGES SUCH DISCLAIMER.

9.2 Disclaimer of Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF REVENUES, LOSS OF PROFITS OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The exclusions on damages set forth in this Section 9.2 shall not apply to Losses based on gross negligence or willful misconduct and/or a breach of a party’s obligations set forth in Section 7.

9.3 Limitation of Liability. NO PROVIDER OR ANY OF ITS AFFILIATES (AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND OTHER REPRESENTATIVES) SHALL BE LIABLE TO A RECIPIENT AND ITS AFFILIATES (AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND OTHER REPRESENTATIVES) IN AN AMOUNT GREATER THAN TO THE SERVICE CHARGES PAID OR PAYABLE FOR THE TRANSITION SERVICES BY RECIPIENT TO PROVIDER DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY. The limitations on liability set forth in this Section 9.3 shall not apply to Losses based on gross negligence or willful misconduct and/or any claim based on or related to Recipient’s failure to pay Service Charges pursuant to Section 5.

10. Indemnification.

10.1 Indemnification. Each Provider shall indemnify and hold harmless each relevant Recipient and each of its Affiliates (collectively, the “Recipient Indemnified Parties”) from and against all losses, damages, liabilities or costs, including attorney’s fees and costs (“Losses”) of Recipient Indemnified Parties based upon or arising in connection with any third-party claim or action with respect to (i) the gross negligence or willful misconduct of a Provider, any of its Affiliates, any of its or their subcontractors or any of its or their respective employees, officers or directors in connection with the provision of Transition Services under this Agreement; and/or (ii) a Provider’s breach of its obligations set forth in Section 7. Each Recipient shall indemnify and hold harmless each relevant Provider and each of its Affiliates (collectively, the “Provider Indemnified Parties”) from and against all Losses of Provider Indemnified Parties based upon or arising in connection with any third-party claim or action with respect to (i) the gross negligence or willful misconduct of a Recipient, any of its Affiliates, any of its or their subcontractors or any of its or their respective employees, officers or directors in connection with the provision of Transition Services under this Agreement; and/or (ii) a Recipient’s breach of its obligations set forth in Section 7. Each Recipient shall indemnify and hold harmless each Provider Indemnified Parties from and against Losses of Provider Indemnified Parties based upon or arising in connection with Recipient’s use of the Facilities, and/or the acts and omissions of Recipient, its Affiliates or their respective personnel, contractors, invitees and licensees at the Facilities.

10.2 Indemnification Procedures.3 The indemnification to be provided under in this Section 10 shall be governed by the procedures set forth in Section [●] of the Purchase Agreement.

11. Force Majeure. If a party, its Affiliates or its or their respective subcontractors is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement (other than a payment obligation or obligations under Section 5) or providing any Transition Services by reason of any severe or adverse weather conditions, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any Legal Requirements, malfunctions of equipment or software programs under maintenance agreements, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such Person or other acts of God, or acts, omissions or delays in acting by any Governmental Body (a “Force Majeure”), then upon notice to the other party the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and such party shall have no liability to the other party, its Affiliates or any other Person in connection therewith. Upon the cessation of the Force Majeure event, Provider shall use commercially reasonable efforts to resume, or to cause the relevant Affiliate or subcontractor, to resume, its performance with the least practicable delay.

12. Dispute Resolution.

(a) Upon receiving written notice of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach, violation or termination of any provision of this Agreement, or calculation or allocation of the costs of any Transition Service, including claims seeking redress or asserting rights under any Legal Requirements (each, a “Dispute”), the parties agree that the Parent Services Manager and the Buyer Services Manager (or such other people as the parties may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of each party within twenty (20) days after the initial notice of the Dispute (or such longer period as mutually agreed upon by the parties in writing), then, each party shall give notice to the other party identifying an executive officer of the notifying party who has authority to resolve the Dispute with the other party’s designated executive officer who is similarly authorized, each of whom shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional fifteen (15) days (or such longer period as mutually agreed upon by the parties in writing). If at the end of such time such persons are unable to resolve such Dispute amicably, then each party may bring an action regarding such Dispute as set forth in Section 14.1. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

(b) All offers of compromise or settlement among the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

13. Term; Termination.

13.1 Term. The term (the “Term”) of this Agreement shall commence as of the date hereof and, subject as to any Transition Service continuing only to the earlier expiration of the Transition Period with respect thereto, shall continue until the earliest of: (a) the date on which the last of the Transition Service under this Agreement is terminated; or (b) the date on which this Agreement is terminated by mutual agreement of the parties.

13.2 Extension. If, after the date hereof, a Recipient identifies that it is not able by the end of the Transition Period to complete its migration of one or more Transition Services, then upon written notice provided to the applicable Provider at least thirty (30) days prior to the end of the applicable Transition Period, such Recipient shall have the right to request and cause such Provider to provide such Transition Services for the

[3]	Note to Draft: The indemnification procedures will mirror the Purchase Agreement and incorporated here.

period set forth in Annex A or Annex B, as applicable, (an, “Extension Period”); provided that (i) Recipient shall pay all applicable Service Charges for such Transition Services [***].

13.3 Early Termination. If a Recipient wishes to terminate a Transition Service in whole (by service line item basis on Annex A or Annex B, as applicable) on a date that is earlier than the end of the Transition Period, Recipient shall notify Provider in writing of the proposed date on which such Transition Service (by service line item basis on Annex A or Annex B, as applicable) shall terminate (the “Termination Date”), at least thirty (30) days prior to the Termination Date. Effective on the Termination Date, such Transition Service shall be discontinued and thereafter, this Agreement shall be of no further force and effect with respect to such Transition Service, except as to obligations accrued prior to the Termination Date. In connection with such early termination, each Recipient shall pay Provider all third party costs and expenses (excluding severance and other amounts payable to such Provider’s own employees) payable as a result of any early termination or reduction of a Transition Service, which costs and expenses may include breakage fees, early termination fees, and minimum volume charges with respect to terminated Transition Services (all such costs and expenses, “Termination Charges”).

13.4 Termination for Breach. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by a party with respect to one or more Transition Services: (i) if the other party is in material breach of this Agreement with respect to such Transition Services and such breach is not corrected within thirty (30) days (or such other time period mutually agreed upon in writing by the parties) of the other party’s receipt of written notice from the non-breaching party; (ii) if the other party fails to pay any outstanding Service Charge or related cost or expense due hereunder and such failure is not corrected within thirty (30) days of the other party’s receipt of written notice from the terminating party, except to the extent any part of an outstanding Service Charge or related cost or expense is not paid due to a good faith dispute of such Service Charge or related cost or expense; or (iii) immediately upon written notice to a Recipient if the Recipient files for bankruptcy, becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, or the appointment of a receiver or similar officer, or makes an assignment for the benefit of all or substantially all of its creditors.

13.5 Return of Books, Records and Materials. Subject in all cases to the parties’ respective rights and responsibilities regarding books, records and files set forth in the Purchase Agreement, upon the expiration or termination of a Transition Service with respect to which either party holds books, records or files, including current copies of computer files, owned by the other party, the party holding such books, records or files shall return them as soon as reasonably practicable to the other party upon the written request of the other party, except that one (1) copy of all such books, records or files may be retained by the returning party for the sole purpose of enforcing such party’s rights under this Agreement or defending against claims of breach and the returning party shall not be required to return archived copies of computer files created pursuant to such party’s standard electronic backup and internal archival procedures, subject in each case to the requirements of Section 3 hereunder.

13.6 Effect of Termination. Upon termination of this Agreement in accordance herewith, all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other party, except that such termination shall not relieve any party of any payment obligation arising prior to the date of such termination and except that the provisions of Section 1 (Definitions), Section 6 (Payment for Transition Services, solely with respect to amounts due and owing), Section 7 (Confidential Information), Section 8.1 (Intellectual Property), Section 9 (Disclaimer, Liability), Section 10 (Indemnification), Section 13.5 (Return of Books, Records and Materials), Section 13.6 (Effect of Termination), and Section 14 (General) shall survive any termination hereof.

14. General.

14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

14.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by email, or sent by private overnight courier or by registered or certified mail, and shall be deemed given when delivered personally, by facsimile, by email or by courier or otherwise, as follows:

If to Buyer, addressed to:

Attention:
Facsimile:
Email:

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, MA 02110

Attention: Shayla Harlev

Email: Shayla.harlev@weil.com

Facsimile: (617) 772-8333

If to Parent, addressed to:

Attention:
Facsimile:
Email:

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Seth Katz

Email: skatz@sidley.com

Facsimile: (312) 853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

14.3 Audit Rights.

(a) Notwithstanding the other rights of access of the parties under this Agreement, each party shall afford the other party and its designated representatives (the “Inspecting Party”), upon reasonable advance written notice and during normal business hours, reasonable access to review and audit such party’s records relating to the performance or receipt, as applicable, of the Transition Services, at the Inspecting Party’s sole cost and expense; provided, however, such review or audit (i) shall be conducted in a manner reasonably designed to protect the confidentiality of information of the non-Inspecting Party, (ii) shall not be required to be granted more than once in any period of 365 consecutive days and (iii) shall not interfere with any of the business or operations of the non-Inspecting Party or its Affiliates.

(b) Recipient’s business operations are audited regularly by various government agencies having supervisory and regulatory authority with jurisdiction over Recipient (collectively, the “Regulatory Authorities”), which may have authority to examine Provider in relation to its performance hereunder for purposes of evaluating safety and soundness related risks, financial and operational viability, and

Recipient’s compliance with Legal Requirements. Accordingly, upon at least forty-eight (48) hours advance notice (or less if required by Legal Requirements), any such Regulatory Authority with such authority may require reports from and perform onsite inspections of Provider and Provider shall cooperate with and provide such reports and provide onsite access to such Regulatory Authority at all reasonable times to enable Regulatory Authorities to confirm that Provider is meeting all applicable regulatory and other legal requirements which Provider is required to comply with in connection with performance of its obligations to Recipient under this Agreement.

14.4 Successors and Assigns. Neither party may assign this Agreement or any of its rights hereunder to any third Person without the written consent of the other party, except that either party may assign its rights hereunder to (a) an Affiliate or (b) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity shall agree in writing to be bound by the terms of this Agreement as if named a “party” hereto and to assume all the obligations of the relevant party hereto. Any assignment hereunder shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth in Section 9 with respect to Recipient Indemnified Parties, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 14.1 any right, remedy or claim under or by reason of this Agreement. Any attempted assignment in violation of this Section 14.4 shall be null and void.

14.5 Entire Agreement; Amendments. This Agreement, the Annexes and Schedules referred to herein, the Purchase Agreement and the other documents executed in connection with the Purchase Agreement constitute the entire agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

14.6 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

14.7 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

14.8 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Provider and Recipient.

14.9 Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement.

14.10 Interpretation. In this Agreement (including in any Annex):

(a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b) “including” means “including without limitation”;

(c) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of New York;

(d) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including any Annexes);

(e) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(h) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear;

(i) references herein to articles, sections, annexes and schedules mean the articles and sections of, and the annexes and schedules attached to, this Agreement;

(j) Annexes referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(k) the word “or” shall not be exclusive; and

(l) unless the context otherwise requires, references herein: (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

14.11 Independent Contractors; Lack of Authority. The parties acknowledge and agree that the relationship between Provider and Recipient established by this Agreement is for all purposes that of independent contractors, and that nothing contained in this Agreement shall be deemed or construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither party shall have the authority to commit the other party to any binding obligation or to execute, on behalf of the other party, any agreement, lease or other document creating legal obligations on the part of the other party, and neither party shall represent to any third party that it has such authority.

14.12 Jurisdiction; Enforcement. Any action, suit or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Proceeding; (ii) agrees that the Delaware Court of Chancery and each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Proceeding commenced in the Delaware

Court of Chancery or any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the day and year first above written.

RTI SURGICAL HOLDINGS, INC.

By:

Name:

Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

[BUYER]

By:

Name:

Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

ANNEX A

TRANSITION SERVICES

[See attached.]

Annex A to Transition Services Agreement

Annex A

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms /Comments
1.1 Cash Reconciliation	[***]	People, process & systems	OEMCo	SpineCo	3 Months	[***]	[***]

1.2 Payments	[***]	People, process & systems	OEMCo	SpineCo	3 Months	[***]	[***]
1.3 Shared Space	[***]	Space	OEMCo	SpineCo	12 months	[***]	[***]

[***]

Annex A to Transition Services Agreement

ANNEX B

TRANSITION SERVICES

[See attached.]

Annex B to Transition Services Agreement

Annex B- Schedule A

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms/Comments
SCM 1.1 Customer Management Alachua	OEMCo shall provide SpineCo with the following set of Transition Services in Alachua: [***]	People, Process, & Systems	SpineCo	OEMCo	6 months	[***]	[***]

SCM 1.2 Customer Management Neunkirchen	OEMCo shall provide SpineCo with the following set of Transition Services in Neunkirchen: [***]	People, Process, & Systems	SpineCo	OEMCo	6 months	[***]	[***]

SCM 1.3 Order Entry & Fulfillment	[***]	People, Process, & Systems	SpineCo	OEMCo	6 months	[***]	[***]

SCM 1.4 Customer Service & Order Entry Knowledge Transfer	[***]	People & Systems	SpineCo	OEMCo	6 months	[***]	[***]

SCM 2.1 Vendor Management	[***]	People, Process, & Systems	SpineCo	OEMCo	9 months	[***]	[***]

SCM 2.2 Tactical Procurement	[***]	People, Process, & Systems	SpineCo	OEMCo	9 months	[***]	[***]

SCM 2.3 Procurement & Vendor Mgmt. Knowledge Transfer	[***]	People & Systems	SpineCo	OEMCo	9 months	[***]	[***]

SCM 3.1 Shared Space—MQT	[***]	Space	SpineCo	OEMCo	12 months	[***]	[***]

SCM 3.2 Shared Space—ALA	[***]	Space	SpineCo	OEMCo	6 months	[***]	[***]

[***]

Annex B to Transition Services Agreement

Annex B – Schedule B

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms /Comments
IT 1.1 SAP Process	[***]	Process & systems	SpineCo	OEMCo	12 Months	[***]	[***]

IT 1.2 SQL Reporting	[***]	Process & systems	SpineCo	OEMCo	12 months	[***]	[***]

IT 1.3 Revenue Reporting Tool	[***]	Process & systems	SpineCo	OEMCo	12 months	[***]	[***]

IT 1.4 Crystal & Webi Reports	[***]	Process & systems	SpineCo	OEMCo	12 months	[***]	[***]

IT 1.5 Helpdesk	[***]	Process & systems	SpineCo	OEMCo	12 Months	[***]

IT 1.6 Audit policies & procedures	[***]	Process	SpineCo	OEMCo	12 Months	[***]	[***]

IT 1.7 Backup storage and services	[***]	Systems	SpineCo	OEMCo	12 months	[***]

IT 1.8 Telephony and network/internet	Provide access to:	Systems	SpineCo	OEMCo	12 months	[***]

IT 1.9 Telephony and network/internet	[***]	Systems	SpineCo	OEMCo	3 months	[***]

Annex B to Transition Services Agreement

Annex C - SAP Process Migration Plan

[To be inserted prior to Closing]

Annex C - to Transition Services Agreement

EXHIBIT B

CONFIDENTIAL

Signing Version

MANUFACTURE AND DISTRIBUTION AGREEMENT (Hardware)1

This Manufacture and Distribution Agreement (“Agreement”) by and between RTI Surgical, Inc., a Delaware corporation (“RTI”), and RTI OEM, LLC, a Delaware limited liability company (“OEM”), is entered into as of the              day of                          , 2020 (the “Effective Date”). RTI and OEM may be referred to herein as a “Party” or, collectively as the “Parties.”

WHEREAS, [RTI Surgical Holdings, Inc., a Delaware corporation,] and [BUYER] have entered into that certain Equity Purchase Agreement, dated January 13, 2020 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), which requires the execution and delivery of this Agreement by RTI and OEM as of the Effective Date;

WHEREAS, OEM is in the business of designing, manufacturing and selling surgical implants and instruments for use in hospitals throughout the world;

WHEREAS, RTI wishes to purchase from OEM and Distribute (as defined below) Products (as defined below);

WHEREAS, OEM desires to manufacture and sell the Products to RTI for such Distribution; and

WHEREAS, in connection with the implementation of this Agreement, RTI desires to engage OEM to provide certain Supply Chain Services (as defined below), as well as certain design and development services, and OEM is willing to provide such services pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1. Definitions. Capitalized terms have the meanings set out or referred to in this Section 1 or as otherwise defined in this Agreement. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning given to such term in the Purchase Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

[1]

Note to Draft: This Agreement to be duplicated prior to Closing for tissue/biologic products, to be in a form substantially similar to this agreement, except for such changes to terms necessary to account for tissue/biologic product-specific details (including with respect to the tissue/biologic IP and DHF structure and applicable Laws), and where expressly noted in footnotes to this Agreement (the “Biologics MDA”). The Parties will determine between Signing and Closing if a second Biologics MDA will be required for Germany (if needed, the “Germany MDA”) or whether the Germany products will be covered by one Biologics MDA.

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“Affiliate” shall mean, when used with reference to a Party, any individual or entity directly or indirectly controlling, controlled by or under common control with such Party. For purposes of this definition, “control” means: (a) the direct or indirect ownership of at least 50% of the outstanding voting securities of an entity; (b) the right to control the policy decisions of such entity; or (c) has the power to elect or appoint at least 50% of the members of the governing body of the entity.

[***]

“Claim” means any Action brought against a Person entitled to indemnification under Section 10.

[***]

“Confidential Information” has the meaning set forth in Section 13.1.

“Contract Year” shall mean each twelve (12) month period following the Effective Date of this Agreement. For example, if the Effective Date of this Agreement was April 1, 2020, then Contract Year 1 would be April 1, 2020 through March 31, 2021, Contract Year 2 would be April 1, 2021 through March 31, 2022, Contract Year 3 would be April 1, 2022 through March 31, 2023, Contract Year 4 would be April 1, 2023 through March 31, 2024, and Contract Year 5 would be April 1, 2024 through March 31, 2025.

“Defective” means not conforming to the Product Warranty under Section 8.03.

“Defective Products” means goods shipped by OEM to RTI pursuant to this Agreement that are Defective.

“Disclosing Party” has the meaning set forth in Section 13.1.

“Effective Date” has the meaning set forth in the preamble.

“Force Majeure Event” shall mean any event beyond the reasonable control of the Party affected by such circumstance and which occurs without the fault or negligence of such Party or any of its subcontractors or suppliers, including, but not limited to, an act of God, delay or loss in transportation, fire, flood, earthquake, storm, war, riot, revolt, act of a public enemy, embargo, explosion, civil commotion, strike, third party criminal act, labor dispute, loss or shortage of power, impossibility of obtaining or shortage in supply of raw materials or any law, rule, regulation, order or other action by any public authority.

“Fundamental Default” means (i) that fewer than 85% of the Products ordered for shipment pursuant to accepted Purchase Orders hereunder over any ninety (90) contiguous day period are delivered by OEM on–time (per Section 4.02), (ii) OEM commits an intentional breach of this Agreement, or (iii) OEM otherwise materially breaches this Agreement or the Quality Agreement and (x) fails to cure such breach within thirty (30) days after written notice from RTI or (y) repeats such material breach twice within one hundred eighty (180) days.

“Governmental Authority” shall mean any applicable domestic, federal, state, municipal, local, territorial or other governmental department, Regulatory Authority, judicial body or administrative body.

“Intellectual Property” has the meaning set forth in the Purchase Agreement.

“Law” shall mean any applicable declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority, as amended from time to time, including but not limited to Regulatory Requirements.

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“Marketing Authorization” shall mean, with respect to any country or jurisdiction, the approval, clearance, permit, license, or other authorizing act of the applicable Regulatory Authority, including without limitation, Premarket Notification clearances (510(k) clearances), that is necessary under applicable Regulatory Requirements for the manufacture, marketing, transfer, and/or Distribution of Products in that country or jurisdiction, and satisfaction of all applicable regulatory and notification requirements.

“Marketing Partner” shall mean a Third Party that promotes, markets, and/or distributes Implants for a fee as an agent or representative for RTI (use of the term Marketing Partner is for convenience only, and is not intended to imply the existence of a legal partnership).

“Nonconforming Products” means any Products received by RTI from OEM pursuant to a Purchase Order that (i) do not conform to such Purchase Order, (ii) do not conform to the Specifications, (iii) are not properly packaged, (iv) do not include all required documentation or (v) for any other reason are not suitable for immediate release and sale.

“Party” has the meaning set forth in the preamble to this Agreement.

“Payment Failure” has the meaning set forth in Section 6.02(a).

“Person” shall mean any individual, group or entity, including Governmental Authorities.

“Personnel” of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

“Planned Products” are those products reflected on RTI’s 2020 Operating Plan and attached hereto as Exhibit [●].

“Price” has the meaning set forth in Section 5.01(a).

“Product(s)” means the products listed and described in Exhibit [●][, including any of the improvements, modifications, line extensions, additions of new features and refinements made pursuant to [the [Design and Development Term Sheet] or that are specific to such products].

“Product Warranty” has the meaning set forth in Section 8.03.

“Purchase Order” means RTI’s purchase order issued to OEM hereunder.

“Quality Agreement” means the Private Label Quality Agreement and the Contract Manufacturing Quality Agreement of even date herewith by and among the Parties, which set forth certain obligations of the Parties with respect to the regulatory matters.2

“Receiving Party” has the meaning set forth in Section 13.1.

[2]

Note to Draft: Quality Agreements to be mutually agreed upon by the Parties between Signing and Closing, to be on terms substantially similar to those used by the Business prior to Signing, and to include liability/indemnity structure consistent with this Agreement (e.g., that OEM’s liabilities will be limited to manufacturing defects since Spineco will own the IP for these Products) and such other changes necessary to account for the difference in the nature of this arrangement from those arrangements prior to Signing, including with respect to change control procedures for DHFs.

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“Regular Planning Meeting” has the meaning set forth in Section 2.05(c).

“Regulatory Authority” shall mean, with respect to any country or jurisdiction, any Governmental Authority involved in granting Marketing Authorization or in administering Regulatory Requirements in that country or jurisdiction.

“Regulatory Requirements” shall mean all Laws governing (i) the import, export, design, testing, manufacture, or Distribution of a Product, (ii) the establishment of recordkeeping or reporting obligations for third party complaints or adverse events, (iii) recalls, or (iv) similar regulatory matters.

“Relationship Manager” has the meaning set forth in Section 2.05(b).

“RTI’s Managed Inventory” shall mean the locations at OEM’s facilities where the Products are stored during OEM’s provision of certain Supply Chain Services following the release of such Products from OEM’s finished goods inventory.

“Safety Stock” has the meaning set forth in Section 3.04.

“Service Schedule” has the meaning set forth in Section 15.[●].

“Services” means any services provided by OEM pursuant to Section 4.05 or Section 15.

“Specifications” shall mean, with respect to each Product, (i) the design, functionality, processing, storing, packaging, shipping, sterilizing, and labeling used in the manufacture of the Product, and (ii) any standards, instructions, or protocols for processing, testing, storing, packaging, shipping, sterilizing, or labeling the Product set forth in any approved application for Marketing Authorization and any supplements and amendments thereto.

“Supply Shortfall” means a failure of OEM to supply at least eighty-five percent (85%) of the Binding Orders submitted by RTI under this Agreement for a specific category of Products (as designated on Exhibit [●]) for three (3) months in any consecutive rolling nine-month period.

“Taxes” means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Term” has the meaning set forth in Section 6.01.

“Third Party” shall mean any individual or entity other than a Party or an Affiliate of a Party.

“Warranty Period” with respect to any Product means the shorter of the packaging shelf life of such Product (as set forth on the documentation therefor) or three (3) years.

ARTICLE 2

PURCHASE AND SALE OF PRODUCTS

2.01 Appointment. OEM hereby appoints RTI, and RTI hereby accepts appointment to promote, market, and/or sell (collectively, “Distribute” or “Distribution”; RTI being a “Distributor”) the Products. RTI shall

CONFIDENTIAL

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have the right to appoint its Marketing Partners to participate in the Distribution of the Products. RTI’s Distribution rights include the right for RTI to authorize its Affiliates and Marketing Partners to Distribute Products to the full extent of RTI’s rights to so Distribute; provided, however, that (1) RTI’s agreements with its Affiliates and Marketing Partners shall contain terms sufficient to require said Affiliates and Marketing Partners to be bound by the substantive terms of this Agreement affecting Distribution, Confidential Information, Intellectual Property rights, assisting with recalls, and compliance with applicable Laws, and (2) RTI shall be responsible for the actions of its Affiliates and Marketing Partners to the fullest extent as if their actions or inactions had been conducted by RTI.

2.02 Sole Source. Subject to Section 2.03, during the first [***] Contract Years OEM shall be RTI’s sole source provider for the Products. After the first [***] Contract Years, RTI shall be permitted to source the Products from Third Parties.

2.03 Secondary Source of Products.

(a) In the event of a Supply Shortfall with respect to a category of Products, RTI shall have the right to utilize Third Party suppliers for the purpose of filling its shortfall with respect to such category of Products until such time as OEM has established, to RTI’s satisfaction, which shall not be unreasonably withheld, OEM’s ability to meet and maintain for the foreseeable future, capacity sufficient to meet RTI’s demand for such category of Products, but in no event less than one year (the “Supply Shortfall Period”). In addition, RTI shall have a reasonable period of no less than twelve (12) months following the Supply Shortfall Period during which to wind down its supply arrangement with any Third Party supplier utilized during the Supply Shortfall Period, if such wind down is necessary to comply with RTI’s sole source obligations during the first [***] Contract Years pursuant to Section 2.02.

(b) Notwithstanding anything to the contrary in Section 2.02, RTI will have the right at any time to qualify and otherwise prepare any Third Party to manufacture the Products for RTI by engaging such Third Party to manufacture Products to the extent required in connection with such qualification and preparation, and OEM shall reasonably assist and cooperate with RTI in any efforts of RTI to do so, but, for so long as RTI’s obligations under Section 2.02 remain in effect, not for commercial resale; and provided, that OEM shall have no obligation to grant such Third Party and access, or rights or license, to any Intellectual Property owned or controlled by OEM. To the extent that OEM’s performance of its obligations under this Section 2.03(b) to assist and cooperate with RTI to qualify and otherwise prepare a second source to manufacture Products and any then-existing Planned Products require substantial effort or material cost, then OEM shall promptly so notify RTI, and such obligations shall then be conditioned upon OEM’s acceptance of a Service Schedule therefor under Section 15. OEM shall promptly prepare and propose such a Service Schedule upon RTI’s request and shall make all commercially reasonable efforts to expeditiously resolve any concerns of RTI with respect thereto.

2.04 [Products in Development. If pursuant to Section 15 or otherwise, OEM develops, either solely or jointly with RTI, any Planned Products, OEM shall, to the extent RTI submits and OEM accepts Purchase Orders therefor pursuant to Section 3.01, manufacture such Planned Products for RTI pursuant to and in accordance with this Agreement.

(a) Promptly upon OEM’s completion of the development or design of a Planned Product, OEM shall provide RTI a report stating the price thereof hereunder as determined pursuant to Section 5.01, which report shall include all information reasonably required or requested by RTI to confirm that such price is set correctly. If RTI so requests, OEM shall be reasonably available under Section 15 to work with RTI to modify the proposed specifications for any Planned Product in light of RTI’s concerns regarding such price.

(b) To the extent that OEM’s performance of its obligations under Sections 2.04(a) to review or revise specifications for or determine the price of any Planned Product require substantial effort or material cost,

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then OEM shall promptly so notify RTI, and such obligations shall then be conditioned upon RTI’s acceptance of a Service Schedule therefor under Section 15. OEM shall promptly prepare and propose such a Service Schedule upon RTI’s request and shall make all commercially reasonable efforts to expeditiously resolve any concerns of RTI with respect thereto.]3

2.05 Resource Allocation; Relationship Manager.

(a) RTI acknowledges that, in addition to manufacturing Products for RTI hereunder, OEM is engaged in the business of designing and manufacturing medical devices for sale by OEM under OEM’s brands and of manufacturing medical devices in a private label capacity or as a contract manufacturer for other customers, and that those businesses of OEM rely on many of the assets and resources (including equipment, labor, raw materials, components, subcontractors, capital and other manufacturing inputs) that OEM also uses to perform its obligations under this Agreement (the “Assets and Resources”). Similarly, OEM acknowledges that, subject to Section 2.02, it is RTI’s sole source for Products, that, even if OEM were not restricted hereunder from using alternative suppliers, there are currently no alternative suppliers that could supply RTI with Products under acceptable terms, and, consequently, that RTI’s ability to successfully operate and maintain the value of its business depends upon OEM’s good faith performance of its obligations under this Agreement. Accordingly, OEM shall allocate the Assets and Resources, in terms of both quantity and quality, among its businesses described above in this Section 2.05(a) fairly and in good faith. In the case of a Force Majeure event, OEM will give equal priority to the needs of RTI in allocating OEM’s Assets and Resources.

(b) Each party shall appoint a primary “Relationship Manager” and an alternate for when the primary Relationship Manager is not reasonably available. The Relationship Managers shall manage the relationship of the parties under this Agreement and in connection with the performance hereof.

(c) On a regular basis mutually agreed to by the Parties throughout the Term (but not less often than quarterly), the Relationship Managers, and such other representatives of the Parties as the Relationship Managers shall reasonably decide to include, shall meet in person or via teleconference (“Regular Planning Meetings”). At the Regular Planning Meetings, the Parties shall discuss the allocation of Assets and Resources in light of RTI’s forecasts and plans and the needs of OEM’s businesses other than its business of performing under this Agreement. Subject to their mutual obligations of confidentiality, each Party shall, to facilitate the constructive dialog and collaborative planning that the Regular Planning Meetings are intended to foster, share with the other Party such information regarding the Assets and Resources and regarding its business needs, forecasts and plans as the other Party shall reasonably request. The Parties shall use all commercially reasonable efforts to reach consensus regarding the allocation of Assets and Resources in accordance with the requirements of this Section 2.05 and to amicably resolve any disputes regarding compliance by OEM with its obligations under Section 2.05(a). All Regular Planning Meetings shall be held at such times and locations as are mutually determined by the Relationship Managers.

(d) OEM’s obligations under this Section 2.05 are in addition to, and in no way condition, qualify or limit, OEM’s other obligations under this Agreement. Accordingly, OEM’s compliance with this Section 2.05 will in no way excuse any breach by OEM of any other provision of this Agreement.

2.06 Terms of Agreement Prevail Over Purchase Order. The Parties intend for the terms and conditions contained in this Agreement and the Basic Purchase Order Terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties’ respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Any conflicting or additional terms presented in any Purchase Order is waived and of no effect.

[3]

Note to Draft: The provisions of this Section 2.04 (Products in Development) are subject to revision prior to Closing in connection with finalization of Section 15, which will be updated to reflect the terms of the Design & Development Term Sheet.

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Signing Version

2.07 Specials. [Note to Draft: Prior to Closing, the Parties will enter into a Side Letter to this Agreement regarding Specials, on terms consistent with the [Specials Side Letter Term Sheet].]

2.08 [***]

ARTICLE 3

PROCESSING, SUPPLY, AND DISTRIBUTION

3.01 Forecasts. RTI has provided to OEM a rolling forecast (and corresponding Purchase Orders) of RTI’s actual or anticipated needs for volumes of Products for the period beginning Contract Year 1, [***]. Thereafter, by the last Business Day of each month, RTI will submit a rolling forecast, listed by SKU, of RTI’s actual or anticipated needs for volumes of Products over the 12-month period commencing on the following month (the “Rolling Forecast”). (For illustrative purposes only, September will be the first month of a rolling forecast submitted on the last Business Day of August.) All non-binding months of the rolling forecasts shall be based on RTI’s good faith estimates. Unless otherwise agreed to by OEM, the anticipated quantities for each Product (both by SKU and cumulatively) specified in the non-binding month of the Rolling Forecast immediately prior to its conversion to a binding month of the Rolling Forecast shall not increase by more than [***] upon its conversion to the binding month in the subsequent month’s Rolling Forecast (for illustrative purposes only, the firm orders for [***] on the Rolling Forecast submitted by the last Business Day of [***] (in which [***] are binding months) cannot increase by more than [***] from the anticipated orders for [***] on the Rolling Forecast submitted by the last Business Day of [***] (in which [***] non-binding month)).

(a) During Contract Year 1, the first [***] months of each rolling forecast shall be binding on RTI (such portion of the Rolling Forecast being the “Binding Forecast”), and months [***] through [***] of the Rolling Forecast shall not be binding upon RTI, but are for planning purposes only;

(b) During Contract Year 2 (beginning with the first Rolling Forecast covering the 12-month period corresponding to Contract Year 2), the first [***] months of each rolling forecast shall be binding on RTI (such portion of the Rolling Forecast being the “Binding Forecast”), and months [***] through [***] of the Rolling Forecast shall not be binding upon RTI, but are for planning purposes only;

(c) During Contract Year 3 and each Contract Year thereafter (beginning with the first Rolling Forecast covering the 12-month period corresponding to Contract Year 3), the first [***] months of each rolling forecast shall be binding on RTI (such portion of the Rolling Forecast being the “Binding Forecast”), and months [***] through [***] of the Rolling Forecast shall not be binding upon RTI, but are for planning purposes only.

3.02 Purchase Orders. RTI will submit to OEM orders for Products correlating to the Binding Forecast (“Purchase Orders”) no later than:

(a) [***] days before the requested delivery date for deliveries to be made during Contract Year 1;

(b) [***] days before the requested delivery date for deliveries to be made during Contract Year 2; and

(c) [***] days before the requested delivery date for deliveries to be made during Contract Year 3 and each Contract Year thereafter; provided, however, that RTI may adjust projected delivery dates with respect to Products in months [***] of the Binding Forecast (not to exceed [***] of each month’s forecast) to month [***].

All accepted Purchase Orders for Products shall be firm and binding on RTI and OEM. OEM shall accept all Purchase Orders submitted by RTI for Products and any Planned Products; provided, however, that OEM will not

[***]

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be required to accept Purchase Orders (i) that designate a delivery date(s) less than the time periods specified above, or for a quantity of Product on the specified delivery date(s) that exceeds the sum of Products specified on the Binding Forecast, or (ii) that are not in conformity with the applicable requirements of this Agreement.

3.03 Interim Orders. In addition to Purchase Orders correlating to the Binding Forecast, RTI may submit additional orders for Products in excess of the amount specified in the Binding Forecast (an “Interim Order”). OEM agrees to respond in writing to each Interim Order within ten (10) Business Days of receipt, specifying the volumes accepted for production. OEM shall use commercially reasonable efforts to accommodate any Interim Orders. [***]

3.04 Safety Stock. [***]

3.05 Effect of RTI’s Change of Control on Forecast. In the event of a Change of Control of RTI, RTI agrees that it (or its successor-in-interest, as applicable) shall submit (to the extent not already submitted) binding Purchase Orders for the first [***] months of the most recent Rolling Forecast submitted prior to the effective date of such Change of Control, and shall thereafter submit a Binding Forecast of [***] months (pursuant to Section 3.01(c)) and submit binding Purchase Orders at least [***] days before the requested delivery date for deliveries (pursuant to Section 3.02(c)) regardless of the Contract Year in which the Change of Control occurs. For avoidance of doubt, a Change of Control of RTI shall not alter or diminish RTI’s MAP obligations. For purposes of this Agreement, “Change of Control” shall mean (i) the closing of a merger, consolidation, liquidation or reorganization of a Party into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of such Party outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of a Party, in a single or series of related transactions; (iii) the sale, exchange, or transfer of all or substantially all of a Party’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of such Party immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

3.06 Minimum Annual Performance.5

(a) RTI shall purchase a minimum volume of Products from OEM to meet or exceed the Minimum Annual Performance (the “MAP”) for the first [***] Contract Years as measured by the aggregate Prices for Products ordered by RTI for delivery during such Contract Year.

[***]

During [***], there shall be no MAP. In the event of a Force Majeure Event, the MAP with respect to the particular Contract Year affected by such Force Majeure Event shall be deemed reduced by the amount that RTI would have paid hereunder for the Products subject to the Force Majeure Event had they been timely shipped to RTI. This Section 3.06 shall terminate and be of no further force or effect upon the occurrence of a Fundamental Default.

(b) Within thirty (30) calendar days following the end of a Contract Year, OEM shall notify RTI in the event RTI failed to satisfy its MAP for the prior Contract Year and shall specify the amount of the deficiency (a “Deficiency Notice”). RTI shall have thirty (30) calendar days from receipt of the Deficiency Notice from OEM to cure the deficiency by (i) submitting a Purchase Order for Products in the amount of the deficiency, (ii) submitting a maintenance payment to OEM in an amount equal to [***], or (iii) a

[5]	Note to Draft: The MAP will be calculated based on [***].

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combination of (i) and (ii). Orders or payments made for the purpose of curing the deficiency will not count toward RTI’s MAP requirement (if any) for the then-current year.

ARTICLE 4

SHIPMENT, DELIVERY, ACCEPTANCE AND INSPECTION

4.01 Shipment. OEM may make partial shipments of Products to RTI within the designated delivery window, provided that doing so does not increase shipping costs incurred by RTI. RTI will be entitled to designate the common courier for shipment. In the absence of specific instructions, OEM may select a national courier (e.g., Fedex, UPS) of its choice.

4.02 Delivery. Subject to section 4.05, OEM shall deliver the Products Ex Works at OEM’s facilities as defined in Incoterms 2010. OEM will ship all Products purchased under an accepted binding Purchase Order on time. An on-time shipment shall be deemed to be a shipment made [***]. For this purpose, Nonconforming or Defective Products will not be deemed to be shipped until repaired or replaced Product is shipped. Such Nonconforming or Defective Products shall be replaced, including shipping, at no charge to RTI.

4.03 Inspection of Shipments Received. RTI shall inspect Products received under this Agreement [***] after RTI receives such Products at its facility (or, if during the provision of Supply Chain Services, [***] Days after delivery of Products to RTI’s Managed Inventory pursuant to section 4.05(e)), including without limitation, all materials and documentation required to release or commercially sell or distribute such Products, and shall either accept or, only if any such Products are Nonconforming Products, reject such Products. RTI will be deemed to have accepted Products unless it provides OEM with written Notice of any Nonconforming Products [***] Business Days following receipt of the Products and all such materials and documentation at its facility, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by OEM (including the subject Products, or a representative sample thereof, which RTI contends are Nonconforming Products). Except for inspection required pursuant to Section 8.05(c), OEM acknowledges that inspection of Products shall be limited to inspection of the closed containers in which such Products are shipped to RTI, without opening any such containers, and of any related documentation and materials provided therewith. Accordingly, acceptance by RTI of any Products shall in no way waive or limit any of RTI’s rights under or relating to any Product Warranty or other rights. If RTI timely notifies OEM of any Nonconforming Products, OEM shall inspect such Product(s) for nonconformities and, provided a nonconformity exists, OEM shall elect to either:

(a) replace such Nonconforming Products with conforming Products; or

(b) refund to RTI such amount paid by RTI to OEM for such Nonconforming Products returned by RTI to OEM.

RTI shall ship all Nonconforming Products to OEM’s facility or to such other location as OEM may instruct RTI. OEM shall reimburse RTI for its shipment costs to OEM for verified Nonconforming Products, and if OEM exercises its option to replace Nonconforming Products, OEM shall ship to RTI, at OEM’s expense and risk of loss, the replacement Products.

4.04 Limited Right of Return. Except as provided under Section 4.03 and Section 8.05 or as may be required in connection with any recall or other act of any Governmental Authority, RTI has no right to return Products delivered to RTI pursuant to this Agreement.

4.05 Supply Chain Services.

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(a) Provision of Services. Upon the terms and subject to all of the conditions contained herein, OEM shall provide (or cause to be provided) to RTI the services listed in Exhibit [●] attached hereto (the “Supply Chain Services”).

(b) Supply Chain Services Period. The Supply Chain Services set forth on Exhibit [●] shall commence on the Effective Date and shall continue for twelve (12) months (the “Supply Chain Services Period”). During the Supply Chain Services Period, OEM shall reasonably assist and cooperate with RTI in any efforts of RTI to replace, and cease the use of, the Supply Chain Services to be provided hereunder.

(c) Extension. If, after the Effective Date, RTI identifies that it is not able by the end of the Supply Chain Services Period to complete its migration of one or more Supply Chain Services, then upon written notice provided to OEM at least sixty (60) days prior to the end of the Supply Chain Services Period, RTI shall have the right to request and cause OEM to provide all or some Supply Chain Services for up to six (6) additional months (an, “Extension Period”) provided that RTI shall pay [***]. For the avoidance of doubt, RTI may elect to extend certain Supply Chain Services (e.g., warehousing & storage) while not extending other Supply Chain Services (e.g., value added services).

(d) Early Termination. If RTI wishes to terminate any Supply Chain Services in whole or in part (by service and/or facility, as applicable) on a date that is earlier than the end of the Supply Chain Service Period or Extension Period, RTI shall notify OEM in writing of the proposed date on which such Supply Chain Services shall terminate (the “Supply Chain Services Termination Date”), at least sixty (60) days prior to the Supply Chain Services Termination Date. Effective on the Supply Chain Services Termination Date, such Supply Chain Service shall be discontinued. For the avoidance of doubt, RTI may elect to terminate certain Supply Chain Services (e.g., warehousing & storage) while retaining other Supply Chain Services (e.g., value added services).

(e) “Delivery” While Providing Services. During the period in which RTI provides Supply Chain Services to RTI, delivery for purposes of this Agreement will be deemed fulfilled when (a) OEM delivers to RTI appropriate certifications that the Products meet the Specifications and were manufactured in accordance with applicable Regulatory Requirements and (b) Products are transferred from OEM’s finished goods inventory to RTI’s Managed Inventory. Deliveries shall be deemed timely if Products are transferred to RTI’s Managed Inventory [***].

(f) Consignment of Products. Upon delivery of Products to RTI’s Managed Inventory pursuant to section 4.05(e), the following shall occur: (1) title to the Products shall pass from OEM to RTI, and (2) RTI shall consign such Products to OEM until shipped to End Users pursuant to Section 4.05(g). OEM will be responsible for storing the Products consigned to OEM in a manner consistent with Laws, the Specifications and standard operating procedures, and shall take commercially reasonable efforts to protect such Products from all losses resulting from theft, damage to or destruction of the Products from the time of consignment until OEM ships the Products to End Users at the direction of and on behalf of RTI pursuant to Section 4.05(g). OEM will be responsible for all losses resulting from theft, damage to or destruction of the consigned Products caused by the intentional misconduct or negligence of OEM or any of its employees or failure to use commercially reasonable efforts to protect Products as set forth above. OEM may not transfer ownership of the consigned Products as collateral or security, nor as a mortgage nor otherwise pledge or encumber the consigned Products in any other way in favor of Third Parties. OEM shall take such actions and execute and deliver such documents as RTI may reasonably request to protect, and maintain the protection of, RTI’s rights in the consigned Products, including filing financing and other similar statements as may be required to protect RTI’s ownership in any applicable jurisdiction. OEM shall clearly segregate all Products in RTI’s Managed Inventory from the property of OEM or third parties. RTI shall have the right, during normal business hours, to inspect the RTI Managed Inventory during the Term and for any period of time thereafter while OEM continues to manage the RTI Managed Inventory.

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(g) Shipment from RTI’s Managed Inventory to End Users. As part of the “Shipping & Handling” activities listed in the Supply Chain Services, RTI will, from time-to-time and in its sole discretion, direct OEM to ship Products from RTI’s Managed Inventory to End Users (“Shipment Directions”). All Shipment Directions shall be in writing and delivered by email to an email address designated by OEM or delivered via any mutually-agreed upon method (e.g., a printed order from RTI’s in-facility terminal). OEM may change the contact information for receipt of Shipment Directions in its sole discretion upon notice to RTI. Valid Shipment Directions will specify (1) the types and quantities of Products to be shipped from RTI’s Managed Inventory, (2) the name, physical address, and phone number of the End User to which the Products will be shipped, and (3) the requested shipment date to the End User. Shipment Directions received by OEM prior to 5:00pm EST/EDST on a Business Day will be shipped the same day (unless otherwise instructed by RTI); Shipment Directions received on or after 5:00pm EST/EDST on a Business Day, or received on a day other than a Business Day, will be deemed received by RTI on the next Business Day and shall be shipped on such next Business Day (unless otherwise instructed by RTI). RTI shall bear sole responsibility for any loss caused by incorrect shipping information provided to OEM. All shipments shall be made by common carrier selected by RTI. If RTI does not designate a common carrier, OEM will ship via a nationally recognized common carrier, e.g., FedEx, UPS. RTI shall be responsible for all shipping, handling and related insurance costs for shipment which shall be paid pursuant to Section 5.02.

ARTICLE 5

PRICE AND PAYMENT

5.01 Product Price.

[***]

5.02 Shipment Costs. [***]

5.03 Charges for Supply Chain Services. [***]

5.04 Taxes. All Prices are exclusive of, and RTI is solely responsible for, and shall pay, and shall hold OEM harmless from, all Taxes, with respect to, or measured by, the sale, shipment, use or Price of the Products or any Supply Chain Services or other services (including interest and penalties thereon); provided, however, that RTI shall not be responsible for any Taxes imposed on, or with respect to, OEM’s income, revenues, gross receipts, use, Personnel or real or personal property or other assets.

5.05 Payment Term. OEM shall issue invoices to RTI for all Products ordered by RTI at or after the time that such Products are shipped or, in the event that OEM is providing storage services pursuant to Section 4.05, at the time the Products are delivered to RTI’s Managed Inventory, and for all Services provided in any month at or after the end of such month (or as otherwise specified in the applicable Service Schedule), setting forth in reasonable detail the amounts payable by RTI under this Agreement. RTI shall pay to OEM all undisputed invoiced amounts within [***] days of the date of such invoice (and shall pay amounts disputed pursuant to Section 5.06 within [***] days after such dispute is resolved). RTI shall make all payments in US dollars by check or wire transfer, in accordance with the wire instructions provided by OEM.

5.06 Invoice Disputes. RTI shall notify OEM in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within [***] Business Days from the date of such invoice, provided that if RTI inadvertently fails to review in a timely fashion any invoice received hereunder, then RTI may dispute such invoice at any time within [***] Business Days after receiving Notice from OEM that such payment is past due. RTI will be deemed to have accepted all invoices for which OEM does not receive timely notification of dispute, and shall pay all undisputed amounts due under such

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invoices within the period set forth in Section 5.05. The Parties shall seek to resolve any such disputes expeditiously and in good faith.

5.07 Late Payments. [***]

5.08 No Set-off Right. RTI shall not, and acknowledges that it will have no right to, offset any amounts owed to OEM under this Agreement against any other amounts owed (or to become due and owing) to it by OEM or OEM’s Affiliates, whether relating to OEM’s or its Affiliates’ breach or non-performance of this Agreement, any Purchase Order or any other agreement.

ARTICLE 6

TERM; TERMINATION

6.01 Term. This Agreement shall begin on the Effective Date and shall continue for a period of five (5) years (the “Initial Term”) unless terminated earlier as provided herein. Upon expiration of the Initial Term, this Agreement shall be renewed automatically for successive periods of one (1) year (“Renewal Term”) unless a Party notifies the other Party of its intent not to renew at least six (6) months prior to the expiration of the Initial Term, or the then-current Renewal Term, as applicable. The Initial Term, together with the Renewal Term(s), if any, shall be referred to as the “Term”.

6.02 OEM’s Right to Terminate. OEM may terminate this Agreement by providing written Notice to RTI:

(a) if RTI fails to pay any undisputed amount when due under this Agreement if such failure to pay is not cured by RTI within thirty (30) days after RTI’s receipt of written Notice of such failure to pay (“Payment Failure”);

(b) if RTI is in material breach of any representation, warranty or covenant of RTI under this Agreement (other than committing a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by RTI within thirty (30) days after RTI’s receipt of written Notice of such breach;

(c) if RTI (i) becomes insolvent, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(d) in the event of a Force Majeure Event affecting RTI’s performance under this Agreement for more than one hundred twenty (120) consecutive days.

Any termination under this Section 6.02 will be effective on RTI’s receipt of OEM’s written Notice of termination or such later date (if any) set forth in such Notice.

6.03 RTI’s Right to Terminate. RTI may terminate this Agreement by providing written Notice to OEM:

(a) if OEM commits a Fundamental Default;

(b) if OEM (i) becomes insolvent, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(c) in the event of a Force Majeure Event affecting OEM’s performance under this Agreement for more than one hundred twenty (120) consecutive days.

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Any termination under this Section 6.03 will be effective on OEM’s receipt of RTI’s written Notice of termination or such later date (if any) set forth in such Notice.

6.04 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, this Agreement shall thereafter have no effect, except that:

(a) RTI shall purchase OEM’s Safety Stock of the Products, [***]

(b) To the extent Products remain in RTI’s Managed Inventory, RTI will direct OEM to ship all Products in RTI’s Managed Inventory to an establishment authorized by Laws to store such Products. RTI will continue to pay OEM the Supply Chain Service Charge for so long as OEM remains in possession of the RTI Managed Inventory. RTI shall be responsible for all shipping and handling charges;

(c) [***]

(d) OEM shall continue to process and deliver to RTI all Products that are the subject of an accepted Binding Order or Interim Order as of the effective date of expiration or termination and RTI shall pay the applicable Price for such Products. Notwithstanding the foregoing, (i) RTI is not obligated to accept delivery if RTI terminates this Agreement for cause; and (ii) OEM is not obligated to deliver to RTI if OEM terminates this Agreement for cause (except as otherwise provided herein);

(e) Payment obligations that have accrued and have been invoiced prior to the date of termination shall remain due and payable in accordance with the terms of this Agreement;

(f) Payment obligations that have accrued but have not been invoiced as of the date of termination shall be invoiced and paid in full within [***] of receipt of such invoice;

(g) Except as otherwise set forth in this Section, all rights and licenses granted by one Party to the other Party shall immediately cease, except RTI may continue to distribute its unexpired inventory of Products until the remaining inventory has been depleted;

(h) The terms and provisions of this Agreement that, by their sense and context, are intended to survive the termination or expiration of this Agreement shall so survive the termination or expiration, including, without limitation, the provisions regarding limited warranty, confidentiality, limitation of liability, indemnification, and notice; and

(i) Notwithstanding any other provision hereof, if this Agreement terminates pursuant to Section 6.02(b) or 6.03 before RTI has fully qualified a second source that is fully ready and able to assume full responsibility for manufacturing the Products as required by RTI, and provided that RTI does not commit or timely cures any Payment Failure, the Parties’ respective obligations under this Agreement shall survive any such termination hereof until such time as RTI has fully qualified a second source of supply that is ready to commence fulfilling RTI’s requirements for Products, such time to qualify a second source not to exceed the period commencing upon termination of this Agreement and ending on the earlier of (i) the first (1st) anniversary of such termination and (ii) the fifth (5th) anniversary of the Effective Date, provided that such period may be extended if OEM fails in any material respect to fully perform its obligations under this Agreement or the Quality Agreement that relate to or affect RTI’s practical ability to assume full responsibility for manufacturing the Products.

ARTICLE 7

REGULATORY AND COMPLIANCE

7.01 General. Both Parties shall at all times comply with all Laws applicable to this Agreement and each Party’s respective performance of its obligations hereunder. Without limiting the generality of the foregoing,

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each Party shall (a) at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the manufacture, purchase, use or resale of the Products and (b) not engage in any activity or transaction involving the Products, by way of resale, lease, shipment, use or otherwise, that violates any Law.

7.02 Regulatory Matters. Each Product shall be designated on Exhibit [●] as being either subject to OEM’s legal and regulatory responsibility for the Product or as subject to RTI’s legal and regulatory responsibility for the Product. All regulatory matters, including, without limitation, labeling, pre-market notifications, recalls, complaint handling, field actions, responsibility for obtaining and maintaining Regulatory Authority approvals and/or clearances, advertising and promotional material, UDI, and traceability related to Products for which OEM has assumed legal and regulatory responsibility at the time such regulatory matter arises shall be handled in accordance with the Private Label Quality Agreement. All regulatory matters, including, without limitation, labeling, pre-market notifications, recalls, complaint handling, field actions, responsibility for obtaining and maintaining Regulatory Authority approvals and/or clearances, advertising and promotional material, UDI, and traceability related to Products for which RTI has assumed legal and regulatory responsibility at the time such regulatory matter arises shall be handled in accordance with the Contract Manufacturing Quality Agreement.

7.03 No Conflict Minerals. OEM shall comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act by sourcing conflict-free minerals for use in the manufacturing of metal implants and other products, and upon request, shall provide documentation of compliance to RTI and regulatory agencies.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.01 RTI’s Representations and Warranties. RTI represents and warrants to OEM that:

(a) it is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by RTI, have been duly authorized by all necessary action on the part of RTI;

(d) the execution, delivery and performance of this Agreement by RTI will not violate, conflict with, require consent under or result in any breach or default under (i) any of RTI’s organizational documents or (ii) any applicable Law;

(e) this Agreement has been executed and delivered by RTI and (assuming due authorization, execution and delivery by OEM) constitutes the legal, valid and binding obligation of RTI, enforceable against RTI in accordance with its terms;

(f) it is in material compliance with all applicable Laws relating to this Agreement, the Products and the operation of its business, except to the extent RTI is responsible for any such compliance with applicable Laws relating to the Products; and

(g) it is not insolvent.

8.02 OEM’s Representations and Warranties. OEM represents and warrants to RTI

(a) it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

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(b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by OEM, have been duly authorized by all necessary action on the part of OEM; and

(d) the execution, delivery and performance of this Agreement by OEM will not violate, conflict with, require consent under or result in any breach or default under (i) any of OEM’s organizational documents, or (ii) any applicable Law;

(e) this Agreement has been executed and delivered by OEM and (assuming due authorization, execution and delivery by RTI) constitutes the legal, valid and binding obligation of OEM, enforceable against OEM in accordance with its terms;

(f) it is in material compliance with all applicable Laws relating to this Agreement, the Products and the operation of its business; and

(g) it is not insolvent.

8.03 [Product Warranty. Subject to the provisions of Sections 8.04 through 8.06, OEM warrants to RTI (the “Product Warranty”) that:

(a) During the Warranty Period, Products will materially conform to the applicable Specifications, will be free from defects in materials and workmanship, will be manufactured in compliance with all applicable Laws and will comply in all respects with all requirements of the Quality Agreement.

(b) RTI will receive good and valid title to all Products, free and clear of all encumbrances and liens of any kind.

8.04 Product Warranty Limitations. The Product Warranty does not apply to any Product that:

(a) has been subjected to use contrary to any instructions issued by OEM, including, without limitation, any of the following to the extent specifically defined in such instructions: abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress or abnormal environmental conditions;

(b) has not been used, stored and maintained in accordance with the documentation therefor; or

(c) has been reconstructed, repaired or altered by persons other than OEM or its authorized Representative.

OEM shall notify RTI of any changes to the documentation for any Product relating to the use, storage or maintenance thereof and shall make commercially reasonable efforts to address any concerns expressed by RTI that such changes would impair the reliability or durability of such Products.]8

8.05 RTI’s Exclusive Remedy for Defective Products. RTI’s remedy under this Section 8.05 is conditioned upon RTI’s compliance with its obligations under Section 8.05(a) and Section 8.05(b) below. During the Warranty Period, with respect to any allegedly Defective Products:

(a) RTI shall notify OEM, in writing, of any claim of a violation of the Product Warranty within thirty (30) days from the date RTI discovers such violation, stating with specificity all defects to RTI’s knowledge, and making commercially reasonable efforts to furnish such other written evidence or other documentation as may be reasonably requested by OEM;

[8]	Product Warranty subject to confirmation.

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(b) To the extent in RTI’s possession or control, RTI shall ship such allegedly Defective Products to OEM’s facility located at Marquette, Michigan for inspection and testing by OEM;

(c) OEM shall inspect and test such Products and, except for any defect that has been caused by any of the factors described in Section 8.04 above, subject to Section 8.05(a) and Section 8.05(b), OEM shall elect to either (i) replace such Defective Products with Products that are not Defective Products; or (ii) refund to RTI such amount paid by RTI to OEM for such Defective Product; and

(d) OEM shall reimburse RTI for its shipment costs to OEM for verified Defective Products, and if OEM exercises its option to replace Defective Products, OEM shall ship to RTI, at OEM’s expense and risk of loss, the replacement Products.

RTI has no right to return any Product except as set forth in this Section 8.05 or Section 4.03 or as may be required in connection with any recall or other act of any Governmental Authority. In no event shall RTI reconstruct, repair, alter or replace any Product, in whole or in part, either itself or by or through any Third Party.

EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, AND WITHOUT IN ANYWAY LIMITING OR EXCLUDING ANY OF RTI’S REMEDIES FOR FAILURE TO COMPLY WITH ANY BINDING PURCHASE ORDER, FOR ANY BREACH OF SECTION 3 OR SECTION 15 OR UNDER SECTION 4.03 OR SECTION 10 OR UNDER THE APPLICABLE RECALL PROVISIONS OF THE QUALITY AGREEMENT, THE REMEDIES SET FORTH IN THIS SECTION 8.05 ARE RTI’S EXCLUSIVE REMEDY FOR THE DELIVERY OF DEFECTIVE PRODUCTS.

8.06 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES: NONRELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.02 AND THE PRODUCT WARRANTY SET FORTH IN SECTION 8.03, AND EXCEPT FOR ANY WARRANTIES PROVIDED IN SECTION 15, (A) NEITHER OEM NOR ANY PERSON ON OEM’S BEHALF HAS MADE OR MAKES ANY EXPRESS, IMPLIED, STATUTORY, OR OTHER REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR PERFORMANCE OF GOODS OR PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) RTI ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY OEM, OR ANY OTHER PERSON ON OEM’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 8.02 AND 8.03 OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT.

ARTICLE 9

[***]

[***]

[***]

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ARTICLE 10

INDEMNIFICATION10

10.01 Mutual Indemnification. Subject to the terms and conditions of this Agreement, including those set forth in Section 10.2 and Section 10.3 each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), arising from any third-party Claim that arises out of or results from:

(a) a material breach or material non-fulfillment of any representation, warranty or covenant under this Agreement or the Quality Agreement by Indemnifying Party or Indemnifying Party’s Personnel;

(b) any gross negligence or willful misconduct the of Indemnifying Party or its Personnel in connection with the performance of its obligations under this Agreement or the Quality Agreement; or

(c) any failure by Indemnifying Party or its Personnel to materially comply with any applicable Laws, except to the extent the other Party is responsible for such compliance.

10.2 RTI Indemnification Obligations. Subject to the terms and conditions of this Agreement, including those set forth in Section 10.2 and Section 10.4 RTI (as Indemnifying Party) shall indemnify, defend and hold harmless OEM and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “OEM Indemnified Parties”) against any and all Losses arising from any third-party Claim that arises out of or results from: (i) any claim that the manufacture, use, sale or Distribution of Products infringes the Intellectual Property rights of any Third Party; or (ii) product liability claims, including any claims relating to bodily injury, death of any Person or damage to real or tangible personal property, caused by the Products; in each case, except to the extent (A) caused by any manufacturing defect caused by OEM or any modification or alteration to the manufacture of the Products by OEM not authorized by RTI or that does not comply with the Specifications, or (B) relating to a claim for which OEM is obligated to indemnify RTI under this Agreement. For the avoidance of doubt, OEM shall not be liable under this Section 10 for any Losses to the extent arising out of or in connection with the Specifications, except to the extent arising from or associated with OEM’s non-compliance with the Specifications.

10.3 OEM Indemnification Obligations. Subject to the terms and conditions of this Agreement, including those set forth in Section 10.1 and Section 10.4, OEM (as Indemnifying Party) shall indemnify, defend and hold harmless RTI and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “RTI Indemnified Parties”) against any and all Losses arising from any third-party Claim that arises out of or results from product liability claims, including any bodily injury, death of any Person or damage to real or tangible personal property caused by the Products and attributable to (i) any manufacturing defect in materials and workmanship caused by OEM, (ii) any Product that does not materially comply with the Specifications. For the avoidance of doubt, OEM shall not be liable under this Section 10.3 for any Losses to the extent arising out of or in connection with the Specifications, except to the extent arising from or associated with OEM’s non-compliance with the Specifications, and or for Losses relating to a claim for which RTI is obligated to indemnify OEM under this Agreement.

[10]	Note to Draft: The parties acknowledge that the Biologics MDA will reflect a different allocation of indemnification obligations.

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10.4 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend (if applicable) an Indemnified Party against any Claim if such Claim or corresponding Losses to the extent arising out of or resulting from the Indemnified Party’s or its Personnel’s:

(a) gross negligence or willful misconduct; or

(b) intention breach of any of its obligations set forth in this Agreement.

10.4 Indemnification Procedure. To receive the foregoing indemnities, the Party seeking indemnification (“Indemnitee”) must: (i) provide notice to be received by the indemnifying Party (“Indemnitor”) within ten (10) Business Days of Indemnitee’s first notice of the Claim, provided however, that any failure or delay in providing written notice shall not affect the Indemnitor’s indemnification obligations, except to the extent the Indemnitor is prejudiced by such failure or delay; (ii) tender to Indemnitor full control and authority over the defense of the Claim; (iii) cooperate as reasonably requested by Indemnitor (at Indemnitor’s expense) in Indemnitor’s defense of the Claim; and (iv) not enter into any settlement or compromise of such Claim defended by Indemnitor without the express written authorization of Indemnitor. Indemnitor shall not settle or compromise a Claim without Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless: (i) the sole relief provided in such settlement or compromise constitutes monetary damages borne in full by Indemnitor; and (ii) such settlement or compromise does not include any finding or admission of a violation by Indemnitee of any Laws or third patty’s rights; or require any changes in the Indemnitor’s or Indemnitee’s business practices that would impair performance of either Party’s obligations under this Agreement.

ARTICLE 11

LIMITATION OF LIABILITY

11.01 NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT AS PROVIDED IN SECTION l l.03, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

11.02 MAXIMUM LIABILITY FOR DAMAGES. EXCEPT AS PROVIDED IN SECTION l 1.03, IN NO EVENT SHALL EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO OEM PURSUANT TO THIS AGREEMENT IN THE ONE YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

11.03 Exceptions. Notwithstanding any other provision hereof, this Section 11 shall not apply to, and shall neither exclude any damages or other remedies nor limit any liability of either Party arising out of or in connection with, either Party or its Affiliates’ (i) gross negligence or willful misconduct giving rise to a breach of this Agreement or the termination hereof, (ii) breach of Section 13 or (iii) obligations under Section 10.

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ARTICLE 12

INTELLECTUAL PROPERTY

Except as provided in Section 15, neither Party shall obtain from the other Party, whether expressly, impliedly, or by estoppel, any rights to the Intellectual Property of the other Party by operation of this Agreement or the Quality Agreement, except that the Parties will grant, and do hereby grant, a limited license to its Intellectual Property solely to the extent reasonably necessary for each Party to satisfy its respective performance obligations or exercise its rights under this Agreement and the Quality Agreement. Nothing in this Agreement shall be deemed to otherwise affect the transfer and/or license of Intellectual Property rights conferred in any other agreement.

ARTICLE 13

CONFIDENTIALITY

13.01 Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, forecasts, confidential information and materials comprising or relating to Intellectual Property, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e) is required to be disclosed pursuant to applicable Law or rules or regulations of any stock exchange.

13.02 Protection of Confidential Information. The Receiving Party shall, for so long as it retains any Confidential Information that qualifies as a trade secret under applicable law, and for five (5) years from disclosure of any Confidential Information that does not qualify as a trade secret:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

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The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall promptly return all Confidential Information and copies thereof that it has received under this Agreement.

ARTICLE 14

INSURANCE

During the Term and for a period of five (5) years thereafter each Party shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, commercial general liability insurance (including product liability coverage) in a sum no less than [***] with financially sound and reputable insurers, and upon the other Party’s request, shall provide the other Party with a certificate of insurance evidencing the insurance coverage specified in this Section.

ARTICLE 15

DESIGN & DEVELOPMENT SERVICES

[To be completed prior to close by the Parties prior to Closing to include the terms of the Design & Development Services Term Sheet attached hereto, as well as the mechanisms to provide support under Sections 2.03(b) and Section 9.04]

ARTICLE 16

MISCELLANEOUS11

16.01 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

16.02 Notices. With the exception of forecasts, communications in the ordinary performance of this Agreement, and payments to be provided under this Agreement, any official notice, waiver or consent required or permitted by this Agreement to be given or delivered shall be in writing and shall be either delivered in person, sent by a nationally recognized courier (e.g. FedEx, UPS), or sent by registered or certified mail (with postage prepaid and return receipt requested), as follows:

If to OEM, to:

Attention:

with a copy to:

If to RTI, to:

Attention:

[11]	Note to Draft: Provisions to be conformed to Purchase Agreement, as appropriate.

CONFIDENTIAL

Signing Version

with a copy to:

Any official notice, waiver or consent shall be effective (i) upon delivery if delivered in person, (ii) the next Business Day in the locality of the recipient if delivered by next Business Day express courier service, or (iii) three (3) Business Days after post mark if sent by registered or certified mail. Either Party may change its address upon formal notice to the other Party.

16.03 No Assignment. Neither Party may assign any of its rights hereunder to any Third Party without the written consent of the other Party, except that either party may assign its rights hereunder to an Affiliate. Any assignment hereunder shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

16.04 No Third Party Beneficiaries. Except for the rights granted to directors, officers, agents and employees in Sections 10.01, nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the Parties and their successors and permitted assigns.

16.05 Entire Agreement; Amendments. This Agreement, the exhibits and schedules referred to herein, the documents delivered pursuant hereto contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

16.06 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such Party. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a Party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

16.07 Expenses. Except as expressly set forth herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

16.08 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

16.09 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A manual signature on this Agreement or any document executed in connection with this Agreement, the image of which is transmitted electronically (including facsimile or e-mail), shall constitute an original signature for purposes of this Agreement.

CONFIDENTIAL

Signing Version

16.10 Further Assurances. Each Party agrees, subsequent to the execution and delivery of this Agreement and without any additional consideration, to execute, acknowledge and deliver such further documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.11 Jurisdiction; Specific Performance. Any proceeding hereunder may only be brought in federal or state court in Alachua, Florida. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

16.12 Independent Contractors. RTI and OEM are independent contractors. Nothing herein shall be deemed to create an agency, joint venture or partnership between RTI and OEM.

16.13 Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

16.14 Force Majeure. OEM shall not be deemed to breach this Agreement to the extent that OEM is prevented from or delayed in performing its obligations hereunder due to any causes that are, and that would notwithstanding the exercise of reasonable diligence be expected to be, beyond OEM’s reasonable control (such causes, “Force Majeure Events”), but only to the extent that (i) the effects of such Force Majeure Events upon the functions, activities and efforts of OEM to perform its obligations hereunder is not greater or more than its effects on such similar or related functions, activities or efforts of OEM or its vendors performed in connection with OEM’s own business and (ii) OEM uses its commercially reasonable efforts to mitigate the effects of the Force Majeure Events, including without limitation, by working around any constraints on OEM’s ability of perform its obligations hereunder that arise as a result of such Force Majeure Event (“Work-Around Efforts”). Upon any Force Majeure Event, OEM shall give notice of such event as soon as reasonably practicable to RTI stating the extent and duration of the impact that such event will have on its performance of its obligations hereunder and the cause thereof, and OEM shall resume the performance of its obligations as soon as reasonably practicable. OEM shall not be liable for the nonperformance or delay in performance of its obligations under this Agreement when such failure is due to a Force Majeure Event, provided that OEM implements any feasible Work-Around Efforts.

[Signature page follows]

CONFIDENTIAL

Signing Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RTI Surgical, Inc.

By:
Name:
Title:

CONFIDENTIAL

Signing Version

RTI OEM, LLC

By:
Name:
Title:

CONFIDENTIAL

Signing Version

Exhibit [●]

Products

[Parties to Insert]

CONFIDENTIAL

Signing Version

Exhibit [●]

Planned Products

[***]

CONFIDENTIAL

Signing Version

Exhibit [●]

Supply Chain Services

Function	Detailed Requirements/ Other Matters	Service Period	Service Charges During Initial Service Period – Fixed	Service Charges During Extension Period	Service Fee- Variable
SCM 1.1 Warehousing & storage	OEM to provide the following services to RTI: [***]	12 months with extension period of up to 6 months	[***]	[***]	[***]

SCM 1.2 Shipping & Handling	OEM to provide the following services to RTI: [***]	12 months with extension period of up to 6 months	[***]	[***]	[***]

SCM 1.3 Returns processing	OEM to provide the following services to RTI: [***]	12 months with extension period of up to 6 months	[***]	[***]	[***]

SCM 1.4 Value added services	OEM to provide the following services to RTI: [***]	12 months with extension period of up to 6 months		[***]	[***]

[***]

EXHIBIT E

NONEXCLUSIVE PATENT LICENSE AGREEMENT

THIS NONEXCLUSIVE PATENT LICENSE AGREEMENT (the “Agreement”) is made and entered into as of [●], 2020 (the “Effective Date”), by and between [●] (“[SpineCo]”), a [●] corporation with an address at [●], and [●] (“[OEMCo]”), a [●] corporation with an address at [●].1

In consideration of the agreements contained herein, and further in consideration of the Equity Purchase Agreement, dated as of January [●], 2020 (the “Purchase Agreement”), by and between RTI Surgical Holdings, Inc. (“Parent”) and Ardi Bidco Ltd., (“Buyer”), and subject to the terms and conditions set forth herein, [SpineCo] and [OEMCo] (each referred to herein individually as a “Party” and collectively as the “Parties”) agree as follows:

Agreement

1.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” means the power to direct the management or affairs of a Person through the ownership of more than fifty per cent (50%) of the voting equity securities of such Person.

“Business” has the meaning set forth in the Purchase Agreement.

“Design & Development Services” means the [Design and Development Services]2 provided pursuant to the Manufacture and Distribution Agreements.

“Existing OEM Technology” means patents (other than the Licensed OEM Patents), know-how, trade secrets, and confidential information (i) owned by [OEMCo] or any Group Company as of the Effective Date, and (ii) used in connection with the SpineCo Business as of the Effective Date or to be used in the products listed in Exhibit C.

“Existing Products” means the products made by or on behalf of RTI Surgical or its Affiliates at or prior to the Effective Date.

“Existing SpineCo Technology” means patents (other than the Licensed Spine Patents), know-how, trade secrets, and confidential information, (i) owned by [SpineCo] and its Affiliates (other than [OEMCo] or any Group Companies) as of the Effective Date and (ii) used in connection with the Business as of the Effective Date or to be used in the products listed in Exhibit D.

“Governmental Body” means any foreign, federal, state, local, municipal or other government, governmental authority or regulatory body or supervisory authority or self-regulatory body, including any court, tribunal, judicial body or arbitrator (public or private).

“Group Companies” means RTI OEM, LLC, a Delaware limited liability company, Tutogen Medical GmbH, a German limited liability company, Tutogen Medical (United States), Inc., a Florida corporation and RTI Donor Services, Inc., a Delaware corporation.

“License” means the license granted to [SpineCo] in Sections 2.1 and to [OEMCo] in Section 2.2.

[1]	Note to Draft: Parties to be confirmed prior to Closing.
[2]	Note to Draft: To be updated prior to Closing to reflect the incorporation of the terms of the Design & Development Term Sheet into the Manufacture and Distribution Agreements.

“Licensed OEM Patents” means the patents and patent applications owned, sublicensable, or controlled by [OEMCo] or its Affiliates as of the Effective Date and (i) listed in Exhibit B, or (ii) otherwise used in the SpineCo Business as conducted as of the Effective Date or intended for use in connection with the products listed in Exhibit C, in each case (i) and (ii), including any patent and patent applications resulting from all parents, continuations, continuations-in-part, divisionals, foreign counterparts, renewals, reexaminations, and reissuances of the patents and patent applications included in (i) or (ii).

“Licensed OEM Product” means (i) any Existing Products primarily intended for use outside of the Spine Field and line extensions thereof, and/or (ii) any products resulting from the projects listed in Exhibit D and primarily intended for use in the fields indicated in Exhibit D (as well as future improvements, modifications, enhancements or variations thereof as indicated in Exhibit D); that, in each case (a) if made, used, imported, offered for sale or sold without a license, would infringe one or more claims of a Licensed Spine Patent or (b) is manufactured using techniques covered by a Licensed Spine Patent or (c) when used for its intended purpose is covered by a Licensed Spine Patent.

“Licensed Spine Patents” means the patents and patent applications owned, sublicensable, or controlled by [SpineCo] or its Affiliates as of the Effective Date and (i) listed in Exhibit A, or (ii) otherwise used in the Business as conducted as of the Effective Date or intended for use in connection with the products listed in Exhibit D, in each case (i) and (ii), including any patent and patent applications resulting from all parents, continuations, continuations-in-part, divisionals, foreign counterparts, renewals, reexaminations, and reissuances of the patents and patent applications included in (i) or (ii).

“Licensed Spine Product” means (i) any Existing Products primarily intended for use in the Spine Field and line extensions thereof (to the extent such line extensions are developed pursuant to the Design & Development Services), and/or (ii) any products primarily intended for use in the Spine Field and listed in Exhibit C; that, in each case (a) if made, used, imported, offered for sale or sold without a license, would infringe one or more claims of a Licensed OEM Patent or (b) is manufactured using techniques covered by a Licensed OEM Patent or (c) when used for its intended purpose is covered by a Licensed OEM Patent.

“Manufacture and Distribution Agreements” means [the MDA, Biologics MDA, and Germany MDA]3.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“RTI Surgical” means RTI Surgical, Inc.

“SpineCo Business” means the marketing, sale or direct distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine (x) as represented by Parent’s “Spine” or “International” lines of business and (y) as otherwise described in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019.

“Spine Field” means the marketing, sale or direct distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine.

“Territory” means all countries worldwide.

2.	License.

2.1. License Grant by [SpineCo]. [SpineCo] and its Affiliates hereby grant to [OEMCo] and its Affiliates a nonexclusive, nontransferable (except as set forth in Section 10.4), fully paid-up license (with no right to sublicense) during the term of this Agreement, under the Licensed Spine Patents, to: (a) use, make, have made, import, sell, and offer to sell Licensed OEM Products within the Territory; (b) use any method or process in manufacturing Licensed OEM Products outside the Spine Field (except as otherwise set forth on Exhibit D); and (c) otherwise practice the claimed inventions of the Licensed Spine Patents for making, using, selling, offering for sale, or importing Licensed OEM Products outside the Spine Field (except as otherwise set forth on Exhibit D). [SpineCo] will also grant, and does hereby grant, a limited license to the

[3]	Note to Draft: To be further defined.

Licensed Spine Patents solely to the extent reasonably necessary for each Party to satisfy performance obligations or exercise rights under separate valid written agreements between the Parties, such as design, manufacturing, or distribution agreements. The license rights granted in this Section 2.1 extends to manufacturers, suppliers, distributors, agents, representatives, end users and customers of [OEMCo] and its Affiliates to the limited extent of their acts in connection with only the Licensed OEM Products.

2.2. License Grant by [OEMCo]. [OEMCo] and its Affiliates hereby grant to [SpineCo] and its Affiliates a nonexclusive, nontransferable (except as set forth in Section 10.4), fully paid-up license (with no right to sublicense) during the term of this Agreement, under the Licensed OEM Patents, to: (a) use, make, have made, import, sell, and offer to sell Licensed Spine Products for use in the Spine Field and within the Territory; (b) use any method or process in manufacturing Licensed Spine Products; and (c) otherwise practice the claimed inventions of the Licensed OEM Patents for making, using, selling, offering for sale, or importing Licensed Spine Products for use in the Spine Field. [OEMCo] will also grant, and does hereby grant, a limited license to the Licensed OEM Patents solely to the extent reasonably necessary for each Party to satisfy performance obligations or exercise rights under separate valid written agreements between the Parties, such as design, manufacturing, or distribution agreements. The license rights granted in this Section 2.2 extend to manufacturers, suppliers, distributors, agents, representatives, end users and customers of [SpineCo] and its Affiliates to the limited extent of their acts in connection with only the Licensed Spine Products.

2.3. No Implied License. Except as expressly provided in Sections 2.1 and 2.2, nothing in this Agreement is intended to confer, by implication, estoppel, or otherwise, any license to or rights in any intellectual property rights of [SpineCo], [OEMCo] or their Affiliates.

2.4. Mutual Covenants Not To Sue.

2.4.1. Subject to the terms and conditions of this Agreement, [SpineCo], on behalf of itself and its current and future Affiliates and their successors and assigns, hereby covenants under the Existing SpineCo Technology not to bring any proceeding before any Governmental Body against [OEMCo], its Affiliates or its or their successors and assigns that alleges that the current and future operation of the Business, as conducted as of the Effective Date or as contemplated in Exhibit D, infringes upon or otherwise violates the Existing SpineCo Technology.

2.4.2. Subject to the terms and conditions of this Agreement, [OEMCo], on behalf of itself and its current and future Affiliates and their successors and assigns, hereby covenants under the Existing OEM Technology not to bring any proceeding before any Governmental Body against [SpineCo], its Affiliates or its or their successors and assigns that alleges that the current and future operation of the SpineCo Business, as conducted as of the Effective Date or as contemplated in Exhibit C, infringes upon or otherwise violates the Existing OEM Technology.

2.4.3. The above covenants extend solely to: (i) the Parties; (ii) third-party suppliers, manufacturers, contractors or consultants, solely to the extent such third parties perform services on behalf of or provide products to the businesses of the Party receiving the covenant and its Affiliates, (iii) distributors, licensees or resellers, solely to the extent such persons use or resell, license or distribute products or services received from the Party receiving the covenant and its Affiliates, and (iv) customers, solely for end-use purposes.

2.4.4. The Parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code, 11 U.S.C. Section 365 (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, each of the above covenants will be treated as a license to intellectual property, and the parties, in their status as grantee parties of such covenants, as applicable, may elect to retain their rights under their covenant if any grantor of such covenant rejects the covenant in bankruptcy.

3. Challenges to Licensed Patents. [SpineCo] shall not challenge any of the Licensed OEM Patents and [OEMCo] shall not challenge any of the Licensed Spine Patents. If either Party or any of its Affiliates asserts a claim or defense, or directly or indirectly assists or cooperates with any other person in asserting a claim or defense, in any legal proceeding (including any proceeding before the U.S. Patent and Trademark Office or any similar government agency in any other jurisdiction) that any of the Licensed Spine Patents or Licensed OEM Patents is invalid or unenforceable for any reason, in which case the Party bringing such a challenge will be considered a “Challenging Party,” then the other Party may, by written notice, terminate its license grant to the Challenging Party under such applicable Licensed Spine Patent or Licensed OEM Patent without affecting the license granted to it under Section 2 by the Challenging Party. Notwithstanding the foregoing sentence, (a) the Parties and their Affiliates shall retain all rights to defend themselves (and shall retain all rights to assist manufacturers, suppliers, distributors, agents, representatives, end users and customers in defending) in any way against any charge of infringement of the Licensed Spine Patents or the Licensed OEM Patents maintained or brought against them for any activities, whether or not such charge of patent infringement is brought in violation of this Agreement and/or the covenants herein and (b) prior to any such termination, the other Party shall provide the Challenging Party notice of a violation of this Section 3 and an opportunity to cure such violation within thirty (30) days of such written notice. Disclosure of information by the Parties or any of their Affiliates to a third party as required by any law, rule, order, discovery request or subpoena resulting from disputes not arising from the that Party is permitted and shall not be considered to be a challenge to or assistance to others in challenging the validity or enforceability of the Licensed Patents for purposes of this Section 3.

4.	Prosecution, Enforcement and Maintenance.

4.1. Prosecution and Maintenance. SpineCo (with respect to the Licensed SpineCo Patents) and OEMCo (with respect to the Licensed OEMCo Patents) retain the sole right to protect at their sole discretion the Licensed SpineCo Patents and Licensed OEMCo Patents (as applicable), including deciding whether and how to file and prosecute applications for patents, whether to abandon prosecution of such applications, and whether to discontinue payment of any maintenance or renewal fees with respect to any patents. If SpineCo (with respect to the Licensed SpineCo Patents) or OEMCo (with respect to the Licensed OEMCo Patents) wishes to abandon a patent included in the Licensed SpineCo Patents or Licensed OEM Patents, as applicable, for reasons other than refusal by the relevant patent office, it shall notify the other Party in due advance, and such other Party may within sixty (60) days after receipt of such notice request that the relevant patent is transferred to it at its sole expense. In the event that any patent or patent application is transferred in accordance with this Section 4.1, it shall be included within the Licensed Spine Patents or Licensed OEM Patents, as applicable, owned by the Party to which the patent or application is transferred, effective as of the date of such transfer.

4.2. Third Party Infringements.

4.2.1. [SpineCo] shall promptly notify [OEMCo] in writing of any actual or possible infringement, misappropriation, or other violation by any third party, of any Licensed OEM Patents that come to [SpineCo’s] or any of its Affiliates’ attention, as well as the identity of such third party or alleged third party and any evidence of such infringement, misappropriation or other violation within SpineCo’s (or any of its Affiliates’) custody or control that it is reasonably able to provide. OEMCo shall have the sole right to determine at its sole discretion whether any action shall be taken in response to such infringements, misappropriations or other violations.

4.2.2. [OEMCo] shall promptly notify [SpineCo] in writing of any actual or possible infringement, misappropriation, or other violation by any third party, of any Licensed SpineCo Patents that come to [OEMCo’s] or any of its Affiliates’ attention, as well as the identity of such third party or alleged third party and any evidence of such infringement, misappropriation or other violation within OEMCo’s (or any of its Affiliates’) custody or control that it is reasonably able to provide. SpineCo shall have the sole right to determine at its sole discretion whether any action shall be taken in response to such infringements, misappropriations or other violations.

5.	Confidentiality.

5.1. Confidential Information. The terms of this Agreement, and any nonpublic information regarding the Licensed Spine Products, Licensed OEM Products, Licensed Spine Patents, and Licensed OEM Patents (whether orally, in writing, or otherwise) in connection with or during the term of this Agreement, including all pending patent applications, correspondence to and from the patent offices, invention disclosures, and inventor notebooks, will be considered “Confidential Information” for purposes of this Agreement.

5.2. Protection of Confidential Information. The Parties will not use any Confidential Information of the other Party for any purpose not otherwise allowed by this Agreement, and will disclose the Confidential Information only to the employees and agents, including attorneys and accountants, of the Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Party’s duty hereunder. The Parties will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as the Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

5.3. Exceptions. Each Party will be allowed to disclose the Confidential Information to the extent that such disclosure is (a) specifically approved in writing by the other Party, (b) necessary in the course of legal proceedings for the Party to defend itself or to enforce its rights under this Agreement and subject to a reasonable protective order; (c) required by law or by the order of a court or similar judicial or administrative body, provided that the Party who seeks to disclose the Confidential Information notifies the other Party of such required disclosure promptly and in writing and cooperates with the other Party, at the other Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure; or (d) necessary for the design, sale, and/or manufacture of Licensed Spine Products and/or Licensed OEM Products in conjunction with third parties.

5.4. Return of Confidential Information. Each Party will return to the other Party or destroy all tangible copies of Confidential Information in the Party’s possession or control and use best efforts to permanently erase all electronic copies of Confidential Information promptly upon the written request of the other Party or the expiration or termination of this Agreement, whichever occurs first. Notwithstanding the foregoing, the Parties may retain, to the extent required by law or regulation, professional accounting obligations, customary record-keeping policies, or litigation or compliance obligations, copies of the Confidential Information; and further, electronic archival copies of Confidential Information need only be destroyed in accordance with such Party’s standard destruction policy for such archival copies.

6.	Representations and Warranties.

6.1. Mutual Representations and Warranties. Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreement of such Party or any judgment, order, or decree by which such Party is bound.

6.2. [SpineCo] Representations and Warranties. [SpineCo] represents and warrants that it has full right, power, and authority to license the Licensed Spine Patents in the Territory, and that granting of a non-exclusive license to the Licensed Spine Patents to [OEMCo] does not and will not conflict with or result in a breach of any other agreement of [SpineCo] or any judgment, order, or decree by which such [SpineCo] is bound.

6.3. Disclaimer. Neither Party makes any representations or warranties of any kind, other than the representations and warranties expressly stated in this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement should be construed as: (a) a warranty or representation by the licensing Party as to the validity, enforceability, or scope of any Licensed Patent; (b) a warranty or representation by the licensing Party that any pending application included in any of the licensed patents will issue as a patent or that the licensing Party will prosecute or maintain such patents; (c) a warranty or representation by the licensing Party that using, making, selling, offering for sale, or importing a product as permitted under this Agreement will not infringe any patent of a third party; or (d) a warranty or representation by the licensing Party that it will enforce any licensed patent against a third party.

7. Indemnification. Each Party will indemnify and hold harmless the licensing Party and its Affiliates, directors, officers, employees, and agents from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to (a) the design, manufacture, marketing, distribution, sale, or use of their respective licensed products covered under this Agreement, except to the extent such products are the subject of another agreement between the Parties (such as a Manufacturing and Distribution Agreement), (b) the indemnifying Party’s material breach of its representations, warranties and covenants set forth in this Agreement or (c) any fraud, gross negligence or willful misconduct by the indemnifying Party in connection with its performance under this Agreement. Each Party will use reasonable efforts to notify the other Party promptly of any claim for which it believes there is any entitlement to indemnification. If a Party is defending a third-party claim pursuant to this section, it will have the right to participate in the defense of such claim with its own counsel and at its own expense. No settlement of any such claim will be binding on a Party without its express prior written consent.

8. Limitation of Liability. EXCEPT TO THE EXTENT RELATING TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSE OEM PATENTS OR LICENSED SPINE PATENTS (AS APPLICABLE) LICENSED HEREUNDER, WHETHER IN CONTRACT OR TORT OR OTHERWISE, EVEN IF THE LICENSING PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE TERMS OF THIS SECTION 8 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS OF LIABILITY.

9.	Term and Termination.

9.1. Term. This Agreement will take effect on the Effective Date and will remain in effect until all patents subject to this Agreement have expired, been abandoned, or been ruled invalid or unenforceable in a final, non-appealable decision by a court of competent jurisdiction, or until earlier terminated in accordance with this Agreement.

9.2. Termination for Cause. Each Party may immediately terminate this Agreement, by giving written notice of termination to the other Party if any of the following events occurs: (a) the other Party materially breaches this Agreement and fails to cure such material breach within thirty (30) days after written notice; (b) the other Party attempts to assign any right or delegate any duty under this Agreement in violation of Section 10.4 (Assignment); (c) the other Party becomes insolvent or is unable to pay its debts as they become due, makes an assignment for the benefit of its creditors, enters into bankruptcy or similar proceedings, or has a receiver or custodian appointed for it or (d) the other Party ceases to conduct business or enters into dissolution or liquidation proceedings.

9.3. Survival. Upon termination or expiration of this Agreement, Sections 1 (Definitions), 5 (Confidentiality), 6.3 (Disclaimer), 7 (Indemnification), 8 (Limitation of Liability), 9.3 (Survival), and 10 (General) will survive.

10.	General.

10.1. Patent Marking. Each Party shall use its best efforts to mark and cause its Affiliates to mark prominently all products subject to this Agreement under any patents licensed under this Agreement in accordance with 35 USC § 287 in accordance with the practice of the Parties prior to the Effective Date.

10.2. Notice. All notices or other communications required or permitted hereunder (“Notice”) shall be in writing and shall be delivered personally, by email, or sent by private overnight courier or by registered or certified mail, and shall be deemed given when delivered personally, by email or by courier or otherwise, as follows:

If to [OEMCo], to4:

[OEMCo]

Attention: [●]
Email: [●]

with a copy to:

Montagu Private Equity SAS

41, avenue George V

75008 Paris

France

Attention: [●]

Email: [●]

If to SpineCo, to:

[SpineCo]

Attention: [●]
Email: [●]

with a copy to:

RTI Surgical Holdings, Inc.

Attention: [●]
Email: [●]

10.3. Governing Law; Jurisdiction; Venue. This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to any Requirements of Law of the State of Delaware that would require or permit the application of the Requirements of Law of any other jurisdiction. [Section 13.12 of the Purchase Agreement are hereby incorporated by reference.]

[4]	Note to Draft: Notice detail to be added prior to Closing.

10.4. Assignment. Except as permitted herein, neither Party may assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without the other Party’s prior written consent. Consent is not required in the event that such assignment is made (i) to an Affiliate in connection with a reorganization of assets or manufacturing or (ii) in connection with a sale, transfer, or assignment of all or substantially all of the assets or rights relating to the applicable line of business, including by way of the merger, assignment or other transaction.

10.5. Remedies. The rights and remedies of the Parties will be cumulative (and not alternative). If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

10.6. Waiver. All waivers must be in writing and signed by an authorized representative of the Party to be charged. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.7. Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

10.8. Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent contractors.

10.9. Construction. The section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear. The word “or” shall not be exclusive. Unless the context otherwise requires, references herein, to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections” are intended to refer to sections of this Agreement. This Agreement may be executed in several counterparts, each of which will be considered an original and which together will be considered one and the same agreement.

10.10. Bankruptcy. The Parties acknowledge and agree that this Agreement is a contract under which each Party is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”).

10.11. Entire Agreement; Amendments. This Agreement, including the Exhibits referred to herein (which are part of this Agreement), contains the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, communications, and understandings between the Parties (whether written or oral) relating to the subject matter hereof. This Agreement does not negate any nondisclosure agreement or similar agreement containing confidentiality obligations between the Parties dated on or before the Effective Date or any written agreement by the Parties signed as of or after the Effective Date. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument that specifically refers to this Agreement and the Parties’ intention to modify it and that is duly executed and delivered on behalf of both Parties.

10.12. No Admission of Liability. The Parties agree that this Agreement shall not be construed as an admission of liability by either [SpineCo] or [OEMCo], that it is a compromise resulting from settlement negotiations as defined by Fed.R.Evid. 408, and that this Agreement is inadmissible and may not be used by the Parties or anyone not a party to this Agreement to prove or disprove the validity, infringement, or amount of any disputed claim, including any disputed claim of infringement.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in the manner appropriate for each as of the Effective Date.

[SpineCo]	[OEMCo]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Attached Exhibits:

Exhibit A	Licensed Spine Patents

Exhibit B	Licensed OEM Patents

Exhibit C	Current and Anticipated [SpineCo] Projects

Exhibit D	Current and Anticipated [OEMCo] Projects

[SIGNATURE PAGE TO NONEXCLUSIVE PATENT LICENSE AGREEMENT]

EXHIBIT F

CONFIDENTIAL

Project Kings

Key Terms of Limited Partnership Agreement

This term sheet (the “Term Sheet”) is a summary of the material terms of the limited partnership agreement (the “Agreement”) of a newly formed Delaware limited partnership (the “Partnership”) to be entered into by and among (i) the General Partner (defined below) and (ii) one or more affiliates of Montagu Private Equity SAS as limited partners (“Montagu”), certain members of management and affiliates of RTI Surgical Holdings, Inc. (collectively, the “Co-Investor” and together with Montagu the “Unitholders”). The Agreement will be executed in connection with the proposed acquisition by Montagu of the Group Companies pursuant to that certain Equity Purchase Agreement to be entered into by and among one or more affiliates of Montagu and RTI Surgical Holdings, Inc. (the “Purchase Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Securities:	The Co-Investor will invest on the same economic terms as Montagu and receive the same securities as Montagu (the “Units”). The Units issued to Co-Investor shall be equal to the Rollover Amount. Other than the Units and any incentive equity, no other securities of the Partnership shall be issued and outstanding as of the Closing.

Governance:	An affiliate of Montagu will serve as the general partner of the Partnership (the “General Partner”).

Consent Rights:	So long as the Co-Investor holds Units, it will have an approval right with respect to: (i) amendments to organizational documents that constitute a material and adverse change specific to the Co-Investor or that would reasonably be expected to, considered objectively, materially and disproportionately adverse to the Co-Investor (in each case as compared to other investors) and (ii) any transactions between Montagu (and/or its affiliates) on the one hand, and the Partnership and its subsidiaries, on the other hand, that are not on an arms-length terms; provided, that no such Co-Investor approval will be required in connection with the remittance of consulting fees to Montagu pursuant to the full potential plan.

Transfer Restrictions:	The Co-Investor shall not, directly or indirectly, transfer all or any part of its Units without the prior written consent of the General Partner, other than permitted transfers to their affiliates (other than competitors) which such transfers shall be made in compliance with applicable law and pursuant to the transfer requirements of the Agreement, including the tag-along and drag-along provisions.

Tag-Along Rights:	If Montagu proposes to sell or transfer any of its Units to a third party that is not a permitted transferee of Montagu (whether pursuant to a merger, stock sale or similar transaction), the Co-Investor shall have the right to participate in such transfer by transferring up to its pro rata portion of the Units proposed to be transferred to such third party on the same terms and conditions.

Drag-Along Rights:	If at any time, in order to effect a sale of the Partnership, the General Partner agrees to effect, in one transaction or a series of related transactions, in the aggregate, the transfer of more than 50% of the total issued and outstanding Units or the sale of all or substantially all of the assets of the Partnership, in each case, to a third party that is not an affiliate of the General Partner (whether pursuant to a merger, stock sale or similar transaction) (a “Drag-Along Sale”), the General Partner may compel the Unitholders (the “Drag-Along Holders”) to transfer their respective pro rata portions of the Units proposed to be transferred to such third party on the same terms and conditions, subject to customary carveouts. The Drag-Along Holders will cooperate with such actions requested by the General Partner to consummate the Drag-Along Sale.

Preemptive Rights:	If at any time prior to an IPO, the Partnership proposes to issue Units or any securities convertible or exchangeable into Units, Montagu and the Co-Investor shall have the right to purchase up to their respective pro rata portion of the Units proposed to be issued, subject to certain customary carve-outs.

Information Rights:	The Co-Investor will be entitled to receive (i) quarterly financial statements of the Partnership within 45 days after fiscal quarter-end and (ii) annual audited financial statements of the Partnership within 120 days of the fiscal year end; provided, that in the event the Co-Investor is acquired by a competitor (whether pursuant to a merger, stock sale or similar transaction), the Co-Investor will no longer be entitled to receive the foregoing financial statements.

Registration Rights:	The Co-Investor shall be entitled to customary piggyback registration rights.

Governing Law:	The Agreement shall be governed by the laws of Delaware.

EXECUTION COPY

FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT

This FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT (this “Amendment”) dated March 6, 2020 is by and between RTI Surgical Holdings, Inc., a Delaware Corporation (“Parent”) and Ardi Bidco Ltd., a Delaware Corporation (“Buyer”, and together with Parent, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Equity Purchase Agreement (the “Purchase Agreement”), dated January 13, 2020, by and between Parent and Buyer, pursuant to which, among other things, Buyer agreed to purchase from Parent, and Parent agreed to sell and transfer to Buyer, all of the Securities (other than the Rollover Securities), on the terms and subject to the conditions contained in the Purchase Agreement; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein in accordance with Section 13.6 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENTS

1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement.

2. Amendments to Purchase Agreement.

(a) The first Recital of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, Parent is the indirect owner of all of (a) the issued and outstanding membership interests (the “Interests”) of RTI OEM, LLC, a Delaware limited liability company (“RTI OEM”), (b) the issued and outstanding shares (the “Shares”) of Tutogen Medical (United States), Inc., a Florida corporation (“Tutogen US”), and (c) the issued and outstanding shares (together with the Interests and the Shares, the “Securities”) of Tutogen Medical GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (the “German Subsidiary” and, together with RTI OEM and Tutogen US, the “Companies”);”

(b) The following definitions are hereby added to Section 1.1 of the Purchase Agreement:

(i)	““Debt Financing” means the financing contemplated by the Facilities Agreement.”

(ii)

““Debt Financing CP Satisfaction Letter” means the conditions precedent status letter from Ares Capital Corporation as agent to the Buyer (or one of its affiliates) and delivered to the Seller setting out the status of the conditions to the availability of the Debt Financing.

(iii)

““Debt Financing Sources” means the lenders providing any Debt Financing and the former, current and future equityholders, controlling person, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of such lenders and/or their respective Affiliates, successors and assigns.”

(iv)	““Facilities Agreement” means that certain Senior Facilities Agreement, dated as of February 28, 2020, by and among, inter alios, Buyer Topco, Buyer, U.S. Metals Topco Ltd.,

a Delaware corporation, and U.S. Metals Bidco Ltd., a Delaware corporation, the lenders party thereto and Ares Capital Corporation, in its capacity as agent for such lenders and as security agent.”

(c) The definition of “Group Companies” in Section 1.1 is hereby amended and restated in its entirety to read as follows:

“Group Companies” means the Companies and RTI Donor Services, Inc., a Delaware corporation.

(d) The definition of “Purchased Marks” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“has the meaning specified in Section 8.1(b).”

(e) The definition of “Wind Down Period” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“has the meaning specified in Section 8.1(b).”

(f) Sections 7.1(b) and (c) are hereby amended and restated in their entirety to read as follows:

“(b) On or prior to the Closing, Parent shall use reasonable best efforts to cause the Companies, and their officers, employees, advisors and representatives (including legal and accounting) to provide such cooperation to Buyer as may be reasonably requested by Buyer in connection with obtaining the Debt Financing; provided, that such cooperation shall not unreasonably interfere with the business operations of Parent or its Subsidiaries or require Parent or its Subsidiaries to incur any liability or obligation prior to the Closing. Buyer will (i) promptly, upon request of Parent, reimburse Parent and its Subsidiaries for all out-of-pocket expenses incurred in connection with the foregoing, and (ii) will indemnify and hold harmless Parent, its Subsidiaries and its representatives from and against any and all losses or expenses to the extent suffered or incurred in connection with the arrangement of such Debt Financing.”

(c) Buyer shall take all actions against any and all Debt Financing Sources under the Debt Financing (including seeking specific performance of the terms of the Debt Financings) (including bringing litigation against the Underwriting Lender), to cause the Debt Financing Sources to honor their obligation to fund to Buyer under the Facilities Agreement at Closing (up to the full amounts of financing contemplated under the Facilities Agreement).”

(g) A new Section 7.8(g) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“(g) To the extent that, pursuant to and in accordance with Section 7.8(a) and Section 7.8(b), US Metals LLC is formed to hold the assets and assume the liabilities of US Metals, (i) Buyer shall cause Buyer TopCo to remain in existence through Closing as its direct parent, and shall cause Buyer Aggregator to remain in existence through Closing as Buyer TopCo’s direct parent, (ii) prior to Closing, Buyer shall cause Buyer Aggregator to form a new wholly owned Subsidiary (“Buyer Metals TopCo”) and shall cause Buyer Metals TopCo to form a new wholly owned Subsidiary (“Buyer Metals”), (iii) references in this Agreement to Buyer shall be deemed to refer to Buyer with respect to the purchase of RTI OEM and to Buyer Metals with respect to the purchase of US Metals LLC, with the corresponding deliverables being adjusted mutatis mutandis, and with Buyer and Buyer Metals to be jointly and severally liable for all obligations of Buyer.”

(h) A new Section 8.10 of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“Section 8.10. Debt Financing Covenants.

“(a) Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or proper to obtain the Debt Financing contemplated by the Facilities

Agreement on or prior to the Closing Date on the terms and conditions described in the Facilities Agreement, including (i) to maintain in effect the Facilities Agreement and (ii) to satisfy (or obtain a waiver of) on a timely basis all those conditions to funding in the Facilities Agreement that are not shown to be satisfied or shown to be in agreed form but unsatisfied under the Debt Financing CP Satisfaction Letter (and will ensure and direct its officers, employees, agents and counsel to do all things and deliver such documents to that end).

(b) Prior to the Closing Date, Buyer shall not permit any amendment or modification to be made to, or any waiver of any of its rights under, the Facilities Agreement or the Debt Financing CP Satisfaction Letter without Parent’s prior consent, if such amendment, modification or waiver (i) with respect to the Facilities Agreement, reduces the aggregate amount of the Debt Financing unless the Equity Financing is increased by a corresponding amount, (ii) imposes new or additional conditions or (iii) could delay the timing of, or prevent, delay or impede the consummation of, the Closing Date; provided that, subject to compliance with the other provisions of this Section 8.10, Buyer may amend the Facilities Agreement to add additional lenders, arrangers and agents in a manner that (x) would not reduce aggregate amount of the Debt Financing or impose any new or additional conditions and (y) could not delay the timing of, or prevent or impede the consummation of, the Closing Date or adversely affect the ability of Buyer to fund its obligations at the Closing Date. Buyer shall promptly deliver to Parent copies of any such amendment, modification or replacement. For purposes of this Section 8.10, references to “Debt Financing” shall include the Debt Financing as permitted to be amended, modified or replaced by this Section 8.10(b) and references to “Facilities Agreement” shall include such documents as permitted to be amended, modified or replaced by this Section 8.10(b).”

(i) Section 9.1(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(d) There shall have been delivered to Buyer a certificate to the effect of clauses (a) through (c) of this Section 9.1 and Section 9.2, dated the Closing Date, signed on behalf of Parent by a duly authorized officer of Parent.”

(j) A new Section 13.17 of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“Section 13.17. Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, each party hereto: (i) agrees that it will not bring or support any person in bringing any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources (which defined term for the purposes of this provision shall include the Debt Financing Sources providing the Debt Financing and their respective equityholders, controlling person, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of such lenders, in each case solely to the extent involved in their capacity in connection with the Debt Financing) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Facilities Agreement or the performance thereof or the Debt Financing, in any forum other than (x) the courts of England in accordance with Section 46.1 of the Facilities Agreement or (y) the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Facilities Agreement (including Section 44 of the Facilities Agreement), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Facilities Agreement or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Facilities Agreement or the performance thereof or the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, (x) the Parent, the Group Companies and each of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Facilities Agreement or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and (y) no Debt Financing Sources shall have any liability (whether in contract, in tort or otherwise) to any of the Parent, the Group Companies or their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Facilities Agreement or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 13.17 and that such provisions and the definitions of “Debt Financing,” “Debt Financing Sources” and “Facilities Agreement” shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.”

(k) Annex A to Schedule 1.1(c) of the Purchase Agreement is hereby replaced in its entirety with Exhibit A hereto; provided, that notwithstanding that Exhibit A hereto provides for the separation of the Contribution Assets between US Metals and US Biologics, but without limiting Parent’s obligations under Section 7.8 of the Purchase Agreement, Parent shall not be required to effect such separation.

3. Consent. With respect to the proportion of securities allocated between US Metals LLC and RTI OEM for purposes of the definition of “Rollover Securities”, Buyer hereby consents to all Rollover Securities being securities in US Metals LLC (with no Rollover Securities being securities in RTI OEM).

4. No Other Modifications. Except as expressly set forth herein, the terms and provisions of the Purchase Agreement remain unmodified and in full force and effect. This Amendment and the Purchase Agreement shall be read together as one agreement, and all references to the Purchase Agreement (in the documents contemplated by the Purchase Agreement or otherwise) shall mean the Purchase Agreement as modified and amended by this Amendment.

5. No Waiver. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement, except as expressly set forth herein.

6. Miscellaneous. Sections 1.2 (Interpretation), 13.1 (Governing Law), 13.4 (Successors and Assigns; No Recourse), 13.6 (Entire Agreement; Amendments), 13.7 (Waivers), 13.9 (Partial Invalidity), 13.10 (Execution in Counterparts), 13.12 (Jurisdiction; Specific Performance) and 13.13 (Waiver of Jury Trial) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

PARENT:

RTI SURGICAL HOLDINGS, INC.

By:	/s/ Jonathon M. Singer
Name: Jonathon M. Singer
Title: Chief Financial and Administrative Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT]

BUYER:

ARDI BIDCO LTD.

By:	/s/ Shayla Kasuto Harlev
Shayla Kasuto Harlev, solely in her capacity as attorney in fact

[SIGNATURE PAGE TO FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT]

Execution Version

SECOND AMENDMENT TO EQUITY PURCHASE AGREEMENT

This SECOND AMENDMENT TO EQUITY PURCHASE AGREEMENT (this “Amendment”) dated April 27, 2020, is by and between RTI Surgical Holdings, Inc., a Delaware Corporation (“Parent”), and Ardi Bidco Ltd., a Delaware Corporation (“Buyer”, and together with Parent, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Equity Purchase Agreement (the “Initial Purchase Agreement”), dated January 13, 2020, by and between Parent and Buyer, pursuant to which, among other things, Buyer agreed to purchase from Parent, and Parent agreed to sell or contribute to Buyer, all of the Securities, on the terms and subject to the conditions contained in the Purchase Agreement;

WHEREAS, the Parties entered into that certain First Amendment to Equity Purchase Agreement, dated March 6, 2020 (the “First Amendment”), pursuant to which the Parties amended the Initial Purchase Agreement on the terms and subject to the conditions set forth therein (the Initial Purchase Agreement, as amended, the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein in accordance with Section 13.6 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENTS

A. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement.

B. Amendments to Purchase Agreement.

1. The definition of “Base Purchase Price” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Four Hundred Forty Million Dollars ($440,000,000) in cash.”

2. The definition of “Facilities Agreement” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“means that certain Senior Facilities Agreement, dated as of February 28, 2020, by and among, inter alios, Ardi Topco Ltd., a Delaware corporation, Buyer, U.S. Metals Topco Ltd., a Delaware corporation, and U.S. Metals Bidco Ltd., a Delaware corporation, the lenders party thereto and Ares Capital Corporation, in its capacity as agent for such lenders and as security agent.”

3. The definition of “Material Adverse Effect” in Section 1.1 of the Purchase Agreement is hereby amended by inserting the following at the end of clause (h) of such definition:

“including, for the avoidance of doubt, COVID-19 or other pandemics or epidemics,”

1

4. The definition of “Outside Date” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“August 31, 2020.”

5. The definition of “Special Indemnification Losses” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“any and all Liabilities, Taxes and reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses), in each case that are due and payable; provided, however, that Special Indemnification Losses shall not include (a) lost business opportunities, lost profits, any measure of damages based on diminution in value or based on any multiple of damages, earnings, profits, cash flow or similar concept, (b) consequential, special or punitive damages, except to the extent paid to a third party, or (c) cost and expense allocation for the time employees of Buyer and its Subsidiaries devote to such matter, except, in the case of this clause (c), such cost and expense allocations as shall be made with respect to Business Employees with respect to the matters set forth on item 6 in Schedule 1.1(a).”

6. The definition of “Purchased Marks” in Section 8.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“the trademarks and service marks set forth on Annex B attached to Schedule 5.10(a) that are identified with an asterisk”

7. The following definition of “Specified Covenants” is hereby inserted in Section 1.1 of the Purchase Agreement:

“Specified Covenants” means the covenants and agreements of Parent set forth in in Sections 2.1 (Purchase and Sale of Securities), 4.1 (Closing Date), 4.2(b) (Preliminary Purchase Price), 7.4(b) (Operations Prior to the Closing Date); the portion of 7.5(a) that reads “which Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the Delaware General Corporation Law and Nasdaq rules,”, 7.5(b) (Proxy Statement), the portion of 7.5(c) that reads “Subject to the ability of the Parent Board to make an Adverse Recommendation Change pursuant to the terms of this Agreement, Parent shall, through the Parent Board, recommend to its stockholders that they vote in favor of the Contemplated Transactions and shall include such recommendation in the Proxy Statement”, and 7.6 (Acquisition Proposal; Change in Recommendation).

8. The following definition of “Surviving Covenants” is hereby inserted in Section 1.1 of the Purchase Agreement:

“Surviving Covenants” means the covenants and agreements of Parent to be complied with prior to the Closing that are set forth in Sections 7.1 (Access to Information), 7.4(a) (Operations Prior to the Closing Date), 7.7 (Termination of Certain Intercompany Accounts; Intercompany Agreements), 7.8(f) (German Receivable) and 7.12 (Destruction of Property).

9. The following definitions are hereby inserted in Section 1.1 of the Purchase Agreement:

“Buyer 401(k) Plan” has the meaning specified in Section 8.3(f).

“Finance Transformation Manager” has the meaning specified in Section 7.8(d).

“Licensed Marks” has the meaning specified in Section 8.1(f).

“License Period” has the meaning specified in Section 8.1(f).

“OEM Steering Committee” has the meaning specified in Section 7.8(d).

“Parent 401(k) Plan” has the meaning specified in Section 8.3(f).

“Plan Effective Date” has the meaning specified in Section 8.3(f).

2

10. The definition of “Wind Down Period” in Section 8.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“a term of twelve (12) months immediately after the Closing”

11. The Purchase Agreement is hereby amended as follows:

(i)	The fourth Recital of the Purchase Agreement is amended by deleting “(other than the Rollover Securities)”;

(ii)	The fifth Recital of the Purchase Agreement is deleted;

(iii)

The definitions of “Aggregator Securities”, “Buyer Aggregator”, “Buyer TopCo”, “Contribution Agreements”, “Contribution Documents”, “Rollover Amount”, “Rollover Securities” and “Rollover Transactions” in Section 1.1 of the Purchase Agreement are deleted;

(iv)	The definition of “Contemplated Transactions” in Section 1.1 of the Purchase Agreement is amended by deleting “, including the Rollover Transactions”;
(v)	Section 2.1 of the Purchase Agreement is amended by deleting “(other than the Rollover Securities)” from clause (a) thereof and deleting clause (b) thereof in its entirety;

(vi)	Section 3.1 of the Purchase Agreement is amended by deleting “(other than the Rollover Securities)” and “, minus the Rollover Amount”;

(vii)	Section 4.2(a) of the Purchase Agreement is amended by deleting “, minus the Rollover Amount”;

(viii)	Section 4.3(g) of the Purchase Agreement is deleted in its entirety;

(ix)	Section 4.4(b) of the Purchase Agreement is amended by deleting “(other than the Rollover Securities, which shall be contributed to Buyer pursuant to the Contribution Agreements)”;

(x)	Section 4.4(n) of the Purchase Agreement is deleted in its entirety;

(xi)	Section 7.13 of the Purchase Agreement is amended by deleting “Contribution Documents,”; and

(xii)	Exhibit F of the Purchase Agreement is deleted in its entirety.

12. US Metals LLC and the German Subsidiary shall be additional parties to the IP Cross License, and Section 4.3(d) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“duly executed original counterparts of the IP Cross License executed by Buyer on behalf of RTI OEM, US Metals LLC and the German Subsidiary; and”

13. Section 4.4(k) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“evidence reasonably acceptable to Buyer that record title to all of the Owned Real Property has been transferred by special warranty deed (or local equivalent) to a Group Company; provided that if the recorder’s office (or local equivalent) for the jurisdiction of any Owned Real Property is not open for business and not able to record such transfer of any Owned Real Property for all of the five (5) Business Days prior to Closing, then for such Owned Real Property (A) a special warranty deed (or local equivalent) transferring such Owned Real Property to a Group Company, duly executed by Parent or its applicable Subsidiary; (B) evidence that such duly executed special warranty deed (or local equivalent) has been sent by national courier to the recorder’s office (or local equivalent) (it being agreed that Parent shall take any necessary actions and bear all out-of-pocket costs and expenses after Closing to record such transfer) and (C) evidence that copies of such duly executed special warranty deed (or local equivalent) have been sent by national courier to Buyer;”

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14. A new Section 7.1(d) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“Notwithstanding anything to the contrary in this Agreement, Parent shall deliver to Buyer (i) within 20 days of the end of each calendar month, a profit and loss and cash flow analysis with respect to the Business for each calendar month in 2020 that ends prior to Closing, together with copies of internal monthly financial reports provided to management (in the same format provided to management); provided that, with respect to the months of January, February, and March, such materials shall be provided no later than May 31, 2020; (ii) prior to May 31, 2020, a pro forma of the impact of the Distribution Agreement (Hardware) and the Distribution Agreement (Tissue) on the combined financial statements of the Business as of December 31, 2019 including the combined balance sheet of the Business as of December 31, 2019, the combined consolidated statements of income as of December 31, 2019 and combined statements of profit and loss of the Business as of December 31, 2019; and (iii) prior to May 31, 2020, a projected cash flow analysis for each calendar month in the year 2020, including identification of any variations between projected working capital and actual working capital to the extent known as of the delivery date.”

15. A new Section 7.1(e) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“Within ten (10) days after the filing of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the filing of an Amendment on Form 10-K/A to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Parent shall deliver to Buyer the updated versions of the Financial Statements (based on the financial statements reflected therein) which would have been required to be attached as Schedule 5.4 if such updated versions of the Financial Statements had been prepared prior to the date of entry into the Agreement.”

16. A new Section 7.1(f) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“Prior to the Closing, Parent shall update Buyer in a timely manner regarding any material events, conditions, facts, circumstances and developments relating to item 6 of Schedule 1.1(a), including providing Buyer with copies of any material reports, presentations or other written findings with respect thereto; provided, that, Parent shall not be required to provide any such information or documentation to the extent that it would result in the waiver of a legal or evidentiary privilege (e.g., attorney-client privilege, attorney work product doctrine, etc.) with respect thereto; provided further, that, notwithstanding the foregoing, with respect to any such information or documentation, Parent may withhold access to only that portion of such information that is reasonably necessary to be withheld in order to preserve any such privilege.”

17. Section 7.4(a) of the Purchase Agreement is hereby amended by inserting a new clause (t) immediately before clause (u) to read as follows:

“(t) a result of COVID-19, including actions taken by Parent that are reasonably necessary to respond to COVID-19; provided, that from and after April 27, 2020, prior to taking any action as a result of COVID-19, Parent shall consult with Buyer,”

18. Section 7.5(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“As promptly as reasonably practicable after the filing of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the filing of an Amendment on Form 10-K/A to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Parent shall file with the SEC a preliminary proxy statement (the “Proxy Statement”), which Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the Delaware General Corporation Law and Nasdaq rules, for the purpose of

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soliciting proxies from stockholders of Parent in connection with a meeting of the stockholders for the purpose of obtaining the Required Parent Vote (the “Parent Stockholder Meeting”). The Parent Stockholder Meeting may, at the option of Parent, be conducted at either a special meeting for the sole purpose of obtaining the Required Parent Vote or at an annual meeting for the election of directors to the Parent Board that includes a separate, standalone proposal for obtaining the Required Parent Vote, which proposal is not conditioned on approval of any other proposal presented at such meeting. Buyer shall furnish to Parent all information concerning Buyer reasonably requested by Parent in connection with the Proxy Statement to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). The information relating to Buyer at the time supplied by it to Parent for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

19. Section 7.8(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Parent shall, and shall cause its applicable Subsidiaries to, effect the Reorganization prior to the Closing (i) substantially in accordance with Schedule 1.1(c), and (ii) pursuant to documentation in form and substance reasonably satisfactory to Buyer; provided that, in connection with the effectuation of the Reorganization prior to Closing, Parent shall use reasonable best efforts to separate US Metals from US Biologics, such that the Contribution Assets (together with the Business Employees employed by RTI Surgical) with respect to US Metals will be assigned or transferred to, and the liabilities with respect to US Metals will be assumed by US Metals LLC, being a separate new limited liability company formed as a Subsidiary of Parent as part of the Reorganization; provided, that, in connection therewith, Parent shall also use commercially reasonable efforts to separate the operating mechanisms necessary for business continuity as of immediately following the Closing; provided, further, that to the extent there are Contribution Assets (including operating mechanisms necessary for business continuity as of immediately following the Closing) that are operationally shared between US Metals and US Biologics (which includes information systems), there shall be no obligation to separate such assets, so long as there is a transition services agreement, invoice allocation system, or other method reasonably acceptable to Buyer to appropriately allocate costs and expenses between US Metals and US Biologics. Prior to June 1, 2020, Parent shall make a proposal for how to appropriately allocate costs and expenses between US Metals and US Biologics; provided, that if such proposed method is not acceptable to Buyer, Buyer shall, at its cost, and with input from the OEM Steering Committee and the Finance Transformation Manager, draft or devise, as applicable, an alternative transition services agreement, invoice allocation system, or other method to appropriately allocate costs and expenses between US Metals and US Biologics, and any agreement, system or method drafted or devised by Buyer shall be deemed reasonably acceptable to Buyer.”

20. Section 7.8(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“As promptly as practicable following the date hereof, Parent and Buyer will establish a committee (the “Steering Committee”) comprised of representatives of (i) the Business, (ii) Buyer and its Affiliates and (iii) Parent and its Subsidiaries’ spine business, in each case as selected by Parent and Buyer by mutual agreement. The Steering Committee will use reasonable best efforts to meet (telephonically or otherwise) on a weekly basis or on such other schedule mutually agreed by its members. The purpose of the Steering Committee shall be to discuss the following activities and such other activities as may be agreed by its members: (a) coordination and oversight of matters pertaining to the transition of the Business following Closing and (b) the conduct of strategic planning in respect of the Business following Closing, in each case solely to the extent

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permitted by Requirements of Law. In addition, promptly following May 11, 2020, Parent and Buyer will establish a committee (the “OEM Steering Committee”) that will be comprised of representatives of (i) the Business, (ii) Buyer and its Affiliates (who will initially be Joe Dove) and (iii) Parent, in each case as selected by Parent and Buyer by mutual agreement. The OEM Steering Committee will use reasonable best efforts to meet (telephonically or otherwise) on a weekly basis or on such other schedule mutually agreed by its members. The purpose of the OEM Steering Committee shall be to discuss the separation of US Metals and US Biologics. A representative of Buyer shall be invited (with as much advance notice as is reasonably practicable) to any meetings of the RTI Separation Management Office, as well as any workshops with respect to the separation of the Business from the other business of Parent. The OEM Steering Committee shall use commercially reasonable efforts to deliver to the Steering Committee a weekly, rolling two-week work plan identifying resource requirements and related priorities with respect to the separation of US Metals and US Biologics, to be reviewed, and if acceptable to the Steering Committee, agreed upon, at the subsequent Steering Committee meeting (provided that no such work plan shall expand the covenants set forth in this Agreement or be binding on the parties). After May 4, 2020, Buyer shall have the right to appoint (at its own cost) an individual not employed by Parent or its Subsidiaries as a finance transformation officer (the “Finance Transformation Manager”) to support execution of the carve out process and the transition of the Business to being fully independent and functional outside of the ownership of Parent. Following the establishment of the OEM Steering Committee, the Finance Transformation Manager will be responsible for leading the planning for the separation of the finance components of the Business from those of the other business of the Parent. Prior to the Closing, Parent shall cause the Finance Transformation Manager to be provided with the access and the information (including financial information, personnel, systems and processes of the Business) to which Buyer is entitled under Section 7.1, subject to the limitations set forth therein, to support the separation of the Business from the other business of Parent (subject to the Requirements of Law), and the transition of the Business to Buyer’s ownership; provided that, for the avoidance of doubt, (A) the Finance Transformation Manager shall not be entitled to exercise any control with respect to the separation of the Business from Parent’s and its Subsidiaries’ other businesses, and (B) the activities of the OEM Steering Committee and the Finance Transformation Manager shall be conducted in such a manner as not to interfere unreasonably with the operations of Parent or its Subsidiaries (including Parent’s obligations as a public company) or achievement of their internal operating plans.”

21. Section 7.8(g) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Until Closing, Buyer shall cause itself and U.S. Metals BidCo Ltd., a Delaware corporation (“Buyer Metals”) to remain wholly owned Subsidiaries of Ardi Aggregator LP, a Delaware limited partnership, and references in this Agreement to Buyer shall be deemed to refer to Buyer with respect to the purchase of RTI OEM and to Buyer Metals with respect to the purchase of US Metals LLC, with the corresponding deliverables being adjusted mutatis mutandis, and with Buyer and Buyer Metals to be jointly and severally liable for all obligations of Buyer.”

22. Section 7.14 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 7.14. Bank Accounts. Parent shall (a) use its best efforts to submit the requisite paperwork and apply to establish prior to May 15, 2020 (but to be used effective as of Closing) a new, separate bank account for each of US Metals LLC and RTI OEM and (b) use its reasonable best efforts to establish prior to Closing a new related banking platform for the use of each applicable portion of the Business, in each case with JPMorgan Chase. As promptly as reasonably practicable following the date that is thirty (30) days prior to the anticipated date of the Parent Stockholder Meeting (or such later date that the applicable bank accounts are established), Parent shall (i) inform significant clients of the Business to remit any payments in respect of the

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applicable portion of the Business after the Closing to such new bank account, and (ii) request significant suppliers of the Business to provide invoices to the applicable portion of the Business after the Closing. Buyer agrees that, to the extent that this Agreement is terminated in accordance with its terms prior to the Closing, Buyer shall reimburse Parent for its out of pocket expenses reasonably incurred in connection with the satisfaction of its obligations pursuant to Section 7.14(a).”

23. Section 8.1(b) of the Purchase Agreement is hereby amended by inserting the following immediately after the words “regulatory purposes,” in clause (z) thereof:

“including, for the avoidance of doubt, the use of such Purchased Marks on labelling for applicable products with market clearance at the time of Closing, up to the transfer of applicable product ownership to Parent or its Subsidiaries, ”

24. Section 8.1(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Buyer agrees to maintain Parent Data in readable and readily accessible format; provided that, other than data maintained on or in connection with SAP enterprise software, Parent shall maintain a copy of such Parent Data on its own internal information technology systems. Parent and its representatives shall have reasonable access to the Parent Data to the extent that either (a) such Parent Data is not included in such copy maintained by Parent or (b) such Parent Data is maintained on or in connection with SAP enterprise software. Buyer shall be permitted to destroy Parent Data at any time to the extent required by Requirements of Law, after giving Buyer a reasonably opportunity to obtain or copy such data. On or around the six (6) year anniversary of the Closing Date, Buyer and Parent shall negotiate in good faith as to whether this Section 8.1(c) shall continue to apply or shall terminate (in which case all Parent Data shall be returned to Parent). Parent will reimburse Buyer for any of its out-of-pocket expenses in connection with Buyer’s compliance with the obligations set forth in this clause (c) (other than, for the first six (6) years, out-of-pocket data storage costs).”

25. A new Section 8.1(f) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“(f) Parent, on behalf of itself and its applicable Subsidiaries, hereby grants to Buyer and its Subsidiaries a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free, license for a term of five (5) years immediately after the Closing (the “License Period”) to use the trademarks and service marks identified on Schedule 8.1(f) (the “Licensed Marks”) solely for the purpose of displaying the Licensed Marks on labels and registrations of products manufactured by or on behalf of Buyer in respect of the Business, to the extent permitted by Requirements of Law. Notwithstanding the preceding sentence, Buyer may permit its authorized third party manufacturers to exercise the licenses granted to Buyer and its Subsidiaries under this Section 8.1(f) on behalf of and at the direction of Buyer and its Subsidiaries. Any use by Buyer and its Subsidiaries of the Licensed Marks during the License Period provided in this Section 8.1(f) shall be solely in connection with products that are consistent with the quality and type of products with which Parent and its Subsidiaries were using the Licensed Marks in respect of the Business at the time of the Closing and subject to style and usage guidelines in effect as of Closing, as amended from time to time by Parent.

All goodwill associated with any use of the Licensed Marks will inure solely to the benefit of Parent or its Subsidiaries (excluding the Group Companies), as applicable. Upon expiration of the License Period or upon any material violation of this Section 8.1(f), Buyer shall, and shall cause each of its Affiliates to, promptly cease all use of the Licensed Marks and remove or destroy all Licensed Marks in Buyer’s or its Affiliates’ possession from labels and registrations of products manufactured by or on behalf of Buyer or its Affiliates; provided that Buyer and its Subsidiaries

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shall have the right to dispose of products in inventory manufactured and labeled with the Licensed Marks prior to expiration of the License Period after the expiration of the License Period in accordance with the terms and conditions set forth in this Section 8.1(f).”

26. A new Section 8.1(g) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“(g) Right of First Offer.

(i)

Within sixty (60) days following a Sale of Parent, the acquirer in connection with such Sale of Parent (the “Acquirer”) shall provide written notice to Buyer indicating in good faith whether the Acquirer intends to (A) use (or have Parent or its Subsidiaries use) any Licensed Mark or (B) use (or have Parent or its Subsidiaries use) none of the Licensed Marks, following such Sale of Parent. If the Acquirer has expressed its good faith intention to use (or have Parent or its Subsidiaries use) none of the Licensed Marks in accordance with the preceding sentence, Buyer may, within thirty (30) days after receipt of the notice from the Acquirer, give written notice to the Acquirer offering to purchase all the Licensed Marks and specifying the price therefor. The Acquirer shall negotiate in good faith with respect to such offer; provided that the Acquirer shall not be required to consummate such purchase and sale.

(ii)	In connection with a Sale of Parent, Parent shall use reasonable best efforts to cause the Acquirer to be bound by the provisions of Section 8.1(g)(i).”

27. Section 8.3(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Employee Benefits. Buyer shall be responsible for all covered medical, dental, life insurance and long-term disability claims or expenses incurred by any Business Employee prior to, on, or after the Closing Date; provided that Parent shall pay or reimburse Buyer or one of its Affiliates for the out-of-pocket costs of any such medical or dental claims that arose prior to the Closing Date to the extent such claims are not reflected in the Closing Date Working Capital or covered by stop loss insurance. Buyer shall also be responsible for providing any former employee of Parent or any of its Affiliates, other than the Business Employees, whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs prior to the Closing Date (and such former employee’s “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by COBRA; provided that Parent shall pay or reimburse Buyer or one of its Affiliates for the out-of-pocket costs of any claims incurred by such former employees and their qualified beneficiaries during such period of coverage to the extent such claims are not covered by stop loss insurance, and reduced by any premiums received by Buyer or its Affiliates. Parent shall further pay or reimburse Buyer or one of its Affiliates for any incremental increases in stop loss insurance premiums incurred by Buyer or any of its Affiliates as a result of Buyer’s responsibilities and obligations set forth in the foregoing sentences. Subject to the foregoing sentences, Buyer and the Group Companies shall have the liability and obligation for, and neither Parent nor any of its Affiliates shall have any liability or obligation for: (l) any short-term disability and sick pay or salary continuation benefits; and (2) any medical, dental, life insurance, long-term disability or other welfare benefit claims incurred by Business Employees. Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement or similar condition with respect to initial participation under any plan, program, or arrangement established, maintained or contributed to by Buyer or any of its Affiliates to provide health insurance, life insurance and/or disability benefits with respect to each Continuing Employee who has, prior to the Closing Date, satisfied, under Parent’s or its Affiliates’ comparable plans, the comparable eligibility, insurability or other requirements referred to in this sentence. Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to

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recognize the dollar amount of all co-insurance, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Continuing Employee will be eligible to participate from and after the Closing Date. Each Continuing Employee shall, for purposes of determining such Continuing Employee’s eligibility to participate in, vesting and calculating the benefit accrual for paid time off and severance, under all employee benefit plans, programs and arrangements of Buyer and its Affiliates, be credited with the service of such Continuing Employee with Parent or its Affiliates, to the same extent as if such service had been performed for Buyer or any of its Affiliates. In addition to the foregoing, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to:

(i) from the Closing Date to the first (1st) anniversary of the Closing Date, provide Continuing Employees with the greater of (A) the severance payments and benefits to which the Continuing Employee would have been entitled under the applicable Employee Benefit Plan covering the Continuing Employee immediately prior to the Closing Date had such Continuing Employee continued to participate in such Employee Benefit Plan until his or her termination date and become eligible for benefits calculated as of such termination date and (B) the severance payments and benefits provided by Buyer or its Affiliates to its similarly-situated employees at such time, taking into account the Continuing Employee’s length of service with Parent and its Affiliates as provided in this Section 8.3(d) in addition to service with Buyer and its Affiliates; and

(ii) provide each Continuing Employee with paid time off in an amount equal to the unused paid time off accrued by such Continuing Employee as of the Closing Date.”

28. A new Section 8.3(f) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“(f) 401(k) Plan. As soon as administratively practicable, but not more than 60 days, after the Closing Date (the “Plan Effective Date”), Continuing Employees shall be eligible to participate in a defined contribution plan and trust adopted, established and maintained by Buyer or one of its Affiliates and qualified under Section 401(a) and Section 501(a) of the Code (the “Buyer 401(k) Plan”), in accordance with its terms. Buyer and its Affiliates shall be responsible for all employer liabilities related to the Buyer 401(k) Plan and the administration thereof. On or as soon as administratively practicable, and in no event later than 30 days, after the Plan Effective Date, Parent and Buyer shall cooperate to cause the Section 401(k) Plan for Employees of RTI Surgical, Inc. (the “Parent 401(k) Plan”) to transfer to the Buyer 401(k) Plan assets having a value as of the applicable valuation date that are equal to the value of the account balances of, and liabilities with respect to, all Continuing Employees with an account balance, whether or not vested, under the Parent 401(k) Plan as of such valuation date. Such transferred assets shall consist of cash, in-kind fund shares and promissory notes for outstanding participant loans, and shall be in accordance with Section 414(l) of the Code. The Buyer 401(k) Plan shall (i) recognize, to the extent applicable, all service, compensation and other determinations that, at the date of transfer, were recognized under the Parent 401(k) Plan for purposes of determining eligibility, participation, vesting, and calculation of benefits for Continuing Employees, and (ii) maintain the vesting schedule applicable under the Parent 401(k) Plan for accounts transferred from the Parent 401(k) Plan. To the extent applicable, all participant elections and beneficiary designations made by Continuing Employees under the Parent 401(k) Plan shall be transferred to, and be in full force and effect under, the Buyer 401(k) Plan until such participant elections and beneficiary designations are replaced or revoked by the Continuing Employee who made the election or designation. During the period beginning on the Closing Date and ending on the Plan Effective Date, each of the Companies shall continue to be a participating employer in the Parent 401(k) Plan, which shall be administered as a multiple employer plan, and participation in the Parent

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401(k) Plan will continue for all Continuing Employees. As of the Plan Effective Date, each of the Companies shall cease to be a participating employer in the Parent 401(k) Plan, and participation in the Parent 401(k) Plan will cease for all Continuing Employees.”

29. Section 8.5(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(c) For a period commencing on the Closing Date and ending on the earlier of the six (6) year anniversary of the Closing Date and a Sale of Parent, Parent shall maintain in full force and effect officers’ and directors’ liability insurance, employment practices liability and fiduciary liability insurance in reasonable amounts from established and reputable insurers, for individuals who were officers and directors (or equivalent positions) of any Group Company as of, or prior to, Closing (collectively, and for such individuals, “D&O Insurance”). Upon a Sale of Parent, Parent shall obtain and fully pay for “tail” D&O Insurance with a claims period ending no earlier than the six (6) year anniversary of the Closing Date. From Closing and for a period of six (6) years thereafter, Buyer shall cause the Group Companies to indemnify and hold harmless each present and former director or officer of the Group Companies to the fullest extent allowed by law against any and all costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring during the period prior to and including the Closing Date (and Buyer shall also cause the Group Companies to advance expenses as incurred to the fullest extent allowed by law), other than with respect to matters set forth on item 6 in Schedule 1.1(a) constituting Excluded Liabilities (unless, with respect to such Excluded Liabilities, coverage is available under and paid by the D&O Insurance).”

30. Section 9.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Parent shall have performed in all material respects all of the Specified Covenants which are to be performed prior to Closing; and (ii) Parent shall have performed all of its covenants and agreements in this Agreement (other than the Specified Covenants) which are to be performed prior to Closing, other than failure to perform any of its covenants or agreements which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.”

31. Section 12.1 of the Purchase Agreement is hereby amended by adding the following sentence immediately after the first sentence of such section:

“The Surviving Covenants shall survive the Closing for a period of twelve months; provided, however, that Buyer and its Affiliates shall not be entitled to recover as a result of a breach or failure to perform by Parent of any of the covenants and agreements set forth in Section 7.1 and Section 7.4(a) until the aggregate amount of all Special Indemnification Losses with respect to the Business which Buyer and its Affiliates have incurred exceed $10,000,000, at which point one-half of such Special Indemnification Losses up to $10,000,000 (i.e., $5,000,000), and all such Special Indemnification Losses in excess of $10,000,000, shall be recoverable; provided, further, that Buyer and its Affiliates shall not be entitled to recover as a result of a breach or failure to perform by Parent of any Surviving Covenants if Buyer or its Affiliates (which shall be deemed to include their respective representatives on the Steering Committee, OEM Steering Committee and Finance Transformation Manager) had actual knowledge and did not promptly inform Parent thereof prior to Closing; provided, further, that Buyer and its Affiliates shall not be entitled to recover as a result of a breach or failure to perform by Parent of any Surviving Covenants if Buyer or its Affiliates (which shall be deemed to include their respective representatives on the Steering Committee, OEM Steering Committee and Finance Transformation Manager) approved (including

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via email) the facts, events, conditions or circumstances that constitute the breach or failure to perform prior to Closing.”

32. Item 6 of Schedule 1.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Schedule A hereto.

33. Schedule 1.1(c) of the Purchase Agreement is hereby amended to remove the individual with the ID Number set forth on Schedule B hereto, who shall not be a Business Employee.

34. A new Schedule 8.1(f) to the Purchase Agreement is hereby inserted into the Purchase Agreement to read as set forth on Schedule C hereto.

35. Section 11.1(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“by Buyer or Parent if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose failure to take any action required to fulfill any of such party’s (or such party’s Affiliates’) obligations under this Agreement shall have been the primary cause of the failure of the Closing to occur prior to the Outside Date;”

C. First Amendment. Section 3 of the First Amendment is hereby deleted in its entirety.

D. No Other Modifications. Except as expressly set forth herein, the terms and provisions of the Purchase Agreement remain unmodified and in full force and effect. This Amendment and the Purchase Agreement shall be read together as one agreement, and all references to the Purchase Agreement (in the documents contemplated by the Purchase Agreement or otherwise) shall mean the Purchase Agreement as modified and amended by this Amendment.

E. No Waiver. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement, except as expressly set forth herein.

F. Miscellaneous. Sections 1.2 (Interpretation), 13.1 (Governing Law), 13.4 (Successors and Assigns; No Recourse), 13.6 (Entire Agreement; Amendments), 13.7 (Waivers), 13.9 (Partial Invalidity), 13.10 (Execution in Counterparts), 13.12 (Jurisdiction; Specific Performance) and 13.13 (Waiver of Jury Trial) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

*     *     *     *

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

PARENT:

RTI SURGICAL HOLDINGS, INC.

By:
Name: Jonathon M. Singer
Title: Chief Financial and Administrative Officer

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

BUYER:

ARDI BIDCO LTD.

By:
Shayla Kasuto Harlev
acting solely in her capacity as power of attorney

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Annex B

800 NICOLLET MALL, SUITE 900 MINNEAPOLIS, MN 55402 P 800 333-6000 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

April 26, 2020

Board of Directors

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, IL 60015

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to RTI Surgical Holdings, Inc. (the “Company”), of the Base Purchase Price (as defined below), pursuant to an Equity Purchase Agreement, dated as of January 13, 2020 as amended by the First Amendment to Equity Purchase Agreement dated as of March 6, 2020 (as so amended, the “Original Agreement”), as further amended by the Second Amendment to Equity Purchase Agreement to be dated as of April 27, 2020 (the “Second Amendment”) (such Original Agreement as so amended, the “Agreement”), such Second Amendment to be entered into between the Company and Ardi Bidco Ltd. (together, in certain instances, with a to-be-formed affiliate, the “Acquiror”). The Agreement provides for, among other things, the sale (the “Sale”) of all (a) issued and outstanding membership interests (the “Interests”) of RTI OEM, LLC (“RTI OEM”), (b) if applicable, issued and outstanding membership interests (the “Metals Interests”) of a new subsidiary of the Company formed to hold the assets of the Business (as defined in the Agreement) relating to the design, development and manufacture of products of the Business currently produced at the Company’s facilities in Marquette, Michigan (“US Metals LLC”), (c) issued and outstanding shares (the “Shares”) of Tutogen Medical (United States), Inc. (“Tutogen US”), and (d) issued and outstanding shares (together with the Interests, the Shares and, if applicable, the Metals Interests, the “Securities”) of Tutogen Medical GmbH (the “German Subsidiary” and, together with RTI OEM, Tutogen US and, if applicable, US Metals LLC, the “Companies”), to the Acquiror for aggregate consideration of $440,000,000 in cash (the “Base Purchase Price”), subject to certain adjustments for working capital, cash, certain capital expenditures and transaction expenses and indebtedness and certain other liabilities, all as provided for in the Agreement, as to which adjustments we express no opinion. We understand that, at or prior to the consummation of the Sale, the Company will consummate a reorganization (the “Reorganization” and, together with the Sale and related transactions contemplated by the Agreement, collectively, the “Transactions”) whereby, among other things, (i) certain additional assets of the Company (or its subsidiaries) will be transferred to RTI OEM or US Metals LLC (the “Contributed Assets”), and (ii) certain liabilities will be assumed by RTI OEM or US Metals LLC (the “Assumed Liabilities”), such that the financial and other data referred to below reflect the assets and liabilities of the Companies, pro forma for the Transactions, and the financial and other data referred to below, together with the forecasts referred to below, reflect the operations of the Business, pro forma for the Transaction, including the anticipated operating performance of the Business following consummation of the Transactions. The terms and conditions of the Transactions are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Original Agreement; (ii) reviewed and analyzed financial terms of the draft dated April 26, 2020 of the Second Amendment; (iii) reviewed and analyzed certain financial and other data with respect to the Business which was publicly available; (iv) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Business that were furnished to us by the Company; (v) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (iii) and (iv) above, as well as the business and prospects of the Business before and after giving effect to the Transactions; (vi) compared the financial performance of the Business with that of certain publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us, including that the historical unaudited financial information provided to us with respect to the year ended December 31, 2019 will not differ from the corresponding historical audited financial information to be included in, or underlying, the Company’s to-be-issued audited financial statements with respect to such period in any respect that would materially affect our analyses or this opinion. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading, including that the assets and liabilities of the Companies upon consummation of the Transactions will not include any assets or liabilities unrelated to the operations of the Business. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Business, pro forma for the Transactions, including the impact of the COVID-19 novel coronavirus pandemic on the operations and prospects of the Business directly, as well as the impact of such pandemic on the Business through its effects on general market and economic conditions. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. In particular, we have assumed that (i) any net revenues (or expenses) resulting from the performance of the transition services agreement to be entered into between the Company and RTI OEM in connection with the Transactions (the “Transition Services Agreement”) will be de minimis, or otherwise not material to our analysis, and (ii) the financial terms of each of (a) the manufacturing and distribution agreement, (b) the design and development agreement, and (c) the processing and distribution agreement to be entered into between the Company and/or its affiliates and the Acquiror and/or its affiliates in connection with the Transactions (the “Manufacture and Distribution Agreement”, the “Design and Development Agreement”, and the “Processing and Distribution Agreement”, respectively) are fully reflected, in all respects material to our analysis, in the financial forecasts, estimates and forward-looking information referred to above. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Companies, the Business, the Transactions and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transactions will be consummated pursuant to the terms of the Agreement without amendments thereto, and (iv) all conditions to the consummation of the Transactions will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transactions will be obtained in a manner that will not adversely affect the Company, the Companies, the Business or the contemplated benefits of the Transactions.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, the Companies or the Business, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company, the Companies, or the Business under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, the Companies, the Business or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Sale. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of any Transaction or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past, provided financial advisory and financing services to the Company and/or any of their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In particular, we acted as the Company’s exclusive financial advisor for its acquisition of Paradigm Spine, LLC in 2019, for which we received a fee. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and affiliates of the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Companies, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s Research Department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company, the Companies, the Business and the Transactions and other participants in the Transactions that differ from the views of Piper Sandler’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Transactions and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Transactions or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Transactions in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the proposed Base Purchase Price set forth in the Agreement and does not address any other terms or agreement relating to the Transactions or any other terms of the Agreement. In particular, this opinion does not address any term or terms of (A)(i) the Transition Services Agreement, (ii) the Manufacture and Distribution Agreement, (iii) the Design and Development Agreement, (iv) the Processing and Distribution Agreement, (v) the nonexclusive patent license agreement, or (vi) each quality agreement, in each case, to be entered into on or before the consummation of the Transactions between the Company and/or its affiliates and the Acquiror and/or its affiliates, or (B) the voting agreements entered into between certain stockholders of the Company and Acquiror. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect any Transaction, the merits of any Transaction relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the consideration to be paid in the Sale, any other terms contemplated by the Agreement, or the fairness of any Transaction to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to any Transaction, or any class of such persons, relative to the compensation to be received by the Company in the Sale or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Base Purchase Price is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

PIPER SANDLER & CO.

Annex C

NOTE: PORTIONS OF THIS APPENDIX INDICATED BY [****] HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

ANNEX C

For purposes of the determination of “EBITDA” and “Adjusted EBITDA,” the reconciliation of GAAP net income to non-GAAP EBITDA and then to non-GAAP Adjusted EBITDA is as follows (please see below for an explanation of the adjustments that management excluded for purposes of all of the non-GAAP figures presented in this Annex C):

Twelve Months Ended December 31, 2019
(In thousands) Actual
Net loss applicable to common shares	$(51,883)
Interest expense, net	12,410
Benefit for income taxes	(24,028)
Depreciation	14,794
Amortization of intangible assets	7,001

Non-GAAP EBITDA	(41,706)
Reconciling items impacting EBITDA:
Non-cash stock based compensation	4,367
Foreign exchange loss	139
Other reconciling items:
Inventory purchase price adjustment	2,869
Gain on acquisition contingency	(64,179)
Asset impairment and abandonments	72,260
Goodwill impairment	35,343
Acquisition and integration expenses	19,922

Non-GAAP Adjusted EBITDA	$29,015

For purposes of the determination of “Adjusted Free Cash Flow,” the reconciliation of GAAP Free Cash Flow to Adjusted Free Cash Flow is as follows:

Twelve Months Ended December 31, 2019
(In thousands) Actual
GAAP Cash flows from operating activities	$(9,335)
Purchases of property, plant and equipment	(14,175)

GAAP free cash flow	(23,510)
Reconciling items impacting free cash flow:
Acquisition and integration payments	17,366

Adjusted free cash flow	$(6,144)

C-1

NOTE: PORTIONS OF THIS APPENDIX INDICATED BY [****] HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

For purposes of the determination of “Business Unit Contribution Margin,” the measurement calculation for the relevant business unit is as follows:

Twelve Months Ended December 31, 2019
(In thousands) Actual Contribution Margin
Revenues	$	[****]
Cost of goods sold		[****]

Gross profit		[****]
Distribution and marketing		[****]
Commissions		[****]

Contribution margin	$	[****]

The following are explanations of the adjustments that management excluded as part of the non-GAAP measures for the years ended December 31, 2019. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

2019 Inventory purchase price adjustment — These costs relate to the purchase price effects of acquired Paradigm inventory that was sold during the year ended December 31, 2019.

2019 Gain on acquisition contingency — The gain on acquisition contingency relates to an adjustment to our estimate of obligation for future milestone payments on the Paradigm and Zyga acquisition.

2019 Asset impairment and abandonments — These costs relate to asset impairment and abandonment of our spine segment.

2019 Goodwill impairment — These costs relate to goodwill impairment of our spine segment.

2019 Acquisition and integration expenses — These costs relate to acquisition and integration expenses due to the purchase of Paradigm.

C-2

PRELIMINARY COPY – SUBJECT TO COMPLETION

PROXY CARD

RTI SURGICAL HOLDINGS, INC.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RTI SURGICAL HOLDINGS, INC. The Board recommends a vote FOR all the listed nominees and FOR Proposal 1, Proposal 2, Proposal 4 and Proposal 5.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

3. Election of Directors
Nominees:
01) Camille I. Farhat 02) Jeffrey C. Lightcap 03) Thomas A. McEachin 04) Mark D. Stolper	05) Paul G. Thomas 06) Nicholas J. Valeriani 07) Shirley A. Weis 08) Stuart F. Simpson

		For	Against	Abstain

1.	To approve the Contemplated Transactions, as disclosed in the proxy statement.	☐	☐	☐

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of RTI’s named executive officers as a result of the consummation of the Contemplated Transactions, as disclosed in the proxy statement.	☐	☐	☐

4.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers for 2019, as disclosed in the proxy statement.	☐	☐	☐

5.	To adjourn the Annual Meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of the Contemplated Transactions if there are insufficient votes at the time of the Annual Meeting to approve the Contemplated Transactions.	☐	☐	☐

NOTE: In their discretion, the proxies may transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EVERY VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to Be Held on Wednesday, July 15, 2020

This Notice of Annual Meeting, Proxy Statement and Proxy Statement are

available at: http://www.proxydocs.com/RTIX

IF YOU VOTE BY TELEPHONE OR INTERNET,

PLEASE DO NOT MAIL YOUR CARD

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PROXY CARD	RTI SURGICAL HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JULY 15, 2020	PROXY CARD

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned, a stockholder of RTI Surgical Holdings, Inc. (the “Corporation”), hereby constitutes and appoints CAMILLE I. FARHAT, JONATHON M. SINGER and JOSHUA H. DeRIENZIS and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, July 15, 2020, and at any and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 1, PROPOSAL 2, PROPOSAL 4 AND PROPOSAL 5.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side